As filed with the Securities and Exchange Commission on November 28, 2003.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Microcell Telecommunications Inc.

(Exact name of Registrant as specified in its charter)

Canada	4812	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

800 de La Gauchetière Street West, Suite 4000 Montreal, Quebec, Canada H5A 1K3 (514) 937-2121 (Address and telephone number of Registrant’s principal executive offices)	CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 894-8940 (Name, address, and telephone number of agent for service)

Copies to:

Jocelyn Côté, Esq. Microcell Telecommunications Inc. 800 de La Gauchetière Street West, Suite 4000 Montreal, Quebec H5A 1K3 (514) 937-2121	David P. Falck, Esq. Pillsbury Winthrop LLP One Battery Park Plaza New York, New York 10004-1490 (212) 858-1000

     Approximate date of commencement of proposed sale to the public: At such time or from time to time after the effective date of this registration statement as the selling shareholders shall determine.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Title of Each Class		Proposed Maximum	Proposed Maximum	Amount of
of Securities to be	Amount to be	Aggregate Price	Aggregate	Registration
Registered	Registered	Per Unit(1)	Offering Price	Fee(2)

Common Shares consisting of Class A Restricted Voting Shares or Class B Non-Voting Shares issuable upon exercise of Warrants 2005	3,998,302 shares	Cdn.$19.91	Cdn.$79,606,193 (U.S.$60,604,195)	U.S.$4,903.00

Common Shares consisting of Class A Restricted Voting Shares or Class B Non-Voting Shares issuable upon exercise of Warrants 2008	6,663,943 shares	Cdn.$20.69	Cdn.$137,876,981 (U.S.$104,965,746)	U.S.$8,492.00

Total	10,662,245 shares	N/A	Cdn.$217,483,174 (U.S.$165,569,940.37)	U.S.$13,395.00

(1)	Calculated based on the exercise prices of the Warrants pursuant to Rule 457(g)(1) under the Securities Act.

(2)	Calculated based on conversion of the Proposed Maximum Aggregate Offering Price from Canadian dollars to U.S. dollars at the noon buying rate as reported by the Federal Reserve Bank of New York on November 25, 2003 of U.S.$0.7613 per Cdn.$1.00.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED NOVEMBER 28, 2003

PROSPECTUS

10,662,245 Common Shares

Issuable as Class A Restricted Voting Shares or
Class B Non-Voting Shares

Microcell Telecommunications Inc.

          This prospectus relates to the offer and resale by the selling shareholders identified in this prospectus, or their permitted successors or assigns, of up to 10,662,245 class A restricted voting shares and class B non-voting shares of Microcell Telecommunications Inc., which they may acquire by exercising our outstanding Warrants 2005 and Warrants 2008. The price at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

          We will use the proceeds from the exercise of the Warrants 2005 and Warrants 2008 in accordance with the excess cash flow provisions set forth in our articles of incorporation and the credit agreements with our secured lenders, if applicable, and for working capital and general corporate purposes. We will not receive any proceeds from the resale of the underlying shares by the selling shareholders.

          Our class A restricted voting shares are listed on the Toronto Stock Exchange, TSX, under the symbol MT.A and our class B non-voting shares are listed on the TSX under the symbol MT.B. On November 21, 2003, the last sale price of our class A restricted voting shares on the TSX was Cdn.$18.24 per share and the last sale price of our class B non-voting shares was Cdn.$18.00 per share. At the noon buying rate as reported by the Federal Reserve Bank of New York on that date, those prices were equivalent to U.S.$13.99 and U.S.$13.80.

          Our executive office is located at 800 de La Gauchetière Street West, Suite 4000, Montreal, Quebec, Canada H5A 1K3. Our telephone number at that location is (514) 937-2121.

            Investing in our class A restricted voting shares and class B non-voting shares involves risks that are described in the “Risk Factors” section beginning on page 7 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November      , 2003.

PROSPECTUS SUMMARY
SUMMARY FINANCIAL INFORMATION AND OPERATING DATA
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF CLASS B NON-VOTING SHARES
DIVIDEND POLICY
CONSOLIDATED CAPITALIZATION
SELECTED FINANCIAL DATA
EXCHANGE RATE DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
ABOUT MICROCELL TELECOMMUNICATIONS INC.
MANAGEMENT
PRINCIPAL SHAREHOLDERS
SELLING SHAREHOLDERS
RELATED PARTY TRANSACTIONS
FORWARD-LOOKING STATEMENTS
CERTIFICATE AND ARTICLES OF INCORPORATION
MATERIAL CONTRACTS
EXCHANGE CONTROLS
TAXATION
DOCUMENTS ON DISPLAY
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6. Indemnification of Directors and Officers.
Item 7. Recent Sales of Unregistered Securities.
Item 8. Exhibits and Financial Statement Schedules.
Item 9. Undertakings.
SIGNATURES
First Amending Agreement to Indenture-2005 Warrant
First Amending Agreement to Indenture-2008 Warrant
Opinion of Stikeman Elliott
Opinion of Pillsbury Winthrop
Stock Option Plan of Microcell Telecommunications
Consent of Ernst & Young

PROSPECTUS SUMMARY

      This summary may not contain all of the information that may be important to you. You should read the entire prospectus before deciding whether to invest in our class A restricted voting shares and class B non-voting shares, especially the risks described under “Risk Factors.”

Overview

      Microcell Telecommunications Inc. was incorporated in Canada pursuant to the Canada Business Corporations Act, or CBCA, on April 28, 2003 under the name 4130910 Canada Inc. We changed our name on May 1, 2003 to Microcell Telecommunications Inc./Microcell Télécommunications Inc. We are the successor corporation of another corporation, which was also named Microcell Telecommunications Inc., and which we refer to in this prospectus as Old Microcell, when we need to differentiate it from the current Microcell. Old Microcell was incorporated pursuant to the CBCA on October 16, 1992. Unless references in this prospectus are made specifically to Old Microcell, the references to “Microcell”, “Company”, “we”, “us” or “our” refer, depending on the situation of the context to (1) Microcell and its subsidiaries collectively (or one or several of its subsidiaries); and (2) Old Microcell and its subsidiaries collectively (or one or several of its subsidiaries). We were formed as a holding company for Old Microcell pursuant to a Plan of Reorganization and of Compromise and Arrangement, which we refer to as the Plan. The Warrants 2005 and Warrants 2008 were issued pursuant to the Plan, which became effective May 1, 2003.

      Our principal place of business is located at 800 de La Gauchetière Street West, Suite 4000, Montreal, Quebec, Canada H5A 1K3 and our registered office is located at 1250 René-Lévesque Blvd. West, 38th floor, Montreal, Quebec, Canada H3B 4W8. Our telephone number is (514) 937-2121. CT Corporation System, located at 111 Eighth Avenue, New York, NY 10011, (212) 894-8940, acts as our agent for service of process in the United States.

Business Overview

      From our inception, we have been involved in the design and deployment of wireless communications services. In September 1994, we were issued an experimental license from the Canadian Minister for the Department of Industry, known as Industry Canada, to test Personal Communication Services, or PCS, technologies operating in the 1900 MHz frequency range. The experimental license was used to deploy a pilot network in Montreal. At the end of 1995, we were awarded our PCS license and began commercial deployment of our PCS network across Canada in 1996. In 2001, our PCS license was renewed for a second five-year term.

      We are one of four entities awarded PCS licenses by Industry Canada in 1995. In addition to the PCS license awarded to us, a second national license for 30 MHz of spectrum was awarded at that time to a new PCS operator, Clearnet PCS Inc., and two national licenses for 10 MHz of PCS spectrum each were awarded to the incumbent cellular operators at that time, Rogers Wireless Communications Inc., or Rogers, and the former members of Mobility Personacom Canada Ltd., known as Mobility Canada.

      Since May 1, 2003, we have carried on our operations through two principal wholly owned subsidiaries:

•	Microcell Solutions Inc., which we refer to as Solutions, which (1) is the holder of our PCS license, (2) owns our PCS network and operates our wholesale PCS business and (3) operates our retail PCS business under the Fido® brand name, serving both consumer and corporate customers; and

•	Inukshuk Internet Inc., or Inukshuk, a company selected to be awarded Multipoint Communications Systems, or MCS, licenses by Industry Canada in the spring of 2000 that cover some 30 million people in Canada; MCS spectrum allows for the deployment and operation of broadband wireless access networks. Due to the current challenging capital market conditions, which have made raising financing difficult, Inukshuk has suspended building the MCS network on its own for the time being. Inukshuk is, however, continuing to seek partners to finance the build-out of an MCS network, but there can be no certainty any arrangements will be successfully concluded. On November 19, 2003, Inukshuk announced arrangements with third parties to advance the MCS project.

THE OFFERING

Common shares offered by this prospectus

Upon Exercise of Warrants 2005	3,998,302 common shares issuable as class A restricted voting shares or class B non-voting shares. Each whole Warrant 2005 entitles its holder to purchase either one class A restricted voting share or one class B non-voting share at a price of Cdn.$19.91, subject to adjustment, until May 1, 2005.

Upon Exercise of Warrants 2008	6,663,943 common shares issuable as class A restricted voting shares or class B non-voting shares. Each whole Warrant 2008 entitles its holder to purchase either one class A restricted voting share or one class B non-voting share at a price of Cdn.$20.69, subject to adjustment, until May 1, 2008.

Estimated common shares outstanding after this offering	14,432,519 common shares issuable as class A restricted voting shares or class B non-voting shares

Voting rights	The class A restricted voting shares carry one vote per share. The class B non-voting shares do not carry any vote, except in special circumstances.

Use of proceeds	We will use the proceeds from the exercise of the Warrants 2005 and Warrants 2008 in accordance with the excess cash flow provisions set forth in our articles of incorporation and our credit agreements with our secured lenders, if applicable, and for working capital and general corporate purposes. We will not receive any proceeds from the sale of the underlying shares by the selling shareholders.

Listing	Our class A restricted voting shares are listed on the TSX, under the symbol MT.A. Our class B non-voting shares are listed on the TSX under the symbol MT.B. The Warrants are also listed on the TSX, with the Warrants 2005 listed under the symbol MT.WT.A and the Warrants 2008 listed under the symbol MT.WT.B.

Non-GAAP earnings measures

      The following are not measures or indicators that are governed or defined by generally accepted accounting principles in Canada, known as Canadian GAAP, or generally accepted accounting principles in the United States, known as U.S. GAAP. They are relevant supplemental measures of performance in the wireless telecommunications industry. All of these terms may not be identical to similarly titled measures reported by other companies. Furthermore, they should not be considered in isolation or as alternative measurements of our operating performance or our liquidity to net income (loss), operating income (loss), cash flows from operating activities or any other measures of performance under Canadian GAAP:

•	Churn rate is expressed on a percentage basis for a given period and is calculated as the number of deactivated subscribers divided by the average number of subscribers during such period. The churn rate is generally calculated on a monthly basis.

•	Average retail revenue per user, or ARPU, for a given period is calculated as service revenues divided by the average number of subscribers during such period. ARPU is generally calculated on a monthly basis.

•	The cost of acquisition, or COA, of a retail subscriber for a given period is calculated as the handset subsidies and selling and marketing expenses related to the acquisition of subscribers divided by the number of gross retail subscriber additions during such period.

•	EBITDA is defined as operating income (loss), excluding restructuring charges, impairment of intangible assets, depreciation and amortization.

•	EBITDA margin is defined as EBITDA divided by our total revenues.

SUMMARY FINANCIAL INFORMATION AND OPERATING DATA

      Our summary financial data set forth below as of September 30, 2003, and for the four months ended April 30, 2003, the five months ended September 30, 2003 and the nine months ended September 30, 2002, have been derived from our unaudited interim consolidated financial statements, and for the fiscal years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP. The information set forth below should be read in conjunction with the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim and audited annual consolidated financial statements, and the notes thereto, included elsewhere in this document. Our consolidated financial statements have been prepared in accordance with Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see Note 20 to our annual consolidated financial statements and the unaudited supplementary information as at September 30, 2003 and for the three-and nine-month periods ended September 30, 2003 and 2002 to reconcile to U.S. GAAP, which are included elsewhere in this document.

      As a result of “fresh start” accounting, certain financial results have been presented on a pre- and post-reorganization basis, where appropriate. Our financial results for the periods indicated herein are not necessarily indicative of our future operating results given the context in which we operated before the reorganization. With respect to our year-to-date 2003 results presentation, the five-month period ended September 30, 2003 represents the post-reorganization results, while the four-month period ended April 30, 2003 represents the pre-reorganization results.

	Post-reorganization	Pre-reorganization	Pre-reorganization
	Five months ended	Four months ended	Nine months ended
	September 30	April 30	September 30
	2003	2003	2002

	(in thousands of Canadian dollars,
	except for the data relating to shares)
Statement of Income (Loss) Data:
Revenues	241,659	177,694	440,311
Operating income (loss)	19,991	(20,832)	(330,057)
Net income (loss)	16,207	45,517	(446,839)
Basic earnings (loss) per share from operations	$5.36	$(0.09)	$(1.37)
Diluted earnings (loss) per share from operations	$0.87	$(0.09)	$(1.37)
Basic earnings (loss) per share	$1.51	$0.19	$(1.86)
Diluted earnings (loss) per share	$0.71	$0.19	$(1.86)
Operating income (loss) (U.S. GAAP)	19,991	(20,832)	(354,498)
Net income (loss) (U.S. GAAP)	5,617	1,296,726	(465,112)
Comprehensive income (loss) (U.S. GAAP)	5,617	1,296,726	(457,911)
Basic earnings (loss) per share from operations (U.S. GAAP)	$5.36	$(0.09)	$(1.47)
Diluted earnings (loss) per share from operations (U.S. GAAP)	$0.87	$(0.09)	$(1.47)
Basic earnings (loss) per share (U.S. GAAP)	$1.51	$5.39	$(1.93)
Diluted earnings (loss) per share (U.S. GAAP)	$0.71	$5.39	$(1.93)

	Years ended December 31,

	2002	2001	2000	1999	1998

	(in thousands of Canadian dollars,
	Except for the data relating to shares)
Statement of Loss Data:
Revenues	591,062	541,490	405,986	260,466	143,412
Operating loss	(382,297)	(193,019)	(243,636)	(270,426)	(294,626)
Net loss	(570,501)	(498,485)	(268,427)	(393,637)	(408,920)
Basic loss per share from operations	$(1.59)	$(1.77)	$(2.53)	$(3.29)	$(3.54)
Diluted loss per share from operations	$(1.59)	$(1.77)	$(2.53)	$(3.29)	$(3.54)
Basic loss per share	$(2.37)	$(4.56)	$(2.79)	$(4.78)	$(4.92)
Diluted loss per share	$(2.37)	$(4.56)	$(2.79)	$(4.78)	$(4.92)
Operating loss (U.S. GAAP)	(401,482)	(196,999)	(246,242)	(270,426)	(294,626)
Net loss (U.S. GAAP)	(584,914)	(498,167)	(250,116)	(396,166)	(432,007)
Comprehensive loss (U.S. GAAP)	(586,766)	(495,270)	(251,016)	(396,166)	(432,007)
Basic loss per share from operations (U.S. GAAP)	$(1.67)	$(1.80)	$(2.56)	$(3.29)	$(3.54)
Diluted loss per share from operations (U.S. GAAP)	$(1.67)	$(1.80)	$(2.56)	$(3.29)	$(3.54)
Basic loss per share (U.S. GAAP)	$(2.43)	$(4.56)	$(2.60)	$(4.81)	$(5.20)
Diluted loss per share (U.S. GAAP)	$(2.43)	$(4.56)	$(2.60)	$(4.81)	$(5.20)

	As at	As at
	September 30,	May 1,
	2003	2003

	(in thousands of Canadian
	dollars, except for the data
	relating to shares)
Balance Sheet Data:
Total assets	797,465	788,208
Shareholders’ equity	355,182	338,975
Share capital	331,639	321,049
Warrants	17,926	17,926
Retained earnings	5,617	—
Total assets (U.S. GAAP)	797,465	788,208
Shareholders’ equity (U.S. GAAP)	62,173	54,469
Share capital (U.S. GAAP)	38,630	36,543
Warrants (U.S. GAAP)	17,926	17,926
Retained earnings (U.S. GAAP)	5,617	—
Accumulated other comprehensive income (loss), end of period (U.S. GAAP)	—	—
Other Data:
Class A restricted voting shares	35,663	30,000
Class B non-voting shares	3,734,611	3,601,145
First preferred voting shares(1)	408,354	544,828
First preferred non-voting shares(1)	11,310,446	11,221,839
Second preferred voting shares(1)	71,182	106,400
Second preferred non-voting shares(1)	7,037,928	7,093,972

Number of shares outstanding at the end of the period	22,598,184	22,598,184

(1)	Each share is convertible into common shares as described under the caption “Certificate and Articles of Incorporation — Share Capital”.

	As at December 31,

	2002	2001	2000	1999	1998

	(in thousands of Canadian dollars, except for the data relating to shares)
Balance Sheet Data:
Total assets	912,854	1,395,259	1,209,226	817,850	684,676
Shareholders’ deficiency	(1,297,226)	(726,725)	(667,561)	(796,037)	(402,981)
Share capital	1,167,678	1,167,371	728,050	327,599	313,154
Warrants	1,770	2,077	2,077	5,625	19,489
Deficit	2,466,674	1,896,173	1,397,688	1,129,261	735,624
Total assets (U.S. GAAP)	911,548	1,410,696	1,220,970	812,183	681,358
Shareholders’ deficiency (U.S. GAAP)	(1,298,677)	(713,763)	(654,917)	(801,704)	(406,119)
Share capital (U.S. GAAP)	1,228,401	1,228,094	788,773	388,322	373,877
Warrants (U.S. GAAP)	1,770	2,077	2,077	5,625	19,489
Deficit (U.S. GAAP)	2,528,848	1,943,934	1,445,767	1,195,651	799,485
Accumulated other comprehensive income (loss), end of period (U.S. GAAP)	145	1,997	(900)	—	—
Other Data:
Common Shares	27,631,537	27,631,537	31,665,275	32,780,071	33,020,071
Class A non-voting shares	9,590,000	9,590,000	9,590,000	—
Class B non-voting shares	202,994,911	202,951,539	24,160,642	22,141,195	19,878,060

Number of shares outstanding at the end of the period	240,216,448	240,173,076	65,415,917	54,921,266	52,898,131

RISK FACTORS

      An investment in the class A restricted voting shares and class B non-voting shares offered by this prospectus is speculative and involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following factors in evaluating us and our business before making an investment in the class A restricted voting shares and class B non-voting shares.

      Note: All dollar amounts set forth in this prospectus are expressed in Canadian dollars, except where otherwise indicated. On November 21, 2003, the noon buying rate as reported by the Federal Reserve Bank of New York equaled U.S.$0.7668 per Cdn.$1.00.

We may need to obtain financing in addition to our existing debt, which may limit our financial flexibility and make us vulnerable to economic downturns.

      Our current business plan does not require additional post-reorganization financing assuming it is implemented without material variances; however, if actual results vary from the business plan and if the assumptions underlying the business plan were to change, additional funds may be required. Actual amounts of funds required may vary materially from these estimates and additional funds may be required as a result.

      Sources of funding for our further financing requirements may include, in addition to our Tranche A Exit Facility — a credit facility of Cdn.$25 million, which may be increased up to Cdn.$75 million, established in favor of Solutions — additional bank financing, vendor financing, public offerings or private placements of equity or debt securities, capital contributions from shareholders and disposition of assets. Pursuant to the Plan, we entered into the New Credit Facilities, which, collectively, are credit agreements relating to:

(1) the Tranche A Exit Facility;

(2) the Tranche B Debt, which is a term loan of Solutions consisting of Canadian dollar series in the amount of Cdn.$104,800,986 and a U.S. dollar series in the amount of U.S.$134,323,571, the U.S. dollar equivalent of Cdn.$195,199,014 at the April 25, 2003 exchange rate; and

(3) the Tranche C Debt, which is a term loan of Solutions in the aggregate amount of Cdn.$50,000,000.

      There can be no assurance that additional financing will be available to us or, if available, that we will be able to obtain it on a timely basis and on terms acceptable to us and within the limitations contained in the New Credit Facilities. Failure to maintain or increase the Tranche A Exit Facility or such additional financing could result in the delay or modification of our network level of services or in the delay or failure to meet license conditions, which could result in a loss of the PCS license and/or the MCS licenses. Any of these events could impair our ability to meet our debt service requirements and could have a material effect on our business.

      The New Credit Facilities contain restrictive covenants which affect, and in some cases significantly limit or prohibit, among other things, our ability to incur indebtedness, make prepayments of certain indebtedness, create liens, sell assets, make capital expenditures and engage in acquisitions, mergers, amalgamations and consolidations. In addition, the New Credit Facilities require us to maintain certain financial ratios, which include levels of EBITDA, ARPU, liquidity levels, subscribers and maximum levels of capital expenditures. If we fail to comply with the various covenants of our indebtedness, we will be in default under the terms of that indebtedness, which would permit holders of the indebtedness to accelerate the maturity of that indebtedness and could cause defaults under other indebtedness or agreements. In these circumstances, the lenders under the New Credit Facilities could foreclose upon all or substantially all of our assets and our subsidiaries, excluding Inukshuk. These assets are pledged to secure our obligations and the obligations of Solutions.

      Our total long-term debt as at September 30, 2003 was Cdn.$333,036,639 under Canadian GAAP and Cdn.$626,045,639 under U.S. GAAP considering the fact that the first and second preferred shares are considered as liabilities under U.S. GAAP. Each of the New Credit Facilities includes conditions and restrictions relating to our operations and activities and the ability to incur additional indebtedness. A portion of our interest costs on some of our indebtedness may be added to principal and all or a portion of the accrued dividends on the dividend bearing series of first preferred shares and the second preferred shares may be added to redemption prices therefor, thereby further increasing our leverage.

      The level of our indebtedness could have consequences, including on:

(1) our ability to obtain additional financing in the future for capital expenditures, working capital, operating losses, debt service requirements or other purposes;

(2) our flexibility in planning for, or reacting to, changes to our business and market conditions;

(3) our ability to compete; and

(4) our vulnerability in the event of a downturn in our business.

We may not be able to maintain our operations if the sources of funding on which we are relying become unavailable.

      Our ability to meet our near term funding requirements is dependent upon a number of factors, including the revenue generated by Solutions, our existing cash balances, the continued availability of, and our ability to obtain and to draw upon the Tranche A Exit Facility or any alternative financing.

We expect to incur operating losses in the future, which may limit our ability to service our debt.

      We may experience growth-related capital requirements arising from the funding of network capacity and maintenance and the cost of acquiring new PCS customers. The ability to generate positive net income and cash flow from operations in the future will be dependent upon various factors, including the level of market acceptance of our services, the degree of competition we encounter, the cost of acquiring new customers, technology risks and general economic conditions and regulatory requirements. There can be no assurance that we will achieve or sustain operating profitability or positive cash flow from operating activities. If we cannot achieve operating profitability or positive cash flow from operating activities, we may not be able to meet our debt service or working capital requirements or obtain additional capital required to meet all of our cash requirements. In addition, we are required to make interest and principal payments under the New Credit Facilities.

Our future performance will depend on our ability to succeed in intensely competitive markets.

      Competition in the Canadian wireless communications industry is intense. The success of our PCS business depends upon our ability to compete with other wireless telecommunications service providers in Canada with respect to services, features and devices offered, the technical quality of the wireless system, customer service, system coverage, capacity and price. Microcell competes with other cellular, enhanced specialized mobile radio and PCS providers, such as Rogers and its affiliated entities, Telus Corporation and its affiliated entities, or Telus, and Bell Mobility Inc. and its former Mobility Canada Partners (excluding Telus), known as Bell Mobility or the Bell Mobility Partners. These competitors currently have greater financial resources than we do. In addition, the number of competitors could increase through the licensing to new competitors of additional spectrum, through reselling or wholesaling of services and products, such as what we offer, or through a relaxation on the restrictions to foreign participation in the Canadian telecommunications sector.

      There can be no assurance that we will be able to compete successfully in this environment or that other technologies and products that are more commercially effective than our technologies and products will not be developed.

      In addition, in order to compete effectively, we subsidize the sale of our handsets. There can be no assurance as to the amount of such subsidy or that the appropriate subsidy would not materially adversely affect our future capital requirements or results of operations. We cannot predict what impact competition and the introduction of new technologies, products and services will have on the growth of our subscriber base or on the pricing of our current services.

      Competition in the broadband access sector in Canada is also intense. The incumbent local exchange carriers and licensed cable operators are currently the dominant players in the provision of broadband access to the Internet in Canada. There can be no assurance that Inukshuk, with its planned MCS services, will be able to compete successfully in this environment or that other technologies and products that are more commercially effective than MCS technologies and products will not be developed.

Our choice of technology for our PCS and MCS networks presents certain technological and market risks for us.

      Industry Canada has not mandated any technology protocols for PCS or MCS operators, leaving each licensee free to select among several competing technologies that have sufficient technological differences to preclude their interoperability. Although we have chosen the Global System for Mobile Communications, or GSM, technology, which is the dominant technology in the world, and therefore offers us significant advantages over other principal competing technologies, for deployment in our PCS network, there are certain technological and market risks with respect to deployment of GSM, as GSM is not the dominant technology in North America.

      MCS technology and equipment suppliers have not been definitively selected for Inukshuk’s MCS network deployment. However, many of the technologies being considered are still in an early stage of development, which places certain technological and market risks with respect to their deployment, performance and ongoing availability.

Rapid changes to the technology used in our business may make our technology obsolete or require us to make large capital expenditures.

      The wireless telecommunications industry is experiencing significant technological change, as evidenced by evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Continuing technological advances like these make it difficult to predict the extent of future competition with cellular, PCS, paging and other services. As a result, there can be no assurance that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render PCS less profitable or even obsolete.

      We may be required to make more capital expenditures than are currently expected if suppliers fail to meet anticipated schedules, a technology’s performance falls short of expectations or commercial success is not achieved.

The actual or perceived health risks of wireless communications devices could have a material adverse effect on our business.

      Reports have suggested that certain radio frequency emissions from wireless communications transmission equipment and handsets may be linked to certain medical conditions, such as cancer. Scientific investigations are ongoing to review whether radio emissions from wireless handsets and radio transmitters used in connection with wireless technologies pose health concerns, including interference with hearing aids, pacemakers and other medical equipment and devices. There can be no assurance that the findings from such studies will not have a material adverse effect on our business or will not lead to changes in government regulation. The actual or perceived health risks of wireless communications devices could adversely affect wireless communications service providers, including us, through reduced subscriber growth, reduced network usage per subscriber, the threat of product liability lawsuits or reduced availability of financing to the wireless communications industry.

We are subject to governmental regulation and licensing requirements, which may increase our operating costs and affect our ownership structure.

      The use of radio spectrum is regulated by Industry Canada pursuant to the Radiocommunication Act (Canada). Radio and spectrum licenses are issued for a term and may be renewed at Industry Canada’s discretion. They may be suspended or revoked for cause, including failure to comply with the conditions of license, although revocation is rare, and licenses are usually renewed upon expiration. Industry Canada regulation can materially affect our costs and operations.

      As the owner and operator of our PCS network and therefore a facilities-based telecommunications carrier, Solutions is a “Canadian carrier” pursuant to the Telecommunications Act (Canada), and therefore subject to regulation by the Canadian Radio-television and Telecommunications Commission, which is known as the CRTC. Inukshuk is expected to be a Canadian carrier. CRTC regulation can materially affect our services and activities.

      Solutions and Inukshuk are required, as radiocommunication carriers and by the conditions of their respective licenses, to comply with the Canadian ownership and control provisions established in the Telecommunications Act and the Radiocommunication Act. These Canadian ownership and control provisions must also be respected by Solutions and Inukshuk to maintain their eligibility as Canadian carriers under the Telecommunications Act. Microcell, as the parent corporation of Solutions and Inukshuk, must also comply with the Canadian ownership and control provisions, and failure to do so may affect the ability of Solutions and Inukshuk to operate as Canadian carriers and to hold and renew the PCS license and the MCS licenses. We believe that we and our subsidiaries currently comply with the Canadian ownership and control provisions.

      In November of 2002, Industry Canada initiated a review of the Canadian ownership and control provisions. If greater foreign participation is allowed in the Canadian telecommunications sector following the review, this could lead to the opportunity for further foreign investment in us, as well as more and stronger competitors entering the market with us.

      Ongoing CRTC proceedings and future proceedings, as well as policies and regulations of Industry Canada and other governmental departments and agencies may have an influence on our strategies, and may have a material impact on us.

Our PCS license imposes fees and significant conditions on our continued operations, and may not be renewed in the future.

      In March of 2001, Industry Canada renewed our PCS license for a term of five years expiring on March 31, 2006, with conditions unchanged from the initial license term.

      Industry Canada has the authority at any time to modify a license to ensure the efficient and orderly development of radiocommunications facilities and services in Canada. Industry Canada also has the authority to suspend or revoke a license if the license holder has contravened the Radiocommunication Act or terms and conditions of its license after giving the holder of the license a reasonable opportunity to make representations. There can be no assurance that the PCS license will be renewed, or if renewed, that such renewal will be on the same terms and conditions, or with the same fee structure.

      In this regard, in March 2001, Industry Canada announced its intention to initiate a public consultation process to review the cellular and PCS license conditions, terms and fees. This consultation was launched on December 21, 2002, with the release of Canada Gazette Notice DGRB-004-02, “Consultation on a New Fee and Licensing Regime for Cellular and Incumbent Personal Communications Services (PCS) Licensees”. Issues raised for consultation include the following:

•	to extend the cellular and PCS licenses to ten-year terms from the current five;

•	to allow the cellular and PCS licensees to benefit from more liberal spectrum disposition rights, including the ability to transfer in whole or in part the assigned spectrum in both the geographic and spectral domains;

•	to modify the current cellular and PCS license fee regime from one requiring payment on a site by site basis to a “spectrum license”, whereby a licensee pays for total spectrum assigned;

•	that there be no fee distinction between PCS and cellular spectrum; that is, for each assigned MHz, cellular and PCS licensees will be charged the same fee. Based on the transitional figures proposed in the Licensing Review document, 30 MHz of national PCS spectrum, such as Solutions holds today, would attract annual “spectrum license” fees of Cdn.$45 million in 2011; and

•	to maintain the obligation that analog roaming and resale be offered by cellular licensees to PCS licensees.

      While the changes to the cellular and PCS license conditions and fees proposed in the consultation process have not been adopted, Industry Canada has stated an intention for any revisions eventually adopted following the consultation to be in effect by April of 2004. There can be no assurance, if there are any changes to the PCS license terms, conditions or fee structure eventually introduced, that these will not materially impact Solutions and us.

Inukshuk may have difficulty meeting the requirements of the MCS licenses, which could result in penalties, including the modification or revocation of the MCS licenses.

      On December 21, 2001, Industry Canada issued to Inukshuk ten-year MCS licenses running to March 31, 2011, for twelve license service areas across Canada. Among the MCS licenses’ conditions, Inukshuk must obtain prior Industry Canada’s approval, following full review by Industry Canada, for any application to transfer or assign the MCS licenses, including any disposition of the rights and obligations of the licenses and any change, which would have a material effect on the ownership or control in fact of the licensee. The transactions described in the Plan, which have led to a change of control of Inukshuk, received interim approval by Industry Canada on April 7, 2003. Industry Canada’s final approval is subject to completion of a review demonstrating compliance with the Canadian ownership and control provisions.

      Industry Canada has the authority at any time to modify a license to ensure the efficient and orderly development of radiocommunications facilities and services in Canada. Industry Canada also has the authority to suspend or revoke a license if the license holder has contravened the Radiocommunication Act or the terms and conditions of its license after giving the holder of the license a reasonable opportunity to make representations.

      In this regard, the difficulties Inukshuk has had raising adequate financing have led to delays in Inukshuk’s initial MCS deployment commitments, and have led to Inukshuk suspending further payments to fund learning activities committed to in the initial MCS license application to Industry Canada. Recognizing extenuating circumstances, on April 2, 2003, Industry Canada extended the timeline on license conditions relating to system deployment and the learning activities to March 31, 2004. Failure to meet conditions of the MCS licenses may result in the application of penalties pursuant to the Radiocommunication Act or other applicable legislation or regulations, including suspension or revocation of the MCS licenses.

      On November 16, 2001, Industry Canada announced, consistent with an earlier decision by the Federal Communications Commission of the United States, that Canada would henceforth allow both fixed and mobile services in the MCS frequency band. At the same time, Industry Canada announced its intention to initiate a consultation process on licensing considerations arising from such change. The MCS licenses’ terms, conditions or fee structure may change following the announced consultation, which could materially affect Inukshuk’s operations or costs.

The buildout of Inukshuk’s network will require significant capital, and we could lose our entire investment in Inukshuk.

      Inukshuk intends to build a broadband wireless access network across Canada using MCS technology. The building of the data network will require significant capital investment. Inukshuk is a start-up operation with nominal capital resources. The New Credit Facilities limit the amount that Microcell can invest in Inukshuk. The cash requirements of Inukshuk may exceed such limits. In such an event, Inukshuk may not be able to raise sufficient capital to fund its operations. There can be no assurance that Inukshuk will be successful in building the data network or that Inukshuk will be profitable. If Inukshuk is not successful, we may lose our entire investment in Inukshuk.

We may not be able to retain a significant portion of our existing customer base, which could impair our future performance.

      Our future success will depend, in large part, on our ability to retain a significant portion of our existing customer base, expand the business relationships with these customers, and attract and retain new customers. There can be no assurance that we will be able to maintain a significant portion of the current customer base, increase the amount of business done with some or all these customers, or grow the existing customer base. Our failure to maintain a significant portion of our existing customer base and to grow that base would have a material adverse effect on future performance.

If we cannot limit customer churn, we would be forced to incur additional expenses to recruit new customers.

      We have experienced rapid growth and development in a relatively short period. One of our biggest challenges, as we have grown and more recently, has been to limit customer churn. The results of operations of telecommunications service providers can be significantly affected by subscriber cancellations. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Because the telecommunications business is characterized by high fixed costs, disconnections directly and adversely affect EBITDA. An increase in the subscriber cancellation rate could have a material adverse effect on us.

      Factors contributing to the increase in customer churn experienced during 2002 included the negative publicity surrounding us and our financial condition, and the decision to disconnect some of our delinquent customers. The successful implementation of our business plan depends, among other things, upon a reduction in our rate of customer churn. There can be no assurance, however, that we will successfully accomplish this or that churn will not increase.

We are subject to currency exchange risks, which may negatively impact our financial results and may increase our costs to repay our debts.

      As most of our revenues are expected to be received in Canadian dollars, we are exposed to foreign exchange risk on payments of interest and repayment of principal under any U.S. dollar denominated portion of our indebtedness.

      Although we may enter into transactions to hedge, up to a certain limit, the exchange rate risk with respect to our other U.S. dollar-denominated debt and transactions, there can be no assurance that we will engage in such transactions or, if we decide to engage in any such transaction, that we will be successful and that changes in exchange rates will not have a material adverse effect on our ability to make payments in respect of its U.S. dollar-denominated debt. Such transactions may require that we provide cash or other collateral to secure our obligations.

      For the purposes of financial reporting, any change in the value of the Canadian dollar against the U.S. dollar during a given financial reporting period would result in a foreign exchange loss or gain on the translation of any U.S. cash and cash equivalents or U.S. dollar-denominated debt into Canadian currency. Such foreign exchange gain or loss on the translation of U.S. dollar-denominated long-term debt is included in income as it arises. Consequently, our reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses. Changes in the exchange rate may have a material adverse effect on us or on our ability to make payments in respect of our U.S. dollar-denominated debt.

Our holding company structure may make it difficult to access cash flow from the operating companies and subordinates our shareholders’ rights to our assets to the claims of our subsidiaries’ creditors.

      We are a holding company with no material external sources of income. Substantially all of our operations are conducted through Solutions. Our cash flow and, consequently, our ability to meet our dividend payment obligations or interest payment obligations, as the case may be, are dependent upon the cash flow of Solutions and the payment of funds by Solutions to us in the form of payment of management fees, reimbursement of loans, interest, dividends, advances or otherwise. Our subsidiaries, including Solutions, are separate and distinct legal entities and have no obligation, contingent or otherwise, to make any funds available to us, whether in the form of loans, dividends or otherwise except for their obligation to pay for the services we render, and to reimburse the loans made to them by us, if any, and the interest thereon. Any right we may have to receive assets of our subsidiaries upon their liquidation or reorganization will be structurally subordinated to the claims of such subsidiaries’ creditors (including tax authorities, trade creditors and lenders).

We may not be able to attract and retain key personnel and adequately staff our operations, which could impair the execution of our business plan.

      The successful execution of our business plan is dependent in part on our ability to retain and motivate our executive officers and key personnel. We may not be able to retain or employ qualified management and technical personnel. Although we entered into employment agreements with certain members of our senior management, should any of these persons be unable or unwilling to continue their employment with us, aspects of our business could be materially and adversely affected. Deterioration of our business or loss of a significant number of key personnel could have a material adverse effect on us and may threaten our ability to survive as a going concern.

Any development or growth on our part could increase our indebtedness and our expenses.

      We expect to experience growth and development under the new business strategy described under the heading “PCS Business Strategy” elsewhere in this prospectus. Any future growth of our business would require, among other things

•	the development and introduction of new products,

•	control of expenses related to the expansion of our telecommunication network and customer base, and

•	the management of additional demands on our customer support, sales and marketing, administrative resources and network infrastructure.

      If we are unable to satisfy these requirements, or if we are otherwise unable to manage growth effectively, our operations and financial condition could be materially adversely affected.

If the companies in which we hold a minority interest require additional financing, the value of our investment in these companies could be reduced or our ownership interest could be diluted.

      We have minority or non-controlling investments in certain entities. Some of these investee companies may require substantial amounts of additional capital, and their ability to obtain that financing will depend, in part, on their ability to access the capital or lending markets, which will be subject not only to the performance of their business and prospects, but to conditions in the capital markets generally. If such capital is not available or is not forthcoming on acceptable terms, the value of our investments in those companies could decrease. Further, if such companies were to issue additional equity securities, it is likely that we will not be able to participate in such issuance, which could lead to substantial dilution of the value of our investments.

We are subject to change of control provisions which could limit our ability to enter into transactions which could benefit our shareholders.

      Certain provisions of the New Credit Facilities, that require repayment or give the lenders or holders thereunder the option to require repayment upon certain change of control transactions, could have the effect of delaying or preventing transactions involving a change of control of our company and our subsidiaries, including transactions in which shareholders might otherwise receive a substantial premium for their shares over the then current market prices, and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interest.

      Our articles of incorporation contain provisions to reflect restrictions which may have the effect of preventing or making transactions involving a change of control of our company more difficult. Our articles of incorporation also contain provisions to reflect the powers of our company to ensure that we and our subsidiaries remain compliant with the Canadian ownership and control provisions.

      Our shareholders’ rights plan implemented pursuant to the Plan, may have a significant anti-takeover effect. The shareholders’ rights plan has the potential to significantly dilute the ownership interests of an acquiror of our shares, and therefore may have the effect of delaying, deterring or preventing a change in control of our company.

We may not be able to pay dividends on or redeem our preferred shares.

      Under the CBCA, our governing law, unless a corporation meets certain financial tests it cannot pay dividends on or redeem its capital stock, including its preferred shares. We may not meet such tests as determined under the CBCA unless we generate sufficient earnings and otherwise satisfy the relevant tests, and may be unable to pay dividends on or redeem any of the shares of our share capital, including the dividend bearing series of preferred shares, if issued, unless and until such time as our board is satisfied it meets such tests.

The class A restricted voting shares and class B non-voting shares may be diluted by conversion of our outstanding preferred shares and by further issuances.

      Our preferred shares are convertible into class A restricted voting shares or class B non-voting shares on a share for share basis at any time at the option of the holder, and will be automatically converted or exchanged for class A restricted voting shares or class B non-voting shares under certain conditions. If the preferred shares are converted or exchanged, they will dilute the holders of our outstanding class A restricted voting shares and class B non-voting shares. As of September 30, 2003, the preferred shares represent 83.3% of our outstanding class A restricted voting shares and class B non-voting shares on a fully diluted basis.

      The issuance of additional shares of class A restricted voting shares and class B non-voting shares upon exercise of the Warrants will also dilute the holders of our current outstanding class A restricted voting shares and class B non-voting shares as well as holders of our equity as a whole. In addition, issuance of class A restricted voting shares or class B non-voting shares to our management and employees and those of our subsidiaries pursuant to the stock option plan and equity issuances under the employee stock purchase plan will result in further dilution to holders of our equity.

USE OF PROCEEDS

      We will use the proceeds from the exercise of the Warrants 2005 and Warrants 2008 in accordance with the excess cash flow provisions, set forth in our articles of incorporation and the credit agreements with our secured lenders, if applicable, and for working capital and general corporate purposes. We will not receive any proceeds from the sale of the underlying shares by the selling shareholders.

PRICE RANGE OF CLASS B NON-VOTING SHARES

Markets

Old Microcell’s Class B Non-Voting Shares

      Microcell has been a public company since October 1997. Our old class B non-voting shares were listed for trading on the TSX under the symbol “MTI.B” from October 7, 1997 to April 30, 2003, as well as on The Nasdaq Stock Market Inc., or Nasdaq, under the symbol “MICTF” from October 7, 1997 to July 10, 2002 and on the OTC Bulletin Board from July 11, 2002 to April 30, 2003. On May 1, 2003, we completed our recapitalization process, which resulted in a new capital structure being established and, as a result, new securities being issued. Consequently, our old class B non-voting shares represented by the CUSIP number 59501T304 were delisted on April 30, 2003. The following table sets forth, for the years, calendar quarters and months indicated, the range of high and low closing sale prices for the class B non-voting shares as reported on the TSX and the Nasdaq and OTC Bulletin Board.

	TSX			Nasdaq or OTC Bulletin Board
	Price Range			Price Range

	(Cdn.$)	(Cdn.$)	(000s)	(U.S.$)	(U.S.$)	(000s)
	High	Low	Volume	High	Low	Volume

1998	14.00	7.30	20,780	9.625	4.6875	16,430
1999	47.50	9.40	24,080	32.875	6.1875	52,960
2000	77.50	25.45	11,150	54.25	15.75	56,020
2001	38.66	1.34	100,430	25.625	0.82	48,300
2002	3.89	0.055	278,660	2.46	0.032	25,210

	TSX			Nasdaq or OTC Bulletin Board
	Price Range			Price Range

	(Cdn.$)	(Cdn.$)	(000s)	(U.S.$)	(U.S.$)	(000s)
	High	Low	Volume	High	Low	Volume

2001
First quarter	38.66	17.60	6,490	25.625	11.125	9,120
Second quarter	17.71	10.50	12,090	11.49	6.77	16,550
Third quarter	14.41	3.24	8,860	9.40	1.96	7,090
Fourth quarter	4.30	1.34	72,990	2.64	0.82	15,540
2002
First quarter	3.89	1.78	37,520	2.46	1.15	6,270
Second quarter	2.00	0.13	88,700	1.21	0.09	11,940
Third quarter	0.25	0.055	62,950	0.15	0.038	3,430
Fourth quarter	0.20	0.06	89,490	0.12	0.032	3,570
2003
First quarter	0.185	0.085	124,180	0.115	0.054	5,451

	TSX			Nasdaq or OTC Bulletin
	Price Range			Board Price Range

	(Cdn.$)	(Cdn.$)	(000s)	(U.S.$)	(U.S.$)	(000s)
	High	Low	Volume	High	Low	Volume

November 2002	0.17	0.10	34,770	0.12	0.06	1,300
December 2002	0.125	0.08	26,240	0.075	0.053	1,320
January 2003	0.185	0.125	66,170	0.11	0.075	1,930
February 2003	0.185	0.12	22,050	0.115	0.08	911
March 2003	0.15	0.085	35,960	0.10	0.054	2,610
April 2003	0.14	0.085	26,930	0.09	0.056	2,600

Microcell New Shares & Warrants

      The new shares and Warrants issued by us upon the effective implementation of our Plan on May 1, 2003 consisted of: first preferred voting shares (represented by the CUSIP number 59501T502), first preferred non-voting shares (represented by the CUSIP number 59501T601), second preferred voting shares (represented by the CUSIP number 59501T700), second preferred non-voting shares (represented by the CUSIP number 59501T809), Class A restricted voting shares (represented by the CUSIP number 59501T882), and class B non-voting shares (represented by the CUSIP number 59501T874), as well as the Warrants 2005 (represented by CUSIP number 59501T163) and the Warrants 2008 (represented by CUSIP number 59501T171). The issue price of all the new shares was Cdn.$15 per share.

      Shareholders, at the close of business on April 30, 2003, received, on May 1, 2003, one new Microcell class B non-voting share in exchange for every 10,630 Old Microcell shares, as well as one Warrant 2005 in exchange for every 90 Old Microcell shares and one Warrant 2008 in exchange for every 54 Old Microcell shares. Fractional securities were not issued, nor any compensation paid for any such fraction. Where the exchange resulted in less than one new security being otherwise issuable, no new security was issued.

      Each whole Warrant 2005 entitles its holder to purchase either one class A restricted voting share or one class B non-voting share at a price of Cdn.$19.91, subject to adjustment, until May 1, 2005. Similarly, each whole Warrant 2008 entitles its holder to purchase either one class A restricted voting share or one class B non-voting share at a price of Cdn.$20.69, subject to adjustment, until May 1, 2008.

      Non-voting shares are exchangeable, at the option of the holder, at any time, into voting shares of the same class upon provision by the holder of a residency declaration in prescribed form to our transfer agent, Computershare Trust Company of Canada, certifying that the holder is Canadian.

      The new shares of Microcell and the Warrants have been listed for trading on the TSX since May 1, 2003. There is no comparable listing on any recognized U.S.-based exchange. The following table indicates the trading symbol for each of the new equity-based securities, as well as the total number of shares or Warrants issued and outstanding as of October 31, 2003:

	TSX	Issued and Outstanding
Security	Trading Symbol	October 31, 2003

First preferred voting shares	MT.PR.A	349,175
First preferred Non-voting shares	MT.PR.B	11,359,425
Second preferred voting shares	MT.PR.C	14,782
Second preferred Non-voting shares	MT.PR.D	6,995,128
Class A restricted voting shares	MT.A	29,638
Class B non-voting shares	MT.B	3,850,036
Warrants 2005	MT.WT.A	3,998,302
Warrants 2008	MT.WT.B	6,663,943

      The following table sets forth for the month indicated the range of high and low closing sale prices for each new class of Microcell shares and Warrants as reported on the TSX.

	TSX
	Price Range for May 2003

	(Cdn.$)	(Cdn.$)	(000s)
	High	Low	Volume

First preferred voting shares	11.90	10.02	144
First preferred Non-voting shares	14.01	10.06	670
Second preferred voting shares	10.00	10.00	29
Second preferred Non-voting shares	14.01	9.51	356
Class A restricted voting shares	14.25	9.25	1
Class B non-voting shares	15.00	9.70	576
Warrants 2005	2.00	0.52	561
Warrants 2008	3.00	1.46	1,860

	TSX
	Price Range for June 2003

	(Cdn.$)	(Cdn.$)	(000s)
	High	Low	Volume

First preferred voting shares	13.00	11.50	5
First preferred Non-voting shares	12.50	10.06	89
Second preferred voting shares	11.50	10.00	14
Second preferred Non-voting shares	12.00	10.25	82
Class A restricted voting shares	11.40	10.05	3
Class B non-voting shares	11.50	10.50	462
Warrants 2005	0.61	0.45	137
Warrants 2008	1.40	0.80	144

	TSX
	Price Range for July 2003

	(Cdn.$)	(Cdn.$)	(000s)
	High	Low	Volume

First preferred voting shares	13.03	12.00	2
First preferred Non-voting shares	14.00	12.00	177
Second preferred voting shares	12.69	11.50	0.4
Second preferred Non-voting shares	13.00	10.25	337
Class A restricted voting shares	12.75	10.50	6
Class B non-voting shares	12.50	10.50	915
Warrants 2005	0.54	0.42	159
Warrants 2008	1.03	0.73	367

	TSX
	Price Range for August 2003

	(Cdn.$)	(Cdn.$)	(000s)
	High	Low	Volume

First preferred voting shares	15.50	13.03	5
First preferred Non-voting shares	15.00	13.00	134
Second preferred voting shares	13.75	12.00	57
Second preferred Non-voting shares	16.00	11.50	27
Class A restricted voting shares	16.00	11.50	7
Class B non-voting shares	14.49	11.00	251
Warrants 2005	0.80	0.49	723
Warrants 2008	1.27	0.91	549

	TSX
	Price Range for September 2003

	(Cdn.$)	(Cdn.$)	(000s)
	High	Low	Volume

First preferred voting shares	19.00	15.50	6
First preferred Non-voting shares	17.50	14.50	363
Second preferred voting shares	15.00	13.75	0.1
Second preferred Non-voting shares	18.00	16.00	127
Class A restricted voting shares	17.00	13.75	2
Class B non-voting shares	17.00	13.71	787
Warrants 2005	2.15	0.70	761
Warrants 2008	2.75	1.15	431

	TSX
	Price Range for October 2003

	(Cdn.$)	(Cdn.$)	(000s)
	High	Low	Volume

First preferred voting shares	19.00	16.75	283
First preferred Non-voting shares	18.50	17.00	204
Second preferred voting shares	16.25	15.00	56
Second preferred Non-voting shares	17.75	16.00	1,157
Class A restricted voting shares	18.00	16.02	4
Class B non-voting shares	18.00	16.50	465
Warrants 2005	1.85	1.30	290
Warrants 2008	2.71	2.10	296

	TSX
	Price Range for November 2003
	(through November 21, 2003)

	(Cdn.$)	(Cdn.$)	(000s)
	High	Low	Volume

First preferred voting shares	19.48	16.90	1
First preferred Non-voting shares	19.40	17.50	229
Second preferred voting shares	18.14	16.25	0.2
Second preferred Non-voting shares	18.24	17.40	60
Class A restricted voting shares	18.24	16.50	1
Class B non-voting shares	19.00	17.50	361
Warrants 2005	1.90	1.50	221
Warrants 2008	3.00	2.20	320

Old Microcell’s Senior Discount Notes

      In June 1996, we issued 14% Senior Discount Notes due June 1, 2006, which we refer to as the 2006 Notes, with a nominal value of U.S.$418 million. In October 1997, we issued 11.125% senior discount notes, which we refer to as the 2007 Notes, with a nominal value of Cdn.$429 million. In May 1999, we issued 12% senior discount notes, which we refer to as the 2009 Notes, with a nominal value of U.S.$270 million (the 2006 Notes, the 2007 Notes and the 2009 Notes are referred to collectively as the “Notes”). All the Notes were unsecured and were due June 1, 2006, October 15, 2007, and June 1, 2009, respectively, with cash interest payable in arrears semi-annually commencing June 1, 2002, April 15, 2003, and December 1, 2004. Pursuant to the Plan, the Notes were tendered by a nominee for The Depository Trust Company, or DTC, and CDS & Co. (the record holders), and cancelled by us in exchange for equity in Microcell. On May 1, 2003, holders of the Notes received their pro rata distribution (based on the principal or accreted amount of the outstanding unsecured notes plus any accrued interest as of April 30, 2003) of second preferred shares, in an aggregate amount of Cdn.$54.0 million, and common equity, in an aggregate amount of Cdn.$54.1 million, as well as their pro rata distribution of 1,329,312 Warrants 2005 and 2,215,521 Warrants 2008, subject to certain conditions. The following table sets forth the conversion rates per Cdn.$1,000 principal amount at maturity of the Notes into the equity-based securities of Microcell:

	Conversion rate per Cdn.$1,000 principal amount at maturity

	Second preferred	Class A restricted	Class B
	non-voting shares	voting shares	non-voting shares	Warrants 2005	Warrants 2008

2006 Notes	3.9710	0.0331	3.9473	1.4662	2.4437
2007 Notes	2.5677	0.0214	2.5524	0.9481	1.5802
2009 Notes	3.1026	0.0259	3.0841	1.1456	1.9093

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our shares and do not expect to do so in the foreseeable future. We currently intend to retain any earnings to make payments in accordance with the excess cash flow provisions set forth in our articles of incorporation and our credit agreements with our secured lenders, if applicable, and to finance the expansion and development of our business.

CONSOLIDATED CAPITALIZATION

      The following table sets forth our consolidated capitalization as at October 31, 2003 (except as noted). You should read the table in conjunction with our unaudited interim and audited annual Consolidated Financial Statements, and the notes included elsewhere in this document, which have been prepared in accordance with Canadian GAAP.

As at
October 31, 2003
(unaudited)

(in thousands of
Canadian dollars)
Secured Debt	329,240
Other debt(1)	1,603

Total debt	330,843
Total Shareholders’ Equity (as at September 30, 2003)	355,182

Total Capitalization	686,025

(1)	The other debt is composed of two swap transactions in which Microcell entered, to manage its exposure to foreign exchange rate fluctuations on the U.S. dollar denominated portion of the Tranche B Debt; Microcell swapped, in May and June 2003, Cdn.$50 million (U.S.$35.7 million) of the principal of the Tranche B Debt at a rate of 1.3986 and Cdn.$50 million (U.S.$36.9 million) of the principal of the Tranche B Debt at a rate of 1.3548. These swap transactions are presented at their fair value as derivative instruments on the balance sheet.

SELECTED FINANCIAL DATA

      Our selected financial data set forth below as of September 30, 2003, and for the four months ended April 30, 2003, the five months ended September 30, 2003 and the nine months ended September 30, 2002, have been derived from our unaudited interim consolidated financial statements, and for the fiscal years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP. The information set forth below should be read in conjunction with the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim and audited annual consolidated financial statements, and the notes thereto, included elsewhere in this document. Our consolidated financial statements have been prepared in accordance with Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see Note 20 to our annual consolidated financial statements and the unaudited supplementary information as at September 30, 2003 and for the three-and nine-month periods ended September 30, 2003 and 2002 to reconcile to U.S. GAAP, which are included elsewhere in this document.

      As a result of “fresh start” accounting, certain financial results have been presented on a pre- and post-reorganization basis, where appropriate. Our financial results for the periods indicated herein are not necessarily indicative of our future operating results given the context in which we operated before the reorganization. With respect to our year-to-date 2003 results presentation, the five-month period ended September 30, 2003 represents the post-reorganization results, while the four-month period ended April 30, 2003 represents the pre-reorganization results.

	Post-reorganization	Pre-reorganization	Pre-reorganization
	Five months ended	Four months ended	Nine months ended
	September 30	April 30	September 30
	2003	2003	2002

	(in thousands of Canadian dollars,
	except for the data relating to shares)
Statement of Income (Loss) Data:
Revenues	241,659	177,694	440,311
Operating income (loss)	19,991	(20,832)	(330,057)
Net income (loss)	16,207	45,517	(446,839)
Basic earnings (loss) per share from operations	$5.36	$(0.09)	$(1.37)
Diluted earnings (loss) per share from operations	$0.87	$(0.09)	$(1.37)
Basic earnings (loss) per share	$1.51	$0.19	$(1.86)
Diluted earnings (loss) per share	$0.71	$0.19	$(1.86)
Operating loss (U.S. GAAP)	19,991	(20,832)	(354,498)
Net income (loss) (U.S. GAAP)	5,617	1,296,726	(465,112)
Comprehensive loss (U.S. GAAP)	5,617	1,296,726	(457,911)
Basic earnings (loss) per share from operations (U.S. GAAP)	$5.36	$(0.09)	$(1.47)
Diluted earnings (loss) per share from operations (U.S. GAAP)	$0.87	$(0.09)	$(1.47)
Basic earnings (loss) per share (U.S. GAAP)	$1.51	$5.39	$(1.93)
Diluted earnings (loss) per share (U.S. GAAP)	$0.71	$5.39	$(1.93)

	Years ended December 31,

	2002	2001	2000	1999	1998

	(in thousands of Canadian dollars, except for the data relating to shares)
Statement of Loss Data:
Revenues	591,062	541,490	405,986	260,466	143,412
Operating loss	(382,297)	(193,019)	(243,636)	(270,426)	(294,626)
Net loss	(570,501)	(498,485)	(268,427)	(393,637)	(408,920)
Basic loss per share from operations	$(1.59)	$(1.77)	$(2.53)	$(3.29)	$(3.54)
Diluted loss per share from operations	$(1.59)	$(1.77)	$(2.53)	$(3.29)	$(3.54)
Basic loss per share	$(2.37)	$(4.56)	$(2.79)	$(4.78)	$(4.92)
Diluted loss per share	$(2.37)	$(4.56)	$(2.79)	$(4.78)	$(4.92)
Operating loss (U.S. GAAP)	(401,482)	(196,999)	(246,242)	(270,426)	(294,626)
Net loss (U.S. GAAP)	(584,914)	(498,167)	(250,116)	(396,166)	(432,007)
Comprehensive loss (U.S. GAAP)	(586,766)	(495,270)	(251,016)	(396,166)	(432,007)
Basic loss per share from operations (U.S. GAAP)	$(1.67)	$(1.80)	$(2.56)	$(3.29)	$(3.54)
Diluted loss per share from operations (U.S. GAAP)	$(1.67)	$(1.80)	$(2.56)	$(3.29)	$(3.54)
Basic loss per share (U.S. GAAP)	$(2.43)	$(4.56)	$(2.60)	$(4.81)	$(5.20)
Diluted loss per share (U.S. GAAP)	$(2.43)	$(4.56)	$(2.60)	$(4.81)	$(5.20)

	As at	As at
	September 30,	May 1,
	2003	2003

	(in thousands of Canadian
	dollars, except for the data
	relating to shares)
Balance Sheet Data:
Total assets	797,465	788,208
Shareholders’ equity	355,182	338,975
Share capital	331,639	321,049
Warrants	17,926	17,926
Retained earnings	5,617	—
Total assets (U.S. GAAP)	797,465	788,208
Shareholders’ equity (U.S. GAAP)	62,173	54,469
Share capital (U.S. GAAP)	38,630	36,543
Warrants (U.S. GAAP)	17,926	17,926
Retained earnings (U.S. GAAP)	5,617	—
Accumulated other comprehensive income (loss), end of period (U.S. GAAP)	—	—
Other Data:
Class A restricted voting shares	35,663	30,000
Class B non-voting shares	3,734,611	3,601,145
First preferred voting shares(1)	408,354	544,828
First preferred non-voting shares(1)	11,310,446	11,221,839
Second preferred voting shares(1)	71,182	106,400
Second preferred non-voting shares(1)	7,037,928	7,093,972

Number of shares outstanding at the end of the period	22,598,184	22,598,184

(1)	Each share is convertible into common shares as described under the caption “Certificate and Articles of Incorporation — Share Capital”.

	As at December 31,

	2002	2001	2000	1999	1998

	(in thousands of Canadian dollars, except for the data relating to shares)
Balance Sheet Data:
Total assets	912,854	1,395,259	1,209,226	817,850	684,676
Shareholders’ deficiency	(1,297,226)	(726,725)	(667,561)	(796,037)	(402,981)
Share capital	1,167,678	1,167,371	728,050	327,599	313,154
Warrants	1,770	2,077	2,077	5,625	19,489
Deficit	2,466,674	1,896,173	1,397,688	1,129,261	735,624
Total assets (U.S. GAAP)	911,548	1,410,696	1,220,970	812,183	681,358
Shareholders’ deficiency (U.S. GAAP)	(1,298,677)	(713,763)	(654,917)	(801,704)	(406,119)
Share capital (U.S. GAAP)	1,228,401	1,228,094	788,773	388,322	373,877
Warrants (U.S. GAAP)	1,770	2,077	2,077	5,625	19,489
Deficit (U.S. GAAP)	2,528,848	1,943,934	1,445,767	1,195,651	799,485
Accumulated other comprehensive income (loss), end of period (U.S. GAAP)	145	1,997	(900)	—	—
Other Data:
Common Shares	27,631,537	27,631,537	31,665,275	32,780,071	33,020,071
Class A non-voting shares	9,590,000	9,590,000	9,590,000	—	—
Class B non-voting shares	202,994,911	202,951,539	24,160,642	22,141,195	19,878,060

Number of shares outstanding at the end of the period	240,216,448	240,173,076	65,415,917	54,921,266	52,898,131

EXCHANGE RATE DATA

      The following tables show, for the periods and dates indicated, certain information regarding the U.S. dollar/ Canadian dollar exchange rate. The information is based on the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for United States customs purposes by the Federal Reserve Bank of New York. On November 21, 2003, the exchange rate was U.S.$0.7668 per Cdn.$1.00.

Year ended December 31,	Average Rate(1)

(per Cdn.$1.00)
1998	0.6722
1999	0.6746
2000	0.6726
2001	0.6446
2002	0.6370

Nine months ended	Average Rate(1)

(per Cdn.$1.00)
September 30, 2002	0.6367
September 30, 2003	0.7037

	High	Low

	(per Cdn.$1.00)
Previous six months
May 2003	0.7437	0.7032
June 2003	0.7492	0.7263
July 2003	0.7481	0.7085
August 2003	0.7228	0.7092
September 2003	0.7424	0.7207
October 2003	0.7667	0.7418
November 2003 (through November 21, 2003)	0.7692	0.7484

(1)	The average rate is calculated as the average of the noon buying rate on the last day of each month during the period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

OPERATING RESULTS

Forward-looking statements

      This prospectus, including this management’s discussion and analysis, contains “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on expectations and estimates. Forward-looking statements may be identified by the use of forward-looking terminology such as “believe”, “intend”, “may”, “will”, “expect”, “estimate”, “anticipate”, “continue”, “consider”, or similar terms, variations of those terms or the negative of those terms. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements contain potential risks and uncertainties, and actual results may therefore differ materially. We undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

      Important factors that may affect these expectations include, but are not limited to: changes in the Canadian economy and in Canadian and U.S. capital markets; changes in competition in our market; advances in telecommunications technology; changes in the telecommunications regulatory environment; future litigation; availability of future financing; unanticipated changes in expected growth of the number of subscribers; radio frequency emission concerns; and exchange rate fluctuations. You should evaluate any statements in light of these important factors.

Basis of presentation and capital reorganization

      The following is a discussion of the consolidated financial condition of Microcell and our subsidiaries as of December 31, 2002 and September 30, 2003 and results of operations for the twelve-month period ended December 31, 2002 and the three- and nine-month periods ended September 30, 2003. You should read it in conjunction with the consolidated financial statements of Microcell as of and for the twelve-month period ended December 31, 2002 and as of and for the three- and nine-month periods ended September 30, 2003. Such consolidated financial statements, and the notes thereto, have been prepared in accordance with Canadian GAAP, which differ in certain material respects from U.S. GAAP and have been reconciled with U.S. GAAP in note 20 to the consolidated financial statements as of December 31, 2002 and in the unaudited supplementary information as at September 30, 2003 and for the three- and nine-month periods ended September 30, 2003 and 2002 to reconcile to U.S. GAAP, which are included elsewhere in this prospectus.

      At the time of the release of our second quarter 2002 results on August 9, 2002, we announced that there was significant uncertainty regarding our ability to continue as a going concern, such ability being dependent, among other factors, on our ability to reduce our financing costs and improve our liquidity and operating performance. We also announced on that date that we had retained the services of a financial advisor and formed a special committee composed of independent directors with a view of evaluating various strategic options in the circumstances. In light of the going concern uncertainty, the mandate of the special committee was to review and evaluate our alternatives with a view to reducing our financing costs and improving our liquidity. To that end, the special committee obtained the advice and recommendations of the financial advisor. The significant uncertainty resulted from the fact that we disclosed that we believed we would be in default of certain covenants in our long-term debt agreements within a twelve-month period, unless we could successfully renegotiate some of these covenants. With such default, the senior secured lenders could have chosen not to provide us with further access to funds under the senior secured revolving credit facility and could also accelerate debt repayment.

      On October 31, 2002, we entered into a forbearance and amending agreement with our secured bank lenders in which the lenders agreed to forbear until December 23, 2002, subject to certain conditions, the exercise of any rights with respect to certain possible defaults. The covenants to which the forbearance agreement applied related to the non-payment of interest on the 2006 Notes and the possibility of the non-payment to a vendor under a material contract. On December 2, 2002, we announced that we would not make our interest payment on our 2006 Notes due on that day. Before the end of the forbearance period, we reached an agreement with the vendor on the amount due and settled such amount.

      On December 23, 2002 we announced that our secured lenders, holding approximately 74% of the outstanding secured debt, had agreed on the terms of a recapitalization plan. In this regard, our secured lenders agreed to forbear until January 6, 2003 the exercise of any rights with respect to a default resulting from the non-payment of interest on the 2006 Notes. In addition, both parties agreed to terminate the senior secured revolving credit facility. We were subsequently not in compliance with certain covenants under our long-term debt agreements and as such all the long-term debt was in default. We also continued to have constructive discussions regarding the Plan with an ad hoc committee of unsecured noteholders.

      On January 3, 2003, we announced that we had received signed commitments from certain of our secured lenders and unsecured noteholders, representing approximately 75% and 55% respectively of the estimated aggregate voting claims that may be represented at the secured creditors’ meeting and the affected unsecured creditors’ meeting. In view of our then current and anticipated financial position, the status of our discussions with financial and strategic investors, the non-payment of US$29.3 million of interest due on the 2006 Notes in December 2002 and the options available to us under the circumstances, we elected to restructure our operations under the CCAA and filed for and received protection under the CCAA on January 3, 2003 in the form of an initial order. Until the Plan became effective on May 1, 2003, we did not make any further payments of principal or interest on our secured debt or unsecured notes, including the interest payment on our 2006 Notes, which was due December 1, 2002, and quarterly principal repayments on our secured term loans due December 31, 2002 and March 31, 2003.

      On February 19, 2003, we filed our circular, which included the Plan, setting out the terms of our proposed reorganization plan. Subsequently, on March 17, 2003 the Plan was voted upon and approved by 98% of the secured creditors and 100% of the affected unsecured creditors, representing 93% and 100%, respectively, of the total value of the secured claims and affected unsecured claims that were voted. On March 18, 2003, the Superior Court of the Province of Quebec issued a sanction order approving the Plan.

      On May 1, 2003, we successfully completed our capital reorganization and presented our financial results on the basis of fresh start accounting, which requires assets and liabilities to be comprehensively revalued. Consequently, the accounting policies and methods followed in the preparation of the unaudited interim consolidated financial statements as of September 30, 2003 are the same as those used in the audited financial statements for the year ended December 31, 2002, except that our assets and liabilities have been comprehensively revalued. Our financial position as at December 31, 2002 has not been presented in the unaudited interim consolidated financial statements for the period ended September 30, 2003 because it is not considered comparable due to the significant changes resulting from the capital reorganization which is described in note 1 to the unaudited interim consolidated financial statements for the period ended September 30, 2003.

      With the exception of the balance sheet, comparative financial statements for periods prior to May 1, 2003 have been presented pursuant to regulatory requirements. In reviewing the comparative financial statements, you should remember that they do not reflect the effects of the Plan nor the application of fresh start accounting. The September 30, 2003 results comprise three months post-reorganization for the three-month period, and five months post-reorganization and four months pre-reorganization for the nine-month period.

      Operating results for the interim periods are not necessarily indicative of the results that may be expected for the full year. Specifically, during the fourth quarter, our operations are subject to certain seasonal factors associated with subscriber acquisition during the holiday period, which historically is the largest acquisition period of the year for the wireless industry. As a result, operating and net income during this period will be affected by the cost of acquiring a proportionately higher number of subscribers compared to each of the other three quarters of the year.

      We continue to experience growth-related capital requirements arising from the need to fund network capacity improvements and ongoing maintenance and to fund the cost of acquiring new PCS customers. Our ability to generate positive net income and cash flow in the future is dependent upon various factors, including the level of market acceptance of our services, the degree of competition encountered by the Company, the cost of acquiring new customers, technology risks, general economic conditions and regulatory requirements.

      As of December 31, 2002, we conducted our wireless communications business through five wholly owned subsidiaries, which were: Microcell Capital II Inc., Microcell Connexions Inc., Microcell Labs Inc., Solutions, and Inukshuk.

      As of December 31, 2002, we carried out our operations through three strategic business segments: PCS, wireless Internet and investments. Under our PCS business segment, we are a provider of PCS in Canada under one of the PCS licenses awarded in Canada in 1995 and renewed for five years in March 2001. The terms and conditions for the renewal of the PCS license are identical to those established for the first term of the PCS license in April 1996.

      Through our wireless Internet business segment, we provide mobile Internet services to our PCS subscribers and had planned to build a high-speed Internet Protocol-based data network using MCS technology in the 2500 MHz range. We had planned to build the MCS network through Inukshuk. However, due to the current challenging capital market conditions, which have made raising financing difficult, Inukshuk has suspended building the MCS network on its own for the time being. Inukshuk is, however, continuing to seek out arrangements with third parties to advance the MCS project and deployment, but there can be no certainty any such arrangements will be successfully concluded. As described under the caption “About Microcell Telecommunication Inc. — Business Overview — Broadband Wireless Internet”, on November 19, 2003, Inukshuk announced arrangements with third parties to advance the MCS project.

      Finally, under our investments business segment, we invest in various wireless or high technology companies and, as a result, are exposed to normal market risk fluctuation, which may be significant.

      As the wireless Internet and investments operations were not significant starting in 2003, we have determined that we operate in one segment since January 1, 2003.

Non-GAAP earnings measures

      The following are not measures or indicators that are governed or defined by Canadian GAAP. They are relevant supplemental measures of performance in the wireless telecommunications industry. All of these terms may not be identical to similarly titled measures reported by other companies. Furthermore, they should not be considered in isolation or as alternative measurements of operating performance or liquidity to net income (loss), operating income (loss), cash flows from operating activities or any other measures of performance under Canadian GAAP:

•	Churn rate is expressed on a percentage basis for a given period and is calculated as the number of deactivated subscribers divided by the average number of subscribers during such period;

•	ARPU for a given period is calculated as service revenues divided by the average number of subscribers during such period;

•	The COA of a retail subscriber for a given period is calculated as the handset subsidies and selling and marketing expenses related to the acquisition of subscribers divided by the number of gross retail subscriber additions during such period;

•	EBITDA is defined as operating income (loss), excluding restructuring charges, impairment of intangible assets, depreciation and amortization;

•	EBITDA margin is defined as EBITDA divided by the total revenues.

Critical accounting policies and estimates

      The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The critical accounting policies and estimates used in the preparation of our financial statements include the following:

Revenue Recognition

      Monthly access charges are billed in advance and recognized when the services are provided and collection is reasonably assured. Airtime charges are recognized as revenue when provided. Sales of handsets and related equipment are recognized when goods and services are delivered and collection is reasonably assured. Prepaid service revenues are deferred and recognized when services are provided. When prepaid airtime vouchers are sold to dealers, the revenue for the airtime is measured at the face value of the time sold, when services are provided. Commissions to dealers are classified within cost of products and services.

Allowance for Doubtful Accounts

      We maintain allowances for doubtful accounts for estimated losses resulting from our inability to collect balances due from our customers. We base our estimates on the aging of our accounts receivable balances and historical write-off experience, net of recoveries. If collections are lower or more customers elect to terminate their service than expected, actual write-offs may be different than expected.

Capitalization of Costs

      We are engaged in the activity of building and deploying network assets and incur internal costs related to these activities. During construction or deployment of new assets, direct costs, plus a portion of applicable overhead costs, are capitalized.

Property, Plant and Equipment

      Capital assets are recorded at cost. The PCS network includes direct costs such as equipment, material, labor, engineering, site development, interest incurred during the network build out, depreciation of capital assets used in connection with the construction of the network, and overhead costs. The costs of PCS network construction in progress are transferred to the PCS network in service as construction projects are completed and put into commercial service. We review the recoverability of capital assets for impairment whenever events or changes in circumstances occur, or at least annually. Recoverability is measured by a comparison of the carrying amount of a group of assets to future undiscounted net cash flows expected to be generated by that group of assets.

Intangible Assets

      We have determined that our PCS license, MCS licenses and the Fido brand name are intangible assets having indefinite lives under the recent accounting standard “Goodwill and Other Intangible Assets” while our customer list is an intangible asset having a definite life of 30 months. The intangible assets are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the assets might be impaired. The impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount. When the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess.

Change in Canadian accounting policies

      Effective January 1, 2002, we adopted, for both Canadian and U.S. GAAP, on a retroactive basis, the provisions set forth in the Financial Accounting Standards Board’s Emerging Issues Task Force issue 01-9 Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products, known as EITF 01-9. The consensus reached by the Task Force indicates that a cash consideration, including a sales incentive, given by a vendor to a customer is presumed to be a reduction of the selling price of the vendor’s products or services and, therefore, should be accounted for as a reduction of revenues. Previously, these considerations were presented as marketing expenses with the corresponding amount as revenues. For the years ended December 31, 2002, 2001 and 2000, the impact of the change was to reduce operating revenues and selling and marketing expenses for the PCS operating segment by Cdn.$20,941,000, Cdn.$19,347,000 and Cdn.$22,827,000 respectively. The adoption of EITF 01-9 did not have an effect on our net loss, operating measures or cash flows.

      Effective January 1, 2002, we adopted the standard set forth in Section 3870 of the Canadian Institute of Chartered Accountants, or CICA, Handbook entitled Stock-based Compensation and Other Stock-based Payments. As permitted by Section 3870, we have applied this change prospectively for new stock options granted on or after January 1, 2002. We have chosen to recognize no compensation when stock options are granted to employees and directors under stock option plans with no cash settlement features. Direct awards of stock to employees and stock and stock option awards granted to non-employees are accounted for in accordance with the fair value method of accounting for stock-based compensation. No such awards were granted in 2002. The fair value of direct awards of stock is determined by the quoted market price of our stock on the grant date, and the fair value of stock options is determined using the Black-Scholes option pricing model. In periods prior to January 1, 2002, we recognized no compensation when stock or stock options were issued. Pro forma information regarding net income is required and has been determined as if we had accounted for our employee stock options under the fair value method.

      Effective January 1, 2002, we adopted the new standard set forth in Section 3062 of the CICA Handbook entitled Goodwill and Other Intangible Assets, to be applied on or after January 1, 2002. Under the new standard, goodwill and other indefinite-life intangible assets are no longer amortized but tested for impairment on an annual basis. The excess of the carrying amount over the fair value is charged to earnings. We have determined that the PCS license we have been awarded has an indefinite useful life. Therefore, pursuant to Section 3062 of the CICA Handbook, we will not amortize this PCS license until we determine that it has a finite life. The impact on the consolidated financial statements has been a reduction of the annual amortization of the PCS license in the amount of Cdn.$140,000. As disclosed in note 7 to the audited consolidated financial statements for the year ended December 31, 2002, an impairment charge was recorded for the MCS licenses in 2002. The annual licensing fees are charged to expense as incurred.

Company Overview

      Microcell is a provider of wireless telecommunications services in Canada. We offer a wide range of voice and high-speed data communications products and services to approximately 1.1 million customers. Microcell operates a GSM network across Canada and markets PCS and General Packet Radio Service, or GPRS, under the Fido brand name. PCS consists of wireless telecommunications services that use advanced and secure digital technology. We provide retail PCS to end-users under the PCS license awarded in 1995, which was renewed for a five-year term in March 2001. The terms and conditions for the renewal of the PCS license are identical to those established for the first term of the PCS license. In addition to offering access to its PCS network to third-party telecommunications providers on a wholesale basis, we provide data and other wireless Internet services to our end-users based on GPRS technology. Our wholly owned subsidiary, Inukshuk, was awarded MCS licenses to deploy a high-speed Internet Protocol-based data network using MCS technology in the 2500 MHz range. Inukshuk is currently seeking partners to finance the build-out of an MCS network.

      We began 2002 by successfully securing an additional Cdn.$100 million in bank financing from a group of senior lenders, which effectively increased the total amount of senior secured facilities outstanding from Cdn.$750 million to Cdn.$800 million. In conjunction with this financing, we entered into an equipment supply agreement with an important vendor whereby Solutions agreed to purchase at least Cdn.$150 million worth of network infrastructure hardware and software over the next three years. This agreement was subsequently amended in December 2002 to eliminate the purchase commitment as part of our recapitalization efforts described elsewhere.

      During the same time, we proceeded with the consolidation of our core PCS operations and further adapted our business priorities to increase our customer focus and to respond to competitive market conditions. Improving profitability was at the forefront of these efforts. To achieve this, we focused on implementing effective and prudent cost management initiatives and reduced our level of activity to focus on our core business. As a result, the workforce was reduced by approximately 350 employees. Furthermore, in-line with this business strategy, we reduced spending in our non-PCS business operations such as Inukshuk and Argo II — The Wireless Internet Fund Limited Partnership, or Argo II.

      The objective of the integration of our network operations, marketing, and customer service activities, accomplished through the above-mentioned PCS reorganization, was to allow us to sharply focus and galvanize our resources to better address the needs of Fido customers in terms of capacity, new services and data. A number of developments occurred in 2002 that reflected our goal to enhance the PCS customer experience and to create a foundation for future growth and profitability.

      In order to maintain and improve our competitiveness, we continued to expand and enhance our product and service offering. In April 2002, we offered the first GPRS card for personal computers that allows Canadians to access wireless data services across North America.

      In August 2002, we introduced a new 15¢-per-minute airtime rate for Fido Prepaid Service. The new airtime vouchers are available in denominations of Cdn.$15, which are valid for 15 days, and Cdn.$30, which are valid for 30 days. We also continue to offer vouchers with a longer validity period in denominations of Cdn.$10, which are valid for 30 days, and Cdn.$25, which are valid for 60 days, with airtime being calculated at an effective per-minute rate of 30¢. The flexible nature of the new pricing will enable two main customer segments we are targeting for prepaid, the youth and the young adults segments, to better control monthly expenses and benefit from greater value.

      In October 2002, we introduced InstantRefill — a mobile wireless, interactive transactional platform for prepaid airtime replenishment. InstantRefill, a text message-based payment service, is a secure and simple mobile commerce application that enables airtime refill from a handset with payment by credit card or pre-authorized bank account debit.

      During 2002, we also introduced several new devices, many of which were exclusive to Fido. These included the Vtech A700, the Sony Ericsson T200, and the Sony Ericsson T68i. These handsets offer many of the features found only on high-end wireless handsets, such as a vibrating alert, calendar, alarm clock, calculator, scalable text and dynamic menu icons. Several of these handsets combine worldwide roaming capabilities with instant one-touch access to the Internet and personal picture messaging. In particular, the Sony Ericsson T68i, which supports cable-free Bluetooth™ connections between devices (thereby allowing users to talk without a wire connection), was also the first wireless handset in Canada with digital camera capability and picture messaging.

      Despite our efforts to tightly manage our costs, operating cash flow did not grow sufficiently to cover interest charges, debt capital repayment, and to fund on-going network enhancement and capacity improvement. In addition, the economic, capital market and industry-specific conditions that affected the telecommunications operators in Canada had serious repercussions on our operating results. With a highly leveraged financial position and no clear financing options available, our share price fell significantly. This resulted in the delisting of Old Microcell’s class B non-voting shares from Nasdaq in July 2002. Given this context, during the second half of 2002 as discussed elsewhere, we undertook a comprehensive evaluation of possible alternatives, with the assistance of a financial advisor, to reduce our financing costs and improve our liquidity. This process culminated with our reaching an agreement in principle with our secured lenders and unsecured noteholders subsequent to the end of the year as described above.

      During the first quarter of 2003, we introduced one of the most customizable handsets to hit the market on an exclusive basis. The new Nokia 7210 is a world phone that features mobile Internet capability and couples a high-resolution color screen with polyphonic ring tones. In addition, there is an integrated stereo FM radio and speakerphone, and the users can also download Java™ applications and create their own gaming and Web experience. We also introduced the Nokia 6340, an integrated dual-mode digital and analog handset. This handset, which features voice-activated dialing and other high-end features, is geared towards the business professional. Finally, we introduced a new promotional business package that offers 1,000 daytime minutes in addition to 150 evening and weekend minutes, for Cdn.$50 per month.

      During the second quarter of 2003, we had reserved 2.4 million shares for issuance under our new management incentive plan. In November 2003, the number of shares for issuance under the incentive plan was reduced to 2.0 million shares. The use of equity-based compensation provides additional performance based incentives and assists in the retention of qualified management employees. On June 20, 2003, our board of directors approved the granting of stock options to purchase a total of 1.7 million class B non-voting shares.

      In line with our objective to ensure a competitive handset selection for the mass market consumer, during the second quarter of 2003, we added a number of attractively priced wireless devices with high-end features. The Siemens A56 handset, geared toward the youth and young adult markets, includes such highly demanded features as vibrating alert, predictive text input, and animated screensavers, wallpapers and menus. The Sony Ericsson T300 is a world phone that offers a wide range of features, including a color screen, integrated e-mail messaging, polyphonic ring tones, Internet access, enhanced text messaging, mobile chat, and a digital camera functionality. We also introduced the Sony Ericsson P800, an “all-in-one” device geared toward the business professional that eliminates the need to carry both a wireless handset and a PDA. The GPRS-enabled P800 is a world phone, MMS and Java™ ready, and offers PC synchronization for complete personal information management. In addition, it integrates the best of PDA capabilities, with a document viewer, e-mail agenda synchronization, Internet navigation and digital photography. The phone’s capabilities enable it to quickly shift from Bluetooth™ to speakerphone, and include flight mode, which makes the device usable in-flight on airplanes.

      At the end of the second quarter of 2003, we officially launched mobile Internet services for prepaid customers. Using GPRS-enabled handsets, prepaid customers can now download ring tones, wallpapers, and games, and access Internet sites for information wirelessly. Rather than being charged by the megabyte, customers’ accounts are debited at the same rate as they are for their voice service, either 15¢ or 30¢ per minute (depending on the type of airtime voucher loaded in their account and calculated by the minute).

      During the third quarter of 2003, we further expanded our handset portfolio to include several of the industry’s newest data capable devices with high-end features sold exclusively by Fido. Among these was the award-winning Hiptop® device from Danger, an all-in-one device that combines a fully featured mobile phone with a variety of data communication applications, including an HTML Web browser, embedded e-mail account, instant messaging, personal information management features, games and optional camera attachment. The Nokia 5100, launched exclusively by Fido in Canada, incorporates a thermometer, flashlight and calorie counter for outdoor activities, as well as an integrated speakerphone and FM radio. This GPRS-enabled device is a world phone, MMS and Java™ ready, with polyphonic ring tones and an easy-to-use camera attachment. Another Fido exclusive, the Sony Ericsson T310, is also a world phone that offers features such as a color screen, integrated AOL Instant Messenger™, Internet access, enhanced text messaging, and mobile chat. With an integrated digital camera and Bluetooth™ technology, high-resolution color screen, voice-activated functions, and handsfree speaker, the Siemens S55 is the latest handset to be introduced by Fido that is geared towards business professionals and world travelers. With the introduction of these four new devices, Fido commercially offered 14 different wireless devices as at the end of the third quarter.

      We introduced a unique, new airtime package that offers unlimited local calls, text messages and chatting between Fido customers. In addition to Fido to Fido communication, Fido’s new airtime package includes 100 daytime and 1,000 evening and weekend minutes, billed by the second. New and existing customers can choose to subscribe to the Fido to Fido monthly package for Cdn.$25, or personalize their existing package by adding the Fido to Fido option at Cdn.$10 per month. This service represents an opportunity to reinforce customer loyalty through creating a community of Fido users by primarily targeting young “techno-hip” adults and students with active and social lifestyles.

      In line with our objective to make wireless telephony accessible to all Canadians, we launched a new payment option that allows more customers to enjoy the benefits of monthly airtime packages by paying for them in advance. This service platform gives first-time wireless customers with little or no credit history access to a postpaid rate plan, but without the working capital risk for us. Customers seeking greater flexibility and control over their wireless spending now have a practical alternative to prepaid service that offers per-second billing and real-time account tracking on-line. Fido’s Full Control Package, or FCP, also includes the Minute Tracker Feature that sends customers free text messages to advise them of their airtime usage and inform them of their account balance. Payment can be made through pre-authorized debit of a credit card or bank account, or by telephone or in person at one of our points of sale.

      Fido and AOL Canada Inc. commercially introduced AOL Instant Messenger™ (AIM™) and ICQ® (I Seek You) services on the Fido wireless network, allowing Fido customers to chat with friends and contacts around the world using AIM and ICQ services on their wireless handset or Personal Digital Assistant. The combination of Fido, AIM and ICQ services allows customers to send and receive instant text messages with others in real time, making it possible to reach people wherever they are — on their wireless handset, at home or work on their computer — with the benefit of “chatting without talking.”

      During the third quarter, we also announced the launch of international GPRS roaming with seven GSM operators covering four countries, including the U.S., for Fido customers who want to access fast mobile Internet services while travelling abroad.

      In keeping with our objective of making wireless service more accessible to the average consumer by adding options that fit their lifestyle, we introduced a new prepaid offer to complement our existing “anytime” prepaid rate structure. The new offer consists of a weekend and evening rate of 5¢ per minute available on two new vouchers (Cdn.$20 valid for 20 days and Cdn.$40 valid for 40 days), with weekday minutes charged at a rate of 40¢ per minute. This new prepaid airtime rate is up to 60% less than those available from competitors and provides for the longest off-peak schedule, with evenings starting at 7 p.m.

      Under the terms of a letter of agreement announced in June 2003, Sprint Canada Inc. commercially introduced a residential wireline-wireless bundled service that combines Sprint Canada’s home phone service with Microcell’s Fido brand wireless service. The bundle, launched on September 10, created Canada’s first-ever national home phone plus wireless service package with one bill at an affordable monthly rate. We provide technical support service, while Sprint Canada provides sales, marketing, customer support, billing and payment processing services. The Sprint Canada-Fido marketing alliance provides Microcell with a unique low-cost opportunity to both expand its market reach and increase its revenues.

      Subsequent to the end of the third quarter, we launched Canada’s first home and mobile service in the Greater Vancouver area under the name City FidoTM. This service, which is positioned as an alternative to traditional wireline telephone service, includes unlimited local calling throughout the entire Lower Mainland of British Columbia, which covers a larger Local Calling Area than the incumbent telephone company. As with Fido’s mobile service, customers receive a number of bundled-in services, such as call waiting, call forwarding and conference call. Other services, such as call display, voice messaging, text messaging, long distance and roaming are also available. In addition, many customers will have the option of transferring their existing home or single-line business phone number to their City Fido service and keeping their white pages directory listing. Microcell is the first and currently the only wireless company in North America to offer local number portability. We believe that this service adapts particularly well to the needs and lifestyles of single urbanites, young professionals, students, small-office home offices (SOHOs), and anyone who wants to add the benefit of mobility and a larger local calling area to their local phone service. We are considering extending this service to other Canadian markets in the years ahead.

      As of September 30, 2003, we offered PCS in most census metropolitan areas in Canada. In addition, we deployed our GSM network in smaller communities and along major highway corridors. We estimate that our PCS network reaches some 19 million people or 61% of the Canadian population. Beyond this network footprint, we provide analog cellular roaming capabilities on the networks of other carriers, which increases our service area to 94% of the total Canadian population. In addition, we initiated seamless voice and text message roaming services with all the major GSM operators in the United States, covering more than 6,000 cities and towns in 46 states. Also, we have agreements with 269 international operators in 144 countries, covering most of Europe as well as a number of countries in the Pacific Rim, the Middle East, Africa and Australia.

FINANCIAL HIGHLIGHTS AND SELECTED STATISTICS

	Three-month period		Nine-month period
	ended		ended
	September 30		September 30

	2003	2002	2003	2002

	Cdn.$	Cdn.$	Cdn.$	Cdn.$

	(In thousands of Canadian dollars, unless
	otherwise indicated)
Revenues	146,168	154,534	419,353	440,311
EBITDA(1)	25,206	26,579	87,327	66,209
Income (loss) before income taxes	2,486	(151,848)	72,460	(518,900)
Net income (loss)	1,250	(152,318)	61,724	(446,839)
Capital expenditures	20,141	12,626	36,148	118,706
Other data:
ARPU (in dollars)
Postpaid	$63.88	$61.27	$60.63	$59.19
Prepaid	$19.92	$19.34	$19.68	$17.83
Blended	$39.98	$41.50	$38.44	$39.85
COA (in dollars)(2)	$254	$254	$266	$286
Net retail subscriber additions (in thousands of subscribers)
Postpaid	13,468	(42,364)	(27,998)	(32,847)
Prepaid	27,824	48,342	1,201	108,370

Total	41,292	5,978	(26,797)	75,523

Churn rate	2.6%	3.9%	3.1%	3.3%
Total retail subscribers, end of period (in thousands of subscribers)
Postpaid	517,064	604,851	517,064	604,851
Prepaid	620,660	589,882	620,660	589,882

Total	1,137,724	1,194,733	1,137,724	1,194,733

	Years ended December 31

	2002		2001	2000

	Cdn.$		Cdn.$	Cdn.$

	(In thousands of Canadian dollars,
	except for per-share data)

	(Unaudited)
CONSOLIDATED
Revenues	591,062		541,490	405,986
EBITDA(1)	91,012		(9,803)	(112,332)
Loss before income taxes	642,396		500,207	383,942
Net loss	570,501		498,485	268,427
Basic and diluted loss per share	$2.37		$4.56	$2.79
Capital expenditures	124,683		277,395	257,191
Total employees, end of period (expressed as full-time equivalent)	2,026		2,377	2,603

PCS
Revenues	591,056		542,510	407,700
EBITDA	95,909		8,167	(105,735)
Capital expenditures	124,738		283,610	263,170
Other data:
Monthly average retail revenue per user (ARPU)
Postpaid	$59.12		$60.56	$56.69
Prepaid	$18.64	(3)	$20.99	$27.14
Blended	$39.73	(3)	$41.14	$43.55
COA (in dollars)(2)	$287		$325	$395
Net retail subscriber additions
Postpaid	(92,636)		169,880	119,770
Prepaid	137,947		116,803	218,270

Total	45,311		286,683	338,040

Churn rate	3.4	%(4)	2.6%	2.2%
Total retail subscribers, end of period
Postpaid	545,062		637,698	467,818
Prepaid	619,459		571,512	454,709

Total	1,164,521		1,209,210	922,527

Total employees, end of period (expressed as full-time equivalent)	2,023		2,302	2,495

(1)	EBITDA reconciliation

	Three months	Three months
	ended	ended
	September 30	September 30
	2003	2002

	Cdn.$	Cdn.$
EBITDA	25,206	26,579
Depreciation and amortization	(17,546)	(64,942)
Restructuring charges	—	—
Impairment of intangible assets	—	—

Operating income (loss)	7,660	(38,363)

	Five months	Four months	Nine months	Nine months
	ended	ended	ended	ended
	2003	2003	2003	2002
	September 30	April 30	September 30	September 30

	Cdn.$	Cdn.$	Cdn.$	Cdn.$
EBITDA	48,771	38,556	87,327	66,209
Depreciation and amortization	(28,780)	(59,388)	(88,168)	(169,106)
Restructuring charges	—	—	—	(3,761)
Impairment of intangible assets	—	—	—	(223,399)

Operating income (loss)	19,991	(20,832)	(841)	(330,057)

	Years ended December 31

	2002	2001	2000

	Cdn.$	Cdn.$	Cdn.$
EBITDA	91,012	(9,803)	(112,332)
Depreciation and amortization	(242,416)	(177,990)	(131,304)
Restructuring charges	(7,494)	(5,226)	—
Impairment of intangible assets	(223,399)	—	—

Operating income (loss)	(382,297)	(193,019)	(243,636)

(2)	Beginning with the second quarter of 2003, we adjusted our calculation of COA to include shrinkage and obsolescence. All comparative figures were adjusted accordingly.

(3)	Calculation excludes 50,000 inactive prepaid service customers.

(4)	Calculation excludes 40,000 inactive prepaid service customers, who were deactivated during 2002, following the termination of a customer retention program.

Consolidated Results

Three- and nine-month periods ended September 30, 2003, compared with three- and nine-month periods ended September 30, 2002. As a result of “fresh start” accounting, certain financial and operating results have also been presented on a pre- and post-reorganization basis, where appropriate.

      Our financial results for the periods described herein are not necessarily indicative of our future operating results given the context in which we operated during the first four months of 2003. With respect to our year-to-date 2003 result’s presentation, the five-month period ended September 30, 2003 represents the post-reorganization results, while the four-month period ended April 30, 2003 represents the pre-reorganization results.

Revenues (in millions of Canadian dollars)

	Three months	Three months
	ended	ended
	September 30	September 30
	2003	2002	Variance

	Cdn.$	Cdn.$	Cdn.$
Services	135.2	149.2	(14.0)
Equipment sales	11.0	5.3	5.7

Revenues	146.2	154.5	(8.3)

Revenues (in millions of Canadian dollars)

	Five months	Four months	Nine months	Nine Months
	ended	ended	ended	ended
	September 30	April 30	September 30	September 30
	2003	2003	2003	2002	Variance

	Cdn.$	Cdn.$	Cdn.$	Cdn.$	Cdn.$
Services	222.9	170.2	393.1	426.0	(32.9)
Equipment sales	18.8	7.5	26.3	14.3	12.0

Revenues	241.7	177.7	419.4	440.3	(20.9)

      Our revenues consist primarily of retail PCS subscriber services revenue, which is generated from monthly billings for access fees, incremental airtime charges, prepaid time consumed or expired, roaming, fees for value-added services, and revenues from equipment sales.

      Service revenues for the three- and nine-month periods ended September 30, 2003 decreased to Cdn.$135.2 million and Cdn.$393.1 million, respectively, from Cdn.$149.2 million and Cdn.$426.0 million for the same periods in 2002. The decreases can be directly attributed to a lower number of postpaid subscribers in our PCS customer base, despite higher postpaid ARPU, resulting from the combination of slower customer growth during our capital restructuring process in order to preserve liquidity and high Microcell-initiated churn to deactivate non-paying customers. Lower roaming revenues also contributed to the year-over-year decreases due to reduced international travel.

      Equipment sales were Cdn.$11.0 million and Cdn.$26.3 million for the three- and nine-month periods ended September 30, 2003, respectively, compared with Cdn.$5.3 million and Cdn.$14.3 million for the same periods in 2002. Despite a lower number of handsets sold, the improvement in quarterly and year-to-date equipment sales was primarily the result of higher retail prices for our wireless devices, a reduced volume of retention and satisfaction discounts, and the termination of “zero-dollar” handset promotions since the end of the second quarter of 2002.

      Retail postpaid ARPU was Cdn.$63.88 for the third quarter of 2003 and Cdn.$60.63 for the first nine months of 2003, compared with Cdn.$61.27 and Cdn.$59.19 for the same periods in 2002. The increases were attributable primarily to higher roaming revenues per user, greater long distance usage per user, and increased value-added service and data-related revenues per user, offset by a reduction in extra airtime revenue per user as a result of greater in-bucket usage. Average monthly postpaid minutes of usage, or MOU, for the third quarter and year-to-date 2003 were 356 and 354 minutes, respectively, compared with 361 and 360 minutes for the same periods in 2002.

      Fido prepaid and postpaid customers sent approximately 12.6 million text messages in the third quarter of 2003, up 16% from the third quarter of 2002. The increase was due partly to a number of recently launched initiatives, including inter-carrier short-codes, a partnership with AOL to provide Fido customers with instant messaging services through AIM and ICQ, bundling voice and text messaging in a single service package, and, on the GPRS side, the launch of mobile Internet for prepaid. Moreover, many of our newest wireless devices are data-capable with features such as enhanced text messaging and mobile chat, which appeals to the key young adult market segment.

      Retail prepaid ARPU increased slightly in the third quarter of 2003 to Cdn.$19.92 from Cdn.$19.34 in 2002 and 10% year-to-date to Cdn.$19.68 from Cdn.$17.83. The improvements were due primarily to higher airtime revenues resulting from the introduction of per-minute billing in September 2002 and higher expired airtime due to changes in the validity period and certain prepaid vouchers, rather than a significant increase in MOU. Average monthly prepaid MOU for the third quarter and year-to-date 2003 were 61 and 62 minutes, respectively, compared with 62 and 54 minutes for the same periods in 2002.

      Although both quarterly and year-to-date postpaid and prepaid ARPU increased individually year-over-year, on a blended basis, our combined postpaid and prepaid ARPU for the three and nine months ended September 30, 2003 were Cdn.$39.98 and Cdn.$38.44, respectively, compared with Cdn.$41.50 and Cdn.$39.85 for the same periods last year. The decreases were due to the proportionately higher number of prepaid customers in the retail customer base relative to one year ago.

      During the third quarter of 2003, we activated 132,521 new gross retail customers, down from 150,805 for the third quarter of 2002. The year-over-year decrease in quarterly gross activations reflects our gradual resumption of subscriber acquisition as a result of the re-launch of our sales and marketing program following our recent emergence from the capital restructuring process. This result was anticipated due to the time required for new promotional campaigns, sales channel re-stimulation, and other marketing tactics to build sales momentum. Despite our moderated approach towards customer growth and the highly competitive market conditions within the Canadian wireless industry, the estimated market share of industry gross additions for the third quarter of 2003 in regions where Fido Service is offered was in line with management expectations at approximately 18%. Accordingly, postpaid subscriber additions represented 56,807 of the total gross activations for the third quarter of 2003, down slightly from 59,148 in the same quarter last year, while prepaid accounted for the remaining 75,714 gross customer additions, compared with 91,657 for the third quarter of 2002. The proportionately higher percentage of gross postpaid activations in the third quarter of 2003 relative to the previous year reflects the effects of our high-visibility advertising campaign and promotions that emphasized Fido’s key differentiating service attributes and unique postpaid-type product offers. On a year-to-date basis for 2003, gross activations were 299,421 (consisting of 38% postpaid and 62% prepaid), compared with 437,732 in 2002 (consisting of 51% postpaid and 49% prepaid). Our objective for 2003 is to achieve a postpaid-to-prepaid split of new gross activations of approximately 45%-to-55%.

      After three consecutive quarters of subscriber losses, net additions were positive for the third quarter of 2003. We added 41,292 new net retail customers, compared with 5,978 for the third quarter of 2002. The significant year-over-year improvement in quarterly net additions was due primarily to substantially lower customer churn as a result of a lower number of non-paying customer disconnections, reduced prepaid customer inactivity, and the success of Fido’s customer lifecycle initiatives. For the first nine months of 2003, however, Fido lost 26,797 subscribers compared with the addition of 75,523 new net retail customers for the same period last year. This was predominantly as a result of lower gross activations, due to a scale-back in competitive promotional offers in order to preserve liquidity during the recapitalization process that began in August 2002, as well as a notably higher blended postpaid and prepaid churn rate. Consequently, as at September 30, 2003, we provided wireless service to 1,137,724 retail PCS customers, 517,064 of which were on postpaid plans and 620,660 on prepaid plans, compared with a retail customer base of 1,194,733 at the end of the third quarter of 2002 consisting of 604,851 postpaid subscribers and 589,882 prepaid customers.

      In addition, as at September 30, 2003, Microcell provided PCS network access to 22,712 wholesale subscribers, compared with 19,616 at the end of the previous quarter. The increase was due mainly to Sprint Canada’s new combined home and Fido wireless bundled service offer introduced commercially on September 10, 2003.

      The blended post-guarantee period monthly churn rate (number of deactivated users divided by the average number of active users during the period) improved to 2.6% and 3.1% for the three- and nine-month periods ended September 30, 2003, respectively, from 3.9% and 3.3% for the same periods in 2002. The year-over-year decreases in the blended churn rate were due both to lower postpaid churn and lower prepaid churn. Postpaid churn decreased to 2.0% in the third quarter of 2003 and to 2.1% in the first nine months of 2003 from 3.5% and 3.0% in the same periods one year earlier. The improvement to postpaid churn was brought about by a reduction in the number of Microcell-initiated deactivations for non-payment, as well as to the effects of certain customer lifecycle initiatives such as Fido’s handset upgrade, loyalty rewards and welcome programs. Prepaid churn decreased significantly to 3.1% in the third quarter of 2003 from 4.3% in the same quarter one year earlier, but increased on a year-to-date basis to 3.8% from 3.5% in 2002. The year-over-year improvement in third quarter prepaid churn can be explained partly by the success of certain marketing programs aimed at reducing the number of inactive prepaid accounts and stimulating usage among occasional users, as well as by an enhanced prepaid rate structure for weekends and evenings that better meets our target customers’ lifestyle and usage patterns. Prepaid churn in 2003 increased year-to-date due primarily to the effects of certain changes made to pricing late in the third quarter of 2002 that shortened the validity period and increased the price per minute on certain airtime vouchers, which caused higher churn among occasional, security-type users, as well as to a higher level of prepaid account inactivity.

Costs and operating expenses (in millions of Canadian dollars)

	Three months	Three months
	ended	ended
	September 30	September 30
	2003	2002	Variance

	Cdn.$	Cdn.$	Cdn.$
Cost of products and services	74.9	76.3	(1.4)
Selling and marketing	25.2	24.7	0.5
General and administrative	20.9	26.9	(6.0)
Depreciation and amortization	17.5	65.0	(47.5)

Costs and operating expenses	138.5	192.9	(54.4)

Costs and operating expenses (in millions of Canadian dollars)

	Five months	Four months	Nine months	Nine months
	ended	ended	ended	ended
	September 30	April 30	September 30	September 30
	2003	2003	2003	2002	Variance

	Cdn.$	Cdn.$	Cdn.$	Cdn.$	Cdn.$
Cost of products and services	119.6	82.8	202.4	214.1	(11.7)
Selling and marketing	39.0	24.6	63.6	80.0	(16.4)
General and administrative	34.3	31.7	66.0	80.0	(14.0)
Restructuring charges	—	—	—	3.8	(3.8)
Impairment of intangible assets	—	—	—	223.4	(223.4)
Depreciation and amortization	28.8	59.4	88.2	169.1	(80.9)

Costs and operating expenses	221.7	198.5	420.2	770.4	(350.2)

      In keeping with our focus on cash management, cost control continued to be a priority for us during the third quarter despite increased expenses associated with the launch of our post-recapitalization marketing program. Costs and operating expenses (excluding restructuring charges, depreciation and amortization, and impairment of intangible assets) for the three- and nine-month periods ended September 30, 2003 decreased by 5% and 11%, respectively, to Cdn.$121.0 million and Cdn.$332.0 million from Cdn.$127.9 million and Cdn.$374.1 million in 2002. The year-over-year third quarter improvement was realized mainly from decreased general and administrative expenses, or G&A, while the year-to-date improvement was due primarily to lower cost of products and services, and reduced selling and marketing expenses in addition to decreased G&A.

      The cost of products and services of Cdn.$74.9 million for the third quarter of 2003 was composed of Cdn.$29.3 million for cost of products and Cdn.$45.6 million for cost of services, compared with cost of products of Cdn.$28.3 million and cost of services of Cdn.$48.0 million for the same quarter in 2002.

      The cost of products in 2003 increased by Cdn.$1.0 million, year-over-year, due mainly to: higher per-unit handset costs in the amount of Cdn.$1.3 million from the addition of several new handset models to our wireless device portfolio; increased prepaid voucher production costs of Cdn.$0.1 million; increased obsolescence and inventory devaluation of Cdn.$0.7 million; and higher assembly, refurbishing and packaging costs of Cdn.$0.4 million. These cost increases were offset partially by a lower volume of handsets and accessories sold, resulting in savings of Cdn.$1.5 million.

      Cost of services consists of site-related expenses, transmission costs, spectrum license fees, contribution revenue taxes, customer care costs, and other direct costs related to network operations. The 5%, or Cdn.$2.4 million, year-over-year improvement in third quarter cost of services resulted from: a Cdn.$2.6 million decrease in customer care, training and billing costs; a Cdn.$0.5 million decrease in non-PCS related operating expenses; and Cdn.$0.2 million reduction in contribution charges paid to the CRTC. This was partially offset by a Cdn.$0.9 million increase in network operating costs due primarily to higher trunk costs and higher salaries and benefits.

      For the nine-month period ended September 30, 2003, the cost of products and services, at Cdn.$202.4 million, was made up of Cdn.$68.2 million for cost of products and Cdn.$134.2 million for cost of services, compared with cost of products of Cdn.$72.9 million and cost of services of Cdn.$141.2 million for the same period in 2002. The Cdn.$4.7 million improvement in cost of products was on account of a reduced volume of handsets and accessories sold (due to 32% fewer new gross activations), resulting in savings of Cdn.$21.0 million, and lower assembly, refurbishing and packaging costs of Cdn.$0.3 million. This was partially offset by the reversal of a Cdn.$13.8 million handset subsidy tax provision during the second quarter of 2002, increased prepaid voucher production costs of Cdn.$1.8 million due to a larger prepaid customer base, and higher obsolescence and increased inventory devaluation of Cdn.$1.0 million. The Cdn.$7.0 million improvement in year-to-date cost of services was composed of Cdn.$1.3 million in savings from lower network operating costs, a Cdn.$4.7 million decrease in customer care expenses, a Cdn.$0.8 million reduction in the contribution revenue charges paid to the CRTC, and a Cdn.$0.2 million cut in non-PCS operating costs.

      Selling and marketing costs include compensation expenses and other distribution channel costs, as well as advertising expenses. Despite costs incurred from new advertising campaigns and promotional incentives in order to re-establish Fido’s market presence, as well as continued spending on customer retention, selling and marketing expenses for the third quarter of 2003 increased marginally to Cdn.$25.2 million from Cdn.$24.7 million in the same quarter one year earlier. On a year-to-date basis, selling and marketing costs decreased 21% to Cdn.$63.6 million in the first nine months of 2003 from Cdn.$80.0 million in the same period in 2002. The lower costs reflected a decrease in retail partner compensation as a result of fewer new gross customer activations, a reduction in promotional discounts and advertising expenses during the capital restructuring process, and lower salaries and benefits due to a reduced direct sales force.

      The COA (which consists of a handset subsidy and related selling and marketing expenses) for the third quarter of 2003 remained unchanged year-over-year at Cdn.$254 per gross addition, despite a higher mix of postpaid versus prepaid gross additions. On a year-to-date basis, the retail COA decreased 7% from Cdn.$286 per gross addition in 2002 to Cdn.$266 per gross addition this year. The improvement was due primarily to reduced spending on advertising and promotions, higher handset prices and lower channel compensation during the recapitalization process.

      G&A consists of employee compensation and benefits, facilities, client services, bad debt and various other expenses. G&A expenses decreased to Cdn.$20.9 million and Cdn.$66.0 million for the three- and nine-month periods ended September 30, 2003, respectively, from Cdn.$26.9 million and Cdn.$80.0 million for the same periods in 2002. The improvements were due mainly to lower bad debt expense stemming from the higher credit worthiness of our current customer base and to reduced salaries and benefits as a result of a decrease in the number of full-time equivalent employees throughout the periods.

      Consolidated EBITDA for the third quarter of 2003 was Cdn.$25.2 million, compared with Cdn.$26.6 million for the same quarter in 2002. The decrease resulted from a reduction in service revenues due to a 5% year-over-year decline in the retail subscriber base, offset partially by higher equipment sales and a 5% improvement in total operating costs and expenses before depreciation and amortization. As a result of effective cost management and continuing strict financial discipline, EBITDA as a percentage of total revenues for the third quarter remained stable at 17%, year-over-year, despite lower revenues. Consolidated EBITDA for the four-month pre-reorganization period ended April 30, 2003 was Cdn.$38.5 million. This, when combined with consolidated EBITDA of Cdn.$48.8 million for the five-month post-reorganization period ended September 30, 2003, resulted in a 32% increase to EBITDA for the first nine months of 2003 to Cdn.$87.3 million from Cdn.$66.2 million for the same period in 2002. The improvement was due to an 11% reduction in total operating costs and expenses before depreciation and amortization, offset partially by a 5% decrease in total revenues. This translated into an EBITDA as a percentage of total revenues, from recurring operations, of 21%, up from 15% in 2002. While part of the year-to-date margin improvement related to slower customer growth and hence lower selling and marketing expenses, it also related to improved operating cost efficiencies. Restructuring charges of

Cdn.$3.8 million recorded in the first nine months of 2002 related primarily to severance payments made to approximately 180 employees to adjust our workforce to the requirements of our 2002-2003 operating plan.

      Due to our realignment of the equity interest and capital structure under the recapitalization plan, we were required to perform as at May 1, 2003, a comprehensive revaluation of our balance sheet referred to as “fresh start accounting”, which included an adjustment to the historical carrying value of our assets and liabilities to their fair values. As a result, and in order not to surpass the fair value of the enterprise as a whole, the carrying value of our property, plant and equipment was reduced to Cdn.$289.7 million as at May 1, 2003. Accordingly, depreciation and amortization decreased to Cdn.$17.5 million and Cdn.$88.2 million for the three- and nine-month periods ended September 30, 2003 from Cdn.$65.0 million and Cdn.$169.1 million for the same periods in 2002. Capital expenditures for the third quarter and first nine months of 2003 were Cdn.$20.1 million and Cdn.$36.1 million, respectively, compared with spending of Cdn.$12.6 million and Cdn.$118.7 million for the same periods in 2002.

Other (in millions of Canadian dollars)

	Three months	Three months
	ended	ended
	September 30	September 30
	2003	2002	Variance

	Cdn.$	Cdn.$	Cdn.$
Net interest expense and financing charges	(3.7)	(57.7)	(54.0)
Foreign exchange loss	(1.5)	(59.3)	(57.8)
Gain (loss) in value of investments, marketable securities and other assets	0.1	5.9	(5.8)
Share of net loss in investees	—	(2.3)	(2.3)
Income tax benefit (provision)	(1.2)	(0.5)	0.7

Other (in millions of Canadian dollars)

	Five months	Four months	Nine months	Nine months
	ended	ended	ended	ended
	September 30	April 30	September 30	September 30
	2003	2003	2003	2002	Variance

	Cdn.$	Cdn.$	Cdn.$	Cdn.$	Cdn.$
Net interest expense and financing charges	(7.1)	(68.7)	(75.8)	(166.7)	(90.9)
Foreign exchange gain (loss)	12.2	136.6	148.8	(6.5)	(155.3)
Gain (loss) in value of investments, marketable securities and other assets	0.1	0.3	0.4	(2.5)	(2.9)
Share of net loss in investees	—	—	—	(13.0)	(13.0)
Income tax benefit (provision)	(8.9)	(1.8)	(10.7)	72.1	(82.8)

      For the third quarter and first nine months of 2003, interest expense and financing charges (net of interest income) was Cdn.$3.7 million and Cdn.$75.8 million, respectively, compared with Cdn.$57.7 million and Cdn.$166.7 million for the same periods one year earlier. The decreases were the direct result of the reduction in long-term debt following implementation of our recapitalization plan on May 1, 2003, the appreciation of the Canadian dollar relative to the U.S. dollar, and the absence of amortizable deferred financing costs in 2003 following their complete write-off at the end of 2002 due to the impending capital reorganization. Interest expense for the first four months of 2003 consisted primarily of accreted and accrued interest on approximately Cdn.$2.0 billion of secured and unsecured debt, while interest expense for the five-month period ended September 30, 2003 consisted of interest charges on our post-recapitalization Cdn.$350 million face amount of bank debt. Cash interest of Cdn.$4.3 million and debt principal repayments of Cdn.$2.4 million were paid during the third quarter of 2003.

      The foreign exchange loss for the third quarter of 2003 decreased to Cdn.$1.5 million from Cdn.$59.3 million for the same three-month period in 2002. The improvement was due mainly to the relatively higher level of U.S. dollar denominated long-term debt outstanding in the third quarter of 2002 coupled with a favorable change in the U.S./Canadian foreign exchange rate. As a result of swap transactions entered into post-recapitalization on approximately half of the total U.S. dollar-denominated debt (approximately Cdn.$100 million ($72.6 million U.S.) of the total Tranche B Debt), we expect to minimize the impact of foreign exchange fluctuations. The U.S. dollar denominated portion of debt represents two-thirds of the total, or approximately Cdn.$200 million of the Cdn.$300 million of face amount Tranche B Debt. On a year-to-date basis, we incurred a foreign exchange gain of Cdn.$148.8 million in 2003, compared with a loss of Cdn.$6.5 million in 2002. This substantial improvement was due primarily to the impact on the value of our pre-reorganization long-term U.S. dollar denominated debt from the greater appreciation of the Canadian dollar relative to the U.S. dollar during the first four months of 2003.

      The share of loss in investees for both the third quarter and first nine months of 2003 was nil, compared with Cdn.$2.3 million and Cdn.$13.0 million for the same periods in 2002. The losses for the previous year were due primarily to the recognition of our share of loss in GSM Capital Limited Partnership, or GSM Capital, mainly due to the general decline in market conditions for high technology companies during 2002, which are the main component of the GSM Capital’s portfolio.

      On May 1, 2003, our tax losses and net deductible temporary differences of approximately Cdn.$1.8 billion were not included in the “fresh start” adjustments since a valuation allowance was provided for the entire amount of the related net tax benefit. Accordingly, if and when it is more likely than not that the tax benefits related to both the unrecognized tax losses carried forward and the net deductible temporary differences will be realized, they will first be applied to reduce the unamortized amount of intangible assets that were recorded as at May 1, 2003. The Cdn.$1.2 million of income tax expense for the third quarter of 2003 is composed of Cdn.$0.5 million of large corporation tax and Cdn.$0.7 million of these realized benefits, which consequently generated a non-cash income tax expense and also reduced the unamortized amount of intangible assets. On a year-to-date basis, the income tax expense of Cdn.$10.7 million is composed of Cdn.$2.7 million of large corporation tax and Cdn.$8.0 million of these realized benefits. For the corresponding periods in 2002, we recorded an income tax provision of Cdn.$0.5 million in the third quarter and an income tax benefit of Cdn.$72.1 million year-to-date. The significant income tax benefit materialized from the write-down in the value of the MCS licenses to nil. Accordingly, this led to the reversal of the cost of future income tax related to these licenses, which arose from the difference between the carrying value and the tax basis of the acquired licenses.

      We posted consolidated net income of Cdn.$1.2 million and a consolidated net loss applicable to the class A and class B shares of Cdn.$5.1 million when considering the accretion of the redemption price on the first and second preferred shares. As a result, basic and diluted loss per share for the third quarter of 2003 was Cdn.$1.35. This compared with a consolidated net loss of Cdn.$152.3 million and a basic and diluted loss per share of Cdn.$0.63 for the same quarter in 2002. The year-over-year improvement in net loss, was due primarily to lower interest expense arising from the reduction of debt related to the capital reorganization, lower foreign exchange loss and decreased depreciation and amortization resulting from the revaluation of property, plant and equipment under the “fresh start accounting”. In the case of the per share calculations, the significant decrease in net loss had a favorable impact on the basic and diluted loss per share which was offset by the significantly fewer number of shares outstanding post-reorganization. Similarly, for the nine-months ended September 30, 2003, we recorded net income applicable to the class A and class B shares of Cdn.$51.1 million (composed of Cdn.$45.5 million for the four-month pre-reorganization period and Cdn.$5.6 million for the five-month post-reorganization period), as well as basic and diluted earnings per share of Cdn.$0.19 for the first four months of 2003 and Cdn.$1.51 of basic earnings per share and Cdn.$0.71 of diluted earnings per share, for the following five months. This compared with net loss of Cdn.$446.8 million and basic and diluted per share losses of Cdn.$1.86 for the first nine months of 2002. The net loss figures for 2002 included a Cdn.$150.5 million non-cash net charge to account for the impairment in the value of the MCS licenses. This non-cash charge represented a Cdn.$223.4 million write-down in the value of the MCS licenses net of related income tax benefits of Cdn.$72.9 million arising from the difference between the carrying value of the licenses and the tax basis of the intangible assets acquired.

Year ended December 31, 2002, compared with the year ended December 31, 2001

      Our financial results for the periods described herein are not necessarily indicative of our future operating results given the risks and uncertainties associated with our operations and the Canadian wireless industry in general.

      As of December 31, 2002, we offered PCS in twenty-one census metropolitan areas in Canada. In addition, we have deployed our GSM network in smaller communities and along major highway corridors. We estimate that our PCS network reaches some 19 million people or 61% of the Canadian population. Beyond this network footprint, we provide analog cellular roaming capabilities on the networks of other carriers, which increases our service area to 94% of the total Canadian population.

Reported results (in millions of Canadian dollars, except for per-share data)

	Years ended December 31,

	2002	2001	Variance

	Cdn.$	Cdn.$	Cdn.$
		(Restated)
Revenues	591.1	541.5	49.6
Costs and operating expenses (excluding restructuring charges, impairment of intangible assets and depreciation and amortization)	500.1	551.3	(51.2)

Operating income (loss) before restructuring charges, impairment of intangible assets and depreciation and amortization	91.0	(9.8)	(100.8)
Impairment of intangible assets	223.4	—	223.4
Restructuring charges	7.5	5.2	2.3
Depreciation and amortization	242.4	178.0	64.4

Operating loss	382.3	193.0	189.3
Interest expense and other	221.4	217.7	3.7
Foreign exchange loss (gain)	(1.0)	51.1	(52.1)
Write-down of deferred financing costs and deferred gain and loss of financial instruments	17.0	—	17.0
Gain on financial instruments	(6.6)	—	6.6
Loss in value of investments, marketable securities and other assets	16.1	33.1	(17.0)
Share of net loss in investees	13.2	5.3	7.9
Income tax benefit	(71.9)	(1.7)	70.2

Net loss	570.5	498.5	72.0
Basic and diluted loss per share	2.37	4.56	(2.19)

Quarterly data (in millions of Canadian dollars, except for per-share data)

	Year ended December 31, 2002
	(Unaudited)

	Q1	Q2	Q3	Q4

	Cdn.$	Cdn.$	Cdn.$	Cdn.$
Revenues	140.1	145.7	154.5	150.8
Net loss	95.3	199.2	152.3	123.7
Basic and diluted loss per share	0.40	0.82	0.64	0.51

Quarterly data (Restated) (in millions of Canadian dollars, except for per-share data)

	Year ended December 31, 2001
	(Unaudited)

	Q1	Q2	Q3	Q4

	Cdn.$	Cdn.$	Cdn.$	Cdn.$
Revenues	119.4	134.1	146.4	141.6
Net loss	172.0	75.2	142.9	108.4
Basic and diluted loss per share	1.67	0.72	1.37	0.88

      Consolidated revenues increased from Cdn.$541.5 million to Cdn.$591.1 million, representing a 9% growth over 2001 mainly due to a higher number of revenue-generating postpaid and prepaid subscribers in the active customer base in the PCS business (for more details, see the explanation provided in the Segmented Results section entitled PCS Segment).

      Costs and operating expenses, excluding impairment of intangible assets, restructuring charges, depreciation and amortization, decreased by 9% from Cdn.$551.3 million in 2001 to Cdn.$500.1 million in 2002, primarily as a result of lower expenses in the PCS business segment of Cdn.$39.9 million (including the impact of a favorable clarification of provincial sales tax legislation related to handset subsidies, which resulted in the reversal of a Cdn.$13.8 million cumulative provision previously accounted for), lower expenses in the wireless Internet business segment of Cdn.$9.4 million, and lower expenses in the investments segment of Cdn.$1.9 million, all after intersegment eliminations. Consequently, we posted operating income before restructuring charges, impairment of intangible assets, depreciation and amortization of Cdn.$91.0 million for the year ended December 31, 2002, compared with an operating loss before restructuring charges, depreciation and amortization of Cdn.$9.8 million in 2001. This represents an improvement of Cdn.$100.8 million year-over-year. For a detailed analysis, see the Segmented Results section.

      For a period of time during 2002, we had been pursuing negotiations with potential business partners to secure financing for our MCS project to be carried out by Inukshuk. During 2002, the likelihood of concluding such an agreement became uncertain. Given this fact, and considering the difficult financial market conditions that the telecommunications industry is facing, we wrote down the value of the MCS licenses to nil. Accordingly, a non-cash expense affecting the wireless Internet segment in the amount of Cdn.$223.4 million was recorded in 2002. The cost of future income tax related to the MCS licenses, resulting from the difference between the carrying value and the tax basis of the assets acquired, which was capitalized to the MCS licenses, was reversed, resulting in an income tax benefit in the amount of Cdn.$72.9 million.

      The restructuring charges of Cdn.$7.5 million for 2002 compared with Cdn.$5.2 million in 2001, related primarily to severance payments made to approximately 350 employees who were laid-off during 2002 compared with approximately 200 employees laid-off in 2001. These measures were taken in order to adjust our workforce to the requirements of our operating plan and were the result of increased productivity from the consolidation of certain administrative and operating support services, and the suspension of certain projects due to difficult financial market conditions.

      Depreciation and amortization increased by Cdn.$64.4 million in 2002. This was mainly due to the write-down of certain of our capital assets to their net recoverable amounts and to the increase in capital assets as a result of network enhancement since December 2001. Accordingly, the depreciation and amortization for 2002 included write-downs of Cdn.$31.4 million related to network and application software in the PCS segment and Cdn.$5.9 million related to the portal in the wireless Internet segment. As a result, the operating loss for 2002 increased by Cdn.$189.3 million.

      The decrease in foreign exchange loss of Cdn.$52.1 million in 2002 was mainly due to the improvement of the exchange rate of the Canadian dollar relative to the U.S. dollar, especially on our long-term U.S. dollar denominated debt.

      Given the recapitalization process in which we were engaged in 2002, we decided to terminate all our hedging agreements (see note 9 to the audited consolidated financial statements for the year ended December 31,

2002). These terminations, as well as the de-designation of the cross-currency swap on the principal balance of the 2009 senior discount notes due 2009, created a net gain in the amount of Cdn.$6.6 million for the whole year.

      We wrote down Cdn.$18.9 million of deferred financing costs, Cdn.$17.7 million of deferred loss on financial instruments and Cdn.$19.6 million deferred gain on financial instruments for a net total of Cdn.$17 million, all of which related to the long-term debt in default.

      The decrease of Cdn.$17.0 million in the loss in value of investments, marketable securities and other assets for 2002 was mainly due to a lower number of investments and marketable securities in our portfolio during 2002. The Cdn.$7.9 million increase in the share of net loss in investees for the twelve-month period ended December 31, 2002 was the result of a general decline in market conditions for high-technology companies in 2002, which are the main component of GSM Capital’s portfolio.

      As a result, we posted consolidated net losses of Cdn.$570.5 million for the year ended December 31, 2002 compared with Cdn.$498.5 million for 2001. Basic and diluted losses per share decreased from Cdn.$4.56 in 2001 to Cdn.$2.37 in 2002. This was mainly due to the increase in the weighted-average number of shares following the December 2001 rights issue.

Year ended December 31, 2001, compared with the year ended December 31, 2000

      Our financial and operating statistics for the year ended December 31, 2001, compared with the year ended December 31, 2000, reflect the increase in our activities in the census metropolitan areas covered as of December 31, 2000, the growth of wireless penetration in Canada, and the launch of commercial operations in four additional census metropolitan areas in 2001.

Reported results (in millions of Canadian dollars, except for per-share data)

	Years ended December 31,

	2001	2000	Variance

	Cdn.$	Cdn.$	Cdn.$
	(Restated)	(Restated)
Revenues	541.5	406.0	135.5
Costs and operating expenses (excluding restructuring charges, impairment of intangible assets and depreciation and amortization)	551.3	518.3	33.0

Operating loss before restructuring charges, depreciation and amortization	(9.8)	(112.3)	(102.5)
Restructuring charges	5.2	—	5.2
Depreciation and amortization	178.0	131.3	46.7

Operating loss	193.0	243.6	(50.6)
Interest expense and other	217.7	173.9	43.8
Foreign exchange loss	51.1	24.6	26.5
Net gain on disposal of investments	—	(286.0)	(286.0)
Loss (gain) in value of investments, marketable securities and other assets	33.1	248.3	(215.2)
Share of net loss (income) in investees	5.3	(20.6)	(25.9)
Income tax benefit	(1.7)	(115.5)	(113.8)

Net loss	498.5	268.4	230.1
Basic and diluted loss per share	4.56	2.79	1.77

      Consolidated revenues increased from Cdn.$406.0 million to Cdn.$541.5 million, representing a 33% growth over 2000. PCS business accounted for all of this increase, due mainly to a 31% increase in the subscriber base. Costs and operating expenses, excluding restructuring charges, depreciation and amortization, increased by 6% from Cdn.$518.3 million to Cdn.$551.3 million as a result of higher expenses in the PCS business segment for Cdn.$19.7 million, in the wireless Internet business segment for Cdn.$13.2 million, and in the investments segment for Cdn.$0.1 million, all after intersegment eliminations. As a result, the operating loss before restructuring charges, depreciation and amortization, on a year-over-year basis, decreased by Cdn.$102.5 million or 91% to Cdn.$9.8 million in 2001, compared with an operating loss before depreciation and amortization of Cdn.$112.3 million in 2000. The operating loss, at Cdn.$193.0 million in 2001, decreased by Cdn.$50.6 million for the same reasons but it was partially offset by a higher depreciation expense of Cdn.$46.7 million, due to the increase in capital assets as a result of network expansion since December 31, 2000, and restructuring charges of Cdn.$5.2 million. The restructuring charges recorded in 2001 relate primarily to severance payments made to a number of employees laid off during the year in order to adjust our work force to the requirements of our 2002-2003 operating plan.

      The increase in interest expense and other was due to the draw-downs in 2001 on our senior secured revolving credit loan and was consistent with the accretion of interest on our senior discount notes due 2006, 2007 and 2009. In addition, lower cash and short-term investments on-hand during the first three quarters of 2001 compared with the same periods in 2000 contributed to a decrease in interest income in 2001. The increase in foreign exchange loss was due to the deterioration of the exchange rate of the Canadian dollar relative to the U.S. dollar.

      The decrease, in 2001, in net gain on disposal of investments is the result of a net gain of Cdn.$286.0 million realized in 2000 due mainly to our sale of both our directly and indirectly held investments in Saraide Inc. to InfoSpace Inc. The loss in value of investments and marketable securities decreased by Cdn.$215.8 million in 2001 compared with the previous year. This was due mainly to the lower level of InfoSpace shares held in 2001 following the sale of 961,894 shares in 2000 and 911,767 shares early in 2001, and to the fact that the major part of the decline in market conditions occurred in 2000. The share of net loss in investees, which amounted to Cdn.$5.3 million in 2001 compared with a share of net income of Cdn.$20.6 million in 2000 is due to the general decline in market conditions of high-technology companies.

      As a result, we posted a net loss and a net loss per share in 2001 of Cdn.$498.5 million and Cdn.$4.56 respectively, compared with Cdn.$268.4 million and Cdn.$2.79 in 2000.

Segmented Results

      As the wireless Internet and investments operations were not significant starting in 2003, we have determined that we operate in one segment since January 1, 2003.

PCS Segment

Year ended December 31, 2002, compared with the year ended December 31, 2001

      PCS consists of wireless telecommunications services that use advanced and secure digital technology. We provide retail PCS in Canada to end-users and offers access to our PCS network to third-party telecommunications providers on a wholesale basis. We also offer data services based on GPRS technology.

PCS Selected financial information (In millions of Canadian dollars)

	Years ended December 31,

	2002	2001	Variance

		Cdn.$
	Cdn.$	(Restated)	Cdn.$
Revenues	591.0	542.5	48.5
Costs and operating expenses (excluding restructuring charges, depreciation and amortization)	495.1	534.3	(39.2)

PCS Segment operating income	95.9	8.2	87.7

      During 2002, we activated 548,079 new gross retail customers, down 11% from 612,883 in 2001. The decline in new gross retail customers was the result of a decrease in postpaid gross activations, particularly in the second half of 2002, reflecting continuing competitive market conditions within the Canadian wireless industry, as well as our prudent approach toward customer acquisition given our uncertain financial situation and recapitalization process. Accordingly, postpaid subscribers accounted for 45% of the total gross activations in 2002, compared with 51% in 2001.

      As of December 31, 2002, we provided wireless service to 1,164,521 retail PCS customers, 545,062 of which were on postpaid plans and 619,459 on prepaid plans. This figure included the adjustment described above. As a result of this adjustment, in addition to lower gross activations, higher churn, tighter credit policies, and competitive market conditions there was a 44,689 reduction in our retail customer base during 2002, compared with the addition of 286,683 new net retail customers in 2001. Excluding the second-quarter adjustment for inactive prepaid customers, we added 137,947 new net prepaid additions for full-year 2002, compared with 116,803 in the previous year. However, our postpaid subscriber base decreased by 92,636 in 2002, compared with an increase of 169,880 in 2001, due primarily to substantially higher involuntary churn to disconnect non-paying customers, increased migration of postpaid customers to prepaid service, a reduction in marketing-related promotions in light of our financial condition, and a pronounced emphasis on postpaid customer acquisition by the competition.

      In addition, as at December 31, 2002, we provided PCS network access to 20,667 wholesale subscribers, compared with 20,631 at the end of 2001. This result is consistent with our strategy of discontinuing active solicitation of the wholesale business, while continuing to support our existing third-party service providers.

      The blended post-guarantee period monthly churn rate — that is, the number of deactivated users divided by the average number of active users during the period — increased to 3.4% for full-year 2002 from 2.6% in the previous year, and was the result of both higher postpaid churn and prepaid churn. Postpaid churn was 3.0% in 2002, compared with 2.0% in 2001, while prepaid churn increased to 3.8% from 3.2% for the same period. The year-over-year increases were due primarily to the negative publicity surrounding us and our financial condition, increasingly competitive handset offers, the effects of changes made to our prepaid pricing structure in August 2002 that shortened the validity period and increased the price per minute on certain airtime vouchers, thereby contributing to higher churn among occasional, security-type users as well as continuing high Microcell-initiated churn to disconnect non-paying customers. We generated significant involuntary customer churn due to certain marketing programs and policies implemented throughout 2001 and at the beginning of 2002 to increase postpaid customer acquisition. In particular, a special plan was devised to allow customers with a low credit rating to access a postpaid plan that included a variable-spending limit. Although this program was terminated during the third quarter of 2002, the churn rate was negatively impacted in the fourth quarter of 2002.

      However, our PCS revenues, which consist primarily of subscriber service revenues generated from monthly billings for access fees, incremental airtime charges, prepaid time consumed or expired, roaming, fees for value-added services, and revenues from equipment sales, increased compared to the previous year.

PCS revenues (in millions of Canadian dollars)

	Years ended December 31,

	2002	2001	Variance

		Cdn.$	Cdn.$
	Cdn.$	(Restated)
Services	566.6	509.0	57.6
Equipment sales	24.3	32.4	(8.1)
Revenue — intersegment	0.1	1.1	(1.0)

Revenues	591.0	542.5	48.5

      Service revenues grew by 11% to Cdn.$566.6 million for the year ended December 31, 2002, from Cdn.$509.0 million for the previous year. The increase reflects a higher average number of subscribers. This was partially offset by lower blended average revenue per user and softer wholesale revenues. Equipment sales were Cdn.$24.3 million for full-year 2002, compared with Cdn.$32.4 million one year earlier. The decrease in equipment sales was due primarily to fewer gross activations, lower handset prices in the first three quarters of 2002 as a result of promotional offers on several new models, a greater volume of retention and satisfaction discounts, as well as to decreased accessory sales. Intersegment revenues represent services provided by the PCS segment to our other segments and are eliminated upon consolidation, along with the associated expenses.

      Retail-postpaid average revenue per user was Cdn.$59.12 for 2002, compared with Cdn.$60.56 for 2001. The decrease reflects a decline in airtime revenues. This decline resulted mainly from lower billable minutes due to greater in-bucket usage stemming from the high take-up of promotional plans that offered free bundled weeknight and weekend usage, from bundling value-added service options, such as voice mail and caller ID, in the basic monthly service packages, as well as from higher customer satisfaction and retention-related credits. Average monthly postpaid minutes of usage for 2002 was higher at 361 minutes compared with 319 minutes in 2001 due primarily to greater off-peak usage arising from promotional plans that offered free weeknight and weekend airtime.

      Our retail prepaid average revenue per user for 2002 decreased to Cdn.$18.64 from Cdn.$21.02 in 2001 mainly as a result of lower minutes of usage. The reduction in prepaid minutes of usage stemmed from the migration of high-usage prepaid customers to postpaid monthly plans. Average monthly prepaid minutes of usage for 2002 was 57 minutes compared with 62 minutes for the previous year. On a blended basis, our combined postpaid and prepaid average revenue per user decreased to Cdn.$39.73 in 2002 from Cdn.$41.14 for 2001. Fido prepaid and postpaid customers sent approximately 42.4 million text messages in 2002 up 91% from 2001.

      The calculation of both prepaid and blended average revenue per user for 2002 includes an adjustment made during the second quarter of 2002 to remove 90,000 inactive prepaid customers from our retail customer base. We define inactive prepaid service customers as those who have not made or received a call for a period of more than 30 days. Of these 90,000 inactive prepaid service customers, 40,000 customers were deactivated following the termination of a customer retention program. The 90,000 figure represents approximately the average monthly number of inactive accounts in our prepaid customer base in the twelve months preceding the second quarter of 2002. By excluding these inactive accounts from the reported customer base, we believe that we are providing a more accurate representation of our quarterly and year-to-date prepaid operating statistics for average revenue per user and average monthly usage. We intend to review this provision on a yearly basis or as required.

PCS costs and operating expenses (in millions of Canadian dollars)

	Years ended December 31,

	2002	2001	Variance

		Cdn.$	Cdn.$
	Cdn.$	(Restated)
Cost of products and services	283.3	326.7	(43.4)
Selling and marketing	104.8	114.2	(9.4)
General and administrative	105.1	92.2	12.9
Operating expenses — intersegment	1.9	1.2	0.7

Costs and operating expenses (excluding restructuring charges, depreciation and amortization)	495.1	534.3	(39.2)

      In keeping with our focus on cash preservation, we carefully managed costs during 2002. PCS costs and operating expenses, excluding restructuring charges, depreciation and amortization, decreased by Cdn.$39.2 million when compared to 2001. Expenses for 2002 included a clarification of provincial sales tax legislation related to handset subsidies, which resulted in the reversal of a previously accounted for provision of Cdn.$13.8 million. Normalized for this reduction in expenses, PCS costs and operating expenses for 2002 decreased Cdn.$25.4 million. The cost of products and services for 2002, at Cdn.$283.3 million, was composed of Cdn.$102.1 million for cost of products and Cdn.$181.2 million for cost of services, compared with cost of products of Cdn.$143.0 million and cost of services of Cdn.$183.7 million one year earlier.

      The Cdn.$40.9 million, or 29%, improvement in cost of products for 2002, was composed of the aforementioned Cdn.$13.8 million sales tax provision reversal; a reduced volume of handset sales and lower per-unit cost for handsets sold resulting in savings of Cdn.$22.5 million; lower assembly, packaging and prepaid voucher production costs of Cdn.$2.5 million; a lower cost of accessory sales of Cdn.$1.1 million; and reduced shrinkage, obsolescence and devaluation of inventories of Cdn.$1.0 million.

      Cost of services consists of site-related expenses, transmission costs, spectrum license fees, contribution revenue taxes, customer care costs, and other direct costs related to network operations. The Cdn.$2.5 million year-over-year improvement in cost of services for 2002 resulted from a Cdn.$14.1 million reduction in contribution charges paid to the CRTC. During the fourth quarter, the CRTC finalized the 2002 contribution rate at 1.3% of eligible revenues, retroactive to January 1, 2002, which compares favorably to the interim rate of 1.4% for 2002 and to the 2001 rate of 4.5%. This cost reduction was offset partially by a Cdn.$3.5 million increase in customer care expenses, as well as by a Cdn.$8.1 million increase in network operating costs that can be explained by the receipt of certain non-recurring credits for maintenance costs and license fees in 2001. Adjusted for these non-recurring credits, network operating costs for 2002 were flat, year-over-year.

      Selling and marketing costs include compensation expenses and other distribution channel costs, as well as advertising expenses. In an effort to preserve cash as we continued pursuing our capital restructuring activities, we reduced the scale of our holiday marketing campaign and promotions during the fourth quarter of 2002. We believe this had a direct impact on our ability to remain competitive during the busiest acquisition period of the year for wireless operators. The improved cost performance also reflects lower salaries and benefits resulting from a reduced sales force, and reduced retail partner compensation attributable to lower overall sales and a higher proportion of prepaid gross activations. Consequently, selling and marketing expenses decreased by Cdn.$9.4 million, year-over-year, in 2002, despite increased spending on retention initiatives associated with our customer life cycle program and higher retail partner compensation rates.

      The COA, which consists of handset subsidy and related selling and marketing expenses, improved 12% to Cdn.$281 per gross addition for full-year 2002, compared with Cdn.$321 per gross addition for the previous year, despite 11% fewer new gross customer activations. The year-over-year improvement was due to tight control over spending on advertising and promotions, reduced handset subsidies resulting from a lower-cost mix of PCS handsets negotiated by us, the higher mix of prepaid versus postpaid gross additions, as well as lower channel compensation costs.

      G&A expenses consist of employee compensation and benefits, and facilities, client services, bad debt and various other expenses. G&A expenses were Cdn.$105.1 million for 2002, compared to Cdn.$92.2 million in 2001. The increase was due primarily to higher bad debt expense, which can be attributed to a larger number of lower-credit customers in the subscriber base as a result of past marketing programs and policies implemented to optimize postpaid customer acquisition. As a percentage of service revenue, however, general and administrative expenses remained virtually unchanged, year-over-year, reflecting our ability to control overhead costs and achieve additional operating efficiency.

      Consequently, PCS EBITDA for 2002 increased by Cdn.$87.7 million to Cdn.$95.9 million from Cdn.$8.2 million in 2001. Despite high churn, this result was achieved because of a 10% year-over-year increase in service revenues, as well as an 11% reduction in costs and operating expenses (before depreciation and amortization) attributable to lower contribution fees, lower handset costs and tight control over selling and marketing expenses. EBITDA as a margin of service revenue expanded to 17% for the year ended December 31, 2002 from 2% one year earlier. While part of the margin improvement, year-over-year, relates to slow customer growth and hence lower marketing expenses, it also relates to improved operating cost efficiencies, as well as to the favorable impact from the reversal of a cumulative handset sales tax provision in the second quarter. Excluding the favorable Cdn.$13.8 million provincial sales tax clarification on handset subsidies, PCS EBITDA for 2002 was Cdn.$82.1 million.

     Year ended December 31, 2001, compared with the year ended December 31, 2000

PCS Selected financial information (In millions of Canadian dollars)

	Years ended December 31,

	2001	2000	Variance

	Cdn.$	Cdn.$	Cdn.$
	(Restated)	(Restated)
Revenues	542.5	407.7	134.8
Costs and operating expenses (excluding restructuring charges, depreciation and amortization)	534.3	513.4	20.9

PCS Segment operating income (loss)	8.2	(105.7)	(113.9)

      The increase in revenues was the result of increased activities in all census metropolitan areas covered as of December 31, 2000, the growth of wireless penetration in Canada, and the launch of commercial operations in four additional census metropolitan areas since that date. As of December 31, 2001, we had 1,209,210 subscribers, representing an increase of 31% in our subscriber base compared with December 31, 2000. Fido postpaid service accounted for 637,698 subscribers and Fido prepaid service accounted for 571,512 subscribers.

PCS revenues (in millions of Canadian dollars)

	Years ended December 31,

	2001	2000	Variance

	Cdn.$	Cdn.$	Cdn.$
	(Restated)	(Restated)
Services	509.0	365.5	143.5
Equipment sales	32.4	40.3	(7.9)
Revenue — intersegment	1.1	1.9	(0.8)

Revenues	542.5	407.7	134.8

      Service revenues increased by 39% on a year-over-year basis to reach Cdn.$509.0 million. Fido postpaid average revenue per user increased to Cdn.$60.56 for the year from Cdn.$56.69 in 2000. This increase was due mainly to higher value-added service revenues following the addition of the Unlimited Evenings and Weekends option to the range of Fido options as well as higher roaming and PCS license fee revenues. On the other hand, Fido prepaid service provided an average revenue per user of Cdn.$20.99 for the year, compared with Cdn.$27.14 in 2000. This decrease was due mainly to lower minutes of usage following the success of the migration program, which prompted the migration of high-usage customers from Fido prepaid to Fido postpaid. When combined, Fido postpaid and Fido prepaid services provided a blended average revenue per user of Cdn.$41.14 for the year, compared with Cdn.$43.55 in 2000.

      The monthly churn rate (number of deactivated users divided by the average number of active users in the period), excluding returns during the satisfaction guarantee periods, was 2.6% in 2001 compared with 2.2% in 2000 as a result of higher prepaid churn mainly due to the reduction of the validity period on the Cdn.$10 prepaid vouchers.

PCS costs and operating expenses (in millions of Canadian dollars)

	Years ended December 31,

	2001	2000	Variance

	Cdn.$	Cdn.$	Cdn.$
	(Restated)	(Restated)
Cost of products and services	326.7	304.5	22.2
Selling and marketing	114.2	118.9	(4.7)
General and administrative	92.2	90.0	2.2
Operating expenses — intersegment	1.2	—	1.2

Costs and operating expenses (excluding restructuring charges, depreciation and amortization)	534.3	513.4	20.9

      The increase in costs and expenses in 2001, as compared with 2000, is directly related to network expansion and to the rapid growth of the subscriber base. However, the retail cost of acquisition per subscriber, which consists of a handset subsidy and related selling and marketing expenses, decreased by 17% in 2001, to Cdn.$321, compared with Cdn.$388 in 2000. The decrease in the retail cost of acquisition per subscriber is mainly attributable to the lower cost of handsets negotiated by us and to the improved per-unit selling and marketing expenses brought about by economies of scale from our rapid subscriber growth.

      The cost of products and services increased to Cdn.$326.7 million in 2001, compared with Cdn.$304.5 million in 2000. This increase is the result of an increase of Cdn.$6.6 million in equipment costs mainly due to the higher volume of handsets sold partially offset by their lower per-unit cost; an increase of Cdn.$8.8 million in network operating costs due to higher contribution revenue charges paid to the CRTC partially offset by lower site-related expenses; and, an increase of Cdn.$6.8 million in customer care and training costs. The increased cost of products and services is consistent with our network enhancement activities, as well as the expansion of our subscriber base.

      Selling and marketing costs include compensation expenses and other distribution channel costs, as well as advertising expenses. Lower selling and marketing costs reflects cost control over advertising and promotion expenses in a highly competitive wireless environment. The number of points of sale increased by 34% to 5,184 as of December 31, 2001, compared with 3,870 as of December 31, 2000.

      The increase of Cdn.$2.2 million in general and administrative expenses was mainly due to higher subscriber-related expenses and higher capital tax partially offset by lower salaries and benefits. As of December 31, 2001, the number of employees within the PCS business was 2,302, expressed in full-time equivalent, compared with 2,495 as of December 31, 2000.

Wireless Internet Segment

      Through our wireless Internet business segment, we provide mobile Internet services to our PCS subscribers and had planned to build a high-speed Internet Protocol-based data network using MCS technology in the 2500 MHz range.

Year ended December 31, 2002, compared with the year ended December 31, 2001

Selected financial information (in millions of Canadian dollars)

	Years ended December 31,

	2002	2001	Variance

	Cdn.$	Cdn.$	Cdn.$
Revenues	1.9	7.6	(5.7)
Costs and operating expenses (excluding impairment of intangible assets, depreciation and amortization)	13.5	20.3	(6.8)
Impairment of intangible assets	223.4	—	223.4

Wireless Internet segment operating loss	(235.0)	(12.7)	222.3

      During 2002, the activities in the wireless Internet segment were reduced due to our business plan guidelines to keep the allocation of resources outside the PCS segment to a minimum, unless these operations could be independently financed. Nevertheless, during 2002, Inukshuk continued to conduct trials to test the next generation of broadband wireless technology with certain vendors.

      Revenues for 2002 decreased by Cdn.$5.7 million, year-over-year, due to the fact that Microcell i5 Inc. has abandoned its commercial activities in 2002. Revenues of Cdn.$1.9 million represent management fees charged by the wireless Internet segment to the PCS segment for the maintenance of the portal used by the PCS segment.

      Costs and operating expenses before impairment of intangible assets, depreciation and amortization decreased to Cdn.$13.5 million for 2002, compared with Cdn.$20.3 million for 2001. This decrease reflects the reduction of the activities in this segment.

      For a period of time during 2002, we had been pursuing negotiations with potential business partners to secure financing for our MCS project to be carried out by Inukshuk. During 2002, the likelihood of concluding such an agreement became uncertain. Given this fact, and considering the difficult financial market conditions that the telecommunications industry is facing, we wrote down the value of the MCS licenses to nil. Accordingly, a non-cash expense affecting the wireless Internet segment in the amount of Cdn.$223.4 million was recorded in 2002.

      As a result, we posted a wireless Internet segment operating loss of Cdn.$235.0 million for 2002, compared with Cdn.$12.7 million in 2001.

Year ended December 31, 2001, compared with the year ended December 31, 2000

Selected financial information (in millions of Canadian dollars)

	Years ended December 31,

	2001	2000	Variance

	Cdn.$	Cdn.$	Cdn.$
Revenues	7.6	9.3	(1.7)
Costs and operating expenses (excluding restructuring charges, depreciation and amortization)	20.3	6.8	13.5

Wireless Internet segment operating income (loss)	(12.7)	2.5	(15.2)

      In 2001, revenues of Cdn.$7.6 million decreased by Cdn.$1.7 million following the deferral of revenues in the amount of Cdn.$4.6 million following the sale to Solutions of licenses for the use of wireless Internet services developed by Microcell i5. Costs and operating expenses before restructuring charges, depreciation and amortization, increased to Cdn.$20.3 million in 2001, compared with Cdn.$6.8 million in 2000. This increase was mainly due to the fact that the wireless Internet segment, through Microcell i5, was in operation for the full year in 2001 compared to 2000 when it only commenced operations during the year.

Investments Segment

      The investments segment consists mainly of various wireless or high technology investments or projects that primarily involved Microcell Capital II Inc. and Microcell Labs Inc.

Year ended December 31, 2002, compared with the year ended December 31, 2001

Selected financial information (In millions of Canadian dollars)

	Years ended December 31,

	2002	2001	Variance

	Cdn.$	Cdn.$	Cdn.$
Revenues	—	0.2	(0.2)
Costs and operating expenses	—	2.8	(2.8)
Loss in value of investments and marketable securities	16.1	32.5	(16.4)
Share of net loss in investees	13.2	5.3	7.9

Investments segment operating loss	29.3	40.4	(11.1)

      The investments segment operating loss stood at Cdn.$29.3 million for the year ended December 31, 2002, compared with Cdn.$40.4 million in 2001. Zero costs and operating expenses for 2002 reflect our objective to focus on our core PCS business segment with minimal activities in the other segments. Lower loss in value of investments and marketable securities of Cdn.$16.4 million was mainly due to the lower number of investments and marketable securities in our portfolio during 2002. Higher share of loss in investees of Cdn.$7.9 million was a result of a general decline in market conditions for high-technology companies in 2002, which are the main component of the investees’ portfolio.

Year ended December 31, 2001, compared with the year ended December 31, 2000

Selected financial information (In millions of Canadian dollars)

	Years ended December 31,

	2001	2000	Variance

	Cdn.$	Cdn.$	Cdn.$
Revenues	0.2	0.2	—
Costs and operating expenses	2.8	3.6	(0.8)
Net gain on disposal of investments	—	286.0	(286.0)
Loss in value of investments and marketable securities	(32.5)	(248.3)	(215.8)
Share of net income (net loss) in investees	(5.3)	20.6	(25.9)

Investments segment operating income (loss)	(40.4)	54.9	(95.3)

      We posted an investment segment operating loss of Cdn.$40.4 million in 2001 compared with an operating income of Cdn.$54.9 million in 2000. This variation was due mainly to the decline in market conditions for high-technology companies in 2001, which are the main component of our portfolio, compared with the effervescence of the market in 2000. In fact, a net gain of Cdn.$286.0 million was realized in 2000 due mainly to our sale of both our directly and indirectly held investments in Saraide.com Inc. to InfoSpace, Inc. Under the terms of the agreement, InfoSpace merged Saraide with its own wireless services business and created Saraide, Inc., a new subsidiary of InfoSpace. In exchange for its total ownership of Saraide, we received 2,281,326 InfoSpace shares and a direct ownership interest of approximately 4.3% in the new company created, Saraide, Inc.

      The loss in value of investments and marketable securities decreased by Cdn.$215.8 million in 2001 compared with the previous year. This was due mainly to the lower level of InfoSpace shares held in 2001 following the sale of 961,894 shares in 2000 and 911,767 shares early in 2001, and to the fact that the major part of the decline in market conditions occurred in 2000. Also, the weighted-average market value of the 911,767 shares sold in 2001 was guaranteed at U.S.$50.72 under a put and call option agreement entered into by us to manage the risk associated with fluctuations in the market value of the underlying shares, which reduced the effect of the loss in value of those shares.

      Finally, we recorded in 2001, a share of net loss in our equity investments, which amounted to Cdn.$5.3 million compared with a share of net income of Cdn.$20.6 million in 2000 due to the general decline in market conditions of high-technology companies.

Liquidity and Capital Resources

      As at September 30, 2003, we had cash and cash equivalents of Cdn.$147.0 million compared with cash and cash equivalents and short-term investments of Cdn.$110.3 million as at December 31, 2002 and Cdn.$121.7 million as at May 1, 2003. In addition, we had access to the Tranche A Facility in the amount of Cdn.$25 million.

Reported results (in millions of Canadian dollars)

	Three months	Three months
	ended	ended
	September 30	September 30
	2003	2002	Variance

	Cdn.$	Cdn.$	Cdn.$
Cash provided by (used in) operating activities	51.6	(7.5)	59.1
Cash used in investing activities	(20.1)	(21.4)	1.3
Cash used in financing activities	(2.4)	(5.8)	3.4

Reported results (in millions of Canadian dollars)

	Five months	Four months	Nine months	Nine months
	ended	ended	ended	ended
	September 30	April 30	September 30	September 30
	2003	2003	2003	2002	Variance

	Cdn.$	Cdn.$	Cdn.$	Cdn.$	Cdn.$
Cash provided by (used in) operating activities	60.8	14.5	75.3	(40.5)	115.8
Cash provided by (used in) investing activities	(20.7)	70.3	49.6	25.9	23.7
Cash provided by (used in) financing activities	(4.8)	—	(4.8)	82.5	(87.3)

Three-month period ended September 30, 2003

      We generated Cdn.$51.6 million of cash from our operating activities for the three-month period ended September 30, 2003, compared with cash used of Cdn.$7.5 million during the same period in 2002, for an improvement of Cdn.$59.1 million. This favorable difference resulted primarily from lower cash interest expense of Cdn.$29.8 million due to the new capital structure and from an increase in cash provided by operating assets and liabilities of Cdn.$30.9 million.

      Cash used in investing activities was Cdn.$20.1 million for the three-month period ended September 30, 2003, compared with Cdn.$21.4 million during the same period in 2002. This difference was mainly attributable to lower additions to short-term investments and marketable securities of Cdn.$38.1 million. These were partially offset by higher additions to property, plant and equipment of Cdn.$7.5 million and proceeds of Cdn.$28.9 million received in 2002, mainly from the termination of hedging agreements.

      Cash used in financing activities was Cdn.$2.4 million for the three-month period ended September 30, 2003, compared with Cdn.$5.8 million for 2002 due to lower repayment of long-term debt following the recapitalization process.

Nine-month period ended September 30, 2003

      We generated Cdn.$75.3 million of cash from our operating activities for the nine-month period ended September 30, 2003, compared with cash used of Cdn.$40.5 million during the same period in 2002, for an improvement of Cdn.$115.8 million. This favorable difference resulted primarily from a higher EBITDA of Cdn.$34.9 million (net of the reversal of a non-cash sales tax provision of Cdn.$13.8 million incurred in 2002) and the absence of restructuring charges in 2003 results compared with a charge of Cdn.$3.8 million in 2002. In addition, lower other expenses of Cdn.$42.3 million, consisting mainly of reduced cash interest expense (mainly due to the new capital structure) and an improvement of Cdn.$34.8 million in cash provided by operating assets and liabilities contributed to the favorable variance.

      Cash provided by investing activities was Cdn.$49.6 million for the nine-month period ended September 30, 2003, compared with Cdn.$25.9 million during the same period in 2002. This difference was mainly attributable to lower additions to property, plant and equipment, deferred charges and other assets of Cdn.$87.8 million, resulting from lower cash investments in the PCS network in the first nine months of 2003. In addition, higher proceeds from the sale of long-term investments of Cdn.$0.7 million, mainly generated through the distribution of assets by a limited partnership in which we were associated, and a lower level of purchase of Cdn.$1.6 million to long-term investments, contributed to the favorable variance. This was partially offset by lower proceeds from the sale of short-term investments and marketable securities of Cdn.$37.3 million and proceeds of Cdn.$28.9 million received in 2002, mainly from the termination of hedging agreements.

      We had committed to invest, in the form of a subscription for units, US$10.0 million, in Argo II. As at March 31, 2003, US$5.5 million was paid. During the third quarter of 2002, we were asked to contribute an additional U.S.$0.5 million, as part of our original commitment, payable in September 2002, but which Argo II’s general partner agreed to postpone to April 30, 2003. On May 2, 2003, Argo II’s general partner notified us that it intended to extinguish our interest in Argo II if the U.S.$0.5 million capital contribution was not received by May 13, 2003; we did not make its capital contribution by that date and Argo II’s general partner extinguished our interest in the partnership as of May 14, 2003. This investment was already reduced to its estimated fair value of nil.

      Cash used in financing activities was Cdn.$4.8 million for the nine-month period ended September 30, 2003, compared with cash provided by financing activities of Cdn.$82.5 million for the same period in 2002. This year-over-year difference was due to the obtaining, in the first quarter of 2002, of a new senior secured credit facility which generated net proceeds of Cdn.$93.2 million. This was partially offset by lower repayment of long-term debt in 2003 of Cdn.$5.9 million due to a reduced debt load following the recapitalization process.

Reported results (in millions of Canadian dollars)

	Years ended December 31,

	2002	2001	2000
	Cdn.$	Cdn.$	Cdn.$

Cash used in operating activities	(41.0)	(122.3)	(105.7)
Cash used in investing activities	(20.6)	(383.9)	(329.6)
Cash provided by financing activities	69.5	437.7	396.8

     Year ended December 31, 2002

      The following should be read in conjunction with the Basis of presentation and capital reorganization section discussed above.

      As at December 31, 2002, we had cash and cash equivalents and short-term investments and marketable securities in the amount of Cdn.$110.3 million, compared with cash and cash equivalents and short-term investments and marketable securities of Cdn.$178.5 million as at December 31, 2001.

      In comparison with December 31, 2001, receivables decreased by Cdn.$14.2 million mainly due to a lower postpaid subscriber base. Capital assets decreased by Cdn.$108.4 million due to depreciation expense in the amount of Cdn.$234.4 million (including write-downs of Cdn.$37.1 million discussed in the consolidated results section), partially offset by cash investments of Cdn.$124.7 million primarily for the PCS network. Intangible assets decreased by Cdn.$223.4 million due to the impairment charge recorded for the MCS licenses in the second quarter of 2002. Long-term investments decreased by Cdn.$24.3 million mainly due to our share of loss in our investees of Cdn.$13.2 million, due to the general decline in market conditions of high-technology companies which are the main component of our investees, and the devaluation of certain of our investment in the amount of Cdn.$11.8 million. The decrease in deferred charges and other assets of Cdn.$42.9 million was mainly due to the termination, in 2002, of the cross-currency swap — $25.0 million — the write down of the deferred financing costs — $18.9 million — partially offset by higher deferred financing costs following the closing of the new Cdn.$100.0 million Tranche F senior secured credit facility in February 2002 — $19.7 million minus amortization of 9.1 million — and the write down of different deferred charges with respect to certain development projects. The increase in accounts payable and accrued liabilities of Cdn.$26.0 million was mainly attributable to unpaid accrued interest on our 1996 and 1997 senior discount notes.

      As of December 31, 2002 we were not in compliance with certain of our covenants — see note 1 to the audited consolidated financial statements for the year ended December 31, 2002 — and as such the long-term debt was in default. In addition, as part of a forbearance agreement entered into on October 31, 2002, we and the senior secured lenders mutually agreed to terminate the senior secured revolving credit facility in the amount of Cdn.$270.8 million. The Cdn.$136.6 million increase in the long-term debt (current and long-term portion) was due to the new Cdn.$100.0 million Tranche F senior secured term loan and to accreted interest of Cdn.$72.8 million on the senior discount notes, partially offset by an exchange rate improvement of Cdn.$25.5 million and the repayment of Cdn.$10.7 million on the senior secured credit facilities.

      We used Cdn.$41.0 million of cash in operating activities for the year ended December 31, 2002, compared with Cdn.$122.2 million in 2001, for a decrease of Cdn.$81.2 million. This favorable variance resulted primarily from a positive EBITDA, excluding the reversal of a non-cash sales tax provision of Cdn.$13.8 million, of Cdn.$77.2 million for the twelve-month period ended December 31, 2002, compared with a negative EBITDA of Cdn.$9.8 million for 2001, and a decrease in cash used in operating assets and liabilities of Cdn.$82.3 million. These decreases in cash used in operating activities were partially offset by an increase in cash interest expense and other of Cdn.$85.8 million, mainly due to the interest payable on the senior discount notes due 2006 and 2007, and higher restructuring charges in the amount of Cdn.$2.3 million. The restructuring charges in 2002 and 2001 related to severance payments made to a number of employees laid off during both years.

      Cash used in investing activities was Cdn.$20.6 million for the year ended December 31, 2002, compared with Cdn.$383.9 million during 2001, for a decrease of Cdn.$363.3 million. This difference was mainly attributable to lower additions to capital assets and deferred charges of Cdn.$159.8 million, resulting from lower cash investments in the PCS network, which reflected our continuing focus on cash preservation. It was also due to lower additions to intangible assets of Cdn.$130.0 million, the amount which was paid by us in 2001 as the final installment for the acquisition of the remaining 50% interest in Inukshuk. In addition, higher proceeds from the sale of short-term investments and marketable securities of Cdn.$40.3 million contributed to the favorable variance. Finally, the decrease in cash used in investing activities can be explained by the proceeds of Cdn.$32.0 million received mainly from the termination of our hedging agreements, as well as by a lower cash investment of Cdn.$1.2 million in Argo II.

      Cash provided by financing activities for the twelve-month period ended December 31, 2002 was Cdn.$69.5 million, compared with Cdn.$437.8 million for 2001, for a decrease of Cdn.$368.2 million. This decrease was mainly due to the lower amount of cash provided as a result of the issuance of Cdn.$439.3 million in shares related to our two equity financing initiatives in 2001 — 174,691,777 class B non-voting shares issued in 2001 compared with nil in 2002 — partially offset by the closing, in the first quarter of 2002, of a new Cdn.$100.0 million senior secured credit facility, which we refer to as Tranche F. In addition, higher financing costs of Cdn.$18.2 million with respect to the Tranche F and the repayment of senior secured loans in the amount of Cdn.$10.7 million contributed to the variance.

Accounting Developments

      The Canadian Institute of Chartered Accountants, or CICA, recently issued Section 3063, Impairment of Long-Lived Assets. This section establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets held for use. The new standard replaces requirements on the write-down of assets previously contained in Section 3061, Property, Plant and Equipment and is effective for 2004. We are currently assessing the new regulations and the impact that adoption will have on our consolidated financial statements. Similar requirements were also issued in the United States under Statement of Financial Accounting Standard No. 144.

      CICA recently issued Accounting Guideling 15, Consolidation of variable interest entities. The Guideling provides clarification on the consolidation of those entities defined as “Variable Interest Entities,” when equity investors are not considered to have a controlling financial interest or they have not invested enough equity to allow the entity to finance its activities without additional subordinated financial support from other parties. Variable interest entities are commonly referred to as special purpose entities. The guideline is consistent, in all material respects, with the recently issued U.S. standard. This guideline comes into effect on January 1, 2005, except for certain disclosure requirements. Such disclosures should be provided for periods beginning on or after January 1, 2004. We are currently evaluating the impact of this standard on our financial statements.

      CICA recently amended Section 3870, Stock-based compensation and other stock-based payments, to require the expensing of all stock-based compensation awards for fiscal years beginning on or after January 1, 2004. The amendments to this section do not change the requirements to expense stock-based transactions with non-employees, equity-settled stock appreciation rights and awards settled in cash or other assets. Those requirements were in effect for fiscal years beginning on or after January 1, 2002. We are currently evaluating the impact of this standard on our financial statements.

Risks and Uncertainties

     Cash Flow and Capital Requirements

      Our current business plan does not expect to require additional financing assuming it is implemented without material variances; however, if actual results vary from the business plan and if the assumptions underlying the business plan were to change, additional funds may be required.

      Sources of funding for our further financing or refinancing requirements may include, in addition to the new credit facilities under the Plan, additional bank financing, vendor financing, public offerings or private placements of equity or debt securities, capital contributions from shareholders and disposition of assets. There can be no assurance that additional financing will be available to us or, if available, that it can be obtained on a timely basis and on terms acceptable to us. Failure to obtain the new credit facilities or such additional financing in this context could result in the delay or modification of our level of services or in the delay or failure to meet license conditions, which could result in a loss of the PCS license and/or the MCS licenses. Any of these events could impair our ability to meet our debt service requirements and could have a material adverse effect on our business.

      The new credit facilities contain restrictive covenants which may affect, and in some cases significantly limit or prohibit, among other things, our ability to incur indebtedness, raise private equity, make prepayments of certain indebtedness, create liens, sell assets, make capital expenditures and engage in acquisitions, mergers, amalgamations and consolidations. In addition, the new credit facilities require us to maintain certain financial ratios, including minimum liquidity level, EBITDA levels, average revenue per user levels, subscriber and revenue levels and maximum levels of capital expenditures. If we fail to comply with the various covenants of our indebtedness, we will be in default under the terms thereof, which would permit holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness or agreements. In such circumstances, the lenders under the new credit facilities could foreclose upon all or substantially all of the assets of Microcell and our subsidiaries, which will be pledged to secure the obligations of the borrowers thereunder.

      As at September 30, 2003, our total long-term debt is Cdn.$333 million, including a current portion of Cdn.$9.5 million. In addition, we have access to Cdn.$25 million in the form of a revolving credit facility and could incur up to an additional Cdn.$50 million of indebtedness thereunder.

      The level of our indebtedness could have consequences, including:

(1) our ability to obtain additional financing in the future for capital expenditures, working capital, operating losses, debt service requirements or other purposes;

(2) our flexibility in planning for, or reacting to, changes to our business and market conditions;

(3) our ability to compete; and

(4) our vulnerability in the event of a downturn in our business.

     Exchange Rate Fluctuations

      As most of our revenues are expected to be received in Canadian dollars, we are exposed to foreign exchange risk on repayments at maturity of our Tranche B Debt denominated in U.S. dollars.

      We entered into swap transactions to manage our exposure to foreign exchange rate fluctuations on the U.S. dollar denominated portion of the Tranche B Debt; we swapped, in May and June 2003, Cdn.$50 million (US$35.7 million) of the principal of the Tranche B Debt at a rate of 1.3986 and Cdn.$50 million (US$36.9 million) of the principal of the Tranche B Debt at a rate of 1.3548. The swap transactions have a duration of six months. Although we may enter into other such transactions to hedge the exchange rate risk with respect to any other U.S. dollar-denominated debt and transactions, there can be no assurance that we will engage in such transactions or, if we decide to engage in any such transaction, that we will be successful and that changes in exchange rates will not have a material adverse effect on our ability to make payments in respect of its future U.S. dollar-denominated debt. Such transactions may require that we provide cash or other collateral to secure our obligations. As at September 30, 2003, borrowings of approximately Cdn.$78 million were in U.S. dollars and unhedged. A $0.01 variation in exchange rates affects our annual foreign exchange loss or gain by approximately Cdn.$0.6 million.

      For the purposes of financial reporting, any change in the value of the Canadian dollar against the U.S. dollar during a given financial reporting period would result in a foreign exchange loss or gain on the translation of any U.S. cash and cash equivalents or U.S. dollar-denominated debt into Canadian currency. Such foreign exchange gain or loss on the translation of U.S. dollar-denominated long-term debt is included in income as it arises. Consequently, our reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses.

     Interest Rate Fluctuations

      As at September 30, 2003, the Tranche B Debt of Cdn.$281 million has a floating interest rate and we did not hold any interest rate swap agreements related to this exposure. A fluctuation of one percentage point would affect our cash flow by approximately Cdn.$2.8 million annually.

     Future cash flows; Ability to Service Debt

      We may experience growth-related capital requirements arising from the need to fund network capacity improvements and ongoing maintenance and to fund the cost of acquiring new PCS customers. Our ability to generate positive net income and cash flow in the future is dependent upon various factors, including the level of market acceptance of our services, the degree of competition encountered by us, the cost of acquiring new customers, technology risks, the future availability of financing, the results of our equity investments, general economic conditions and regulatory requirements. There can be no assurance that we will achieve or sustain positive cash flow from operating activities. If we cannot achieve positive cash flow from operating activities, we may not be able to meet our debt service or working capital requirements or obtain additional capital required to meet all of our cash requirements. In addition, we will be required to make interest payments under certain financing arrangements and will be required to make payments of principal thereunder.

     Contingency

      On April 10, 2002, ASP Wireless Net Inc., or ASP, a former service provider of Solutions, filed a notice of arbitration pursuant to an agreement that ASP had with Solutions. ASP claims in the notice of arbitration that Solutions has breached its agreements with ASP and that it therefore suffered damages in the amount of Cdn.$18.5 million, which ASP is claiming from us. We consider ASP’s claim as frivolous and unfounded in fact and in law and intend to vigorously contest it.

Guidance for 2003

	Revised Guidance	2003 YTD Actuals	2003 Targets

Gross additions	No change	299,421	540,000 to 570,000
Blended churn rate	3.0% to 3.2%	3.1%	3.2% to 3.5%
Total revenues	No change	Cdn.$419.4 million	Cdn.$550 to Cdn.$580 million
EBITDA	Cdn.$75 to Cdn.$85 million	Cdn.$87.3 million	Cdn.$65 to Cdn.$75 million
Capital expenditures	Cdn.$70 to Cdn.$80 million	Cdn.$36.1 million	Cdn.$80 to Cdn.$90 million

Research and Development, Patents and Licenses, etc.

      As a condition of our PCS license, we are to invest at least 2% of our adjusted gross revenues, resulting from 2 GHz PCS operations, on PCS-related research and development averaged over the five years of the current PCS license term, which runs until 2006. During 2002, 2001 and 2000, we spent approximately Cdn.$4,085,000, Cdn.$7,033,000 and Cdn.$7,838,000 respectively on research and development activities.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Qualitative Market Risk Disclosures

     Market Risk

      As most of our revenues are expected to be received in Canadian dollars, we are exposed to foreign exchange risk on repayments at maturity of the portions of our Tranche B Debt denominated in U.S. dollars. We use derivatives such as foreign exchange swap agreements to manage certain elements of our cash flow exposure resulting from foreign exchange fluctuations. We do not hold derivatives for trading purposes.

      Our policy is to enter into foreign currency and other hedging transactions to manage financial risk exposures and to protect cash flow from market volatility, while minimizing the costs associated with any hedging program. To date, we hedged our foreign exchange risk exposure to mitigate the impact of changes in foreign exchange rates on our cash flow (100% of permitted equivalent of Cdn.$100.0 million denominated in U.S. dollars).

     Interest Rate Risk Management

      As of September 30, 2003, the Tranche B Debt of Cdn.$281 million has a floating interest rate. A fluctuation of one percentage point would affect our cash flow by approximately Cdn.$2.8 million annually. The Tranche A Exit Facility, which remains undrawn as of September 30, 2003, is carrying a floating interest rate. If the Tranche A Exit Facility was fully drawn, a one percentage point change in interest rates could affect our cash flow by approximately Cdn.$0.25 million annually. As of September 30, 2003, we did not hold any interest rate swap agreements related to our interest rate exposure.

      As our policy is to hold all cash equivalents and short-term investments to maturity, short-term fluctuations in interest rates would not materially impact the realization value of these investments.

     Foreign Exchange Risk Management

      Our objective in managing foreign exchange risk is to protect against cash flow and balance sheet volatility resulting from changes in foreign exchange rates. Long-term debt denominated in U.S. dollars exposes us to changes in foreign exchange rates. Starting on May 23, 2003, a foreign exchange swap instrument was used to convert U.S.$35.7 million of debt into Cdn.$50.0 million of debt. As at September 30, 2003, this foreign exchange swap resulted in a negative position of Cdn.$1.6 million. Starting on June 16, 2003, a foreign exchange swap instrument was used to convert the remaining U.S.$36.9 million of debt into Cdn.$50.0 million of debt. As at September 30, 2003, this foreign exchange swap resulted in a negative position of Cdn.$15,600.

      As of September 30, 2003, only the U.S. dollar denominated portion of our Tranche B Debt carries a foreign exchange risk (U.S. dollar equivalent of approximately Cdn.$178 million, over Cdn.$281 million, is denominated in U.S. dollars). Thus, the unhedged Cdn.$78 million denominated in U.S. currency exposes us to approximately Cdn.$0.6 million of foreign exchange loss or gain on an annual basis for a fluctuation of 1% in the Canadian dollar to the U.S. dollar.

     Quantitative Market Risk Disclosure

     Interest Rate Sensitivity

      The following table provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates. For long-term debt, the table presents principal repayments and related interest rates by expected maturity dates.

	2003	2004	2005	2006	2007	Thereafter	Total

	(Canadian Dollars in Thousands)
LIABILITIES
Long-term debt, including current portion:
Secured Loans
Tranche A Exit Facility ($)	Undrawn	Undrawn	Undrawn	Undrawn	N/A	—	—
Tranche B Debt ($)	7,500	10,000	10,000	15,000	15,000	242,500	300,000
Tranche C Debt ($)(1)	—	—	—	—	—	109,594	109,594
Interest rate
Tranche A Exit Facility (%)	—	—	—	—	N/A
Tranche B Debt (%)	5.5	6.0	6.5	7.0	7.5	8.0	N/A
Tranche C Debt (%)	8.0	8.0	8.0	8.0	8.0	8.0	N/A

(1)	This amount includes accreted interest

     Foreign Currency Sensitivity

      The following table provides information about our financial instruments by functional currency and presents such information in Canadian dollar equivalents. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates, including currency denominated debt obligations. For foreign currency denominated debt obligations, the table presents principal repayments, related interest rates by expected maturity dates and the assumed applicable current average forward foreign currency exchange rates.

	2003	2004	2005	2006	2007	Thereafter	Total

	(Canadian Dollars in Millions)
LONG-TERM DEBT DENOMINATED IN FOREIGN CURRENCY ($US)
Canadian dollars:
Secured Loan
Tranche B Debt ($)	4,875	6,500	6,500	9,750	9,750	157,625	195,000
Interest rate — Floating
Tranche B Debt (%)	5.50	6.00	6.50	7.00	7.50	8.00	N/A
Forward foreign currency exchange rate ($)
Tranche B Debt ($)
Swap (May 23, 2003) ($)	50,000						50,000
Forward F/X Rate (Cdn/US)	1.3986						1.3986
Swap (June 16, 2003) ($)	50,000						50,000
Forward F/X Rate (Cdn/US)	1.3548						1.3548

ABOUT MICROCELL TELECOMMUNICATIONS INC.

History and Development of Microcell

Corporate Information

      Microcell Telecommunications Inc. was incorporated in Canada pursuant to the CBCA on April 28, 2003 under the name 4130910 Canada Inc. We changed our name on May 1, 2003 to Microcell Telecommunications Inc./Microcell Télécommunications Inc. We are the successor corporation of Old Microcell. We were formed as a holding company for Old Microcell pursuant to the Plan. Old Microcell was incorporated pursuant to the CBCA on October 16, 1992.

      Our principal place of business is located at 800 de La Gauchetière Street West, Suite 4000, Montreal, Quebec, Canada H5A 1K3 and our registered office is located at 1250 René-Lévesque Blvd. West, 38th floor, Montreal, Quebec, Canada H3B 4W8. Our telephone number is (514) 937-2121. CT Corporation System, located at 111 Eighth Avenue, New York, NY 10011, (212) 894-8940, acts as our agent for service of process in the United States.

Capital Restructuring

      At the time of the release of our second quarter 2002 results on August 9, 2002, we announced that there was significant uncertainty regarding our ability to continue as a going concern, such ability being dependent, among other factors, on our ability to reduce our financing costs and improve our liquidity and operating performance. We also announced on that date that we had retained the services of Rothschild Inc. and NM Rothschild & Sons Canada Limited, which we refer to collectively as Rothschild, as financial advisor, and formed, in August 2002, a special committee of the board of directors of Old Microcell, or the Old Board, composed of three independent directors with a view to evaluating various strategic options in the circumstances. These three independent directors compose the special committee. In light of the going concern uncertainty, the mandate of the special committee was to review and evaluate our alternatives with a view to reducing our financing costs and improving our liquidity. To that end, the special committee obtained the advice and recommendations of Rothschild. The significant uncertainty resulted from the fact that we disclosed that we believed we would be in default of certain covenants in our long-term debt agreements within a twelve-month period, unless we could successfully renegotiate some of these covenants. With such default, the senior secured lenders could have chosen not to provide us with further access to funds under the senior secured revolving credit facility and could also accelerate debt repayment.

      On October 31, 2002, we entered into a forbearance and amending agreement with our secured bank lenders in which the lenders agreed to forbear until December 23, 2002, subject to certain conditions, the exercise of any rights with respect to certain possible defaults. The covenants to which the forbearance agreement applied related to the non-payment of interest on the 2006 Notes and the possibility of the non-payment to a supplier under a material contract. On December 2, 2002, we announced that we would not make our interest payment on our 2006 Notes due on that day. Before the end of the forbearance period, we reached an agreement with the supplier on the amount due and settled such amount.

      On December 23, 2002 we announced that our secured lenders, holding approximately 74% of the outstanding secured debt, had agreed on the terms of a recapitalization plan. In this regard, our secured lenders agreed to forbear until January 6, 2003 the exercise of any rights with respect to a default resulting from the non-payment of interest on the 2006 Notes. Microcell also continued to have constructive discussions regarding the recapitalization plan with the informal ad hoc committee of noteholders, which we refer to as the AHB Committee, formed to pursue discussions with us regarding our proposed recapitalization.

      On January 3, 2003, we announced that we had received signed commitments from certain of our secured lenders and noteholders, representing approximately 75% and 55%, respectively, of the estimated aggregate voting claims that may be represented at the secured creditors’ meeting and the affected unsecured creditors’ meeting. In view of our then current and anticipated financial position, the status of our discussions with financial and strategic investors, the non-payment of U.S.$29.3 million of interest due on the 2006 Notes in December

2002 and the options available to us under the circumstances, we elected to restructure our operations under the protection of the CCAA. We filed for and received protection under the CCAA on January 3, 2003, in the form of an initial order granted January 3, 2003 by the Superior Court of the Province of Québec in the Judicial District of Montreal, which we refer to as the Court, in respect of Microcell and certain of our subsidiaries. We refer to this as the Initial Order.

      On February 19, 2003, we filed our circular, which included the Plan, with the Canadian Securities Commissions and the SEC. Subsequently, on March 17, 2003 the Plan was voted upon and approved by 98% of the secured creditors and 100% of the affected unsecured creditors, representing 93% and 100%, respectively, of the total value of the secured claims and affected unsecured claims that were voted. On March 18, 2003, the Court issued a sanction order sanctioning the Plan. The Plan became effective on May 1, 2003.

Disclosure of Confidential Information

      At various times between October 2002 and December 2002, we held discussions with certain members of the AHB Committee and its advisors with respect to the recapitalization of our capital structure. Such discussions were subject to the terms of confidentiality agreements. Such confidentiality agreements required us to disclose to the public that which, in the AHB Committee’s reasonable judgment, constituted a summary of previously confidential and material non-public information.

      On January 6, 2003, we filed, on a Form 6-K, a material change report to disclose a summary of these previously confidential and material non-public information in accordance with our obligations under these confidentiality agreements.

Capital Expenditures

      Our PCS network, based on the GSM technology, represents our main capital expenditure and covers approximately 19 million people, or 61% of the Canadian population. We have designed our PCS network to operate exclusively in the 1900 MHz frequency range. With 30 MHz of contiguous spectrum, we have been able to design our PCS network so that its base station sites are appropriately spaced and located to provide optimal cost-effectiveness and continuous service throughout coverage areas. We believe that this design permits our PCS network to provide high quality service even at cell edges. In addition, we are using mini and micro-base stations, off-air repeaters and in-building distributed repeaters to cost-effectively improve the quality of outdoor and in-building coverage.

      In 2001, we upgraded our entire GSM network to offer GPRS technology, an over-the-air system for transmitting data on GSM networks. GPRS is a wireless technology standard that supports data communication through devices that enable “always on” Internet connectivity. GPRS technology converts wireless data into standard Internet packets, enabling interoperability between the Internet and a mobile wireless network. The GPRS method of transporting data optimizes network capacity by using bandwidth only when it is needed. In addition, several data transmissions from different users can share the same channel. The end result is next-generation technology that will allow end-users to cost-effectively remain constantly connected, and to send and receive data much faster.

      We invested approximately Cdn.$125 million, Cdn.$277 million and Cdn.$257 million in capital expenditures for the years ended December 31, 2002, 2001 and 2000 respectively. In addition, we invested Cdn.$130 million and Cdn.$20 million in 2001 and 2000 respectively for the total acquisition of Inukshuk. The principal asset in Inukshuk is represented by the MCS licenses.

      With effective implementation of our capital restructuring plan on May 1, 2003, we have strengthened our financial position. Now that this process is completed, our goal is to re-establish our company as a strong competitor in the Canadian PCS wireless market, providing affordable and innovative PCS services and positioning us as the preferred access network for the mass market. Our strategic direction is to focus primarily on our core PCS operations within the retail consumer and individual business user market segments.

      With our network buildout substantially completed, capital expenditures for 2003 are projected to be between Cdn.$70 and Cdn.$80 million. The expenditures will be concentrated on maintenance and capacity improvements to allow for continued service quality, subscriber and usage growth, as well as on enhancement of the PCS coverage and signal strength in markets already being served.

Business Overview

      From our inception, we have been involved in the design and deployment of wireless communications services. In September 1994, we were issued an experimental license from Industry Canada to test PCS technologies operating in the 1900 MHz frequency range. The experimental license was used to deploy a pilot network in Montreal. At the end of 1995, we were awarded our PCS license and began commercial deployment of our PCS network across Canada in 1996. In 2001, our PCS license was renewed for a second five-year term.

      We were one of four entities awarded PCS licenses by Industry Canada in 1995. In addition to the PCS license awarded to us, a second national license for 30 MHz of spectrum was awarded at that time to a new PCS operator, Clearnet PCS Inc., and two national licenses for 10 MHz of PCS spectrum each were awarded to the incumbent cellular operators at that time, Rogers and the former members of Mobility Canada.

      Since May 1, 2003, we have carried on our operations through two principal wholly-owned subsidiaries:

•	Solutions, which (1) is the holder of our PCS license, (2) owns our PCS network and operates our wholesale PCS business, and (3) operates our retail PCS business under the Fido® brand name, serving both consumer and corporate customers; and

•	Inukshuk, a company selected to be awarded MCS licenses by Industry Canada in the spring of 2000 that cover some 30 million people in Canada; MCS spectrum allows for the deployment and operation of broadband wireless access networks.

PCS

PCS Business Strategy

      PCS is a generation of wireless telecommunications services based on advanced, secure, digital technology. we currently offer a range of simply priced, affordable packages of feature-rich PCS, including secure digital voice transmission, prepaid services and enhanced customized value-added data services. Since our inception, we have been pursuing a mass-market strategy to position our company as the customer’s preferred source of access for everyday communications needs.

      We commercially launched our PCS services in the greater Montreal area in November 1996 under the Fido brand name. We currently provide PCS coverage in a number of other census metropolitan areas and other communities and regions in Canada, including: St. John’s, Halifax, Québec City, Trois-Rivières, Sherbrooke, Ottawa-Hull, Oshawa, Toronto, Hamilton, St. Catharines-Niagara, Kitchener, London, Windsor, Winnipeg, Regina, Saskatoon, Edmonton, Calgary, Vancouver and Victoria. In addition, our PCS network provides digital network coverage along certain Canadian highway corridors between urban areas and weekend destinations. We estimate that our PCS network covers some 19 million people, or 61% of the Canadian population.

      We are using GSM technology for our PCS network. We believe that GSM has significant advantages over other digital technologies, being a well developed technology. Having been in successful operation for approximately twelve years, GSM has achieved substantial market acceptance. It is the most widely deployed digital wireless voice and data technology in the world and is currently used by 464 on-air networks in 168 countries and territories, providing commercial service to more than 763 million customers, including over 16 million GSM customers in North America. We also believe that GSM network equipment prices and GSM handset prices benefit from greater economies of scale than other digital technologies. We also benefit when GSM subscribers from other networks roam onto our PCS network. Similarly, our customers enjoy the benefits of global roaming on the networks of our GSM roaming partners around the world. We have operational roaming agreements with almost all of the GSM operators in the United States and with 269 GSM operators in 144 countries worldwide.

      Beyond our PCS network coverage, we provide analog roaming capabilities across the networks of other wireless operators in Canada. This increases the effective wireless coverage area available to our customers to some 94% of the Canadian population. Access to analog cellular coverage requires the use of dual-mode (analog-GSM) handsets.

      We had 1,137,724 customers as at September 30, 2003, consisting of 517,064 Fido postpaid service subscribers and 620,660 Fido prepaid service subscribers.

      In order to strengthen our competitive position in the Canadian wireless market, we underwent a thorough revision of our business plan in response to difficult financial market conditions and certain operating realities, primarily the slower-than-expected emergence and adoption of data-related services, and the competitive and operating challenges we faced in acquiring and supporting business accounts. Accordingly, we adjusted our strategic direction to focus primarily on core PCS voice operations within the retail consumer and individual business user market segments. In order to position our wireless service as a preferred means of communication for the mass market, we designed our postpaid service marketing strategy based on specific product attributes, such as big-minute bundles, per-second billing, no contract, worldwide roaming and competitive long-distance rates, while our prepaid service marketing strategy is centered on product features such as flexibility, spending control, simple, convenient and mobile airtime replenishment, postpaid-type rates per-minute pricing and bundled value-added services. In our view, this market positioning should enable us to acquire our fair share of new subscribers and to maximize our cash flow through focusing on certain higher-growth market segments and leveraging existing network infrastructure to offer enhanced voice and certain short messaging service-based data services.

      Some key elements of our proposed business strategy, already or in the process of being implemented, include the following:

(1) scale back activities not related to the retail consumer and individual business users market segments;

(2) allocate resources primarily to PCS activities with a high impact on the customer base; the allocation of resources to non-PCS operations will be kept to a minimum, unless these activities can be self-financed;

(3) target mass-market retail consumer segments with the highest growth potential, such as the youth, young adult and urban professional markets, as well as individual/ business users/ small office/home office business users located in major metropolitan areas using direct-to-consumer distribution channels, including corporate-owned stores, third-party retailers, and a direct sales force;

(4) offer simple, affordable and relevant PCS products, services and devices that meet the everyday personal and business needs of customers, while minimizing operating costs;

(5) decrease the emphasis on data by adopting a “fast-follower” approach to reduce the costs and business risks associated with new product and service development;

(6) leverage the existing customer base by offering a variety of enhanced value-added voice-related and short messaging system-based data services to encourage incremental usage and to maintain current levels of average revenue per user;

(7) provide a superior level of customer service, invest in customer retention programs, and ensure customers are matched to the right payment method to optimize satisfaction and foster loyalty;

(8) focus network improvements primarily on capacity and maintenance, rather than footprint expansion;

(9) increase network capacity on a timely basis to support customer growth requirements and enhance existing network coverage through improvements to signal strength in markets already being served; and

(10) discontinue active solicitation of wholesale business, while continuing to support existing third-party service providers and consider wholesale proposals.

      Our goal is to remain a leading provider of affordable and innovative PCS services in Canada and to position our company as the preferred access network for the mass market. Key elements of our positioning are:

•	Build Awareness of PCS and the Fido Brand Name. We are targeting mass market consumers, individual business users and small — to medium-sized businesses on a segmented basis. We are marketing Fido® as the wireless communications service which provides superior customer value.

•	Offer Superior Products and Services at Affordable Prices. We offer simple packages of affordable, innovative and value- added PCS products and services that meet the everyday personal and business needs of customers. These are made available on a postpaid basis and, for customers seeking an alternative form of payment with added flexibility, on a prepaid basis. We currently offer secure digital voice transmission, two-way e-mail and text messaging, enhanced voice and fax messaging, and a range of call management services. We also offer higher-speed mobile data services based on GPRS technology.

•	Offer Enhanced and Customized Value-Added Services. We believe that we can improve future revenue growth by offering a wide range of enhanced customized value-added voice-related services and data-related services on any existing or future handheld device.

•	Provide Superior Customer Service to Build Loyalty. In order to enhance the level of customer service and to maintain a high level of customer loyalty, we have established our own internal customer service and call center, available seven days a week, to handle customer inquiries concerning activation, services, billing and collections, and network performance. We also offer on-line activation and billing to our customers.

•	Network Enhancements. We have built our PCS network in a cost-effective manner. Our choice of the GSM standard allows us to benefit from a proven technology that is currently commercially available from multiple equipment vendors. We have concentrated our network build-out in Canada’s densely populated urban areas, popular weekend destinations and certain highway corridors between the urban areas to ensure optimal network coverage for our target market segments. Given that our GSM network build-out is substantially completed, future capital spending is expected to be concentrated on ongoing maintenance, increasing capacity to support increasing subscriber usage, as well as on improving signal strength in the markets already served.

•	Wholesale PCS. In order to increase the utilization of our PCS network, we have entered into wholesale service arrangements with non-affiliated companies to use our network to offer bundled wireless services to their customers.

PCS Products and Services

      Monthly airtime packages. We offer two types of monthly price plans for our postpaid PCS service:

      (1) Payable upon receipt of an invoice:

      (a) Anytime

•	200 minutes of airtime for a flat rate of Cdn.$20; or

•	400 minutes of airtime for a flat rate of Cdn.$40; or

•	700 minutes of airtime for a flat rate of Cdn.$70; or

•	1,000 minutes of airtime for a flat rate of Cdn.$100.

      (b) 1,000 Plus:

•	1,000 minutes of airtime during evenings and weekends, 150 weekday minutes of airtime and minute tracker feature, for a flat rate of Cdn.$30; or

•	1,000 minutes of airtime during evenings and weekends, 300 weekday minutes of airtime and minute tracker feature for a flat rate of Cdn.$45; or

•	1,000 weekday minutes of airtime, 150 minutes of airtime during evenings and weekends and minute tracker feature, for a flat rate of Cdn.$50.

      (c) Bundles:

•	300 minutes of airtime, 100 text messages, voice messaging and call display features, for a flat rate of Cdn.$30; or

•	400 minutes of airtime, 200 minutes of long distance within Canada and to the U.S., 50% discount on the rates for international calls, voice messaging and call display features, for a flat rate of Cdn.$45; or

•	1,000 minutes of airtime, unlimited airtime during evenings and weekends, minute tracker, voice messaging with Instant Reply and call display features, for a flat rate of Cdn.$100; or

•	400 minutes of airtime, 5 megabytes of mobile Internet access, voice messaging and call display, for a flat rate of Cdn.$45.

      Customers can add the following options to their Anytime or Bundles monthly package:

(A) unlimited local calls, text messages and chatting between Fido customers for Cdn.$10 per month;

(B) unlimited airtime during evenings and weekends for Cdn.$25 per month;

(C) unlimited airtime during weekends for Cdn.$15 per month;

(D) 200 minutes of long distance within Canada and to the U.S. for Cdn.$15 per month; and

(E) a 50% discount on the rates on international calls for Cdn.$5 per month.

      (d) City Fido:

      In October 2003, we launched Canada’s first home and mobile service in the Greater Vancouver area under the name City Fido™. This service, which is positioned as an alternative to traditional wireline telephone service, includes unlimited local calling on our digital network throughout the entire Lower Mainland of British Columbia, which covers a larger Local Calling Area than the incumbent telephone company. Many customers will have the option of transferring their existing home or single-line business phone number to their City Fido service and keeping their white pages directory listing. We are the first and currently the only wireless company in North America to offer local number portability. We believe that this service adapts particularly well to the needs and lifestyles of single urbanites, young professionals, students, small-office home offices, or SOHOs, and anyone who wants to add the benefit of mobility and a larger local calling area to their local phone service. We are considering extending this service to other Canadian markets in the years ahead.

      For Cdn.$40 per month, City Fido customers can:

•	make and receive an unlimited number of calls on our digital network in their designated zone;

•	use their Fido at home as a traditional phone;

•	make calls while roaming outside their designated zone.

      Customers can add the following options to their City Fido monthly service:

(1) 250 minutes of long distance within Canada and to the United States any time for Cdn.$10 per month;

(2) 850 minutes of long distance within Canada and to the United States any time for Cdn.$25 per month;

(3) 50% off international long-distance calls made from within Canada any time for Cdn.$5 per month;

(4) 500 kilobytes of mobile Internet access and data transmission for Cdn.$5 per month;

(5) 5 megabytes of mobile Internet access and data transmission for Cdn.$25 per month;

(6) unlimited mobile Internet access and data transmission for Cdn.$50 per month.

      All monthly airtime packages include call waiting, call forwarding, conference call features, and a minute tracker feature upon request, unless specifically included. Pay per usage services are also available: text, e-mail and instant messaging at Cdn.$0.10 per message sent or received, as well as information and entertainment messaging and mobile Internet. Other optional services that can be combined with one of our monthly service packages, including City Fido, unless otherwise specifically included, consist of:

(1) call display for Cdn.$3 per month;

(2) voice messaging for Cdn.$3 per month;

(3) call display and voice messaging for Cdn.$5 per month;

(4) business messaging (includes call display, voice messaging and fax messaging) for Cdn.$9 per month;

(5) 50 text or e-mail messages for Cdn.$3 per month;

(6) 100 text or e-mail messages for Cdn.$5 per month;

(7) 1,000 text or e-mail messages for Cdn.$10 per month.

      We also offer, from time to time, promotional monthly airtime packages. As of October 31, 2003, the following promotional monthly airtime packages were available:

•	the Fido-to-Fido package, offering unlimited local calls, text messages and chatting between Fido subscribers, 100 weekday minutes of airtime, and 1,000 minutes of airtime during evenings and weekends for a flat rate of Cdn.$25.

•	the Voice and Data package, offering 100 weekday minutes, 1,000 evening and weekend minutes, 5 megabytes of mobile Internet access, 50 text messages, and three months of free data transmission for a flat rate of Cdn.$45.

•	the Unlimited 30 package, offering 150 weekday minutes, unlimited airtime during evenings and weekends, and minute tracker for a flat rate of Cdn.$30.

•	The Unlimited 45 package, offering 350 weekday minutes, unlimited airtime during evenings and weekends, 250 minutes of long distance within Canada and to the United States, and minute tracker for a flat rate of Cdn.$45.

      (2) Payable before receipt of an invoice:

      In line with our objective to make wireless telephony accessible to all Canadians, we launched a new payment option that allows more customers to enjoy the benefits of monthly airtime packages by paying for them in advance. This service platform gives first-time wireless customers with little or no credit history access to a postpaid rate plan, but without the working capital risk for us. Customers seeking greater flexibility and control over their wireless spending now have a practical alternative to prepaid service that offers per-second billing and real-time account tracking on-line. Our FCP package also includes the minute tracker feature that sends customers free text messages to advise them of their airtime usage and inform them of their account balance. Payment can be made through pre-authorized debit of a credit card or bank account, or by telephone or in person at one of our points of sale. When customers activate their Fido FCP service, we deposit Cdn.$5 in the customer’s account for extras such as long distance, text messages, e-mail messages, and additional minutes. A Cdn.$50 management fee applies when service is activated. The following FCP packages are currently available:

•	200 minutes of airtime for a flat rate of Cdn.$20; or

•	the Fido-to-Fido package for a flat rate of Cdn.$25; or

•	150 weekday minutes, 1,000 evening and weekend minutes for a flat rate of Cdn.$30.

      All monthly airtime packages are billed on a per second basis, do not require a contract, and include call waiting, call forwarding, conference calling, and minute tracker feature upon request, unless specifically included. Pay per usage services are also available: text, e-mail and instant messaging at Cdn.$0.10 per message sent or received, as well as information and entertainment messaging and mobile Internet.

      Beyond the bundled minutes, additional airtime is charged at the rate of Cdn.$0.20 per minute for all monthly price plans, except for the Anytime and Bundles 1,000 minutes price plans where additional airtime is charged at a rate of Cdn.$0.10 per minute. Long distance calls made from Canada to anywhere in Canada and the United States are billed at Cdn.$0.10 per minute, while overseas rates are priced competitively with those of incumbent wireline telephone and alternative long-distance carriers. We charge a single roaming rate of U.S.$0.20 per minute for our customers roaming in the United States. We regularly bundle our airtime packages with selected service options to deliver superior value to our targeted customer segments.

      Per-minute Prepaid PCS Voice Service. In 1998, we introduced a prepaid wireless service whereby customers can purchase in advance of their usage airtime vouchers for a fixed validity period. We currently offer various airtime vouchers:

•	$15 with a 15 day validity period and a per minute rate of 15 cents;

•	$20 with a 20 day validity period and a per minute rate of 5 cents during evenings and weekends and 40 cents weekdays;

•	$30 with a 30 day validity period and a per minute rate of 15 cents;

•	$10 with a 30 day validity period and a per minute rate of 30 cents;

•	$40 with a 40 day validity period and a per minute rate of 5 cents during evenings and weekends and 40 cents weekdays; and

•	$25 with a 60 day validity period and a per minute rate of 30 cents.

      All prepaid airtime is usable any time of the day or week, and has been charged on a per-minute basis since September 16, 2002. Prepaid service includes call waiting, call forwarding, standard voice messaging and call display as well as text and e-mail messaging at Cdn.$0.10 per message sent and received. Information and entertainment messaging are also available on a pay per use basis. The flexible nature of our prepaid pricing options has been designed to enable the two main prepaid customer target segments, the youth and young adults, to better control their monthly expenditures and benefit from greater perceived value.

      In recognition of the prepaid customer’s need for simple, convenient, and mobile airtime replenishment, we introduced a new service in October 2002 called InstantRefill. This is a text message-based payment service that alerts Fido prepaid customers when their account balance is low and allows them to use their wireless handset to purchase additional airtime instantly by a pre-authorized bank account debit or by credit card. Customers can also purchase additional prepaid airtime at any of our retail points of purchase by credit card directly through the customer service center, or through most Canadian Imperial Bank of Commerce banking machines. Long-distance calls made by prepaid customers are charged at the same rate as for monthly postpaid price plans.

      PCS Data Service. We completed deployment of our GPRS network in 2001. Once fully optimized, according to our GPRS suppliers, the technology is expected to allow for throughput data rates of up to 115 kilobytes per second. As a result, we have defined a host of new services and products that enable customers to gain access to wireless data applications. In September 2001, we became the first Canadian wireless provider to provide the next generation of mobile data services based on GPRS wireless technology, and the first to introduce, in conjunction with T-Mobile USA Inc., data roaming capabilities in the North American market. Our data-capable devices enable mobile access to the Internet, e-mail, and personal information management tools at various speeds. The following data-only GPRS usage plans are currently available:

•	$50 per month for unlimited usage;

•	$25 per month for 5 megabytes, with each additional megabyte at Cdn.$10; and

•	$5 per month for 500 kilobytes.

      GPRS-based data services are also available on a pay-per-use basis charged at 3¢ per kilobyte. In addition, we have identified a number of market-specific mobile data applications beyond the basic offering of “always on” Internet connectivity. The focus for business users is e-mail access and personal information management tools, while interactive services such as gaming and instant messaging are projected to be attractive to the consumer market.

      We believe that, as data transmission technologies develop, a number of additional potential uses for such services will emerge.

      GSM Technology Features. Our choice of GSM digital technology enables us to offer the following services and features:

•	Secure Communications. Sophisticated GSM encryption algorithms that vary with each call provide increased call security to protect users against eavesdropping and significantly reduce the risk of cloning of subscriber information.

•	Call Management. Our PCS network offers call management services including call display, call waiting, call forwarding, call blocking, caller identification blocking and call conferencing.

•	Enhanced Battery Performance. GSM handsets consume, on average, less power than analog handsets. In contrast to analog handsets, which transmit at a constant rate of power, GSM handsets are able, for example, to determine the distance between a handset and a cell site and vary the wattage of the handset accordingly. This extends the amount of time a battery can be used on GSM networks without having to be recharged. According to manufacturers, some GSM handsets can deliver up to four hours of talk time and six days of standby time without recharging.

•	Enhanced Wireless Data Transmission. Digital networks are capable of simultaneous voice and data communications. We currently offer basic enhanced wireless data transmission services, such as two-way alphanumeric short messaging service, GPRS and fax messaging.

•	Subscriber identification module. Our GSM handsets hold a subscriber identification module, or SIM card, that contains a microprocessor which protects against fraudulent use by identifying and authenticating each subscriber. The SIM card can also store details of the user’s services subscribed, telephone number, personalized directory and notifications of voice and data messages received. In addition, the SIM card will enable a subscriber roaming on another GSM network to have access to comparable services. However, certain of these features are not available while customers are roaming on other GSM networks or on an analog cellular network.

•	Ease of Use. We provide easy to use, intuitive, menu-driven handsets from different manufacturers, such as Sony Ericsson Mobile Communications AB, Nokia Products Limited, Siemens Canada Ltd. and Motorola Canada Limited, that enable customers to make full use of the features available on GSM. Microcell also provides over-the- air service activation or subscriber profile management by transmitting changes in a subscriber’s feature package of services, including mobile number assignment, directly to the SIM card in the subscriber’s handset.

•	Worldwide Roaming. Our subscribers are able to roam on to other GSM networks, operating either at the same 1900 MHz frequency, or on a different frequency through the use of a multi-band GSM handset. This roaming capability gives subscribers access to PCS service when traveling around the world. Access to roaming service requires us to enter into roaming agreements with other GSM operators. We have operational roaming agreements in place with almost all of the GSM operators in the United States and with more than 269 GSM operators in 144 countries worldwide.

Subscriber Base

      The chart below provides an annual summary of our PCS subscribers and annual subscriber growth since 1997:

Year Ended December 31st	Subscribers		Net Increase		% Increase

1997	65,667		63,637		3,134.8%
1998	282,174		216,507		329.7%
1999	584,487		302,313		107.1%
2000	922,527		338,040		57.8%
2001	1,209,210		286,683		31.1%
2002	1,164,521	(1)	(44,689	)(1)	(3.7	%)(1)
As at September 30, 2003	1,137,724		(26,797)		(2.3%)

(1)	During the second quarter of 2002, we removed 90,000 inactive prepaid customers from our retail customer base. We define inactive prepaid customers as those who have not made or received a call for a period of more than 30 days. The 90,000 figure represents approximately the average monthly number of inactive accounts in our prepaid customer base in the last twelve months preceding the second quarter of 2002. By excluding these inactive accounts from the reported customer base, we believe that we are providing a more accurate representation of our quarterly prepaid operating statistics for average revenue per user and average monthly usage.

Sales and Marketing

      The guiding principle driving our marketing strategy is that “Fido simplifies life”. We offer an array of innovatively-designed and affordable wireless services that meet the everyday personal and business needs of our customers. The Fido® brand plays a key role in product positioning, having differentiated itself in the Canadian wireless market by being perceived as savvy and trendy, yet at the same time trustworthy, customer-friendly, and innovative. We use market-wide research to identify our best potential and most profitable, high-growth market segments, and to understand consumers’ needs and preferences in developing and delivering the right products and services in the most cost efficient manner.

      Products and services that are simple and easy to use reduce the need for customer service and optimize customer satisfaction. As a result, we enjoy a low cost of customer maintenance and a high level of efficiency in our call center operations. Unlike our Canadian competitors, we generally do not require long-term contracts. We also provide a 15-day satisfaction guarantee, bill our monthly airtime (postpaid) service by the second, and offer big-minute airtime bundles at affordable per-minute rates that can be used anytime and anywhere Fido PCS service is available.

      We use a segmented approach in acquiring and servicing customers. This approach is intended to support the growth of our core wireless voice business, as well as our entry into the emerging wireless data market. As wireless penetration increases beyond the current penetration rate, the mass-market retail consumer is expected to make up a higher percentage of new net additions. We believe that Canada’s urban and suburban markets, where more than two-thirds of the Canadian population lives, are likely to be the most receptive markets for PCS going forward. Given this context, we are well positioned with the strength and positioning of our Fido® brand, combined with attractive monthly packages and per-minute prepaid offers, which have allowed us to achieve strong positions within the youth and young adult market — age 15-24 — and the young professionals’ market — age 25-34 — two of the segments with the highest growth potential in Canada.

      In order to make PCS more affordable, we subsidize the sale of handsets — a practice also used by other Canadian wireless operators. Research has shown that a key driver of customer acquisition is handset selection and style. This factor is taking on greater importance as handset life cycles shorten. The Fido handset and device portfolio includes some leading-edge handsets, some launched as exclusive to Fido. Our current handset and device line-up consists mainly of devices from Sony Ericsson, Nokia, Siemens, Motorola and Danger.

      By establishing preferred business relationships with certain handset suppliers, we are able to obtain better pricing and limited-time exclusivity on some of their newest devices. We have positioned our postpaid service among high-value customers as a preferred means of communication, providing them with the added benefits of mobility, personalization of service, and Internet connectivity. We do this in part through an attractive handset line-up with high functionality that is fairly priced. We have positioned our per-minute prepaid service to allow an alternative means of payment with comparable value and services to the monthly plans, yet with greater control over expenditures. By segmenting Fido service in this manner, we expect to better match potential customers to the most appropriate method of payment. We expect this to result in improved customer satisfaction and retention.

      With a relatively lower penetration rate of voice-based wireless service in Canada than in many other markets around the world, for example Europe and the United States, we believe there remains good growth potential for wireless services in Canada, including for wireless data services. Data-services revenue in the wireless market has been slow to materialize due to a lack of consumer-oriented applications and devices. Our management believes that the penetration rate of data-related services will increase concurrently with the increase in the penetration rate of wireless services in Canada as awareness of data-related services grows with the commercial availability of a larger and wider variety of new and affordable devices.

      Short messaging services, instant messaging services, gaming applications, and the introduction of feature-rich, highly functional and affordable handsets are all projected to increase the level of wireless data-services traffic and usage.

Customer Service

      We recognize that superior customer service is vital in contributing to the long-term success of our business by helping to establish a loyal base of satisfied customers. Accordingly, we have made customer service and satisfaction essential elements of our operating philosophy. Providing timely and accurate information concerning services, network coverage, billing and customer account information, as well as responding to general inquiries and correspondence, are important elements of a comprehensive customer service program that promotes customer goodwill.

      We maintain a highly sophisticated monitoring and control system, a staff of customer service personnel and a well-trained technical staff to handle both routine and complex questions as they arise. These resources are available to customers seven days a week. Since 2002, we have offered on-line billing services whereby our customers have access to billing information and have the ability to pay their invoices via the Internet. Our trained staff is located in stores and kiosks to promote our PCS products and services and provide information to customers. Each sales and customer service representative participates in a customized training program.

Distribution Network

      We develop and maintain a distribution network that allows us to exert significant influence over the message delivered to our customers in order to set the right expectations for the customer and to control the cost of acquisition. We have more than 5,500 points of sale at the retail level. These points of sale include corporate-owned stores and kiosks as well as third-party outlets, such as The Telephone Booth, Future Shop, and Wal-Mart. Our retail distribution network is also comprised of voucher-replenishment-only outlets through more than 3,000 Canadian Imperial Bank of Commerce automated teller machines.

GSM Network

      Our PCS network, based on the GSM technology, covers approximately 19 million people, or 61% of the Canadian population. We have completed the greater part of our digital PCS network deployment plans and, going forward, will analyze, on a case-by-case basis, the merits of further deployment of the network. Future network deployment plans will focus on enhancing capacity and coverage, as well as improving signal strength in the markets already being served in order to support subscriber growth and current service level parameters.

      We have already deployed our GSM network along certain Canadian highway corridors between urban areas and weekend destinations. However, due to the high cost of PCS network build-out and the lack of necessary scale economies, we generally do not build our PCS network in sparsely-populated areas or in low-traffic density areas. Analog cellular networks currently serve many of these areas. We have an analog roaming agreement with the former members of Mobility Canada, whose analog cellular networks are estimated to cover approximately 94% of the Canadian population. This agreement gives us extended coverage to areas outside the PCS network range. We expect that cellular providers will continue to offer analog cellular coverage for the foreseeable future. PCS customers using dual-mode handsets providing both analog and GSM service do not, however, have access to certain of the features and functions of PCS while operating on an analog cellular network.

      We have designed our PCS network to operate exclusively in the 1900 MHz frequency range. With 30 MHz of contiguous spectrum, we have been able to design our PCS network so that its base station sites are appropriately spaced and located to provide optimal cost-effectiveness and continuous service throughout coverage areas. We believe that this design permits our PCS network to provide high quality service even at cell edges. In addition, we are using mini- and micro-base stations, off-air repeaters and in building distributed repeaters to cost-effectively improve the quality of outdoor and in-building coverage.

      In 2001, we upgraded our entire GSM network to offer GPRS, an over-the-air system for transmitting data on GSM networks. GPRS is a wireless technology standard that supports data communication through devices that enable “always on” Internet connectivity. GPRS technology converts wireless data into standard Internet packets, enabling interoperability between the Internet and a mobile wireless network. The GPRS method of transporting data optimizes network capacity by using bandwidth only when it is needed. In addition, several data transmissions from different users can share the same channel. The end result is next-generation technology that will allow end-users to cost-effectively remain constantly connected, and to send and receive data much faster.

Suppliers

      Network Equipment Vendors. We entered into a supply and installation contract dated as of December 20, 2001, as amended, with Nortel Networks Corporation a for the purchase by Solutions of GSM products and eligible services from Nortel. This Nortel agreement, containing no purchasing commitment, generally provides for our purchase of hardware, software and services related to our GSM network and expires on December 31, 2004.

      We are also entered into a supply and installation contract with Ericsson Canada Inc. for the purchase by Solutions of PCS products from Ericsson. This Ericsson agreement, containing no purchasing commitment, generally provides for our purchase of hardware, software and services related to our PCS network and expires on December 31, 2003. We have undertaken pursuant to the Ericsson agreement to purchase GPRS systems from Ericsson on an exclusive basis until the earlier of:

(1) the purchase by us of a total of 100 megabytes per second of GPRS capacity for our PCS network and

(2) June 8, 2004.

      Handset Suppliers. We do not manufacture any of the handsets used in our operations. The high degree of compatibility among different manufacturers’ models of handsets allows us not to be dependent upon any single source of handsets. The handsets used in our operations are available for purchase from multiple sources, and we anticipate that such equipment will continue to be available in the foreseeable future. We are purchasing handsets primarily from Nokia, Siemens, Sony Ericsson, Motorola and Danger.

Intellectual Property

      Fido® is a trademark registered by Solutions in Canada with the Registrar of Trademarks. We have registered Microcell Solutions®, Microcell Connexions® and Microcell® as trademarks in Canada with the Registrar of Trademarks. We file applications for registration of the trademarks that we intend to use in our business. We intend to take appropriate measures to protect intellectual property that we develop. Under the Trade-Marks Act

(Canada), the registration of a trademark takes effect on the date the certificate of registration is issued and continues to be in effect for a period of 15 years; such registration is renewable.

Broadband Wireless Internet

      In August 1999, we formed Inukshuk in conjunction with Look Communications Inc., or Look, a Canadian wireless cable operator and an independent Internet service provider. Inukshuk applied for new spectrum in the 2500 MHz range from Industry Canada to build a high-speed Internet Protocol-based wireless network across Canada, using MCS technology in 13 regional service areas. In the first quarter of 2000, Industry Canada selected Inukshuk to be awarded 12 of the 13 MCS licenses, with the exception of the province of Saskatchewan, covering a territory in which approximately 30 million Canadians live. On December 21, 2001, Industry Canada confirmed Inukshuk’s licenses for a 10-year term, with a renewal date in March of 2011.

      Look and we initially each owned 50% of the issued and outstanding shares of Inukshuk. On January 29, 2001, we acquired all of the shares of Inukshuk held by Look for an aggregate consideration of Cdn.$150 million. Inukshuk is now a wholly owned subsidiary of Solutions.

      Inukshuk’s objective is to become Canada’s premier wholesale provider of broadband wireless access. To accomplish this, Inukshuk will offer broadband services across a wireless MCS network infrastructure. In Canada’s north, Inukshuk will work with its regional business partner, Nunanet Worldwide Communications Ltd. Inukshuk’s MCS network will be available on a wholesale basis to third party service providers. Inukshuk also intends to leverage our management and operating expertise, distribution channels, network assets, customer care, back office support and other strengths and assets.

      In accordance with the learning plan filed with its license applications, Inukshuk will invest the greater of 4% of its adjusted annual gross revenues or two times its license fees for the development of connectivity to outlying areas and feature and media rich learning content. To ensure the successful implementation of its learning plan, Inukshuk has created committees with members of the learning committees across Canada, which will advise Inukshuk on its learning plan implementation and recommend projects to be funded by Inukshuk.

      In Canada, high-speed Internet and other broadband services are currently provided by incumbent telephone companies with DSL technology, cable television operators and some new entrant telecommunications companies. Service is principally available in Canada’s urban markets. Approximately 25% of Canadian households received high-speed Internet services in 2002 and the market is projected to continue to grow. Given this context of continued growth, Inukshuk’s MCS is projected to provide an attractive and competitive alternative to cable and DSL networks, as well as to extend broadband access to areas not currently covered by wireline systems.

      We had planned to build the MCS networks directly through Inukshuk. However, due to the current challenging capital market conditions, which have made raising financing difficult, Inukshuk has suspended building the MCS network on its own for the time being. Inukshuk is, however, continuing to seek partners to finance the build-out of an MCS network, but there can be no certainty any arrangements will be successfully concluded.

      As part of these arrangements with third parties, Inukshuk announced, on November 19, 2003, the creation of a new venture with Allstream Inc. and NR Communications, LLC. The new company will build a MCS network to offer high speed Internet, IP-based voice and local networking services using broadband wireless access technology. Each party will own one-third of the new company, which will operate as an independent entity.

      The parties will contribute a combination of cash, assets and services to the venture, representing a total value of Cdn.$135 million. Contributions to the venture will be made in two phases. During the first phase, which started November 19, 2003, Allstream Inc. will inject Cdn.$5 million in cash and services, NR Communications will contribute the equivalent of Cdn.$5 million in network equipment, and Inukshuk will contribute the use of 60 MHz of its MCS licensed spectrum. This phase will allow parties to validate technological and commercial acceptance and to develop a detailed business plan. In the second phase, which is subject to certain conditions and planned for mid-2004, Allstream Inc. will invest up to an additional Cdn.$10 million in cash and Cdn.$30 million in services (national IP network, local access facilities and other network elements), NR Communications will provide Cdn.$40 million of network equipment; and Inukshuk will contribute 60 MHz of its MCS licensed spectrum to the venture. The initial network roll out will begin by the end of 2003, with the first commercial service launches planned for early 2004. Broader deployment of the venture’s network will be undertaken following an evaluation at the end of the initial roll out period.

Competition

      PCS Business. Competition in the wireless communications industry is intense. Competition for subscribers among wireless providers is based principally upon effective branding and marketing, the services and features offered, the technical quality of the wireless system, customer service, system coverage, capacity, handset selection and functionality, and price. The wireless communications industry is experiencing significant technological change, as evidenced by the increasing pace of upgrades of existing wireless networks from analog to digital, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences.

      Today, our PCS voice and data services compete principally with the incumbent cellular operators, Rogers, Telus and the Bell Mobility Partners, which offer both cellular and PCS services.

      We were one of four entities awarded PCS licenses by Industry Canada in 1995. In addition to us, a second national license for 30 MHz of spectrum was awarded to Clearnet, another new PCS operator, and two national licenses for 10 MHz of spectrum each were awarded to Canada’s incumbent cellular operators, with one license awarded to Rogers, and the second to the former members of Mobility Canada, including Telus and the Bell Mobility Partners.

      The competitive environment in Canada has changed since 1995. After the restructuring of Mobility Canada in the late 1990s, the members of Mobility Canada were allowed to compete in each others’ incumbent serving territories. Clearnet was acquired by Telus in 2000, and Telus later acquired control of QuébecTel Group Inc. in 2001. Also in 2001, Industry Canada conducted an auction of additional PCS spectrum. Each of Rogers, Telus and the Bell Mobility Partners purchased PCS spectrum in the auction. Following all these events, what has remained is a Canadian wireless industry structure, both PCS and cellular, comprised effectively of four national players:

•	Microcell, with our national PCS license;

•	Rogers, with a national 25 MHz cellular license and national PCS licenses;

•	the Bell Mobility Partners, with 25 MHz cellular licenses in their incumbent serving territories, covering essentially all of Canada, excluding British Columbia, Alberta and Eastern Québec, and PCS licenses nation-wide; and

•	Telus, with nation-wide PCS licenses and 25 MHz cellular licenses in its incumbent serving territories, covering essentially British Columbia, Alberta and Eastern Québec. Telus also currently operates an analog specialized mobile radio wireless communications network and a digital enhanced specialized mobile radio network at 800 MHz.

      In 1996, Rogers entered into a long-term strategic alliance with AT&T Corporation and its then affiliated companies, including AT&T Wireless Services, Inc. The agreement includes the licensing of the AT&T brand for use in connection with the marketing of Rogers’ wireless services. Rogers first launched its digital services using time division multiple access technology. It has since completed an overlay of the time division multiple access network with GSM technology. Rogers continues to operate an analog cellular network across Canada.

      The Bell Mobility Partners and Telus are using code division multiple access technologies for their digital cellular and PCS networks. Telus and the Bell Mobility Partners both also continue to operate analog cellular networks in their incumbent serving territories. On October 17, 2001, Telus, Bell Mobility and Aliant Telecom Wireless, a Bell Mobility partner in Atlantic Canada, concluded digital roaming arrangements for code division multiple access technologies in their respective licensed service areas.

      We believe that our 30 MHz allotment of contiguous PCS spectrum enables us to provide customers with bandwidth-intensive applications, including high-speed data transmission services. We believe that our PCS handsets are competitively priced as compared to digital and dual-mode handsets of comparable size, weight and features. In order to compete effectively with our competitors who subsidize the sale of their analog cellular and digital handsets, we subsidize the sale of our PCS handsets.

      Additional Competition. New spectrum may be licensed, and new technologies may be developed, which could provide additional competition to us. For example, mobile satellite systems, with transmissions from mobile units to satellites, could augment or replace transmissions to land-based stations. Even though such systems are designed primarily to serve remote areas, a mobile satellite system could possibly augment or replace communications within segments of land-based wireless systems.

      In addition, PCS is increasingly seen as competing with local wireline telephone services for voice and data traffic. Wireline substitution, whereby PCS customers use wireless for their principal or only telephony needs, is becoming increasingly common.

      Wireless Internet Business. The incumbent local exchange carriers, through use of DSL technology, and licensed cable operators are currently the dominant players in the provision of broadband access to the Internet in Canada.

Research & Development

      As a condition of its PCS license, Solutions is to invest at least 2% of adjusted gross revenues derived from its 2 GHz PCS operations, on PCS-related research and development averaged over the five years of the current PCS license term, which runs until 2006.

Regulation

      Radiocommunication Act. The use of radio spectrum for our PCS and Inukshuk’s MCS network operations is subject to regulation and licensing by Industry Canada pursuant to the Radiocommunication Act and the ownership and operation of cellular, PCS, MCS and other radiocommunication systems in Canada are subject to ongoing oversight of Industry Canada.

      The Radiocommunication Act provides Industry Canada with wide discretion to issue radio licenses for the operations of radio apparatus and spectrum licenses for the use of radio spectrum within a defined geographic area, establish technical standards in relation to radio equipment and plan the allocation and use of radio spectrum taking into account the orderly development and efficient operation of radiocommunications in Canada and the orderly establishment and modification of radio stations. Industry Canada also has the discretion to amend the terms and conditions of licenses to ensure the orderly development and efficient operation of radiocommunications in Canada.

      Radio and spectrum licenses are issued for a term and may be renewed at Industry Canada’s discretion. They may be suspended or revoked for cause, on notice and after giving the license holder a reasonable opportunity to make representations, where Industry Canada is satisfied the holder has contravened the Radiocommunication Act, the regulations or the terms or conditions of its licenses. Revocation is rare and licenses are usually renewed upon expiration. Despite this, there can be no assurance that our PCS license and our MCS licenses will be renewed upon their expiry.

      Industry Canada has traditionally assigned portions of the radio spectrum on a first-come, first-served basis. However, in instances where the expressed demand for a given allocation of spectrum exceeded the amount available, a comparative selection process was introduced to identify which of the various proposed systems would be authorized, based on relative merit.

      In February 1996, Industry Canada announced the results of a licensing review process. A more streamlined version of the selection process was retained for certain spectrum allocations. At the same time, Industry Canada announced an alternative auction process, to be used in certain instances.

      As part of the PCS licensing policy established by Industry Canada in 1995, a spectrum aggregation limit, or “spectrum cap” was put in place, restricting to 40 MHz the amount of mobile spectrum any one licensee and its affiliates could hold in a specific geographic area. In 1999, the mobile spectrum cap was raised to 55 MHz and modified in 2003 to allow enhanced specialized mobile radio spectrum to count for no more than 10 MHz under the spectrum cap. In October of 2003, Industry Canada initiated a consultation to review the spectrum cap rules, which if altered would allow incumbent operators, including Microcell, to access new spectrum bands and future allocations for advanced wireless services.

      PCS License Conditions and Fees. On April 15, 1996, Solutions was informed of the conditions attached to its PCS license, which had an initial term of five years. On March 29, 2001, Industry Canada renewed our PCS license for a second five-year term, commencing on April 1, 2001. The conditions attached to the renewed term of our PCS license remained unchanged from those of the initial term. However, Industry Canada also indicated as part of the PCS license renewal its intention to initiate a review of the cellular and PCS license terms, fees and conditions (see further below). Industry Canada has the power to make amendments to the existing terms and conditions of license and fee structure.

      Our existing PCS license conditions require Solutions to:

(1) substantially meet the deployment plan contained in its initial license application and offer a reasonable level of service in all regions of Canada;

(2) substantially honor the research and 2% of adjusted gross revenue from its PCS activities on PCS-related research and development, as defined by Revenue Canada, averaged over the course of the PCS license term — “adjusted gross revenue” is defined as total service revenues less inter-carrier payments, bad debts, third party commissions, and provincial and federal taxes collected);

(3) substantially honor all other commitments made in its detailed application;

(4) comply with the Canadian ownership and control provisions and notify Industry Canada of any change that would materially affect its ownership or control in fact, such notice to be given in advance for transactions known to us;

(5) submit annual reports indicating, among other things, continued compliance with the PCS license conditions;

(6) from the inception of service, provide for and maintain lawful interception capabilities as authorized by law, unless forborne from so doing;

(7) comply with the transition policy and relocation procedure for the relocation of incumbent microwave stations;

(8) offer PCS resale throughout its service area to PCS licensees on a non-discriminatory basis;

(9) comply with the provisions set out in the Interim Sharing Agreement between Industry Canada and the Federal Communications Commission of the United States concerning the use of the 2 GHz frequency range; and

(10) obtain site specific authority prior to installing or operating any 2 GHz PCS base station.

      Solutions paid annual license fees for our PCS license of approximately Cdn.$23 million in 2002. Annual PCS license fees are Cdn.$900/MHz per base station for wide area systems and Cdn.$9/MHz per base station for limited area systems. The dollar amount of Solutions’ annual license fees will therefore increase proportionately to the rate at which Solutions adds cell-sites to its PCS network.

      On December 21, 2001, Industry Canada launched a public consultation process to review the cellular and PCS licenses conditions, terms and fees, with the release of Canada Gazette Notice DGRB-004-02, “Consulta-

tion on a New Fee and Licensing Regime for Cellular and Incumbent Personal Communications Services (PCS) Licensees”. Issues raised for consultation included the following:

•	to extend the cellular and PCS licenses to ten-year terms from the current five, meaning the PCS license term would be extended to 2011 from the current 2006 expiry date;

•	to allow the cellular and PCS licensees to benefit from more liberal spectrum disposition rights, including the ability to transfer in whole or in part the assigned spectrum in both the geographic and spectral — bandwidth — domains, subject to, however, any applicable spectrum caps;

•	to modify the current cellular and PCS license fee regime from one requiring payment on a site by site basis to a “spectrum license”, whereby a licensee pays for total spectrum assigned;

•	that there be no fee distinction between PCS and cellular spectrum; that is, for each assigned MHz, cellular and PCS licensees will be charged the same fee. Based on the transitional figures proposed in the Licensing Review document, 30 MHz of national PCS spectrum, such as Solutions holds today, would attract annual “spectrum license” fees of Cdn.$45 million in 2011; and

•	to maintain the obligation that analog roaming and resale be offered by cellular licensees to PCS licensees.

      While the changes to the cellular and PCS license conditions and fees proposed in the consultation process have not been adopted, Industry Canada has stated its intention for any revisions eventually adopted following the consultation to be in effect by April of 2004. There can be no assurance, if there are any changes to the PCS license terms, conditions or fee structure eventually introduced, that these will not materially impact Microcell.

      Although revocation is rare and licenses are usually renewed upon their expiration, there can be no assurance that the PCS license will be renewed upon its expiry, nor can there be any assurance that the PCS license term, conditions or fees, following the consultation mentioned above, or established at the end of the PCS license term, will not differ in a way that affects the operations or costs of Solutions in a material way.

      MCS Licenses Conditions and Fees. In March of 2000, following a comparative selection process, Inukshuk was selected by Industry Canada to be licensed for MCS in twelve license service areas across Canada.

      On December 21, 2001, Inukshuk was issued ten-year MCS licenses running to March 31, 2011, for the twelve license service areas. The MCS licenses cover territory that encompasses the provinces of Alberta, British Columbia, Ontario, Québec, Newfoundland and Labrador, Prince Edward Island, Nova Scotia and New Brunswick and the Nunavut, Yukon and Northwest Territories. The MCS license conditions require Inukshuk, from the date of licensing, to:

(1) adhere to the rollout plans made in its initial detailed license application, as amended by Inukshuk’s letter to Industry Canada dated December 5, 2001;

(2) adhere to the learning plan as contained in its detailed application, or as agreed to in writing by the committees made up of representatives of the learning community and Inukshuk;

(3) comply on an ongoing basis with applicable Canadian ownership and control eligibility criteria — currently as prescribed in the Radiocommunication Act — and provide notice to Industry Canada in advance, if possible, of any change that would materially affect its ownership or control in fact;

(4) use the assigned spectrum in accordance with the Canadian Table of Frequency Allocations and Industry Canada’s spectrum policy for MCS;

(5) ensure that radio apparatus are installed and operated in compliance with Health Canada’s limits of exposure to radio fields;

(6) mark antenna structures, where applicable, in accordance with recommendations of Transport Canada;

(7) consult with appropriate land use authorities prior to installation of significant antenna structures, and delay any installation pending an Industry Canada review to consider whether negotiations are at an impasse;

(8) comply with the terms and conditions of any approval given by Industry Canada in respect of sites for radio apparatus;

(9) ensure that radio apparatus are installed and operated in accordance with technical standards specified by Industry Canada;

(10) comply with existing and future international coordination or notification regulations and procedures;

(11) comply with the transition policy and relocation procedure for the relocation of incumbent stations;

(12) comply with requests from Industry Canada for technical details of hub stations;

(13) obtain approval from Industry Canada, following full review by Industry Canada, for any application to transfer or assign the licenses, including any disposition of the rights and obligations of the licenses and any change which would have a material effect on the ownership or control in fact of the licensee;

(14) pay the annual MCS license fees before March 31 for the subsequent year;

(15) submit annual reports for the first five years following issuance of the licenses indicating, among other things, continued compliance with the license conditions; and

(16) submit semi-annual interim reports indicating system implementation and learning plan progress for the first two years of the license terms.

      Annual MCS license fees are Cdn.$1.30/MHz per 1,000 households for each licensed service area. For all twelve MCS licenses, Inukshuk paid annual license fees of Cdn.$1,267,734 in 2002.

      In November 2001, Industry Canada announced, consistent with an earlier determination by the Federal Communications Commission of the United States, that Canada would allow both fixed and mobile applications in the MCS spectrum band. Industry Canada plans to initiate a public consultation in the future on licensing considerations arising from this change. There can be no assurance that conditions of the MCS licenses, including the license fee structure following any follow-up consultation, will not change materially, which could affect Inukshuk’s operations or costs. On April 2, 2003, recognizing extenuating circumstances surrounding the telecommunications environment, Industry Canada extended timelines for Inukshuk’s MCS system development and learning plan to March 31, 2004.

      Telecommunications Act. As a telecommunications common carrier (i.e., a facilities-based telecommunications company) operating in Canada, Solutions is a “Canadian carrier” as defined by the Telecommunication Act and is therefore subject to regulation by the CRTC. Inukshuk is also expected to be a Canadian carrier. The CRTC’s jurisdiction extends to the regulation of rates and the terms and conditions pursuant to which telecommunications services are provided by Canadian carriers, the exchange of telecommunications traffic between carriers, inter-carrier arrangements and ownership of Canadian carriers. The CRTC is also mandated to establish the appropriate rules for entry into new markets and the regulation of competitive telecommunications markets. Powers conferred to the CRTC include the ability to exempt classes of Canadian carriers from the application of the Telecommunications Act and to forbear from exercising certain regulatory powers with respect to certain classes of services if the CRTC is satisfied that exemption or forbearance is consistent with Canadian telecommunications policy objectives, and if the service or class of service is or will be subject to competition sufficient to protect the interest of users. Exemption or forbearance may be subject to conditions. For example, in most of its forbearance decisions, the CRTC has eliminated the request for carriers to file tariffs and inter-carrier agreements for approval but has retained its powers to rule on complaints of undue preference or anti-competitive behavior.

      Under the current rules established by the CRTC, a wireless carrier may carry on business as a Wireless Service Provider, including both facilities-based service providers and resellers under the regulatory regime established for wireless services, or it may take advantage of the regulatory framework for the local services generally by electing to become a competitive local exchange carrier, being a facilities-based new entrant in the local exchange market, on an area-by-area basis. Certain obligations and benefits are brought about by becoming a competitive local exchange carrier including “co-carrier” status with the incumbent local exchange carriers. It is also possible for a wireless carrier to operate as a facilities-based service provider and reseller in some areas and as a competitive local exchange carrier in others, as Solutions is currently doing.

      Regulatory Framework for Wireless Services. On December 23, 1996, the CRTC issued Decision 96-14 regarding the regulation of facilities-based service providers and resellers. The CRTC decided, subject to certain conditions, to refrain or forbear from exercising many of its regulatory powers, including its rate-setting powers, with respect to mobile wireless voice services interconnected with other public networks provided and offered by Canadian carriers other than the incumbent local exchange carriers. The CRTC considered it necessary to retain the power to impose certain conditions such as confidentiality of customer information and to ensure that providers of such services, including cellular, PCS and enhanced specialized mobile radio, do not unjustly discriminate against other service providers or subscribers, or confer any undue or unreasonable preference with respect to access to their networks or generally with respect to the provision of the services.

      Regulatory Framework for Local Services. In May 1997, the CRTC issued Telecom Decision 97-8, “Local Competition” which set out the initial terms and conditions for competition in the local telecommunication services market. Many of the implementation issues associated with the introduction of local services competition were referred to the CRTC interconnection steering committee, an industry organization formed to assist in developing information, procedures and guidelines as may be required in implementing local competition. We participate actively in this committee. Decision 97-8 establishes a technology neutral comprehensive regulatory framework that addresses key issues necessary to permit competition in the local services market. Decision 97-8 has been modified from time to time by subsequent CRTC decisions and orders. The following is a summary of the major features of Decision 97-8 as it is expected to have an impact on our business.

      In the local services market, the CRTC considers competitive local exchange carriers to be carriers of equal stature with, and not merely customers of, the incumbent local exchange carriers. Accordingly, the CRTC mandated that incumbent local exchange carriers and competitive local exchange carriers terminate each others’ traffic originating within the same incumbent local exchange carrier exchange based on mutual compensation “bill and keep” arrangements. These arrangements do not require the local exchange carrier originating traffic to compensate another local exchange carrier for terminating its local traffic unless there is a substantial traffic imbalance for a significant period of time. In areas in which terminating traffic is at a substantial imbalance, local exchange carriers charge each other for the imbalance in traffic termination at cost-justified rate levels approved by the CRTC.

      The CRTC determined that incumbent local exchange carriers and competitive local exchange carriers must provide at least one suitably equipped point of interconnection with other telecommunications providers within each incumbent local exchange carrier local exchange in which the local exchange carrier provides service. Certain elements of this determination are currently under review by the CRTC. The point of interconnection is the location where local exchange carriers’ respective networks interconnect for the exchange of traffic. The CRTC also directed that local exchange carriers should share the cost of this interconnection equally. This is accomplished through the terms of interconnection agreements between competitive local exchange carriers and incumbent local exchange carriers or other competitive local exchange carriers. In order to provide service, competitive local exchange carriers require access to or the use of certain discrete and essential elements of the incumbent local exchange carriers’ local exchange network, referred to as unbundled facilities. The CRTC determined that other facilities of the incumbent local exchange carriers’ networks, though not essential, were nevertheless necessary during the early years of competition, and directed the incumbent local exchange carriers to make them available to competitive local exchange carriers at cost-based rates as if they were essential.

      The CRTC considers competitive local exchange carriers to be “non-dominant carriers”. As such, they are not subject to the same degree of regulation as incumbent local exchange carriers and are not required to file tariffs for their rates for end-customer services. However, the CRTC requires competitive local exchange carriers to assume certain regulatory obligations, including obtaining CRTC approval of interconnection agreements and tariffs for services provided to other carriers (as opposed to end-customers). In addition, competitive local exchange carriers must provide equal access for their end-customers to long distance providers that offer services in the same territory served by the competitive local exchange carrier, and interconnection to all carriers, including long distance carriers, facilities-based service providers and resellers and other local exchange carriers operating in the same territory. This access must be available at terms, conditions, rates and charges no less favorable than those offered by the local incumbent local exchange carriers. Competitive local exchange carriers are also required to:

•	implement local number portability, which permits an end-customer to move from one local exchange carrier to another without changing telephone numbers;

•	provide emergency 911 service;

•	provide message relay service for the hearing impaired; and

•	satisfy various other regulatory requirements designed to protect customers’ privacy and ensure that customers receive adequate service information.

      Solutions received interim CRTC approval of its competitive local exchange carrier tariffs on September 8, 2000, a condition precedent necessary to achieving competitive local exchange carrier status. Since September of 2001, Solutions has been converting to competitive local exchange carrier status from facilities-based service provider and reseller status across the country, and is now operating as a CRTC-approved competitive local exchange carrier in all of our principal operating exchanges. On March 7, 2003, the CRTC granted final approval to the terms and conditions of our tariffs, and interim approval of the rates therein.

      Contribution Obligations. In November 2000, with Telecom Decision 2000-745, the CRTC announced a reform of the contribution collection mechanism, whereby telecommunications service providers subsidize the cost of local telecommunications service in certain high-cost regions. Previously, contribution was paid on a per long distance minute basis or comparable per interconnection trunk basis. Since January 1, 2001, telecommunications service providers, including facilities-based service providers and resellers and competitive local exchange carriers, have been required to pay a percentage of their Canadian telecommunications service revenues, less certain deductions, such as inter-carrier payments, as contribution. In its November 22, 2002, Telecom Decision 2001-71, the CRTC approved on a final basis this rate for 2002 at 1.34%, and also set the interim rate for 2003 at 1.3%.

      Foreign Ownership Restrictions. Solutions and Inukshuk are required, as radiocommunication carriers and by the conditions of their respective licenses, to comply with the Canadian ownership and control provisions. The Canadian ownership and control provisions must also be respected by Solutions and Inukshuk to maintain their eligibility to operate as Canadian carriers under the Telecommunications Act and to hold and have renewed our PCS license and MCS licenses.

      The Canadian ownership and control provisions require Solutions and Inukshuk to be Canadian-owned and controlled corporations incorporated or continued under the laws of Canada or a province of Canada. Solutions and Inukshuk are deemed to be Canadian-owned and controlled as long as:

(1) not less than 80% of the members of their respective boards of directors are individual Canadians;

(2) Canadians beneficially own not less than 80% of their respective issued and outstanding voting shares; and

(3) they are not otherwise controlled in fact by non-Canadians.

      A “Canadian” is defined to include a Canadian citizen who is ordinarily resident in Canada, a permanent resident of Canada, various Canadian government agencies, various qualified trusts, mutual insurance companies, and corporations in which Canadians beneficially own and control in the aggregate not less than 66 2/3% of the issued and outstanding voting shares and which are not otherwise controlled in fact by non-Canadians.

      In our case, as the ultimate parent corporation of both Solutions and Inukshuk, the Canadian ownership and control provisions require, for Solutions and Inukshuk to be considered eligible thereunder, that not less than 66 2/3% of our issued and outstanding voting shares be owned by Canadians, and that we not otherwise be controlled in fact by non-Canadians. A voting share for purposes of the Canadian ownership and control provisions means a share or class of shares of a corporation carrying voting rights under all circumstances or by reason of an event that has occurred and is continuing or by reason of a condition that has been fulfilled and includes a security that is convertible into such a share at the time that a calculation referred to in that clause is made.

      We may restrict the issue, transfer and ownership of shares, if necessary, to ensure that we remain in conformity with the Canadian ownership and control provisions. For such purposes, in particular but without limitation, we may, in accordance with the provisions of the Canadian ownership and control provisions, to the extent applicable:

(1) refuse to accept any subscription for any voting shares;

(2) refuse to allow any transfer of voting shares to be recorded in our share register;

(3) suspend the rights of a holder of voting shares to vote at a meeting of our shareholders; and

(4) sell, repurchase or redeem any voting shares.

      Our articles of incorporation provide that we may, in connection with the issue, or transfer of ownership, of voting shares in our capital, take any action, or refuse to take any action, as the case may be, to the extent necessary to ensure that any of our subsidiaries is and continues to be eligible to operate as a Canadian carrier under the Telecommunications Act or to be issued, to hold and to renew radio authorizations or radio licenses under the Radiocommunication Act, if and only to the extent that the business activities of such subsidiary require such eligibility.

      Solutions, Inukshuk and we may not otherwise be controlled by non-Canadians. In other words, non-Canadians cannot exercise control in fact over these companies. The test for determining control has been applied in a negative fashion. That is, reviews have focused on whether non-Canadians have control, not whether Canadians control, the carrier in question. Any one determinant may not necessarily amount to control, but the cumulative effect of several determinants may influence whether de facto control is being exercised by non-Canadians.

      Our failure to comply with the requirements relating to the Canadian ownership and control provisions may affect the ability of Solutions and Inukshuk to operate as Canadian carriers and to hold and have renewed our PCS license and the MCS licenses. We believe that we and our subsidiaries currently comply with the Canadian ownership and control provisions.

      In November 2002, Industry Canada initiated a review of the Canadian ownership and control provisions. The review was conducted by the House of Commons Standing Committee on Industry, Science and Technology, and it determined that the restrictions on foreign participation in the telecommunications sector set out in the Canadian ownership and control provisions are no longer appropriate, and their removal is needed. Industry Canada has proposed that the Government of Canada respond to the recommendations in the Spring of 2004. There is no assurance that the Standing Committee recommendations will lead to modifications to the Canadian ownership and control provisions.

Organizational Structure

      The following chart illustrates, as of September 30, 2003 the intercorporate relationship among the Microcell and our subsidiaries, and the percentage of voting rights held or controlled by us. All these companies were incorporated under the CBCA, except for Telcom Investments Inc., which was incorporated under the laws of the State of Delaware.

Properties and Equipment

      We lease approximately 512,000 square feet of office space in Montreal, which houses staff of our principal office, switching office, computer rooms and national network operations center; of the 512,000 square feet that we lease in Montreal, approximately 83,407 square feet of office space is currently subleased to third parties. We also lease 1,340 square feet of space in Quebec city, 2,161 square feet for warehouse in Ottawa, 34,433 square feet of space in Toronto, 17,225 square feet of space in Vancouver, 18,536 square feet in Calgary, 1,508 square feet of space in St. Catherines-Niagara, 1,216 square feet in Kitchener, 726 square feet of space in Edmonton, 1,859 square feet of space in Saskatoon, 820 square feet of space in Victoria, 2,269 square feet of space in Windsor, 4,440 square feet of space in Winnipeg, 5,921 square feet of space in Halifax, 10,627 square feet of space in Mississauga, 2,270 square feet of space in Regina, 10,745 square feet in New Westminster and 200 square feet of space in St. John’s, Newfoundland for business offices and switching offices. In addition, we lease approximately 1,850 antenna sites and own six antenna sites.

      In most instances, we own the assets essential to our operations, including transmitters, microwave systems, antennae, electronic transmission receiving and processing accessories and other network equipment, including switches, radio channels, base station equipment, microwave facilities and PCS equipment. We generally lease land and space on buildings for the placement of antenna towers and also lease the premises on which our switches are located, principally under long term leases. We either own the operating systems and software related to these assets or use them under license. Substantially all of our assets are subject to various security interests in favor of our lenders.

      Environmental protection requirements applicable to our operations are not expected to have a significant effect on our capital expenditures, earnings or our competitive position in the current or future fiscal years.

Legal Proceedings

      On April 10, 2002, ASP, a former service provider of Solutions, filed a notice of arbitration pursuant to an agreement that ASP had with Solutions. ASP claims in the notice of arbitration that Solutions has breached its agreements with ASP and that it therefore suffered damages in the amount of Cdn.$18.5 million, which ASP is claiming from us. We consider ASP’s claim as frivolous and unfounded in fact and in law and intend to vigorously contest it.

      Furthermore, we are involved from time to time in routine legal and regulatory proceedings incidental to our business. We do not believe that such proceedings will have, individually or in the aggregate, a materially adverse effect on us.

MANAGEMENT

Board of Directors

      The table below sets forth the name, principal occupation and date of the appointment of each actual member of our current board since the implementation of the Plan on May 1, 2003.

Director of
Name	Principal Occupation	Microcell Since

André Bureau	Chairman of the Board of Microcell and of Astral Media Inc.	May 1998
André Tremblay	President and Chief Executive Officer of Microcell	May 1995
Charles Sirois	Chairman and President of Telesystem Ltd.	December 1993
James Continenza	President and Chief Executive Officer of Teligent, Inc.	May 2003
Christian Dubé	Senior Vice-President and Chief Financial Officer of Domtar Inc.	May 2003
Gary Goertz	Corporate Director	May 2003
Robert Latham	President of RFL Consulting	May 2003
Paul McFarlane	Corporate Director	May 2003
I. Berl Nadler	Partner with Davies Ward Phillips and Vineberg LLP	May 2003
Steven D. Scheiwe	President of Ontract Advisors Inc.	May 2003
Lorie Waisberg	Corporate Director	May 2003

Pursuant to the Plan: (1) Mr. André Bureau, Mr. Jim Continenza, Mr. Christian Dubé, Mr. Gary Goertz, Mr. Robert Latham, Mr. Paul McFarlane and Mr. I. Berl Nadler were nominated by the secured creditors; (2) Mr. Steven D. Scheiwe and Mr. Lorie Waisberg were nominated by the noteholders; and (3) Mr. Charles Sirois was nominated by the Old Board. See “Composition of the Board” below for more details on the nomination of the directors on our current board.

      The principal occupation of each director during the past five years is as follows:

      André Bureau was appointed a director of Microcell on May 8, 1998. Since May 14, 2003 Mr. Bureau has been Chairman of Microcell. Since December 1997, he has been Chairman of the board of Astral Media Inc., Canada’s largest operator of English and French specialty, pay and pay-per-view television services. Astral also owns 24 radio stations in Quebec and the Atlantic provinces of Canada, as well as Astral Affichage, for outdoor advertising, and was President and Chief Executive Officer of Astral Broadcasting Group Inc. from 1993 until October 2001. Mr. Bureau is also counsel at Heenan Blaikie LLP. Before 1989, Mr. Bureau was Chairman of the CRTC.

      André Tremblay has been President and Chief Executive Officer of Microcell since May 1995 and was Chairman of Microcell from August 10, 1999 to March 9, 2000. Mr. Tremblay has been actively involved in the telecommunications industry since 1989. Prior to 1989, Mr. Tremblay was a tax partner and member of the management committee of Raymond, Chabot, Grant, Thornton, a Canadian accounting firm.

      Charles Sirois has been a director of Microcell since December 9, 1993. Mr. Sirois was the Chairman of Microcell until May 1, 2003. Since 1990, Mr. Sirois has been Chairman and President of Telesystem Ltd., an entrepreneurial private equity company of which his is the founder and principal shareholder. Mr. Sirois is also Chairman of Telesystem International Wireless Inc. From 1992 to February 2000, Mr. Sirois was Chairman and Chief Executive Officer of Teleglobe Inc., a leading global provider of broadband services with the most extensive global Internet network. From 1988 to 1990, Mr. Sirois was Chairman and Chief Executive Officer of BCE Mobile Inc. He currently sits on the board of directors of the Canadian Imperial Bank of Commerce and is Chairman and CEO of Enablis Entrepreneurial Network, a non-profit organization sponsored by the G8 DotForce. He was also a member of the G8 dot force, of the National Broadband Task Force and was a founding member of the Washington-based Global Information Infrastructure Commission.

      James Continenza has been a director of Microcell since May 1, 2003. Mr. Continenza is Chief Executive Officer and a director of Teligent, Inc. a full service facilities based communications company offering small and medium size business customers local and long-distance telephony, high speed data and internet access services. Prior to September 2002, Mr. Continenza was Chief Operating Officer and a Director of Teligent, Inc. From September 2000 to May 2001, Mr. Continenza served as Senior Vice-President Strategic Operations of Teligent, Inc. Prior to joining Teligent, Inc., Mr. Continenza was President and Chief Executive Officer of Lucent Technologies Product Finance where he worked for eleven years with Lucent and its predecessor AT&T. Mr. Continenza holds a degree in business administration from the University of Wisconsin.

      Christian Dubé has been a director of Microcell since May 1, 2003. Mr. Dubé is Senior Vice-President and Chief Financial Officer of Domtar Inc., the third largest integrated manufacturer and marketer of fine paper in North America. From 1996 to 1998 he was Vice-President Corporate Development of Domtar Inc. Mr. Dubé is a director of Norampac Inc. and of NB Capital Corporation. He has been a Chartered Accountant since 1979 and holds a bachelor’s degree in business administration from Laval University.

      Gary Goertz has been a director of Microcell since May 1, 2003. Mr. Goertz was Executive Vice-President, Finance and Chief Financial Officer of MDS Inc., the largest health and life science company in Canada from September 1999 to February 2003. From March 1994 to August 1999, Mr. Goertz was Executive Vice-President & CFO of Telus Corporation Inc., formerly BCT.Telus Communications Inc. Mr. Goertz is a Chartered Accountant. Mr. Goertz is also a director and chairman of LabStat International and is a trustee of Associated Brands Income Fund and Associated Brands Operating Trust.

      Robert Latham has been a director of Microcell since May 1, 2003. Since April 2001, he has been the President of RFL Consulting, a company providing consulting advice to small entrepreneurial companies and other organizations developing and expanding new business. Since December 2002, he has been the Chairman of Objectworld Technologies Ltd. From February 2001 to April 2001 he was Chairman and Chief Executive Officer of Axxent Inc. a telecommunications company in Canada where he also served as President and Chief Executive Officer from September 1999 to February 2001. From January 1998 to September 1999, he was President of ORBCOMM Global L.P. a telecommunications company based in Dulles, Virginia. He also served as Executive Vice-President of ORBCOMM from April 1997 to January 1998. From February 1996 to February 1997, Mr. Latham was Managing Director, Telecom for Bell Canada International Management Ltd., U.K. From April 1996 until November 1996, Mr. Latham was seconded to Mercury Communications Limited in London England, a facilities-based carrier, as the Managing Director, Commercial Service. Mr. Latham spent the previous 28 years with Bell Canada in a wide variety of Sales, Marketing, Operations, Customer Service and Regulatory assignments. During this period, he was the President and CEO of Bell Cellular from August 1986 until August 1991 and responsible for the Signature Service Organization from July 1992 until October 1994.

      Paul McFarlane has been a director of Microcell since May 1, 2003. Since May 1998, Mr. McFarlane has been a director of Brookfield Properties Corporation. He was also Senior Vice-President of the Canadian Imperial Bank of Commerce from February 1994 to December 2002 and prior to 1994, Mr. McFarlane held various positions with the Canadian Imperial Bank of Commerce.

      I. Berl Nadler has been a director of Microcell since May 1, 2003. Mr. Nadler has been a partner of Davies Wards Phillips & Vineberg LLP in Toronto since 1984 and is a member of the firm’s management committee. Mr. Nadler is a graduate of the Faculty of Law McGill University (B.C.L., L.L.B.) and the Harvard Law School.

      Steven D. Scheiwe has been a director of Microcell since May 1, 2003. Mr. Scheiwe is currently President of Ontrac Advisors Inc., a consulting firm providing analysis and management services to private equity groups, privately held companies and fund/traders of distressed corporate debt issues. Mr. Scheiwe has also been a director of Nucentrix Broadband Communications, Inc. since May 2001, Neff Corporation since May 2001 and Metrocall Holdings, Inc. since October 2002. From April 1999 to May 2001, Mr. Scheiwe was the Chief Executive Officer and a director of Teletrac Inc., a provider of wireless fleet management location and communication services. From January 1996 to April 1999, Mr. Scheiwe was Vice-President, General Counsel and Secretary of Teletrac Inc.

      Lorie Waisberg has been a director of Microcell since May 1, 2003. Mr. Waisberg is also a director of McWatters Mining Inc., Chemtrade Logistics Income Fund and Specialty Foods Group Income Fund. From August 2000 to October 2002, Mr. Waisberg was Executive Vice-President Finance and Administration of Co-Steel Inc., a steel manufacturer. Prior to that, Mr. Waisberg was a partner at the law firm of Goodmans LLP and predecessor firms in Toronto, Ontario, where he had been partner since 1974.

Officers of Microcell

      The following table indicates the name of the present officers of Microcell, along with their positions held with Microcell.

Name	Office	Principal Occupation

Alain Rhéaume	President and Chief Operating Officer of Solutions	President and Chief Operating Officer of Solutions
André Tremblay	President and Chief Executive Officer	President and Chief Executive Officer of Microcell
Dean Proctor	Vice-President, Regulatory Affairs	Vice-President, Regulatory Affairs of Microcell
Gaétan Jacques	Interim Vice-President, Sales, Solutions	Interim Vice-President, Sales of Solutions
Jacques Leduc	Chief Financial Officer and Treasurer	Chief Financial Officer and Treasurer of Microcell
Jocelyn Côté	Vice-President, Legal Affairs and Assistant Secretary	Vice-President, Legal Affairs and Assistant Secretary of Microcell
Michel Cordeau	Secretary	Lawyer
Pierre Bonin	Chief Information Officer, Solutions	Chief Information Officer of Solutions
René Bousquet	Interim Vice-President, Marketing, Solutions	Interim Vice-President, Marketing of Solutions
Robert Fortier	Vice-President and Corporate Controller	Vice-President and Corporate Controller of Microcell
Carl Dexter	Vice-President, Network Services, Solutions	Vice-President, Network Services, of Solutions
Bruno Péloquin	Vice-President, Customer Relations and Operations, Solutions	Vice-President, Customer Relations & Operations of Solutions

      The principal occupation of each officer (other than André Tremblay) during the past five years is as follows:

      Alain Rhéaume was appointed President and Chief Operating Officer of Solutions on May 1, 2003. He was President and Chief Executive Officer of Microcell’s PCS division from February 12, 2001 to April 30, 2003. From June 1996 to February 2001, Mr. Rhéaume was Chief Financial Officer and Treasurer of Microcell and from May 1998 to February 2001, he was also Executive Vice-President, Corporate Services. Prior to joining Microcell, Mr. Rhéaume had worked for the Government of the Province of Québec at the Ministry of Finance since 1974. Mr. Rhéaume was Deputy Minister of Finance from 1992 to 1996 and prior to that he was Associate Deputy Minister of Finance from November 1988 to October 1992.

      Dean Proctor has been Vice-President of Microcell since February 1996. Prior to joining Microcell, Mr. Proctor practiced law in Montreal and Ottawa, focusing on broadcasting and telecommunications matters. He is a Director of the Wireless Communications Association, based in Washington, D.C., and acts as Microcell’s Privacy Ombudsman. Mr. Proctor graduated from the University of Saskatchewan with a Bachelor of Arts degree in 1984 and received bachelor degrees in Common Law and Civil Law from McGill University in 1988. Mr. Proctor is a member of the Bars of Québec and Ontario.

      Gaétan Jacques was appointed Vice-President of Microcell on August 10, 1999. Mr. Jacques is interim Vice-President, Sales of Solutions since June 2003 and was, prior to that, Vice-President, Human Resources of the Company. Before joining Microcell, Mr. Jacques was Director, Human Resources at the Canadian Broadcasting Corporation from 1993-1994 and from 1994-1999, General Manager, Technical Products and Engineering at the CBC. He also has worked for several large corporations, including Stone-Consolidated, where he performed various duties in human resources and quality management. Mr. Jacques holds an MBA and a bachelor’s degree in Industrial Relations.

      Jacques Leduc was appointed Chief Financial Officer and Treasurer of Microcell on February 12, 2001. From May 1999 to February 2001, Mr. Leduc was Vice-President Finance of Microcell. From January 1995 to May 1999, he was Director, Financial Planning of Microcell. Prior to joining Microcell, Mr. Leduc was the Corporate Controller and Officer of a privately owned business in the manufacturing and food industry from 1990 to 1995. Mr. Leduc holds a master’s degree in business administration from HEC Montréal, which was formerly known as École des Hautes Études Commerciales (University of Montreal). He also holds a bachelor’s degree in business administration from the University of Québec in Montreal and was admitted by the Canadian Institute of Chartered Accountants in 1986.

      Jocelyn Côté was appointed Vice-President of Microcell on August 10, 2001 and Assistant Secretary on May 10, 2001. From February 1998 to August 2001, Mr. Côté was Director, Legal Affairs of Microcell. Prior to joining Microcell, he was, from 1997 to 1998, legal counsel at Le Groupe Vidéotron Ltd. and, prior to that, practiced corporate and tax law at the law firm Stikeman Elliott in Montreal. Mr. Côté holds a law degree from Laval University and a master’s degree in Taxation from Sherbrooke University. Mr. Côté is a member of the Bar of Québec.

      Michel Cordeau was appointed Secretary of Microcell on May 8, 1998. Mr. Cordeau was, from February 1996 to August 2001, Vice-President, Legal Affairs of Microcell. From March 1996 to May 1998, he was Assistant-Secretary of Microcell. Mr. Cordeau is also legal counsel for Telesystem Ltd. Mr. Cordeau was a partner of the law firm of Hickson, Martin, Blanchard in Québec City, where he practiced corporate and bankruptcy law from 1974 to 1999. Mr. Cordeau holds a law degree and a master’s degree in Law from Laval University. Mr. Cordeau is a member of the Bar of Québec.

      Pierre Bonin was appointed Chief Information Officer of the Company on December 12, 2000. Prior to joining Microcell, Mr. Bonin worked for Bell Canada from 1987 to 2000 where he held various senior management positions, including Vice-President, Information Technology and Vice-President, Finance and Administration. Mr. Bonin holds an MBA from HEC Montréal, which was formerly known as École des Hautes Études Commerciales (University of Montreal), and other computer sciences degrees.

      Robert Fortier was appointed Vice-President of the Company on August 9, 2002. From January 1995 to August 9, 2002, Mr. Fortier was Director, Corporate Controller of Microcell. Mr. Fortier chaired the Taxation Committee of the Canadian Wireless Telecommunications Association from 1997 until 2002. He holds a Bachelor’s degree in Accounting from the Université du Québec à Trois-Rivières and has been a member of the Ordre des comptables agréés du Québec since 1983.

      René Bousquet joined Microcell in March 1996 and held the position of Director with the Financial Planning and Corporate Planning departments before becoming Vice-President, Finance of Solutions in May 2002 and interim Vice-President, Marketing of Solutions in June 2003. Prior to joining Microcell, Mr. Bousquet held a number of management positions in marketing, including Director at PricewaterhouseCoopers. Mr. Bousquet holds a Bachelor’s degree in Business Administration (Marketing and Finance) from the Université de Sherbrooke and a Master’s degree in Business Administration from the same institution.

      Carl Dexter joined Microcell in January 2001 as Vice-President, National Network and Services Operation. Mr. Dexter has 26 years of experience in the telecom industry, mainly at MTT, now Aliant Telecom, in Nova Scotia. The last position he held at MTT was that of Vice-President, Network Operations and Customer Services. Immediately prior to joining Microcell, Mr. Dexter was Vice-President, Operations Support, of the international wireless operating companies of Telesystem International Wireless.

      Bruno Péloquin joined Microcell in 1997 and is Vice-President, Customer Relations and Operations, Solutions. Prior to joining Microcell, Mr. Péloquin held positions in eastern and western Canada as Regional

Director of Sales and Operations with United Parcel Service Canada Ltd. He was also Vice-President, Operations, with Diners Club/enRoute.

Compensation

     Remuneration of Directors

      For the fiscal year ended December 31, 2002, directors of Microcell who were not officers or employees of Microcell or our subsidiaries or of a shareholder for whom they were the designated nominees received Cdn.$10,000 per year as well as an attendance fee per board or committee meeting. The chairman of the board of Old Microcell received a fee of Cdn.$240,000 and each committee chairman, except for the special committee chairman, received a fee of Cdn.$2,000 per year. The directors of our current board receive a yearly fee of Cdn.$35,000, plus an attendance fee per board or committee meeting. Members of the committees of our current board receive a fee of Cdn.$2,000 per year. The chairman of our current board receives an annual fee of Cdn.$150,000. The chairman of the human resources, corporate governance and audit committees receive respectively a fee of Cdn.$2,000, Cdn.$2,000 and Cdn.$6,000 per year. We have no service contracts with our directors.

     Remuneration of Members of Special Committee

      At the time of the establishment of the special committee, compensation in respect of the members of the special committee was based in part upon attendance at meetings. However, in light of the difficulties of administering such a method of compensation given the frequent communications among the members of the special committee, the compensation was amended, with effect from September 1, 2002, to be Cdn.$10,000 per month, with the chairman of the special committee receiving an additional amount of Cdn.$40,000 per month. No amounts based upon the number of meetings of the special committee were payable in addition to these monthly fees. The members of the special committee were also entitled to reimbursement of reasonable out of pocket expenses incurred in the course of performing their functions. The mandate of the special committee was subsequently expanded to include the powers of our human resources committee and the term of the special committee’s mandate was extended and expired on May 1, 2003.

     Remuneration of Executive Officers

      The table below shows certain compensation information for the respective fiscal years ended December 31, 2002, 2001 and 2000 for Mr. André Tremblay, president and chief executive officer of Microcell, and certain other executive officers of Microcell. This information includes the dollar value of base salaries, bonus awards, long-term incentive plan payments, the number of options granted, and certain other compensation, if any, whether paid or deferred.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation Award

					Awards		Payouts

					Securities		Long-Term
					Under	Restricted	Incentive
				Other Annual	Options/	Shares or	Program	All Other
		Salary	Bonus	Compensation	SARs	Restricted	Payouts	Compensation
Name and Principal Position	Years	(Cdn.$)	(Cdn.$)	(Cdn.$)(1)	Granted(2)	Share Units	(Cdn.$)	(Cdn.$)(5)

André Tremblay	2002	514,654	169,950	—	—	—	—	405,000
President, Chief Executive	2001	498,077	247,500	—	531,681	—	—	—
Officer and Director	2000	398,462	200,000	—	—	—	—	—
Alain Rhéaume	2002	374,423	101,250	—	—	—	—	271,250
President and Chief	2001	344,956	138,200	—	348,443	—	—	80,000
Operating Officer, Solutions	2000	279,423	127,500	—	—	—	—	—
Pierre Bonin(4)	2002	249,770	60,000	—	—	—	—	89,000
Chief Information Officer,	2001	223,558	82,200	—	160,647	—	—	—
Solutions	2000	—	—	—	—	—	—	—
Jacques Paquin(3)	2002	236,596	50,745	—	—	—	—	225,000
President and Chief Operating	2001	214,615	77,400	—	87,500	—	—	—
Officer, Inukshuk	2000	194,617	75,500	—	—	—	—	—
Jacques Leduc	2002	219,768	52,800	—	—	—	—	157,000
Chief Financial Officer and	2001	206,249	72,700	—	226,058	—	—	—
Treasurer	2000	164,519	52,000	—	—	—	—	—
Sean Dalton(6)	2002	209,769	37,800	—	—	—	—	70,000
Vice-President, Marketing,	2001	199,904	54,000	—	112,539	—	—	—
Solutions	2000	194,617	49,000	—	—	—	—	—

(1)	The aggregate value of perquisites and other benefits does not exceed, for each named executive officer, the lesser of Cdn.$50,000 or 10% of the total salary and bonus.

(2)	Indicates the number of options granted under the stock option plan of Old Microcell, which we refer to as the old stock option plan, during the relevant year.

(3)	Mr. Paquin’s employment with Inukshuk was terminated in December 2002.

(4)	Mr. Bonin began employment with the Company in February 2001.

(5)	All other compensation for 2002 represents payments under our retention plan for key employees, as described below, except in the case of Mr. Paquin for whom it represents severance payments related to the termination of his employment. In the case of Mr. Rhéaume, the amount for 2001 was paid in respect to his relocation to Montreal. In order to receive payments under the retention plan, each named executive officer was required to remit for cancellation the following number of options granted under the Old Stock Option Plan: André Tremblay — 126,348; Alain Rhéaume — 88,443; Pierre Bonin — 60,647; Jacques Leduc — 53,066; and Sean Dalton — 50,539.

(6)	Mr. Dalton’s employment with Solutions was terminated on June 13, 2003.

Option Grants in last Financial Year

      No stock option grants were made to the directors and the executive officers named above under the old stock option plan during the financial year ended December 31, 2002.

Aggregate Option Exercises in Last Financial Year and Financial Year-End Option Values

      The following table summarizes, for each of the executive officers named above, the number of stock options under the old stock option plan, if any, exercised during the financial year ended December 31, 2002, the aggregate value realized upon exercise and the total number of unexercised options, if any, held at December 31, 2002. Value realized upon exercise is the difference between the fair market value of the underlying class B non-voting shares of Old Microcell on the exercise date and the exercise or base price of the option. Value of unexercised in-the-money options at financial year-end is the difference between its exercise or base price and the closing fair market value of the underlying class B non-voting shares of Old Microcell on December 31, 2002, which was Cdn.$0.10 per share. These values, unlike the amounts set forth in the column “Aggregate Value Realized”, have not been, and may never be, realized. There can be no assurance that these values will be realized. Unexercisable options are those which have been held for less than the time required for vesting. The old stock option plan, and all options issued pursuant thereto, were cancelled on May 1, 2003 pursuant to the Plan.

					Value of Unexercised
			Unexercised Options at		“in-the-Money”*
			December 31, 2002		Options/SARs at
			(#)		December 31, 2002
	Securities Acquired	Aggregate Value
	on Exercise	Realized(1)
Name	(#)	(Cdn.$)	Exercisable	Unexercisable	Exercisable	Unexercisable

André Tremblay	—	—	495,500	195,166	—	—
Alain Rhéaume	—	—	274,750	175,250	—	—
Pierre Bonin	—	—	75,000	125,000	—	—
Jacques Paquin	—	—	86,251	—	—	—
Jacques Leduc	—	—	57,888	158,012	—	—
Sean Dalton	—	—	65,500	36,500	—	—

(1)	Aggregate value realized is calculated using the closing price of the class B non-voting shares of Old Microcell on the TSX on the date of exercise.

(2)	The value of unexercised “in-the-money” options is calculated using the closing price of the class B non-voting shares of Old Microcell on the TSX on December 31, 2002, less the exercisable price of “in-the-money” options.

*	“in-the-money” options are options for which the market value of the underlying securities is higher than the price at which such securities may be bought from Old Microcell.

Pension Plans for Executive Officers

      We have not implemented a pension plan. There is only a deferred profit sharing plan under which we make a defined contribution for the employees. No contribution under such plan was made in 2002.

Employment Agreements

      We are a party to employment contracts with Mr. André Tremblay, Mr. Alain Rhéaume and Mr. Jacques Leduc which provide that in the event of termination by us without just and sufficient cause, lay-off following a major change or resignation within 30 days of a major change, they are entitled to receive an amount equal to two years’ base salary, increased by their target bonus, and to exercise all vested and unvested options to acquire our shares. However, in the event termination by us without just and sufficient cause or lay-off following a major change occurs after September 30, 2004, Mr. Leduc is entitled to receive an amount equal to one year’s base salary, increased by his target bonus, which is generally consistent with our employment arrangements with all of our executive officers in such circumstances. Mr. Pierre Bonin is entitled to exercise all vested and unvested options in the case of a layoff or resignation within 30 days following a major change.

      In the context of the review of our capital structure in 2002, we amended and restated the terms and expanded the scope of our existing retention program for key employees in order to mitigate the risks related to other recruiting activities and to maintain in our employment the employees necessary for the successful completion of our recapitalization. Amounts payable by us under our retention program were equal to the annual compensation of each employee and were payable in installments until August 2003, to the extent the employee continued to be employed at the date of each payment.

Executive Compensation Policy

      A total compensation policy was introduced in 1994 to recognize and reward individual contributions to our short-term and long-term success and also ensure that we offer competitive compensation. This compensation policy was reviewed in 2002 and certain adjustments were made to ensure that it remained competitive with the industry.

      According to this policy, executive compensation is based on three major components: base salary, benefits and incentive compensation. We aim to provide base salaries and benefits targeted at a selected market median level as well as incentive programs designed to bring executive total compensation in the upper quartile upon the achievement of superior results. Incentive compensation is awarded through plans and criteria approved by the Human Resources Committee.

      The benefits consist of standard deferred profit sharing plan and insurance coverage arrangements and allowance for certain expenses.

Short-Term Incentive Compensation

      The short-term incentive compensation offers bonuses tied to our financial performance and the achievement of strategic corporate and business unit objectives established on a yearly basis.

      In the case of the named executive officers, incentive bonuses range from 30% to 90% of base salary when the financial and strategic objectives are achieved. When such objectives are exceeded, bonuses are higher; when the objectives are not met, the incentive bonuses are lower, or they may not be paid at all under certain circumstances.

      The human resources committee reviewed and recommended to the board of Old Microcell the approval of the 2002 bonuses on the basis that management’s performance did not entirely meet the set of objectives presented to the board of Old Microcell at the beginning of the year.

Long-Term Executive Compensation

      The long-term incentive component is made up of our stock option plan.

Old Stock Option Plan

      Introduced in 1994 and revised from time to time, the old stock option plan was designed to motivate employees to share interest with the Old Microcell’s shareholders over the long-term and provided salary-linked stock option grants. It was of limited duration and was subject to human resources committee review to ensure maintenance of its market competitiveness. With the implementation of the Plan on May 1, 2003, the old stock option plan, and all outstanding options issued pursuant thereto, were cancelled.

      The old stock option plan provided for the issuance of options to employees to purchase class B non-voting shares of Old Microcell. Each participant in the old stock option plan was entitled to receive one grant of options per year, except for certain classes of participants who may only receive one grant of options per 3-year period. The number of options was based on the grant amount value for a class of employees multiplied by a factor of between 0 and 1.5 depending on the individual contribution of the employee and divided by the reference price fixed by the board of Old Microcell on or around July 1 of each year. The first year began on July 1, 2001 and the reference price was set at Cdn.$35.00. During 2001, the class of employees eligible to be participants in the old stock option plan was extended to almost all employees as a result of the overall review of the compensation policy.

      Pursuant to the old stock option plan, options for no more than 19,000,000 class B non-voting shares of Old Microcell could be granted. The exercise price of the options was determined by the board of Old Microcell at the time of granting the options, subject to compliance with the rules of all stock exchanges on which the class B non-voting shares were listed and with all relevant securities legislation.

      Options granted pursuant to the old stock option plan were exercisable as to 25% of the options on the first, second, third and fourth anniversaries of the date of the grant. Options were exercisable for a period of seven years from the date on which they are initially granted.

      Any option granted pursuant to the old stock option plan lapsed 30 days after the date on which the holder thereof ceased to be an officer, director or employee of Old Microcell or of one of its subsidiaries. In the event of death, any option held by the optionee lapsed 180 days after the date of such death.

New Stock Option Plan

      With the implementation of the Plan on May 1, 2003, a new stock option plan of Microcell has been adopted. No further approval or ratification by shareholders will be sought or required in connection therewith.

      The purpose of the new stock option plan is to provide an opportunity, through options, for the officers and employees of Microcell and our subsidiaries to purchase class A restricted voting shares, in the case of a Canadian, or class B non-voting shares, in the case of a non-Canadian, upon exercise of options granted pursuant to the new stock option plan and thereby participate in our future growth and development.

      Our current board, or if it so resolves, a committee thereof, administers the new stock option plan including the allocation thereof.

      Under the new stock option plan, we have reserved for issuance class A restricted voting shares and class B non-voting shares, representing, together with such shares reserved for issuance in connection with the new stock purchase plan, in the aggregate 10% of the aggregate number of class A restricted voting shares and class B non-voting shares outstanding immediately after implementation of the Plan, assuming conversion of all first preferred shares and second preferred shares. Options granted under the new stock option plan will have the terms and conditions, including exercise prices, vesting and expiration, as will be established by our current board, from time to time, provided that the pricing of options will be in accordance with the requirements of the TSX and will not be less than the market prices for the class A restricted voting shares and class B non-voting shares at the time of the grant of options. As at September 30, 2003, 1,670,844 options were granted to our senior officers and certain of our employees.

Compensation Plan Control and Review

      The human resources committee is responsible for ensuring that executive compensation conforms to our total compensation policy.

Indebtedness of Directors and Officers

      As at September 30, 2003, Microcell or our subsidiaries had not made any loan to officers, directors, employees and former officers, directors and employees of Microcell and our subsidiaries.

Directors and Officers’ Liability Insurance

      Pursuant to our by-laws, we may indemnify a director or officer in any legal proceeding if such person acted honestly and in good faith, and had reasonable grounds to believe that such person’s conduct was lawful.

      We maintain insurance protection against liability incurred by our officers and directors as well as those of our subsidiaries in the performance of their duties. We paid the entire premium of U.S.$390,538 in 2002. The aggregate limit of liability in respect of any and all claims is U.S.$31 million per year. The policy provides for the indemnification of directors and officers in the case of claims for which we have not indemnified or are not permitted by law to indemnify them, and for the reimbursement of us, subject to a deductible of U.S.$500,000, in the case of claims for which we have indemnified or were permitted to indemnify the directors or officers involved.

Board Practices

Role and Responsibilities of the Board

      The board is responsible for orientation and follow-up of the achievement of business objectives and of our activities. The board is responsible for approving and ensuring that the mission, the vision and the strategy we have adopted are respected in the pursuit of our business objectives. The board holds regular meetings on a quarterly basis as well as additional meetings to consider particular issues or conduct specific reviews whenever deemed appropriate. The board approves our ethical values and ensures that our major business risks are identified and measured and that a proper management process is implemented.

      Before the start of every fiscal year, the board receives and approves an annual budget submitted by the president and chief executive officer.

      The board monitors and evaluates the performance of the president and chief executive officer and of senior management. Finally, the board reviews those matters requiring the board’s approval pursuant to the law or our articles and by-laws. All our important decisions and those of our wholly-owned subsidiaries are subject to approval by the board.

Composition of the Board

      Our board was designated by the Court as part of the sanction order and the directors of the current board were appointed on May 1, 2003, the effective date of the Plan. The board has been fixed at 11 directors initially, one of which is our chief executive officer from time to time. A majority of members of the board must be Canadians.

      The initial members of the board were nominated as follows:

(1) seven appointees were selected by the secured creditors as holders of the first preferred voting shares;

(2) two appointees were selected by the AHB committee; and

(3) one appointee was selected by the board of Old Microcell. On January 27, 2003 the board of Old Microcell selected Mr. Charles Sirois as its appointee.

      The initial chairman of our current board, Mr. André Bureau, has been selected by the members of the board appointed by the secured creditors as holders of first preferred voting shares.

      As redemptions or conversions of first preferred shares, or first units, will occur over time, the number of directors nominated and elected to our current board by holders of first preferred voting shares, or first units comprised of first preferred voting 2 shares, will be reduced according to the number of first preferred shares, or first units, outstanding relative to the aggregate number originally issued, as follows:

% First Preferred Shares
(or First Unit) Remaining Outstanding	No. of Directors

70% or more	7
50% to 69.99%	6
30% to 49.99%	3
10% to 29.99%	2
Less than 10%	0

      If holders of the first preferred shares, or first units, lose the entitlement to nominate and elect one or more director(s) of the board in accordance with the foregoing, holders of the class A restricted voting shares shall correspondingly acquire the entitlement to elect additional director(s) such that the number of directors shall always equal eleven, until changed in accordance with the CBCA.

      Pursuant to our articles, the board has been divided into two groups: a first group, or group A, to consist of six directors appointed to hold office for a stated term expiring at the close of the third annual meeting of shareholders following May 1, 2003 and a second group, or group B, to consist of five directors appointed to hold office for a stated term expiring at the close of the second annual meeting of shareholders following May 1, 2003. At the end of their respective initial terms of office, elections of directors shall be for terms of two years each. The table below identifies, in respect of each individual listed therein, whether such individual is part of group A or group B.

Name	Group

André Bureau	A
Jim Continenza	B
Christian Dubé	B
Gary Goertz	B
Bob Latham	B
I. Berl Nadler	B
Paul McFarlane	B
Steven D. Scheiwe	A
Charles Sirois	A
André Tremblay	A
Lorie Waisberg	A

Human Resources Committee

      As at December 31, 2002, the human resources committee of the board of Old Microcell was composed of the following individuals: Mr. Martin Fafard, Mr. André Bureau and Mr. Bernard Lamarre. None were officers, employees or former officers of Microcell or of our subsidiaries. On June 12, 2003, the human resources committee of our current board was formed and is now composed of Mr. Charles Sirois, Mr. Lorie Waisberg, Mr. Gary Goertz, Mr. Jim Continenza and Mr. André Bureau.

      The human resources committee is a committee of our board of directors. It is mandated to review and make recommendations to the board in connection with the appointment and remuneration of senior officers of Microcell and of our subsidiaries, including the chief executive officer. In addition, the human resources committee determines the options to be granted under the stock option plan in accordance with the rules adopted by the board. Our relative position in terms of compensation levels is determined annually through studies performed by independent consulting firms using a selected reference market of comparable companies. Internal pay equity studies are a key factor to complete the process and provide necessary adjustments where required.

Audit Committee

      As at December 31, 2002, the audit committee was composed of four individuals, namely Mr. Daniel Cyr, Mr. Pierre Laurin, Mr. Noël Bambrough and Mr. Graham W. Savage. The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its responsibilities, the audit committee reviewed our audited financial statements with management and with the auditors. On June 12, 2003, the audit committee of our current board was formed and is now composed of Mr. Paul McFarlane, Mr. Christian Dubé, Mr. Charles Sirois, Mr. Steven D. Scheiwe and Mr. André Bureau.

      The audit committee reviewed with the auditors their judgements as to the quality of our accounting principles and such other matters as are required to be discussed under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors their independence from management and us, including the matters in the written disclosures required by the independence standards board. The audit committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The audit committee meets with the internal and independent auditors, with and without management presence, to discuss the result of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. In reliance of the reviews and discussions referred to above, the audit committee recommended to the board of Old Microcell that the audited financial statements be included in our Canadian annual report filed with the Securities and Exchange Commission, or SEC, on Form 6-K on May 12, 2003.

Corporate Governance Committee

      We consider good corporate governance to be important to our effective operations. The board of Old Microcell formed, at its meeting of February 20, 1998, a corporate governance committee. On November 13, 1998, this committee recommended the adoption of a corporate governance policy which conforms with the guidelines adopted by the TSX. This policy was adopted by the board of Old Microcell on December 18, 1998. The corporate governance committee ensured that the corporate governance policy complied with the TSX guidelines. It approved any material transactions with a related party having a significant impact on our business and affairs. The corporate governance committee of Old Microcell was composed of three unrelated directors: Mr. Daniel Cyr, Mr. Michael Cytrynbaum and Mr. James J. Healy who resigned as a director of Old Microcell in December 2002.

      Our current board will, as part of its responsibilities, establish new corporate governance guidelines for us to ensure sound corporate governance practices for us. On June 12, 2003, the corporate governance committee of our current board was formed and is now composed of Mr. André Bureau, Mr. I. Berl Nadler, Mr. Lorie Waisberg, Mr. Robert F. Latham and Mr. Christian Dubé.

Employees

      In the previous two years, we have reduced our work force by 520 employees. This measure was the result of increased productivity from the consolidation of certain administrative and operating support activities, and of the suspension of certain projects due to our financial difficulty and difficult financial market conditions. After giving effect to the lay-offs which occurred in December 2002, we had approximately 1,930 employees, expressed as full-time equivalents as at September 30, 2003 and approximately 2,000 as at December 21, 2002. We are not party to any collective labor agreements and none of our employees is represented by a union. We believe that we enjoy good relations with our employees. As of December 31, 2001 and 2000, we had respectively 2,321 and 2,603 employees.

Share Ownership

      Besides Mr. Charles Sirois, who beneficially owns 5,665 class A restricted voting shares, 669,128 Warrants 2005 and 1,115,214 Warrants 2008, with the Warrants representing 16.7% of each respective warrant series, to our knowledge, no director or officer beneficially owns more than 1% of each of our classes of securities.

PRINCIPAL SHAREHOLDERS

      Prior to May 1, 2003, the effective date of the Plan, Telesystem Ltd. was the major shareholder of Old Microcell with 72.1% of the votes and 25% of the equity of Old Microcell. T-Mobile USA, Inc. and Capital Communications CDPQ Inc., with respectively 14.6% and 16.6% of the equity of Old Microcell, were the other principal shareholders of Old Microcell.

      The following table and notes thereto set forth certain information, to our knowledge, regarding ownership of our securities outstanding as of October 31, 2003, namely the first preferred voting shares and first preferred non-voting shares, second preferred voting shares and second preferred non-voting shares, class A restricted voting shares and class B non-voting shares, and Warrants, for the following persons:

(1) each person who is known by Microcell to be the beneficial owner of 5% or more of any of our classes of shares or Warrants; and

(2) all other stakeholders as a group.

	Expressed as a % of All Outstanding

	First	First	Second	Second	Class A
	Preferred	Preferred	Preferred	Preferred	Restricted	Class B
	Voting	Non-Voting	Voting	Non-Voting	Voting	Non-Voting	Warrants	Warrants
Name of Beneficial Owner	Shares(1)	Shares(2)	Shares(3)	Shares(4)	Shares(5)	Shares(6)	2005(7)	2008(8)

Bank of Montreal	52.6	—	—	—	—	—	—	—
Capital Communications CDPQ Inc.(9)	19.7	—	—	—	—	—	—	—
CFSC Wayland Advisers Inc.(12)	7.8	16.4	—	8.3	—	—	—	—
York Capital Management, L.P(12)	5.8	16.6	—	6.1	—	—	—	—
JP Morgan Chase Bank(10)(12)	—	5.9	—	—	—	—	—	—
Aspen Partners LP(12)	—	9.0	—	6.4	7.4	6.8	—	—
Greenlight Capital Inc.(12)	—	13.1	—	12.5	—	13.2	—	—
Harbert Management Corporation(12)	—	6.8	—	27.0	29.0	31.4	9.5	9.5
Kingdon Capital Management(12)	—	—	—	10.7	7.0	7.8	—	—
Telesystem Ltd.(11)	—	—	—	—	19.1	—	16.7	16.7
Goodwood Inc.	—	—	—	—	14.0	—	—	—
Artisan Partners LP(12)	—	—	—	—	—	10.3	—	—
Other Holders	14.1	32.2	100.0	29.0	23.5	30.5	73.8	73.8

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)	Based on a total of 349,175 first preferred voting shares outstanding. The holdings for each named beneficial holder are 183,623 for Bank of Montreal, 68,962 for CDPQ, 27,276 for CFSC Wayland Advisers Inc. and 20,294 for York Capital Management LP.

(2)	Based on a total of 11,359,425 first preferred non-voting shares outstanding. The holdings for each named beneficial holder are 1,865,812 for CFSC Wayland Advisers Inc., 1,885,187 for York Capital Management LP, 673,291 for JP Morgan Chase Bank, 1,025,365 for Aspen Partners LP, 1,491,232 for Greenlight Capital Inc., and 769,586 for Harbert Management Corporation.

(3)	Based on a total of 14,782 second preferred voting shares outstanding. No beneficial holders have been identified.

(4)	Based on a total of 6,995,128 second preferred non-voting shares outstanding. The holdings for each named beneficial holder are 579,219 for CFSC Wayland Advisers Inc., 425,650 for York Capital Management LP, 444,646 for Aspen Partners LP, 876,008 for Greenlight Capital Inc., 1,886,959 for Harbert Management Corporation and 748,078 for Kingdon Capital Management.

(5)	Based on a total of 29,638 class A restricted voting shares outstanding. The holdings for each named beneficial holder are 2,183 for Aspen Partners LP, 8,583 for Harbert Management Corporation, 2,070 for Kingdon Capital Management, 5,665 for Telesystem Ltd., and 4,163 for Goodwood Inc.

(6)	Based on a total of 3,850,036 class B non-voting shares outstanding. The holdings for each named beneficial holder are 262,183 for Aspen Partners LP, 506,363 for Greenlight Capital Inc., 1,207,965 for Harbert Management Corporation, 300,000 for Kingdon Capital Management and 397,300 for Artisan Partners LP.

(7)	Based on a total of 3,998,302 Warrants 2005. The holdings for each named beneficial holder are 380,210 for Harbert Management Corporation, and 669,128 for Telesystem Ltd.

(8)	Based on a total of 6,663,943 Warrants 2008. The holdings for each named beneficial holder are 633,690 for Harbert Management Corporation, and 1,115,214 for Telesystem Ltd.

(9)	Caisse de dépôt et placement du Québec. Includes securities held by CDPQ and other subsidiaries of the Caisse de dépôt et placement du Québec.

(10)	Represents securities held by JP Morgan Chase Bank and its affiliates.

(11)	Includes securities held by subsidiaries of Telesystem Ltd., ultimately controlled by Charles Sirois.

(12)	To our knowledge, these persons or entities are residents of the U.S.

      To our knowledge, other than as disclosed in this prospectus, the aforementioned beneficial holders did not, as of October 31, 2003, own or exercise control over any of our other securities.

SELLING SHAREHOLDERS

      This prospectus is related to the offer and resale of up to 10,662,245 of our class A restricted voting shares and class B non-voting shares issuable upon exercise of our Warrants 2005 and Warrants 2008 from time to time by the holders of the Warrants, or their permitted successors or assigns. We refer to these holders as the selling shareholders.

      Because the selling shareholders may offer all, some or none of their class A restricted voting shares and class B non-voting shares issuable upon exercise of our Warrants 2005 and Warrants 2008, no definitive estimate as to the number of the class A restricted voting shares and class B non-voting shares that will be held by the selling shareholders after this offering can be provided. The following table shows the equity ownership that the selling shareholders would hold in us before and after this offering assuming that:

(1) they sell all of their class A restricted voting shares and class B non-voting shares issuable upon exercise of our Warrants 2005 and Warrants 2008, and

(2) they do not own any other shares, except as specified.

      In addition to the class A restricted voting shares and class B non-voting shares offered by the selling shareholders named in the following table, the class A restricted voting shares and class B non-voting shares offered by this prospectus also include those offered by other selling shareholders holding less than 1% of our class A restricted voting shares and class B non-voting shares, who are not individually named in this prospectus. We estimate that the number of these other selling shareholders is approximately 27,000.

	Ownership by each
	selling shareholder			Ownership by each
	after exercising its Warrants		Number of	selling shareholder
	but before this offering		shares offered	after this offering
			by this
Name and address of selling shareholders	Quantity(1)	Percentage(2)	prospectus(1)	Quantity(1)	Percentage(2)

9111-1369 Quebec Inc.(3)	1,164,237	8.1%	1,160,552	3,685	<0.1%
1250 Boul. René-Lévesque Ouest 38è Etage Montreal, Quebec H3B 4W8 Canada
North Pole Capital Master Fund	199,437	1.4%	199,437	0	0%
c/o Citco Fund Services (Cayman Islands) Ltd. Corporate Centre, West Bay Road P.O. Box 31106 Grand Cayman, Cayman Islands, BWI
Télésystème Ltée(3)	625,770	4.4%	623,790	1,980	<0.1%
1250 Boul. René-Lévesque Ouest 38è Etage Montreal, Quebec H3B 4W8 Canada
Other selling shareholders as a group	12,303,946	86.1%	12,303,946	0	0%

(1)	Number of class A restricted non-voting shares and/or class B non-voting shares.

(2)	Percentage of the combined number of all outstanding class A restricted non-voting shares and class B non-voting shares, including those offered by this prospectus.

(3)	These companies are controlled by Charles Sirois, one of our directors.

RELATED PARTY TRANSACTIONS

      From the beginning of its last full fiscal year up to the latest practicable date, we have entered into transactions with shareholders and companies under common control, which were not material to us or the related party. These transactions were undertaken in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. These transactions consisted primarily of our purchase or sale of management services and telecommunication services or equipment.

      During all of 2001, Telesystem Ltd., which owned approximately 72.1% of the voting common shares of Old Microcell, owned 50% of Spectra Telecommunications Inc. which provides engineering consulting for us. During 2001, these services amounted to Cdn.$1,684,448. In February 2002, Telesystem Ltd. sold its 50% interest to SNC — Lavalin Inc., the other shareholder of Spectra Telecommunications Inc.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on expectations and estimates. Forward-looking statements may be identified by the use of forward-looking terminology such as believe, intend, may, will, expect, estimate, anticipate, continue or similar terms, variations of those terms or the negative of those terms. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements contain potential risks and uncertainties, and actual results may therefore differ materially. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

      Important factors that may affect these expectations include, but are not limited to: changes in the Canadian economy and in Canadian and U.S. capital markets; changes in competition in our markets; advances in telecommunications technology; changes in the telecommunications regulatory environment; future litigation; availability of future financing; unanticipated changes in expected growth of the number of subscribers; radio emission concerns; exchange rate fluctuations; penetration and churn rates; the mix of products and services offered in our markets; and the factors discussed under “Risk Factors.” You should evaluate any statements in light of these important factors.

CERTIFICATE AND ARTICLES OF INCORPORATION

By-laws

      Our general by-laws do not contain any provisions with respect to directors’ power to vote on a proposed arrangement or contract in which directors are materially interested. The CBCA, the corporate statute governing Microcell, imposes certain disclosure obligations upon a director where such director:

(1) is party to a contract or transaction with Microcell;

(2) is a director or an officer of a party to a contract or transaction with Microcell; or

(3) has a material interest in a party to a contract or transaction with Microcell.

      In any such event the director is restricted in voting on any resolution to approve such contract or transaction (subject to statutory exceptions).

      In accordance with our general by-laws, the remuneration to be paid to directors may be fixed by the board from time to time. Decisions of the board with respect to such matter are subject to general quorum and voting rules governing meetings of directors.

      Our general by-laws provide that the board may from time to time on our behalf, without authorization of the shareholders, exercise borrowing powers. Borrowing powers exercisable by the directors may be varied by way of an amendment to the general by-laws, which amendment must be approved by the shareholders by ordinary resolution.

      The general by-laws do not provide for mandatory retirement of directors based on age.

      The directors need not own our shares to be qualified to act in such capacity.

Share Capital

      Our authorized share capital consists of four classes of shares:

(1) an unlimited number of first preferred shares, issuable as first preferred voting shares, first preferred non-voting shares, first preferred voting 2 shares and first preferred non-voting 2 shares;

(2) an unlimited number of second preferred shares issuable as second preferred voting shares, second preferred non-voting shares, second preferred voting 2 shares and second preferred non-voting 2 shares;

(3) an unlimited number of class A restricted voting shares; and

(4) an unlimited number of class B non-voting shares.

First Preferred Shares

      Issue price. First preferred voting shares and first preferred non-voting shares were issued at Cdn.$15 per share.

      Rights upon liquidation. Holders of first preferred shares are entitled to receive, on our winding-up, liquidation or dissolution and in priority to any payment or distribution in respect of shares of any other class, an amount per share equal to the first preferred shares redemption price (as described below) plus any declared but unpaid dividends.

      Voting. Holders of first preferred voting shares are entitled to receive notice of and to attend and vote at all meetings of our shareholders (except meetings at which only the holders of another specified class or series of shares (other than the class A restricted voting shares or class B non-voting shares, as the case may be) are entitled to vote separately as a class or series as provided by law or in our articles) and each first preferred voting share confers the right to one vote (in person or by proxy) at all such meetings. Holders of first preferred voting shares are also entitled to vote together with the class A restricted voting shares and, if applicable, the class B non-voting shares on an “as converted” basis, on any matter on which the class A restricted voting shares or class B non-voting shares, as the case may be, are entitled to vote. Except as otherwise provided by law or in our articles, holders of first preferred non-voting shares are not entitled to vote at any meetings of our shareholders, but otherwise enjoy the same rights, privileges and economic entitlements as are enjoyed by holders of the first preferred voting shares. The holders of first preferred non-voting shares are entitled to receive notice of and to attend meetings of the holders of first preferred voting shares and class A restricted voting shares. Each first preferred non-voting share confers the right to one vote (in person or by proxy) at any meeting at which the holders of first preferred non-voting shares are entitled to vote and is entitled to vote on an “as converted basis” at any meeting at which the class B non-voting shares, as the case may be, are entitled to vote.

      Non-Cumulative Dividend. The holders of first preferred voting shares and first preferred non-voting shares are entitled to a fixed, non-cumulative preferential dividend at the rate of 9% per annum, from time to time and payable semi-annually in arrears in cash. All dividends declared on the first preferred shares shall be declared and paid at the same time, and in equal amounts, share for share, without any preference or priority of one series over the other.

      Maturity. The first preferred shares shall be mandatorily redeemed on May 1, 2013.

      First Preferred Shares Redemption Price. The first preferred shares redemption price, or FPS redemption price, is initially the issue price therefor, increased at the beginning of each semi-annual period commencing on November 1, 2003 by

(1) an amount equal to the dividend accrued during such period; less

(2) the amount of any cash dividend that has been declared and paid in respect of such semi-annual period.

      In the event of any redemption or mandatory conversion of first preferred shares other than as at the end of a semi-annual period, the FPS redemption price is to be adjusted by adding the accrued dividend on a pro rata basis with reference to the number of days from the beginning of the then current semi-annual period to the date of such redemption or conversion, less the amount of any cash dividend that has been declared and paid in respect of such period.

      Redemption. The first preferred shares are redeemable as follows:

(1) in whole or in part at any time at the option of Microcell at the then current FPS redemption price, payable in cash, provided however that holders of first preferred shares may exercise any conversion rights prior to any such redemption;

(2) at maturity, (a) mandatorily at a price per share equal to the then current FPS redemption price payable in cash or (b) at Microcell’s option, if the class A restricted voting shares and the class B non-voting shares continue to be listed and posted for trading on a recognized exchange, in consideration of the issuance of a number of class A restricted voting shares or class B non-voting shares (as the case may be) equal to the FPS redemption price divided by the average share price of such shares;

(3) mandatorily prior to maturity at the then current FPS redemption price to the extent that Microcell has funds available for such purpose (determined by reference to certain thresholds established in the Articles); and

(4) at any time prior to maturity, in whole or in part, at the option of Microcell upon payment of the then current FPS redemption price by issuing first units comprised of a note and a first preferred voting 2 share or first preferred non-voting 2 share.

      Intra Class Exchange Rights. The first preferred non-voting shares are exchangeable, at the option of the holders, into first preferred voting shares on a share-for-share basis, in the following circumstances:

(1) at any time upon provision by a holder of first preferred non-voting shares of a residency declaration to Microcell and the transfer agent of first preferred shares certifying that the holder is a Canadian;

(2) upon a bid being made for the first preferred voting shares where no equivalent bid is made for the first preferred non-voting shares for the purposes of allowing the first preferred non-voting shares to tender to an exclusionary bid;

(3) automatically upon the repeal or relaxation of the Canadian rules restricting Microcell’s ownership and control, but only to the extent of such repeal or relaxation and non-Canadian ownership and control of Microcell and its subsidiaries not otherwise being restricted by law.

      The first preferred voting shares are exchangeable, at the option of the holders, into first preferred non-voting shares on a share-for-share basis.

      Conversion Features. The first preferred shares have the following conversion features:

(1) at any time, the first preferred voting shares and the first preferred non-voting shares are convertible, at the option of the holders into class A restricted voting shares and class B non-voting shares respectively on a share-for-share basis;

(2) if at any time prior to May 1, 2008, Microcell shall complete an offering of class A restricted voting shares or class B non-voting shares for gross proceeds of not less than Cdn.$150 million and at a per share price equal to or greater than 200% of the then current FPS redemption price and the proceeds thereof are used as provided in the articles, the first preferred voting shares and the first preferred non-voting shares which remain outstanding after the application of such proceeds will be converted, at the option of Microcell, into class A restricted voting shares and class B non-voting shares respectively on a share-for-share basis; and

(3) if at any time on or after May 1, 2008, on the 25th day (or if such day is not a trading day, then on the next following trading day) following the release by Microcell of its quarterly or annual financial statements, as the case may be, the first preferred voting shares and the first preferred non-voting shares are in-the-money (namely that the FPS redemption price is less than the average share price of the class A restricted voting shares and class B non-voting shares), they will be converted automatically into class A restricted voting shares and class B non-voting shares respectively on a share-for-share basis.

      Upon conversion of any first preferred voting shares or first preferred non-voting shares into class A restricted voting shares or class B non-voting shares, the holders of such first preferred voting shares or first preferred non-voting shares will have no right to receive any payment in cash on account of the FPS redemption price.

      All conversion rights described above are subject to a registration statement having been filed by Microcell and having become effective under the United States Securities Act of 1933, or Securities Act, or to an exemption being available under the Securities Act in connection with the issuance of shares resulting from the exercise of such conversion right. If such exemption was not available, Microcell agreed to file, on a date not earlier than six months and not later than seven months after May 1, 2003, a registration statement with the SEC in respect of shares to be issued upon the exercise of conversion rights and to use reasonable commercial efforts to have the SEC declare the registration statement effective. We believe that an exemption under Section 3(a)(9) of the Securities Act is currently available for the issuance of the class A restricted voting shares or class B non-voting shares issuable upon conversion of any first preferred voting shares or first preferred non-voting shares, and therefore do not intend to file a registration statement relating to the shares resulting from the exercise of these conversion rights.

      Anti-layering provisions. The articles of Microcell provide that, so long as there remain outstanding first preferred shares (or first units, if issued) representing in the aggregate an initial issue price in excess of Cdn.$75 million, the approval:

(1) by written resolution signed by the holders of a majority of the aggregate number (or principal amount, as the case may be) of first preferred shares (or first units, if issued) then outstanding or

(2) by a majority of the holders of first preferred shares (or first units, if issued) then outstanding represented in person or by proxy at a meeting of such holders called for such purpose,

will be required before Microcell and its subsidiaries either

(X) issue any shares ranking prior to or pari passu with the first preferred shares (or first units, if issued) or

(Y) incur funded debt (other than permitted debt under Microcell’s credit facilities, first units and second units),

as a result of which the aggregate consolidated funded debt thereof would be in excess of 4.0 times consolidated annual EBITDA, calculated on a pro forma basis based upon the four consecutive quarters ended as at the fiscal quarter-end immediately prior to the date of the resolution of the board of Microcell approving such issuance or incurrence, as the case may be.

      Foreign Ownership Restrictions. The first preferred shares shall be subject to sale in a manner that will ensure compliance with the Canadian rules governing the ownership and control of Microcell, for so long as same remain in effect.

Second Preferred Shares

      Issue price. Second preferred voting shares and second preferred non-voting shares were issued at Cdn.$15 per share.

      Rights upon liquidation. Holders of second preferred shares are entitled to receive, on the winding-up, liquidation or dissolution of Microcell and in priority to any payment or distribution in respect of shares of any other class, other than the first preferred shares, an amount per share equal to the second preferred shares redemption price (as described below) plus any declared but unpaid dividends.

      Voting. Holders of second preferred voting shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of Microcell (except meetings at which the holders of another specified class or series of shares (other than the class A restricted voting shares or class B non-voting shares, as the case may be) are entitled to vote separately as a class or series as provided by law or in the articles of Microcell) and each second preferred voting share confers the right to one vote (in person or by proxy) at all such meetings. Holders of second preferred voting shares are also entitled to vote together with the class A restricted voting shares and, if applicable, the class B non-voting shares on an “as converted” basis on any matter on which the class A restricted voting shares or class B non-voting shares, as the case may be, are entitled to vote. Except as otherwise provided in the CBCA or in the articles of Microcell, holders of second preferred non-voting shares are not entitled to vote at any meetings of the shareholders of Microcell, but otherwise enjoy the same rights, privileges and economic entitlements as are enjoyed by holders of the second preferred voting shares. The holders of second preferred non-voting shares are entitled to receive notice of and to attend meetings of the holders of second preferred voting shares and class A restricted voting shares. Each second preferred non-voting share confers the right to one vote (in person or by proxy) at any meeting at which the holders of second preferred non-voting shares are entitled to vote and shall be entitled to vote on an “as converted basis” at any meeting at which the class B non-voting shares, as the case may be, are entitled to vote.

      Non-Cumulative Dividend. The holders of second preferred voting shares and second preferred non-voting shares are entitled to a fixed, non-cumulative preferential dividend at the rate of 9% per annum, from time to time and payable semi-annually in arrears in cash. All dividends declared on the second preferred shares shall be declared and paid at the same time, and in equal amounts, share for share, without any preference or priority of one series over the other, but subject to the prior declaration and payment (or setting apart for payment) of dividends on the first preferred shares in respect of the corresponding period.

      Maturity. The second preferred shares shall be mandatorily redeemed on May 1, 2013.

      Second Preferred Shares Redemption Price. The redemption price of each second preferred share is initially the issue price therefor, increased at the beginning of each semi-annual period beginning on November 1, 2003 by

(1) an amount equal to divided accrued during such period; less

(2) the amount of any cash dividend that has been declared and paid in respect of such semi-annual period.

      In the event of any redemption or conversion other than as at the end of a semi-annual period, the second preferred shares redemption price, or SPS redemption price, is to be adjusted by adding the accrued dividend on a pro rata basis with reference to the number of days from the beginning of the then current semi-annual period to the date of such redemption or conversion, less the amount of any cash dividend that has been declared and paid in respect of such period.

      Redemption. The second preferred shares are redeemable as follows:

(1) Subject to the prior redemption for cash of all first preferred shares (except for any first preferred shares which have been voluntarily redeemed or converted for shares by the holder thereof), in whole or in part at any time at the option of Microcell at the then current SPS redemption price, payable in cash, provided however that holders of second preferred shares may exercise any conversion rights prior to any such redemption;

(2) at maturity, (a) mandatorily at a price per share equal to the then current SPS redemption price payable in cash, subject to the prior redemption for cash of all first preferred shares (except for any first preferred shares which have been voluntarily redeemed or converted for shares by the holder thereof) or (b) at Microcell’s option, if the class A restricted voting shares and the class B non-voting shares continue to be listed and posted for trading on a recognized exchange, in consideration of the issuance of a number of class A restricted voting shares or class B non-voting shares (as the case may be) equal to the SPS redemption price divided by the average share price of such shares;

(3) mandatorily prior to maturity at the then current SPS redemption price to the extent that Microcell has remaining funds available for such purpose (determined by reference to certain thresholds established in the articles), subject to the prior redemption for cash of all outstanding first preferred shares; and

(4) at any time prior to maturity, in whole or in part, at the option of Microcell upon payment of the then current SPS redemption price by issuing second units composed of a note and a second preferred voting 2 share or second preferred non-voting 2 share.

      Intra Class Exchange Rights. The second preferred non-voting shares are exchangeable, at the option of the holders, into second preferred voting shares on a share-for-share basis, in the following circumstances:

(1) at any time upon provision by a holder of second preferred non-voting shares of a residency declaration to Microcell and the transfer agent of second preferred shares certifying that the holder is a Canadian;

(2) upon a bid being made for the second preferred voting shares where no equivalent bid is made for the second preferred non-voting shares, for the purposes of allowing the second preferred non-voting shares to tender to an exclusionary bid; and

(3) automatically upon the repeal or relaxation of the Canadian rules restricting Microcell’s ownership and control, but only to the extent of such repeal or relaxation and non-Canadian ownership and control of Microcell and its subsidiaries not otherwise being restricted by law.

      The second preferred voting shares will at any time be exchangeable, at the option of the holders, into second preferred non-voting shares on a share-for-share basis.

      Conversion Features. The second preferred shares have the following conversion features:

(1) at any time, the second preferred voting shares and the second preferred non-voting shares are convertible, at the option of the holders, into class A restricted voting shares and class B non-voting shares respectively on a share-for-share basis;

(2) if at any time prior to May 1, 2008, Microcell shall complete an offering of class A restricted voting shares or class B non-voting shares for gross proceeds of not less than Cdn.$150 million and at a per share price equal to or greater than 200% of the then current SPS redemption price and the proceeds thereof are used as provided in the articles, the second preferred voting shares and the second preferred non-voting shares which remain outstanding after the application of such proceeds will be converted, at the option of Microcell, into class A restricted voting shares and class B non-voting shares respectively on a share-for-share basis; and

(3) if at any time on or after May 1, 2008, on the 25th day (or if such is not a trading day, then on the next following trading day) following the release of Microcell’s quarterly or annual financial statements, as the case may be, the second preferred voting shares and the second preferred non-voting shares are in-the-money (namely that the SPS redemption price is less than the average share price of the class A restricted voting shares and class B non-voting shares), they will be converted automatically into class A restricted voting shares and class B non-voting shares respectively on a share-for-share basis.

      Upon conversion of any second preferred voting shares or second preferred non-voting shares into class A restricted voting shares or class B non-voting shares, the holders of such second preferred voting shares or second preferred non-voting shares will have no right to receive any payment in cash on account of the SPS redemption price.

      All conversion rights described above are subject to a registration statement having been filed by Microcell and having become effective under the United States Securities Act of 1933, or Securities Act, or to an exemption being available under the Securities Act in connection with the issuance of shares resulting from the exercise of such conversion right. If such exemption was not available, Microcell agreed to file, on a date not earlier than six months and not later than seven months after May 1, 2003, a registration statement with the SEC in respect of shares to be issued upon the exercise of conversion rights and to use reasonable commercial efforts to have the SEC declare the registration statement effective. We believe that an exemption under Section 3(a)(9) of the Securities Act is currently available for the issuance of the class A restricted voting shares or class B non-voting shares issuable upon conversion of any second preferred voting shares or second preferred non-voting shares, and therefore do not intend to file a registration statement relating to the shares resulting from the exercise of these conversion rights.

      Anti-Layering Provisions. The articles of Microcell provide that, so long as there remain outstanding second preferred shares (or second units, if issued) representing in the aggregate an initial issue price in excess of Cdn.$50 million, the approval:

(1) by written resolution signed by the holders of a majority of the aggregate number (or principal amount, as the case may be) of second preferred shares (or second units, if issued) then outstanding or

(2) by a majority of the holders of second preferred shares (or second units, if issued) represented in person or by proxy at a meeting of such holders called for such purposes will be required before Microcell and its subsidiaries either

(X) issue any shares ranking prior to or pari passu with the second preferred shares (or second units, if issued) (other than first preferred shares issued on May 1, 2003), or

(Y) incur funded debt (other than permitted debt under Microcell’s credit facilities, first units and second units),

as a result of which the aggregate consolidated funded debt thereof would be in excess of 4.0 times consolidated annual EBITDA, calculated on a pro forma basis based upon the four consecutive quarters ended as at the fiscal quarter-end immediately prior to the date of the resolution of the board of Microcell approving such issuance or incurrence, as the case may be.

Class A Restricted Voting Shares

      Voting. Holders of class A restricted voting shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of Microcell (except meetings at which only the holders of another specified class or series are entitled to vote separately as a class as provided in the CBCA or in the articles of Microcell) and each class A restricted voting share confers the right to one vote (in person or by proxy) at all such meetings.

      Except as to voting the class A restricted voting shares will have equal rights to the class B non-voting shares on a share-for-share basis.

      Dividends. All dividends declared on the class A restricted voting shares and the class B non-voting shares shall be declared and paid at the same time, and in equal amounts, share for share, without any preference or priority of one class over the other.

      Rights upon liquidation. Holders of class A restricted voting shares are entitled to receive the remaining assets of Microcell on the winding up, liquidation or dissolution of Microcell, pari passu with the holders of class B non-voting shares, on a per share basis.

      Foreign Ownership Restrictions. The class A restricted voting shares are subject to sale in a manner that will ensure compliance with the Canadian rules relating to Microcell’s ownership and control, for so long as same remain in effect. For more information on these rules, readers are referred to the description of these rules under the heading “Foreign Ownership Restrictions” below.

Class B Non-Voting Shares

      Voting. Except as otherwise provided by law or in the articles of Microcell, holders of class B non-voting shares are not entitled to vote at any meetings of the shareholders of Microcell, but otherwise enjoy the same rights, privileges and economic entitlements as are enjoyed by holders of the class A restricted voting shares. The holders of class B non-voting shares are entitled to receive notice of and to attend meetings of the holders of class A restricted voting shares. Each class B non-voting share confers the right to one vote (in person or by proxy) at any meeting at which the holders of class B non-voting shares are entitled to vote.

      Dividends. All dividends declared on the class A restricted voting shares and the class B non-voting shares shall be declared and paid at the same time, and in equal amounts, share for share, without any preference or priority of one class over the other.

      Rights upon liquidation. Holders of class B non-voting shares are entitled to receive the remaining assets of Microcell on the winding up, liquidation or dissolution of Microcell, pari passu with the holders of class A restricted voting shares, on a per share basis.

      Exchange Right. The class B non-voting shares are exchangeable, at the option of the holders, into class A restricted voting shares on a share-for-share basis, in the following circumstances:

(1) any time upon provision by a holder of class B non-voting shares of a residency declaration to Microcell and the transfer agent of the class A restricted voting shares certifying that the holder is a Canadian;

(2) upon a bid being made for the class A restricted voting shares where no equivalent bid is made for the class B non-voting shares, for the purposes of allowing the class B non-voting shares to tender to an exclusionary bid; and

(3) automatically upon the repeal or relaxation of the Canadian rules governing Microcell’s ownership and control, but only to the extent of such repeal or relaxation and non-Canadian ownership and control of Microcell and its subsidiaries not otherwise being restricted by law.

Warrants

      Microcell issued on May 1, 2003 two series of warrants entitling holders thereof to purchase class A restricted voting shares or class B non-voting shares (based on Canadian residency status) being the Warrants 2005 (having a two-year term and an exercise price per share of Cdn.$19.91) and Warrants 2008 (having a five-year term and an exercise price per share of Cdn.$20.69).

      The indentures relating to the Warrants provide that in the event of certain fundamental transactions,

(1) the holders of Warrants shall, upon exercise of the Warrants following any such fundamental transactions, be entitled to receive the same number and kind of securities, cash or other property that they would have been entitled to receive had they exercised their Warrants prior to any such fundamental transactions;

(2) where the consideration payable to holders of equity shares of Microcell is payable solely in cash, the holders of Warrants are required to surrender or exercise their Warrants and are entitled to receive, upon surrender or exercise thereof, payments on an equal basis with holders of such shares as if the Warrants had been exercised immediately prior to such fundamental transactions, less the exercise price thereof, and upon receipt of such payment, if any, the rights of a holder of such Warrant shall terminate and cease and such holder’s Warrants shall expire (for greater certainty, in all cases without regard to whether or not the holders have exercised their Warrants); and

(3) where applicable, the successor corporation to Microcell (if applicable) shall expressly assume the performance of Microcell covenants and conditions under the indentures relating to the Warrants.

      No Warrants may be exercised until the date that a registration statement filed by Microcell under the Securities Act with respect to the exercise of Warrants has been declared effective by the SEC. Microcell has filed the registration statement of which this prospectus forms a part with the SEC in respect of the shares issuable upon exercise of the Warrants and has agreed to use reasonable commercial efforts to have the SEC declare this registration statement effective.

Description of Units

First Unit and Second Unit

      The first preferred voting shares and first preferred non-voting shares are redeemable at any time prior to maturity at the option of Microcell in consideration of the issuance of first units (voting and non-voting series). The second preferred voting shares and second preferred non-voting shares are redeemable at any time prior to maturity by Microcell in consideration of the issuance of second Units (voting and non-voting series).

      The first units and second units are hybrid instruments designed to duplicate the economic interest and other features (including as to voting entitlements) attaching to the first preferred shares and second preferred shares. Each unit is composed of a note, which provides the holder of the unit with an economic interest similar to that of a holder of first preferred share, together with a first preferred voting 2 share or first preferred non-voting 2 share (in the case of first units) or with a second preferred voting 2 share or second preferred non-voting 2 share (in the case of second units).

      The first units are senior in right of payment to the second units.

      Microcell has entered into two unit indentures, respectively in respect of first units and second units, which provide for similar redemption and conversion features attaching to the units as those attaching to the first preferred shares and second preferred shares under the articles. The indentures relating to the units also provide for certain adjustment mechanisms in the event of fundamental transactions, as well as provisions customarily found in indentures governing issuances of notes.

      No units may be converted into class A restricted voting shares or class B non-voting shares until the date that a registration statement filed by Microcell under the Securities Act has been declared effective by the SEC.

Changes in Share Capital

      The amount of our outstanding share capital has changed during the last three years, primarily as the result of the exercise of options and warrants, the conversion of preferred shares and certain public and private issuances of shares. These changes are summarized as follows.

Old Microcell

	Shares Outstanding		Shares Outstanding
	as of		as of
	December 31, 1999	Changes	December 31, 2000

Common	32,780,071	(1,114,796)	31,665,275
Class A	—	9,590,000	9,590,000
Class B Non-Voting Shares	22,141,195	2,019,447	24,160,642
Total	54,921,266	10,494,651	65,415,917

•	Conversion of 800,600 common shares into class B shares by Com2i & Cie S.C.A.

•	Conversion of 314,184 common shares into class B shares by Atlas International.

•	Conversion of 12 common shares into class B shares by Martin O’Neill.

•	Issuance of 9,590,000 class A shares to T-Mobile USA Inc. (formerly VoiceStream Wireless Corporation) in exchange for Cdn.$400 million equity investment in March 2000.

•	Exercise of warrants into 497,607 class B shares.

•	Issuance of 407,044 class B shares from stock options.

	Shares Outstanding		Shares Outstanding
	as of		as of
	December 31, 2000	Changes	December 31, 2001

Common	31,665,275	(4,033,738)	27,631,537
Class A	9,590,000	—	9,590,000
Class B Non-Voting Shares	24,160,642	178,790,897	202,951,539
Total	65,415,917	174,757,159	240,173,076

•	Conversion of 3,599,506 common shares into class B shares by Le Groupe Vidéotron.

•	Conversion of 434,232 common shares into class B shares by Com2i & Cie S.C.A.

•	Issuance of 172,659,118 class B shares from rights issue and private equity placements to Telesystem Ltd., T-Mobile USA Inc., CDPQ and CIBC

•	Issuance of 2,032,659 class B shares from Cdn.$54.9 million equity offering in January 2001 at a price of Cdn.$27 per share.

•	Issuance of 499,614 class B shares from stock options.

	Shares Outstanding		Shares Outstanding
	as of		as of
	December 31, 2001	Changes	December 31, 2002

Common	27,631,537	—	27,631,537
Class A	9,590,000	—	9,590,000
Class B Non-Voting Shares	202,951,539	43,372	202,994,911
Total	240,173,076	43,372	240,216,448

•	Exercise of warrants into 43,372 class B shares.

	Shares Outstanding		Shares Outstanding
	as of		as of
	December 31, 2002	Changes	April 30, 2003

Common	27,631,537	—	27,631,537
Class A	9,590,000	—	9,590,000
Class B Non-Voting Shares	202,994,911	—	202,994,911
Total	240,216,448	—	240,216,448

•	No changes during this time, which encompassed the recapitalization period.

•	Old shares converted into class B shares of New Microcell on the basis of 10,630 for 1.

New Microcell

      We have had the following changes to our share capital since the consummation of the recapitalization plan on May 1, 2003.

2003	May 1	May 31	June 30	July 31	Aug. 31	Sept. 30

First Preferred Voting	544,828	497,461	476,627	478,127	478,127	408,354
First Preferred Non-Voting	11,221,839	11,221,839	11,242,673	11,241,173	11,241,173	11,310,446
Second Preferred Voting	106,400	92,282	92,282	92,282	92,282	71,182
Second Preferred Non-Voting	7,093,972	7,093,972	7,016,828	7,016,828	7,016,828	7,037,928
Class A Restricted Voting	30,000	30,000	35,665	35,669	35,669	35,663
Class B Non-Voting	3,601,145	3,662,630	3,734,109	3,734,105	3,734,105	3,734,611
Total	22,598,184	22,598,184	22,598,184	22,598,184	22,598,184	22,598,184

      May 2003

•	47,367 first preferred voting shares converted into same number of class B non-voting shares.

•	14,118 second preferred voting shares converted into same number of class B non-voting shares.

      June 2003

•	20,834 first preferred voting shares converted into same number of first preferred non-voting shares.

•	77,144 second preferred non-voting shares converted into same number of class B non-voting shares.

•	5,665 class B non-voting shares converted into same number of class A restricted voting shares.

      July 2003

•	1,500 first preferred non-voting shares converted into same number of first preferred voting shares.

•	4 class B non-voting shares converted into same number of class A restricted voting shares.

      August 2003

•	No conversions during the month.

      September 2003

•	69,773 first preferred voting shares converted into same number of first preferred non-voting shares.

•	500 first preferred non-voting shares converted into same number of class B non-voting shares.

•	21,100 second preferred voting shares converted into same number of second preferred non-voting shares.

•	6 class A restricted voting shares converted into same number of class B non-voting shares.

Meetings of Shareholders

      Subject to the provisions of the CBCA and the articles of Microcell, an annual meeting of the shareholders of Microcell will be held on such date in each year, at such time and place as the board may determine, to receive and consider the financial statements with the report of the auditor or auditors, to elect directors, to appoint an auditor or auditors and to fix or to authorize the board to fix the auditors’ remuneration and to consider, deal with and dispose of such other business as may properly come before a meeting of shareholders.

      Special meetings of the shareholders may be called at any time by resolution of the board or by the president or the chairman of the board and shall be called when required by the shareholders in conformity with the CBCA.

      Any person entitled to attend a meeting of shareholders may participate in the meeting, to the extent and in the manner permitted by law, by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if Microcell makes available such a communication facility.

      Notice of each annual meeting and of each special meeting of the shareholders is given in the manner provided in the by-laws of Microcell to the shareholders entitled to vote thereat, to the shareholders entitled to receive such notice, to the directors and to the auditor or auditors at their respective addresses as they appear in the records of Microcell.

      The quorum of shareholders at an annual or special meeting of shareholders is fixed at five shareholders entitled to vote at such meeting, present in person or represented either by proxy or by an individual acting on behalf of a body corporate or association and duly authorized by a resolution of the board or governing body of the body corporate or association to represent it at meetings of shareholders of Microcell, irrespective of the number of shares held by such shareholders. If a quorum is present at the opening of the meeting, the shareholders present or represented may proceed with the business of the meeting, notwithstanding the fact that a quorum is not present throughout the meeting.

      Every question submitted to any meeting of shareholders shall be decided by a show of hands unless a ballot is ordered or required in the manner hereinafter set out. The chairman of such meeting may, in his discretion, order a ballot. Moreover, any shareholder or its representative, where the shareholder is a body corporate or an association, or his proxyholder, either before or after any vote by show of hands, may require a ballot on any question at any time before the termination of the meeting. A demand for a ballot may be withdrawn.

      At all meetings of shareholders, every shareholder entitled to vote thereat, whether present in person or by proxyholder, or, in the case of a body corporate or association by a duly authorized representative, shall be entitled to exercise the number of votes per share as is prescribed in the articles of Microcell; however, if by virtue of the CBCA another scale of voting rights is fixed with respect to a particular matter or to another class of shares, such scale of voting shall be adopted.

Foreign Ownership Restrictions

      Solutions and Inukshuk are required, as radiocommunication carriers and by the conditions of their respective licenses, to comply with the Canadian ownership and control provisions. The Canadian ownership and control provisions must also be respected by Solutions and Inukshuk to maintain their eligibility to operate as

Canadian carriers under the Telecommunications Act and to hold and have renewed the PCS license and MCS licenses.

      The Canadian ownership and control provisions require Solutions and Inukshuk to be “Canadian-owned and controlled” corporations incorporated or continued under the laws of Canada or a province of Canada. Solutions and Inukshuk are deemed to be “Canadian-owned and controlled” as long as:

(1) not less than 80% of the members of their respective boards of directors are individual Canadians;

(2) Canadians beneficially own not less than 80% of their respective issued and outstanding voting shares; and

(3) they are not otherwise controlled in fact by non-Canadians.

      A “Canadian” is defined to include a Canadian citizen who is ordinarily resident in Canada, a permanent resident of Canada, various Canadian government agencies, various qualified trusts, mutual insurance companies, and corporations in which Canadians beneficially own and control in the aggregate not less than 66 2/3% of the issued and outstanding voting shares and which are not otherwise controlled in fact by non-Canadians.

      In the case of Microcell, as the ultimate parent corporation of both Solutions and Inukshuk, the Canadian ownership and control provisions require, for Solutions and Inukshuk to be considered eligible thereunder, that not less than 66 2/3% of the issued and outstanding voting shares of Microcell be owned by Canadians, and that Microcell not otherwise be controlled in fact by non-Canadians. A “voting share” for purposes of the Telecommunications Act means a share or class of shares of a corporation carrying voting rights under all circumstances or by reason of an event that has occurred and is continuing or by reason of a condition that has been fulfilled and includes a security that is convertible into such a share at the time that a calculation referred to in that clause is made.

      Microcell may restrict the issue, transfer and ownership of shares, if necessary, to ensure that Microcell remains in conformity with the Canadian ownership and control provisions. For such purposes, in particular but without limitation, Microcell may, in accordance with the provisions of the Canadian ownership and control provisions, to the extent applicable:

(1) refuse to accept any subscription for any voting shares;

(2) refuse to allow any transfer of voting shares to be recorded in Microcell’s share register;

(3) suspend the rights of a holder of voting shares to vote at a meeting of the shareholders of Microcell; and

(4) sell, repurchase or redeem any voting shares.

      Microcell’s articles of incorporation provide that Microcell may, in connection with the issue, or transfer of ownership, of voting shares in its capital, take any action, or refuse to take any action, as the case may be, to the extent necessary to ensure that any subsidiary of Microcell is and continues to be eligible to operate as a Canadian carrier under the Telecommunications Act or to be issued, to hold and to renew radio authorizations or radio licenses under the Radiocommunication Act, if and only to the extent that the business activities of such subsidiary require such eligibility.

      Microcell, Solutions and Inukshuk may not be otherwise controlled by non-Canadians. In other words, a non-Canadian cannot exercise control in fact over these companies.

      Failure by Microcell to comply with the requirements relating to the Canadian ownership and control provisions may affect the ability of Solutions and Inukshuk to operate as Canadian carriers and to hold and have renewed the PCS license and the MCS licenses.

Corporate Stability Provisions

      The articles of Microcell provide that, until May 1, 2005 (except if varied or waived by a special resolution of holders of all voting and non-voting shares (and all units comprised of notes and preferred shares, if issued, voting on an “as converted basis”), voting as a single class, of Microcell adopted by a 66 2/3% majority thereof represented and voting in person or by proxy at a meeting called for such purpose and, for greater certainty, at which the voting limitations provided for herein shall be applicable), no person or company, acting alone or acting jointly or in concert with any other person or company with respect to the acquisition, disposition or voting of securities of Microcell, shall be permitted to exercise on any resolution submitted to a vote of holders of securities, voting rights representing in excess of 20% of the aggregate voting rights exercisable with respect to the particular resolution. Such restriction do not apply to any person or company that makes an offer to acquire all the preferred and common shares (and units comprised of notes and preferred shares, if any are issued) of Microcell and acquires such number of such securities so as to hold thereafter at least 66 2/3% of the equity securities of Microcell on a fully diluted basis.

Shareholder Rights Plan

      This is a summary of our Rights Plan only; you should refer to the Rights Plan itself filed as an exhibit to the registration statement of which this prospectus forms a part, in particular to defined terms used in this section, for details.

      The objective of the Rights Plan is to ensure, to the extent possible, that all shareholders of the Company will be treated equally and fairly in connection with any take-over offer for the Company.

      The Rights Plan is designed to prevent the use of coercive and/or abusive takeover techniques and to encourage any potential acquiror to negotiate directly with our current board for the benefit of all shareholders of the Company. In addition, the Rights Plan is intended to provide increased assurance that a potential acquiror would pay an appropriate control premium in connection with any acquisition of the Company.

      The Rights Plan utilizes the mechanism of a permitted bid (as described therein) to attempt to ensure that a person seeking to acquire beneficial ownership of 10% or more of the shares (and units if issued) of the Company (treated for such purposes as though they were a single class and on a fully diluted basis, assuming full conversion but without giving effect to management and employee options and exercise of Warrants), gives shareholders and our current board sufficient time to evaluate the transaction, negotiate with the proposed acquiror, encourage competing bids to emerge, and ensure that all alternatives to the transaction designed to maximize shareholder value have been considered.

      The Rights Plan will provide our current board with time to review any unsolicited take-over bid that may be made and to take action, if appropriate, to enhance shareholder value. The Rights Plan attempts to protect shareholders by requiring all potential bidders to comply with the conditions specified in the Permitted Bid provisions, failing which such bidders are subject to the dilutive features of the Rights Plan. By creating the potential for substantial dilution of a bidder’s position, the Rights Plan encourages an offeror to proceed by way of a Permitted Bid or to approach our current board with a view to a negotiation.

      Pursuant to the Rights Plan, one Right has been issued in respect of each share issued on May 1, 2003. In addition, one Right will be issued for each additional share (or unit) issued thereafter. Each Right initially entitles the registered holder thereof to purchase from the Company one class A restricted voting share or one class B non-voting share, as the case may be, at a price of Cdn.$100, subject to certain anti-dilution adjustments. The Rights are not exercisable until the Separation Time (as defined in the Rights Plan).

Trading and Exercise of Rights

      Until the separation time, the Rights trade together with the shares (or units, if issued). After the separation time, the Rights are exercisable, and are transferable separately from the shares (or units, if issued).

Flip-In Event

      The acquisition by a person making an unsolicited take-over bid for Microcell, including others acting jointly or in concert, of beneficial ownership of 10% of the shares (or units, if issued) (treated for such purposes as though they were a single class and on a fully diluted basis assuming full conversion but without giving effect to management and employee options and exercise of the Warrants), other than by way of a permitted bid is referred to as a “Flip-In Event”. Any Rights beneficially owned by an Acquiring Person upon the occurrence of any Flip-In Event will be void, as will any Rights beneficially owned by associates, affiliates or Persons acting jointly or in concert with an Acquiring Person, and transferees thereof. After the occurrence of a Flip-In Event, each Right (other than those that are void) will permit the holder to purchase from the Company class A restricted voting shares or class B non-voting shares, as the case may be, with a total market value on the date of occurrence of the Flip-In Event equal to twice the exercise price for an amount in cash equal to the exercise price.

Permitted Bid Requirements

      The requirements of a permitted bid include the following:

(1) the take-over bid must be made by way of a take-over bid circular;

(2) the take-over bid must be made to all registered holders of all outstanding shares (and units, if issued) (other than shares (and units, if issued) held by the offeror or any associate or affiliate of the offeror);

(3) the take-over bid must contain, and the take-up and payment for securities tendered or deposited thereunder is subject to, irrevocable and unqualified conditions that (1) no new instruments shall be taken up or paid for pursuant to the take-over bid prior to the close of business on the date which is not less than 60 days following the date of the take-over bid and (2) no shares (and units, if issued) shall be taken up or paid for pursuant to the take-over bid unless, at the date referred to in (1) above, more than 50% of the aggregate outstanding shares (and units, if issued) held by “independent shareholders” shall have been deposited or tendered pursuant to the take-over bid and not withdrawn;

(4) the take-over bid must contain an irrevocable and unqualified provision that, unless the take-over bid is withdrawn, shares (and units, if issued) may be deposited pursuant to such take-over bid at any time prior to the close of business on the date of first take-up or payment for shares (and units, if issued) and that any shares (and units, if issued) deposited pursuant to the take-over bid may be withdrawn until taken up and paid for; and

(5) the take-over bid must contain an irrevocable and unqualified provision that if, on the date on which shares (and units, if issued) may be taken up or paid for, more than 50% of the aggregate outstanding shares (and units, if issued) held by “independent shareholders” shall have been deposited or tendered pursuant to the take-over bid and not withdrawn, the offeror will make a public announcement of that fact and the take-over bid will remain open for deposits and tenders of shares (and units, if issued) for not less than ten business days from the date of such public announcement.

      The usual provisions regarding “permitted lock-up agreements” are included in the Rights Plan.

      The Rights Plan allows a Competing Bid to be made while a Permitted Bid is in existence. A Competing Bid must satisfy all the requirements of a Permitted Bid.

MATERIAL CONTRACTS

      We have been party to the following material contracts in the last two years.

      We have entered into a first unit indenture, made as of May 30, 2003, with Computershare Trust Company of Canada as trustee, providing for the issuance of first units, consisting of a first note and first preferred 2 share.

      We have also entered into a second unit indenture, made as of May 30, 2003, with Computershare Trust Company of Canada as trustee, providing for the issuance of second units, consisting of a second note and second preferred 2 share.

      We are party to the warrant indenture for the Warrants 2005 dated as of May 1, 2003 with Computershare Trust Company of Canada, as trustee, providing for the issuance of the Warrants 2005 entitling their holders to subscribe, until May 1, 2005 for class A restricted voting shares or class B non-voting shares, as the case may be, at an exercise price of Cdn.$19.91 per share.

      We are also party to the warrant indenture for the Warrants 2008 dated as of May 1, 2003 with Computershare Trust Company of Canada, as trustee, providing for the issuance of the Warrants 2008 entitling their holders to subscribe, until May 1, 2008 for class A restricted voting shares or class B non-voting shares, as the case may be, at an exercise price of Cdn.$20.69 per share.

      A shareholder rights plan agreement dated as of May 1, 2003 between Computershare Trust Company of Canada, as Rights Agent, and us, ensures, to the extent possible, that all our shareholders will be treated equally and fairly in connection with any take-over offer for Microcell.

      Our tranche A exit facility agreement dated as of May 1, 2003 among us, as parent, Solutions, as borrower, the financial institutions from time to time parties thereto as lenders, and JP Morgan Chase Bank, Toronto Branch, as administrative agent, collateral agent and issuing bank, provides for a credit facility of Cdn.$25 million, which may be increased up to Cdn.$75 million, and was established in favor of Solutions.

      Also, our tranche B credit agreement dated as of May 1, 2003 among us, as parent, Solutions, as borrower, the financial institutions from time to time parties thereto, as lenders, and JP Morgan Chase Bank, Toronto Branch, as administrative agent and collateral agent, provides for a term loan to Solutions of Cdn.$300,000,000, consisting of a Canadian dollar series in the amount of Cdn.$104,800,986 and a U.S. dollar series in the amount of the U.S. dollar equivalent of Cdn.$195,199,014.

      Our tranche C credit agreement dated as of May 1, 2003 among us, as parent, Solutions, as borrower, the financial institutions from time to time parties thereto as lenders, and JP Morgan Chase Bank, Toronto Branch, as administrative agent and collateral agent, provides for a term loan to Solutions in the aggregate amount of Cdn.$50,000,000.

      We are party to an intercreditor and collateral agency agreement, dated as of May 1, 2003, among Solutions, as borrower, Microcell, as guarantor, each of the persons listed on the execution pages thereto under the “Tranche A Lenders” heading, each of the lenders listed therein, JP Morgan Chase Bank, Toronto Branch, in several capacities, Computershare Trust Company Of Canada, as trustee for the holders of the first units, and for the holders of the second units.

      We have a lease dated as of August 1, 1998, as amended from time to time, with WPBI Property Management Inc. for the lease of approximately 300,000 square feet of office and switchroom space at 800 de La Gauchetière Street West in Montreal, Quebec.

EXCHANGE CONTROLS

      There are currently no laws, decrees, regulations or other legislation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to non-resident holders of Microcell’s securities, other than withholding tax requirements.

      There is no limitation imposed by Canadian law or by the articles of incorporation or other charter documents of Microcell on the right of a non-resident to hold voting shares of Microcell, other than as provided by the Canadian ownership and control provisions, the Investment Canada Act, as amended, as amended by the North American Free Trade Agreement (NAFTA) Implementation Act (Canada), and the World Trade Organization (WTO) Agreement Implementation Act. This legislation requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a “non-Canadian” of “control of a Canadian business,” all as defined in the relevant legislation. Generally, the threshold for review will be higher in monetary terms for a member of the WTO or NAFTA.

TAXATION

Certain Canadian Federal Income Tax Considerations

      The following is a summary of certain Canadian federal income tax considerations relating to an investment in Class A Restricted Voting Shares, Class B Non-Voting Shares and Warrants (together, also referred to as the Securities or the Microcell Securities).

      The summary is only applicable to a holder of Microcell Securities who, for the purposes of the Income Tax Act (Canada) (also referred to as ITA) and the Canada-United States Income Tax Convention (also referred to as the Convention), is a resident of the United States and is not resident in Canada, deals at arm’s length with Microcell and is not affiliated with Microcell and holds its Securities as capital property (also referred to as the U.S. Holder). For this purpose, related persons are deemed not to deal with each other at arm’s length. A person and a corporation are related if the person controls the corporation or is a member of a related group that controls the corporation. It is a question of fact whether persons not related to each other are dealing with each other at arm’s length. The Securities will generally be considered to be capital property for this purpose to a U.S. Holder unless either the U.S. Holder holds such securities in the course of carrying on a business, or the U.S. Holder has acquired such securities in a transaction or transactions considered to be an adventure in the nature of trade.

      This summary is not applicable to a U.S. Holder that is a financial institution (as defined in the ITA) for purposes of the mark-to-market rules. In addition, this discussion does not apply to an insurer or an authorized foreign bank, who carries on an insurance business or a bank business in Canada and elsewhere.

      This summary is based upon the current provisions of the ITA and counsel’s understanding of the current published administrative practices and policies of the Canada customs and revenue agency (“CCRA”). It also takes into account all specific proposals to amend the ITA publicly announced by or on behalf of the Canadian Minister of Finance prior to the date of this Circular (the “Tax Proposals”), and assumes that all such Tax Proposals will be enacted. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all.

      This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder. Consequently, U.S. Holders are urged to consult their own tax advisors for advice as to the tax considerations in respect of holding Microcell Securities having regard to their particular circumstances.

      All amounts, including the dividends received and accrued on, and proceeds of disposition from the Class A Restricted Voting Shares and Class B Non-Voting Shares and Warrants must be determined in Canadian dollars at applicable exchange rates for the purposes of the ITA. Any capital gain or capital loss of a U.S. Holder may be affected by fluctuations in Canadian dollar exchange rates.

Holding and Disposition of Class A Restricted Voting Shares and Class B Non-Voting Shares.

      Dividends paid or deemed paid by Microcell to a U.S. Holder on its Class A Restricted Voting Shares and Class B Non-Voting Shares will be subject to a Canadian withholding tax in the amount of 25%. Such withholding tax may be reduced by virtue of the provisions of any income tax treaty or convention. Under the Convention, the rate of withholding tax in respect of dividends or deemed dividends beneficially owned by a resident of the United States is generally reduced to 15%. If the beneficial owner of the dividends is a company which owns at least 10% of the voting shares of Microcell, the rate of withholding tax in respect of dividends or deemed dividends is 5%. Moreover, under the Convention, dividends paid to certain religious, scientific, literary, education or charitable organizations and to trust company, organization, or other arrangement operated exclusively to administer or provide pension, retirement or employee benefits that are resident in, and generally exempt from tax in, the United States, are generally exempt from Canadian non-resident withholding tax. Provided certain administrative procedures are observed by such organizations, trust company, or arrangement, Microcell would not be required to withhold such tax from dividends paid or credited to such organizations trust company or arrangement.

      A U.S. Holder will not be subject to tax under the ITA on any Taxable Capital Gain (or will not be entitled to deduct any Allowable Capital Loss in computing taxable income earned in Canada) realized on a disposition of Class A Restricted Voting Shares, Class B Non-Voting Shares and Warrants, as the case may be, unless the shares or the Warrants constitute “taxable Canadian property” (as defined in the ITA) at the time of their disposition. First Preferred Shares, Second Preferred Shares, Class A Restricted Voting Shares, Class B Non-Voting Shares and the Warrants, assuming they remain listed on a prescribed exchange at the time of such disposition, generally would not constitute taxable Canadian property to a U.S. Holder unless at any time during the 60-month period immediately preceding their disposition, the U.S. Holder, persons with whom the U.S. Holder did not deal at arm’s length, or the U.S. Holder together with all such persons, owned 25% or more of the issued shares of any class or series of Microcell. For this purpose, a U.S. Holder will be considered to own any share if such person has an interest in option or other right, such as the Warrants, to acquire such share, either by virtue of holding Class A Restricted Voting Shares and Class B Non-Voting Shares or otherwise.

      The Convention provides for an exemption under the terms of which capital gain on shares of Canadian corporations, the value of which is not derived principally from real estate situated in Canada, are exempt from Canadian income tax, and, as a result, U.S. Holders may not be liable to Canadian tax (or will not be entitled to deduct any allowable capital loss in computing taxable income earned in Canada).

Exercise of Warrants

      No gain or loss will be realized by a U.S. Holder upon exercise of Warrants. When a Warrant is exercised, the cost to the U.S. Holder of the Class A Restricted Voting Shares or Class B Non-Voting Shares, as the case may be, thus acquired will be the aggregate of the adjusted cost base, for that U.S. Holder, of the Warrant and the price paid for the Class A Restricted Voting Shares, or Class B Non-Voting Shares, as the case may be, upon exercise of the Warrant. The adjusted cost base of the Warrants acquired at the time of the plan of arrangement of Microcell under the Companies’ Creditor Arrangement Act (Canada) is equal to their fair market value on the issuance date of such Warrants.

      To the extent that a U.S. Holder receives a cash payment in lieu of a fractional share as a result of the exercise of a Warrant, the CCRA generally allows a shareholder who receives cash not exceeding Cdn.$200 in lieu of a fractional share to recognize a capital gain or capital loss on the disposition of the fractional share in the taxation year in which the cash payment was received in lieu of the fractional share or, alternatively, to reduce the adjusted cost base of the shares received by such shareholder by the cash amount.

Expiry of Warrants

      The expiry of an unexercised Warrant will generally result in a capital loss to the U.S. Holder equal to the adjusted cost base of the Warrant immediately before its expiry. Provided that such Warrant consisted of “taxable Canadian property” to such U.S. Holder one-half of such loss will be considered an Allowable Capital Loss deductible against Taxable Capital Gains from “taxable Canadian property”. For more details on this issue, see the discussion above under the heading “Holding and Disposition of Class A Restricted Voting Shares and Class B Non-Voting Shares”.

Exchange of Class B Non-Voting Shares for Class A Restricted Voting Shares

      A U.S. Holder will not be subject to Canadian tax in respect of the exchange of Class B Non-Voting Shares for Class A Restricted Voting Shares. The adjusted cost base of Class A Restricted Voting Shares into which the Class B Non-Voting Shares were exchanged will equal the adjusted cost base of the Class B Non-Voting Shares.

Certain U.S. Federal Income Tax Considerations

      The following is a discussion of the material U.S. federal income tax consequences to a U.S. holder (as defined below) of exercising warrants, and of acquiring, holding and disposing of class A restricted voting shares or class B non-voting shares (collectively, “shares”) below) This discussion is limited to consequences related to warrants and shares held as capital assets within the meaning of section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Insofar as it relates to matters of law or legal conclusions, this discussion constitutes the opinion of Pillsbury Winthrop LLP.

      This discussion is based on the Code, Treasury regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive and may affect the tax consequences described herein. This discussion does not address the tax consequences of exercising warrants, or of acquiring, holding and disposing of shares to any particular U.S. holder, and does not deal with persons that may be subject to special treatment under the U.S. federal income tax laws (including, without limitation, insurance companies, tax-exempt organizations, individual retirement accounts and other tax-deferred accounts, regulated investment companies, financial institutions, broker-dealers, individuals subject to section 877 of the Code, U.S. holders whose “functional currency” is not the U.S. dollar, U.S. holders that hold a warrant or a share, as a position in a “straddle,” “hedge,” “constructive sale transaction,” “conversion transaction” or other integrated transaction or persons who mark to market their securities).

      For purposes of this discussion, the term “U.S. holder” means a beneficial owner of warrants or shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust the administration of which is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions.

      If a partnership holds warrants or shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.

      U.S. holders should consult their own tax advisors with respect to the tax consequences to them of exercising warrants, or of acquiring, holding and disposing of shares in light of their particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in U.S. federal and other tax laws.

Exercise of Warrants

      Upon the exercise of warrants, a U.S. holder will not recognize gain or loss and will have a tax basis in the shares issued equal to the holder’s tax basis in the exercised warrants plus the exercise price. The holding period for shares issued upon the exercise of warrants will commence on the date of exercise.

Distributions on Shares

      Distributions on shares, whether in cash or in property, that are paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be includible in income by a U.S. holder as a dividend when actually or constructively received. The amount of the dividend will equal the amount of cash and the fair market value of the property received. To the extent a U.S. holder receives a distribution that exceeds our current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital that reduces the holder’s adjusted tax basis in the shares (to the extent of such basis) and thereafter as taxable gain from the sale or exchange of the shares. Generally, the dividends received deduction and Code section 1059 extraordinary dividend provisions will not apply to U.S. holders.

      For taxable years beginning after December 31, 2002 and before January 1, 2009, dividends received by an individual from a “qualified foreign corporation” are eligible for preferential rates of taxation, subject to minimum holding period and other requirements. The determination of whether a dividend would qualify for the preferential rates must be made at the time the dividend is paid.

      Dividends paid in Canadian dollars (including the amount of any Canadian taxes withheld therefrom) will be included in a U.S. holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the dividends are actually or constructively received by the U.S. holder, regardless of whether the Canadian dollars are converted to U.S. dollars at that time. U.S. holders should consult their own tax advisors regarding the possible effect and rate of any Canadian withholding tax and the reduction of such withholding rate under the income tax treaty between the United States and Canada.

Sales, Exchanges or Other Dispositions of Shares

      Upon the sale, exchange or other disposition of shares, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares. Such gain or loss will be long-term capital gain or loss if the shares have been held for more than one year and otherwise will be short-term capital gain or loss. Long-term capital gains of individuals are eligible for preferential rates of taxation, which have been reduced for long-term capital gains recognized before January 1, 2009. Short-term capital gains are taxed at the rates applicable to ordinary income, which, for gains recognized before January 1, 2009, will be higher than the rates applicable to dividends. The deductibility of capital losses is subject to limitations.

Exchanges of Class B Non-Voting Shares for Class A Restricted Voting Shares

      A U.S. holder will recognize no gain or loss upon an exchange of class B non-voting shares for class A restricted voting shares. The U.S. holder’s adjusted tax basis in the class A restricted voting shares received in the exchange will equal the holder’s adjusted tax basis in the class B non-voting shares exchanged therefor, and the U.S. holder’s holding period for the class A restricted voting shares will include the holding period for the class B non-voting shares exchanged therefor.

Foreign Tax Credit Considerations

      For U.S. foreign tax credit limitation purposes, dividends on shares generally will be treated as foreign source income, and gain or loss recognized on the sale, exchange or other disposition of shares will be treated as from U.S. sources. To the extent Canadian withholding tax is payable in respect of a distribution or payment to a U.S. holder, the holder may be eligible for a foreign tax credit or deduction. Further, foreign source income has an effect on a U.S. holder’s ability to absorb foreign tax credits. The rules relating to U.S. foreign tax credits are extremely complex, and U.S. holders should consult their tax advisors regarding the application of the U.S. foreign tax credit rules to their particular situations.

Passive Foreign Investment Company Considerations

      The Code provides special anti-deferral rules regarding certain distributions received by U.S. persons with respect to, and sales and other dispositions (including pledges) of stock of, a “passive foreign investment company” (“PFIC”). A foreign corporation will be treated as a PFIC if 75% or more of its gross income is passive income for a taxable year or if the average percentage of its assets (by value) that produce, or are held for the production of, passive income is at least 50% for a taxable year.

      We do not believe that we are currently a PFIC, and we anticipate that we will not become a PFIC. If we become a PFIC, U.S. holders may become subject to adverse U.S. federal income tax consequences. U.S. holders should consult their tax advisors regarding those consequences and possible ameliorative actions.

Backup Withholding and Information Reporting

      The payment within the United States of dividends on, or the proceeds from a disposition of, shares held by certain non-corporate holders may be subject to U.S. information reporting rules. Such payments may also be subject to U.S. backup withholding, unless a holder provides a taxpayer identification number and satisfies certain other conditions or otherwise establishes an exemption under the Code. Backup withholding is not an additional tax, and may be credited against a holder’s U.S. federal income tax liability or refunded if the amounts so withheld exceed the holder’s U.S. federal income tax liability.

DOCUMENTS ON DISPLAY

      Any documents referred to in this registration statement may be inspected at our office at 800 de La Gauchetière Street West, Suite 4000, Montreal, Quebec, Canada, H5A 1K3.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

      We are incorporated under the laws of Canada and certain members of our board of directors and certain of the experts named herein are residents of Canada or other countries other than the U.S. Substantially all of our assets and the assets of such persons are located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon us or such persons, or to enforce against us or such persons in courts in the U.S. judgments of such courts predicated upon the civil liability provisions of U.S. securities laws. There can be no assurance that U.S. investors will be able to enforce against us, or members of our board of directors or certain experts named herein who are residents of Canada or other countries outside the U.S., any judgments in civil and commercial matters, including judgments under the federal securities laws.

      We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us arising out of or in connection with United States federal or state securities laws or out of violations of such laws, in any federal or state court in the United States relating to the transactions covered by this prospectus.

PLAN OF DISTRIBUTION

      Sales of the class A restricted voting shares and/or class B non-voting shares of Microcell covered by this prospectus may be made from time to time by the selling shareholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on a national securities exchange (any of which may involve crosses and block transactions) or other markets on which the class A restricted voting shares or class B non-voting shares of Microcell may be listed at the time of sale, including the TSX, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices or at fixed prices that may be changed. In addition, any class A restricted voting shares or class B non-voting shares of Microcell covered by this prospectus that qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus. Without limiting the generality of the foregoing, the class A restricted voting shares or class B non-voting shares of Microcell covered by this prospectus may be sold in one or more of the following types of transactions:

•	a block trade in which the broker-dealer so engaged will attempt to sell the class A restricted voting shares or class B non-voting shares of Microcell as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	face-to-face transactions between seller and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the shareholders may arrange for other brokers or dealers to participate in the resales.

      In connection with distributions of the class A restricted voting shares or class B non-voting shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the class A restricted voting shares or class B non-voting shares offered by this prospectus in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell class A restricted voting shares or class B non-voting shares short and deliver the class A restricted voting shares or class B non-voting shares to close out such short positions. The selling shareholders may also enter into options, swaps, derivatives or other transactions with broker-dealers, which require the delivery to the broker-dealer of the class A restricted voting shares or class B non-voting shares offered by this prospectus, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders may also pledge the class A restricted voting shares or class B non-voting shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged class A restricted voting shares or class B non-voting shares pursuant to this prospectus.

      From time to time the selling shareholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the class A restricted voting shares or class B non-voting shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, the selling shareholders may pledge their class A restricted voting shares or class B non-voting shares pursuant to the margin provisions of their customer agreements with their broker-dealers.

      Upon delivery of the class A restricted voting shares or class B non-voting shares or a default by the selling shareholders, the broker-dealer or financial institution may offer and sell the pledged class A restricted voting shares or class B non-voting shares from time to time.

      Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders in amounts to be negotiated in connection with the resale of the class A restricted voting shares or class B non-voting shares. Such brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

      Information as to whether underwriters who may be selected by the selling shareholders, or any other broker-dealer, are acting as principal or agent for the selling shareholders, the compensation to be received by underwriters who may be selected by the selling shareholders, or any broker-dealer, acting as principal or agent for the selling shareholders and the compensation to be received by other broker-dealers, if the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the class A restricted voting shares or class B non-voting shares may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the class A restricted voting shares or class B non-voting shares from or through such dealer or broker.

      In offering the class A restricted voting shares and/or class B non-voting shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of the Section 2(11) of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Since the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed “underwriters,” they will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

      We have advised the selling shareholders that during such time as they may be engaged in a distribution of the class A restricted voting shares or class B non-voting shares offered by this prospectus, they may be required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With some exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the class A restricted voting shares and/or class B non-voting shares.

      We do not know if the selling shareholders will actually offer or resell any of the class A restricted voting shares or class B non-voting shares covered by this prospectus. Further, because it is possible that a significant number of class A restricted voting shares or class B non-voting shares could be sold at the same time under this prospectus, such sales, or the possibility of such sales, may have a depressive effect on the market price of our class A restricted voting shares and/or class B non-voting shares. As of the date of this prospectus, we are not aware of the selling shareholders entering into any agreements regarding the sale of the class A restricted voting shares or class B non-voting shares being offered by this prospectus.

LEGAL MATTERS

      Stikeman Elliott, LLP, Montreal, Quebec, Canada has passed upon the legality of the class A restricted voting shares and class B non-voting shares offered by this prospectus.

EXPERTS

      Our consolidated financial statements as at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this prospectus and the registration statement of which it forms a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual reports and other information with the SEC. You may read and copy these reports and other information at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room. The information we file with the SEC is available on its website at www.sec.gov. We also file annual reports and other information with the Canadian Securities Commissions, which is available on their website at www.sedar.com.

      We have filed with the SEC a registration statement on Form F-1 to register the class A restricted voting shares and class B non-voting shares being offered by this prospectus. This prospectus is part of that registration statement and, as permitted by the rules of the SEC, does not contain all the information contained in the registration statement. For further information with respect to us and our class A restricted voting shares and class B non-voting shares, you should refer to the registration statement and to the exhibits filed as part of the registration statement, as well as the documents discussed below.

      You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus are accurate only as of the date of those documents, regardless of the time of delivery of this prospectus or any sale of Class B non-voting shares. Our business, financial condition, results of operations and prospects may have changed since those dates. We do not intend this document to be an offer or solicitation if used in a jurisdiction in which such offer or solicitation is not authorized, if the person making such offer or solicitation is not qualified to do so or if such offer or solicitation is made to anyone to whom it is unlawful to make such offer or solicitation.

INDEX TO FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements as at and for the Year Ended December 31, 2002	F-2
Unaudited Interim Consolidated Financial Statements as at and for the three- and nine-month periods ended September 30, 2003	F-39
Unaudited Supplementary Information as at and for the three- and nine-month periods ended September 30, 2003 to reconcile to U.S. GAAP	F-58

Consolidated Financial Statements

Microcell Telecommunications Inc.

December 31, 2002 and 2001

AUDITORS’ REPORT

To the Shareholders of

Microcell Telecommunications Inc.

      We have audited the consolidated balance sheets of Microcell Telecommunications Inc. as at December 31, 2002 and 2001, and the consolidated statements of loss and deficit and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

      As described in note 3, in 2002, the Company has changed its method of accounting for goodwill and other intangible assets, stock-based compensation and other stock-based payments and consideration given by a vendor to a customer or a reseller of the vendor’s product.

Chartered Accountants

Montréal, Canada,

January 31, 2003
[except for note 1 which is as at May 1, 2003]

MICROCELL TELECOMMUNICATIONS INC.

CONSOLIDATED BALANCE SHEETS

	As at December 31

	Pro forma
	2002	2002	2001

	$	$	$
	[note 1]		[Restated
	[Unaudited]		note 3]

	[In thousands of Canadian dollars]
ASSETS [note 11]
Current assets
Cash and cash equivalents	26,979	26,979	19,005
Short-term investments and marketable securities [note 4]	83,345	83,345	159,524
Receivables [note 5]	71,813	71,813	85,973
Receivables from related companies	866	866	489
Inventories	19,527	19,527	19,897
Other current assets	30,740	39,616	40,604

Total current assets	233,270	242,146	325,492
Capital assets [note 6]	312,113	655,646	764,048
Intangible assets [note 7]	250,410	2,727	226,126
Long-term investments [note 8]	10,671	10,671	34,983
Deferred charges and other assets [note 9]	1,664	1,664	44,610

	808,128	912,854	1,395,259

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities
Accounts payable and accrued liabilities
Related companies	23	23	445
Other [note 10]	51,536	132,306	106,334
Deferred revenues	37,573	37,573	38,115
Current portion of long-term debt [note 11]	7,500	7,500	16,523

Total current liabilities	96,632	177,402	161,417
Long-term debt [note 11]	342,500	2,032,678	1,887,048
Deferred income tax liabilities [note 16]	—	—	73,519

	439,132	2,210,080	2,121,984

Shareholder’s deficiency
Share capital [note 12]	368,996	1,167,678	1,167,371
Warrants [note 12]	—	1,770	2,077
Deficit	—	(2,466,674)	(1,896,173)

	368,996	(1,297,226)	(726,725)

	808,128	912,854	1,395,259

Commitments [note 17]
Contingency [note 21]

On behalf of the Board:

André Tremblay (signed)	Charles Sirois (signed)
Director, President and Chief Executive Officer	Chairman of the Board

See accompanying notes

MICROCELL TELECOMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

	Years ended December 31

	2002	2001	2000

	$	$	$
		[Restated	[Restated
		note 3]	note 3]

	[In thousands of Canadian dollars,
	except for per-share data]
Revenues
Services	566,706	509,082	365,665
Equipment sales	24,356	32,408	40,321

	591,062	541,490	405,986

Costs and expenses [note 14]
Cost of products and services	285,252	336,753	306,391
Selling and marketing	105,386	115,638	119,049
General and administrative	109,412	98,902	92,878
Depreciation and amortization	242,416	177,990	131,304

	742,466	729,283	649,622

Operating loss before impairment of intangible assets and restructuring charges	151,404	187,793	243,636
Impairment of intangible assets [note 7]	223,399	—	—
Restructuring charges [note 15]	7,494	5,226	—

Operating loss	382,297	193,019	243,636
Interest income	(5,479)	(6,553)	(20,341)
Interest expense	216,256	215,888	185,471
Financing charges	10,573	8,349	8,742
Foreign exchange loss (gain)	(926)	51,129	24,638
Write-down of deferred financing costs and deferred gain and loss on financial instruments [note 9]	16,947	—	—
Gain on financial instruments [note 9]	(6,570)	—	—
Net gain on disposal of investments [note 8]	—	—	(285,967)
Loss in value of investments, marketable securities and other assets [notes 4, 8 and 9]	16,086	33,093	248,336
Share of net loss (net income) in investees [note 8]	13,212	5,282	(20,573)

Loss before income taxes	642,396	500,207	383,942
Income tax benefit [note 16]	(71,895)	(1,722)	(115,515)

Net loss	570,501	498,485	268,427
Deficit, beginning of year	1,896,173	1,397,688	1,129,261

Deficit, end of year	2,466,674	1,896,173	1,397,688

Basic and diluted loss per share [note 13]	2.37	4.56	2.79

See accompanying notes

MICROCELL TELECOMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31

	2002	2001	2000

	$	$	$

	[In thousands of Canadian dollars]
OPERATING ACTIVITIES
Net loss	(570,501)	(498,485)	(268,427)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	242,416	177,990	131,304
Accreted interest on long-term debt	72,762	158,194	142,812
Financing charges	9,128	7,674	7,341
Foreign exchange loss (gain)	(493)	50,281	25,449
Write down of deferred financing costs and deferred gain and loss on financial instruments	16,947	—	—
Reversal of provision for sales tax	(13,806)	—	—
Deferred income taxes	(73,519)	(3,966)	(116,968)
Net gain on disposal of investments	—	—	(285,967)
Gain on financial instruments	(6,570)	—	—
Impairment of intangible assets	223,399	—	—
Loss in value of investments, marketable securities and other assets	16,005	33,079	248,336
Share of net loss (net income) in investees	13,212	5,282	(20,573)

	(71,020)	(69,951)	(136,693)

Changes in operating assets and liabilities
Decrease (increase) in trade receivables	15,941	(27,234)	(15,560)
Decrease (increase) in interest receivable	874	2,771	(1,067)
Decrease (increase) in taxes receivable	(2,655)	6,005	(1,970)
Increase in receivables from related companies	(377)	(489)	—
Decrease (increase) in inventories	370	17,545	(11,868)
Decrease (increase) in other current assets	42	4,409	(9,185)
Increase (decrease) in accounts payable and accrued liabilities	16,385	(61,289)	52,837
Increase (decrease) in deferred revenues	(542)	5,979	17,774

	30,038	(52,303)	30,961

Cash used in operating activities	(40,982)	(122,254)	(105,732)

INVESTING ACTIVITIES
Reduction of (additions to) short-term investments	75,262	(157,985)	23,919
Reduction of (additions to) short-term investments — restricted	—	120,710	(120,710)
Proceeds from sale of marketable securities	589	72,804	87,128
Additions to capital assets	(124,683)	(277,395)	(257,191)
Additions to intangible assets	—	(130,000)	(20,000)
Additions to deferred charges and other assets	(2,377)	(9,488)	(6,756)
Additions to long-term investments	(1,351)	(2,535)	(35,965)
Proceeds from termination of derivative instruments	31,041	—	—
Proceeds from long-term investments	949	—	—

Cash used in investing activities	(20,570)	(383,889)	(329,575)

FINANCING ACTIVITIES
Issuance of shares	—	450,755	402,426
Share issuance costs	—	(11,434)	(5,523)
Increase in long-term debt	100,000	270,813	67
Repayment of long-term debt	(10,732)	(270,809)	(92)
Financing costs	(19,742)	(1,555)	(125)

Cash provided by financing activities	69,526	437,770	396,753

Increase (decrease) in cash and cash equivalents for the year	7,974	(68,373)	(38,554)
Cash and cash equivalents, beginning of year	19,005	87,378	125,932

Cash and cash equivalents, end of year	26,979	19,005	87,378

Additional information
Interest paid	82,348	49,933	43,863
Income taxes paid	2,294	2,249	1,289

See accompanying notes

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002
[All tabular amounts are in thousands of Canadian dollars unless otherwise indicated]

1.	DESCRIPTION OF BUSINESS AND REORGANIZATION

Description of business

      Microcell Telecommunications Inc. [“Microcell”] was incorporated under the laws of Canada by articles of incorporation dated October 16, 1992, and conducts its business of wireless communications through five wholly owned subsidiaries [collectively, the “Company”] which are: Microcell Capital II Inc. [“Microcell Capital”], Microcell Connexions Inc. [“Microcell Connexions”], Microcell Labs Inc. [“Microcell Labs”], Microcell Solutions Inc. [“Microcell Solutions”] and Inukshuk Internet Inc. [“Inukshuk”].

      The Company carries on its operations through three strategic business segments: Personal Communications Services [“PCS”], Wireless Internet and Investments. Under its PCS business segment, the Company is a provider of PCS in Canada under one of the two national 30 MHz PCS authorizations [the “PCS License”] awarded in Canada in 1995 and renewed for five years in March 2001. The terms and conditions for the renewal of the license are identical to those established for the first license in April 1996. Through its Wireless Internet business segment, the Company provides mobile Internet services to its PCS subscribers and had planned to build a high-speed Internet Protocol-based data network using Multipoint Communications Systems [“MCS”] technology in the 2500 MHz range. However, the current challenging capital market conditions, which have made raising financing difficult, Inukshuk has suspended building the MCS network on its own for the time being. Finally, under its Investments business segment, the Company invests in various wireless or high technology companies and, as a result, is exposed to normal market risk fluctuation which may be significant.

      The Company continues to experience growth-related capital requirements arising from the need to fund of network capacity improvements and ongoing maintenance and to fund the cost of acquiring new PCS customers. Microcell’s ability to generate positive net income and cash flow in the future is dependent upon various factors, including the level of market acceptance of its services, the degree of competition encountered by the Company, the cost of acquiring new customers, technology risks, general economic conditions and regulatory requirements.

      At the time of the release of its second quarter 2002 results on August 9, 2002, the Company announced that there was significant uncertainty regarding its ability to continue as a going concern, such ability being dependent, among other factors, on the Company’s ability to reduce its financing costs and improve its liquidities and operating performance. The Company also announced on that date that it had retained the services of a financial advisor and formed a special committee composed of independent directors with a view of evaluating various strategic options in the circumstances. In light of the going concern uncertainty, the mandate of the special committee was to review and evaluate the alternatives of the Company with a view to reducing its financing costs and improving its liquidity. To that end, the special committee obtained the advice and recommendations of the financial advisor. The significant uncertainty resulted from the fact that the Company disclosed that it believed it would be in default of certain covenants in its long-term debt agreements within a twelve-month period, unless it could successfully renegotiate some of these covenants. With such default, the senior secured lenders could have chosen not to provide the Company with further access to funds under the senior secured revolving credit facility and could also accelerate debt repayment.

      On October 31, 2002, the Company entered into a forbearance and amending agreement with its secured bank lenders in which the lenders agreed to forbear until December 23, 2002, subject to certain conditions, the exercise of any rights with respect to certain possible defaults. The covenants to which the forbearance agreement applied related to the non-payment of interest on the Company’s Senior Discount Notes due in 2006 [the “2006 Notes”] and the possibility of the non-payment to a vendor under a material contract. On December 2, 2002, the Company announced that it would not make its interest payment on its 2006 Notes due on that day. Before the end of the forbearance period, the Company reached an agreement with the vendor on the amount due and settled such amount.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On December 23, 2002 the Company announced that its secured lenders, holding approximately 74% of the outstanding secured debt, have agreed on the terms of a recapitalization plan. In this regard, the Company’s secured lenders have agreed to forbear until January 6, 2003 the exercise of any rights with respect to a default resulting from the non-payment of interest on the 2006 Notes. In addition, both parties agreed to terminate the senior secured revolving credit facility. The Company was subsequently not in compliance with certain covenants under its long-term debt agreements and as such all the long-term debt is in default. Microcell also continued to have constructive discussions regarding the plan with an ad hoc committee of unsecured noteholders.

      On January 3, 2003, the Company announced that it had received signed commitments from certain of its secured lenders and noteholders, representing approximately 75% and 55% respectively of the estimated aggregate voting claims that may be represented at the secured creditors’ meeting and the affected unsecured creditors’ meeting. In view of its then current and anticipated financial position, the status of its discussions with financial and strategic investors, the non-payment of U.S.$29.3 million of interest due on the 2006 Notes in December 2002 and the options available to the Company under the circumstances, the Company elected to restructure its operations under the Companies’ Creditors Arrangement Act [“CCAA”] protection and filed for and received protection under the CCAA on January 3, 2003 in the form of an Initial Order. Until the Plan became effective on May 1, 2003, the Company did not make any further payments of principal or interest on its secured debt or unsecured notes, including the interest payment on its 2006 Notes, which was due December 1, 2002, and quarterly principal repayments on its secured term loans due December 31, 2002 and March 31, 2003.

      On February 19, 2003, the Company filed its Information Circular and Proxy Statement [the “Circular”], which included a Plan of Reorganization and of Compromise and Arrangement [the “Plan”], setting out the terms of the Company’s proposed plan. Subsequently, on March 17, 2003 the Plan was voted upon and approved by 98% of the secured creditors and 100% of the affected unsecured creditors, representing 93% and 100%, respectively, of the total value of the secured claims and affected unsecured claims that were voted. On March 18, 2003, the Superior Court of the Province of Quebec issued a Sanction Order approving the Plan. On May 1, 2003, the Plan became effective. The Plan reduced the Company’s debt obligations by approximately $1.7 billion.

      These consolidated financial statements do not reflect any adjustments arising from the Plan, except that the current portion of long-term debt is equivalent to the current portion of the new debt contracted on the implementation date of the plan. The Company is conducting a revaluation of its assets and liabilities and will adjust their carrying values to reflect the value of the Company as an entity established by the capital reorganization. The revaluation adjustments are expected to be presented in the 2003 second quarter consolidated interim financial statements, the period encompassing the expected implementation date of the Plan, May 1, 2003. The Company’s balance sheet after the implementation date will be presented on a comprehensive revaluation basis after giving effect to both the financial reorganization and the revaluation adjustments.

Reorganization [unaudited]

      The following is a summary of the principal transactions and corporate changes provided in the Plan.

[a] A new company [“New Microcell”] would be incorporated under the Canada Business Corporations Act;

[b] Microcell would cause the amalgamation of its principal subsidiaries [“Amalco”];

[c] A reorganization of the share capital of Microcell would be completed;

[d] New Microcell would subscribe for non-redeemable common shares of Microcell, the subscription price therefore being payable by way of a nominal cash consideration and delivery of an undertaking to deliver Class A Restricted Voting Shares, Class B Non-Voting Shares and Warrants upon the redemption by the Company of the current shareholdings;

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

[e] Microcell would redeem the current shareholdings, for Class A Restricted Voting Shares, Class B Non-Voting Shares and Warrants in the capital of New Microcell as provided in the Plan and all of the issued and outstanding options or other rights to acquire shares of Microcell would be cancelled, without payment of any consideration;

[f] Amalco’s Tranche B Debt and Tranche C Notes [if applicable] would be created having an aggregate Canadian dollar equivalent value as of the effective date of the Plan of $350,000,000;

[g] Assuming an exchange rate of 1.5363, new Microcell would issue, to the secured creditors of Microcell [which are the holders of the Senior Secured Loans described in note 11], First Preferred Shares and Second Preferred Shares [Voting or Non-Voting Series] for an amount of $176,500,000 and $74,417,000 respectively, in consideration for equivalent principal amounts of the secured debt.

If the advance tax ruling requested by Microcell is not obtained regarding the qualification as distress preferred shares and, pursuant to the Plan, the administrative agent as agent on behalf of the secured creditors, elects to receive First Units and Second Units on the effective date of the Plan in lieu of First Preferred Shares and Second Preferred Shares, First Units and Second Units would be issued by New Microcell as distributions under the Plan;

[h] Assuming an exchange rate of 1.5363, new Microcell would issue, to the affected unsecured creditors [which are the holders of the Senior Discount Notes described in note 11], Second Preferred Shares [Voting or Non-Voting series] in the amount of $74,417,000, and Class A Restricted Voting Shares or Class B Non-Voting Shares and Warrants in the aggregate amount of $43,293,000 in consideration for the payment of the Senior Discount Notes due 2006, 2007 and 2009, if the secured creditors elect to receive First and Second Preferred Shares;

If the secured creditors elect to receive First and Second Units, New Microcell would issue, to the affected unsecured creditors, Second Units in the amount of $74,417,000, and Class A Restricted Voting Shares or Class B Non-Voting Shares and Warrants in the aggregate amount of $43,293,000 in consideration for the payment of the Senior Discount Notes due 2006, 2007 and 2009,

[i] New Microcell would issue to the current shareholders Class A Restricted Voting Shares, Class B Non-Voting Shares and Warrants in the aggregate amount of $369,000;

      The pro forma column of the balance sheet reflects the acceptance and implementation of the Plan on the assets and liabilities included in the December 31, 2002 consolidated balance sheet, including revaluation adjustments as a result of comprehensive revaluation as if the Plan was implemented at that date. The final adjustments may change based on the value of the assets and liabilities on the implementation date of the plan.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

				Microcell
	Microcell			Pro Forma
	as at			as at
	December 31,	Pro Forma		December 31,
	2002	Adjustments		2002

	$	$		$
		[Unaudited]		[Unaudited]
Current assets
Cash and cash equivalents	26,979	—		26,979
Short-term investments and marketable securities	83,345	—		83,345
Receivables	71,813	—		71,813
Receivables from related companies	866	—		866
Inventories	19,527	—		19,527
Other current assets	39,616	(8,876)	[i]	30,740

	242,146	(8,876)		233,270
Capital assets	655,646	(343,533)	[i]	312,113
Intangible assets	2,727	247,683	[i]	250,410
Long-term investments	10,671	—		10,671
Deferred charges and other assets	1,664	—		1,664

	912,854	(104,726)		808,128

Current liabilities
Accounts payable and accrued liabilities:
Related companies	23	—		23
Other	132,306	(80,770)	[i][ii][iii]	51,536
Deferred revenues	37,573	—		37,573
Other current liabilities:
Senior Secured Term Loans	7,500	—	[ii]	7,500

	177,402	(80,770)		96,632
Long-term liabilities:
Senior Secured Term Loans	582,548	(240,048)	[ii]	342,500
Senior Discount Notes	1,450,130	(1,450,130)	[iii]	—

	2,210,080	(1,770,948)		439,132

Share capital and Warrants [note 1 h and I]	1,169,448	(1,169,079)	[iv]	368,996
		250,917	[ii]
		117,710	[iii]
Deficit	(2,466,674)	2,466,674	[i]	—

	(1,297,226)	1,666,222		368,996

	912,854	(104,726)		808,128

Pro forma adjustments [unaudited]

[i] This unaudited pro forma balance sheet of Microcell has been prepared on the fresh start basis of accounting. The Company’s financial advisors assisted in the determination of the enterprise value of the

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company assuming effectiveness of the Plan, and a range of value was developed. The final enterprise value utilized was $718,996,000, which has been allocated between long-term debt of $350,000,000 and equity of $368,996,000. This enterprise value was determined based on several traditional valuation methodologies, utilizing projections developed by management including discounted cash flow analysis and comparable company trading analysis. A comprehensive revaluation of the assets and liabilities of Microcell has been done based on this enterprise value. Pursuant to this revaluation the Company assigned a value, calculated at management’s best estimate, to Microcell’s intangible assets, which are, the PCS Licenses at $189,356,000, the Customer list at $32,356,000 and the Fido® brand name at $28,698,000 The Customer list will be amortized over 30 months. The PCS Licenses and the Fido® brand name were determined to have an indefinite life and will not be amortized but will be tested for impairment on an annual basis;

[ii] Pursuant to the Plan, the existing Senior Secured Term Loans and the net payable to the secured creditors with respect to the cross currency and interest rate swaps terminated in December 2002 [see note 9] will be converted into new Tranche B Debt [$300,000,000] and Tranche C Notes [$50,000,000] as well as First Preferred Shares or First Units [$176,500,000] and Second Preferred Shares or Second Units [$74,417,000];

[iii] Pursuant to the Plan, the existing Senior Discount Notes and the unpaid accrued interest will be converted into Second Preferred Shares or Second Units for an amount of $74,417,000 and Class A Restricted Voting Shares or Class B Non-Voting Shares and Warrants for an aggregate amount of $43,293,000;

[iv] Pursuant to the Plan, the current shareholdings will be converted into Class A Restricted Voting Shares, Class B Non-Voting Shares and Warrants for an aggregate amount of $369,000;

[v] This unaudited pro forma balance sheet has been prepared in accordance Canadian GAAP. No material adjustments to this unaudited pro forma balance sheet would be required to conform with U.S. GAAP and the accounting principles and practices required by the SEC, except as related to the First and Second Preferred Shares as well as to the First and Second Units.

      Under U.S. GAAP, redeemable preferred shares subject to mandatory redemption requirements that are outside the control of the issuer are excluded from “shareholders’ equity (deficiency)” and presented separately in the issuer’s balance sheet between liabilities and shareholders’ equity (deficiency). Under Canadian GAAP, such shares are presented as equity [$325,334,000 at December 31, 2002, on a pro-forma basis]. The FASB is in the process of finalizing a new standard dealing with accounting for liabilities and equity. The final standard, which is expected to be issued in the second quarter of 2003, may affect the balance sheet presentation of these instruments under U.S. GAAP.

      As described above, the secured creditors have the option to receive First and Second Units instead of First and Second Preferred Shares. Under Canadian GAAP these First and Second Units are presented as equity. Under US GAAP these instruments would be classified as debt instruments.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table outlines the adjustments to the unaudited pro forma balance sheet that would be required to conform with U.S. GAAP.

		First and
		Second Preferred Shares		First and Second Units

	Microcell		Microcell		Microcell
	Pro Forma		Pro Forma		Pro Forma
	as at		as at		as at
	December 31,		December 31,		December 31,
	2002	Pro Forma	2002	Pro Forma	2002
	Canadian GAAP	Adjustments	US GAAP	Adjustments	US GAAP

Current portion of long-term debt	7,500	—	7,500	—	7,500
Long-term debt:
Senior Secured Term Loans	342,500	—	342,500	—	342,500
First Units	—	—	—	176,500	176,500
Second Units	—	—	—	148,834	148,834

Total long-term debt
[including current portion]	350,000	—	350,000	325,334	675,334

First and Second Preferred Shares	—	325,334	325,334	(325,334)	—
Shareholders’ equity (deficiency)
Share capital and Warrants	368,996	(325,334)	43,662	—	43,662

     Other information regarding the Plan [unaudited]

      [i] The Plan should result in a forgiveness of indebtedness of approximately $1,100,000,000, for tax purposes, that is expected to reduce the Company’s non-capital losses by approximately $140,000,000 and capital losses by approximately $960,000,000.

      Management is under the assumption that non-capital losses of approximately $2,000,000,000 and the undepreciated capital costs of depreciable property of approximately $310,000,000 of the new subsidiary created pursuant to the Plan, as described in note 1[b], should be preserved. The losses will expire in the years 2003 through 2008. The use of these losses will generally be restricted in future years to profits from the Microcell and similar businesses. The amounts of these tax attributes and the expiration dates may vary, as they are dependent on the Plan and valuation matters. The tax benefits of the losses and net deductible temporary differences have not been recorded in the unaudited pro forma balance sheet of Microcell.

      [ii] The long-term debt after giving effect to the Plan consists of Senior Secured Term Loans, in the aggregate amount of $350,000,000 which are divided into Tranche B Debt and Tranche C Notes as follows:

      Term loan [Tranche B Debt] consisting of a Canadian dollar Series in the amount of $100,000,000 and a US dollar Series with a principal amount equivalent to Canadian $200,000,000, bearing interest at the Tranche A Exit Facility’s rate plus 0.5%, payable in quarterly installments starting in June 2003 and maturing in December 2008. The Tranche B Debt will be collateralized by a second lien on all assets post-reorganization, subject to customary exceptions and covenants. Reimbursements of Tranche B Debt are as follows: 2.5% of the principal amount in 2003; 3.33% in 2004; 3.33% in 2005; 5% in 2006; 5% in 2007; and 80.84% in 2008.

      Tranche C Notes in the amount of $50,000,000, bearing interest at 8.0% paid semi-annually at the Company’s discretion [i] in cash; or [ii] accruing and compounding such interest semi-annually until paid, due on the tenth anniversary of the effective date of the Plan. Mandatory prepayments are as follows: amount remaining of any excess cash flow from operations and asset sales not previously applied [subject to customary exceptions], determined on an annual basis, to be applied first to pay accrued but unpaid interest and any balance to mandatory prepayments of principal, subject to maximum of 25% of principal amount in the aggregate [except as to major

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sales of assets] during the first five years. The Tranche C Notes will be collateralized by a third lien on all assets post-reorganization, subject to customary exceptions and covenants.

      In addition to the Tranche B Debt and the Tranche C Notes, the Company may borrow an amount between $25,000,000 and $75,000,000 as Tranche A Exit Facility in the form of a revolving credit loan with its terms to be negotiated with the lender(s) thereof. The Tranche A Exit Facility will be collateralized by a first lien on all assets post-effectiveness of the Plan, subject to customary exceptions and covenants.

      [iii] The authorized share capital after giving effect to the Plan would be as follows:

      An unlimited number of First Preferred Shares, issuable as First Preferred Voting Shares [convertible under certain conditions into First Preferred Non-Voting Shares or Class A Restricted Voting Shares] and First Preferred Non-Voting Shares [convertible under certain conditions into First Preferred Voting Shares or Class B Non-Voting Shares], with fixed, non-cumulative preferential dividends of 9% per annum, redeemable in cash at any time at the option of Microcell and mandatorily redeemable in cash or Class A Restricted Voting Shares and Class B Non-Voting Shares on the tenth anniversary of the effective date of the Plan, based on a redemption price equal to the issuance price per share plus a premium equivalent to the unpaid dividends;

      An unlimited number of Second Preferred Shares, issuable as Second Preferred Voting Shares [convertible under certain conditions into Second Preferred Non-Voting Shares or Class A Restricted Voting Shares] and Second Preferred Non-Voting Shares [convertible under certain conditions into Second Preferred Voting Shares or Class B Non-Voting Shares], with fixed, non-cumulative preferential dividends of 9% per annum, redeemable in cash at any time at the option of Microcell and mandatorily redeemable in cash or Class A Restricted Voting Shares and Class B Non-Voting Shares on the tenth anniversary of the effective date of the Plan, based on a redemption price equal to the issuance price per share plus a premium equivalent to the unpaid dividends;

      An unlimited number of Class A Restricted Voting Shares;

      An unlimited number of Class B Non-Voting Shares;

      2005 Warrants and 2008 Warrants;

      First Units consisting of [i] Subordinated Convertible 9% notes in an amount equal to the First Preferred Shares Redemption Price [with accrued and unpaid interest payable only at maturity] having the same terms and conditions as the First Preferred Shares [including as to the right to convert into Class A Restricted Voting Shares or Class B Non-Voting Shares and as to the application of Excess Cash Flow] and a term to maturity equal to the term to maturity of the First Preferred Shares [or remainder thereof, as the case may be] and [ii] a series of voting and non-dividend bearing First Preferred Shares or a series of non-voting and non-dividend bearing series of First Preferred Shares, as the case may be, redeemable at the redemption price of $0.0001 per share upon the repayment or the conversion of the notes related thereto. The First Units shall be senior in right of payment to the Second Units.

      Second Units consisting of [i] Subordinated Convertible 9% notes in an amount equal to the Second Preferred Shares Redemption Price [with accrued and unpaid interest payable only at maturity] having the same terms and conditions as the Second Preferred Shares [including as to the right to convert into Class A Restricted Voting Shares or Class B Non-Voting Shares and as to the application of Excess Cash Flow] and a term to maturity equal to the term to maturity of the Second Preferred Shares [or remainder thereof, as the case may be] and [ii] a series of voting and non-dividend bearing First Preferred Shares or a series of non-voting shares and non-dividend bearing series of Second Preferred Shares, as the case may be, redeemable at the redemption price of $0.0001 per share upon the repayment or the conversion of the notes related thereto. The Second Units shall be subordinate in right of payment to the First Units.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      These consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles [“Canadian GAAP”], the more significant of which are outlined below. A reconciliation to accounting principles generally accepted in the United States [“US GAAP”] and to the accounting principles and practices required by the United States Securities and Exchange Commission [“SEC”] is shown in note 20.

Use of estimates

      The preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long-term investments

Consolidation

      The consolidated financial statements include the results of operations of Microcell and all of its subsidiaries as well as its share of assets, liabilities, revenues and expenses of all joint ventures, if any, in which the Company participates. Intercompany transactions and balances are eliminated on consolidation.

Other

      The Company accounts for investments in which it exercises significant influence using the equity method. Other investments are accounted for at cost. The investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, and a provision for loss in value is recorded when a decline in value below the carrying amount is considered to be other than temporary.

Revenue recognition

      Monthly access charges are billed in advance and recognized when the services are provided and collection is reasonably assured. Airtime charges are recognized as revenue when provided. Sales of handsets and related equipment are recognized when goods and services are delivered and collection is reasonably assured. Prepaid service revenues are deferred and recognized when services are provided. When prepaid airtime vouchers are sold to dealers, the revenue for the airtime is measured at the face value of the time sold, when services are provided. Commissions to dealers are classified within cost of products and services.

Advertising costs

      Advertising costs are expensed as incurred.

Cash equivalents

      Cash equivalents are short-term, highly liquid, held-to-maturity, investment-grade debt securities with maturities of 90 days or less from the date of purchase.

Short-term investments

      Short-term investments consist of highly liquid, held-to-maturity, investment-grade debt securities, such as term deposits, commercial paper and similar instruments, with maturities greater than 90 days but not exceeding twelve months. Short-term investments are accounted for at the lower of cost and market value.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Marketable securities

      Marketable securities are recorded at the lower of cost and fair market value.

Inventories

      Inventories consist of handsets, Subscriber Identity Module [“SIM”] cards and accessories held for resale, and are stated at the lower of cost [on a first-in, first-out basis] and replacement cost.

Capital assets

      Capital assets are recorded at cost. The PCS network includes direct costs such as equipment, material, labor, engineering, site development, interest incurred during the network buildout, depreciation of capital assets used in connection with the construction of the network, and overhead costs. The costs of PCS network construction in progress are transferred to the PCS network in service as construction projects are completed and put into commercial service. Depreciation starts when the assets are in service, and is provided on a straight-line basis over their estimated useful lives as follows:

PCS network — Switches	10 years
PCS network — Base stations	5 years
Computer hardware and software	3 years
Application hardware and software	5 years
Office furniture and equipment	5 years
Leasehold improvements	Term of the related leases

      The costs of maintenance and replacement of minor items of capital assets are charged to maintenance expense. Renewals and improvements are capitalized.

Intangible assets

      Intangible assets consist of the Company’s PCS and MCS licenses. The Company has determined that both licenses have an indefinite useful life. Therefore no amortization is calculated but these intangible assets are tested for impairment on an annual basis. As disclosed in note 7, an impairment charge was recorded for the MCS licenses in 2002. The annual licensing fees are charged to expense as incurred.

Derivative instruments

      Derivative financial instruments are utilized to reduce foreign currency and interest rate risk on the Company’s debt. The Company does not enter into financial instruments for trading or speculative purposes.

      The Company’s policy is to formally designate each derivative financial instrument as a hedge of a specifically identified debt instrument. The Company believes the derivative financial instruments are effective as hedges, both at inception and over the term of the instrument, as the term to maturity, the principal amount and the interest rate basis in the instruments all match the terms of the debt instrument being hedged.

      Interest rate swap agreements are used as part of the Company’s program to manage the fixed and floating interest rate mix of the Company’s total debt portfolio and related overall cost of borrowing. The interest rate swap agreements involve the periodic exchange of payments without the exchange of the notional principal amount upon which the payments are based, and are recorded as an adjustment of interest expense on the hedged debt instrument. The related amount payable to or receivable from counterparties is included as an adjustment to accrued interest.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Foreign currency swap agreements are used to manage exchange rate exposures relating to certain debt instruments denominated in foreign currencies. Foreign currency swap agreements are designated as hedges of firm commitments to pay interest and principal on the foreign currency denominated debt, which would otherwise expose the company to foreign currency risk. Translation gains and losses on the principal swapped are offset by corresponding translation losses and gains on the related foreign currency denominated debt.

      Gains and losses on terminations of interest rate and foreign currency swap agreements or on termination of the Company’s designation of the hedging relationship are deferred under deferred gain or loss on financial instruments on the balance sheet and amortized as an adjustment to foreign exchange loss (gain) over the remaining term of the original contract life of the terminated swap agreement. In the event of early extinguishment of the debt obligation, any realized or unrealized gain or loss from the swap would be recognized in the consolidated statement of loss at the time of extinguishment.

Financing costs

      The costs of obtaining debt financing are deferred and amortized over the life of the debt to which they relate. The costs of issuing equity are recorded as a reduction of the item to which they relate.

Stock option plans

      The Company has stock option plans, which are described in note 12. No compensation expense is recognized for these plans when stock options are issued to employees. Any consideration paid by employees on exercise of stock options is credited to share capital.

Income taxes

      The Company follows the liability method of accounting for income tax allocation. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities, and are measured using the substantively enacted tax rates and laws that are expected to be in effect in the periods in which the deferred income tax assets or liabilities are expected to be realized or settled. Deferred income tax assets, net of an appropriate valuation allowance, are recognized only to the extent that management believes it to be more likely than not that the assets will be realized.

Research and development

      Research costs are charged against income in the year of expenditure. Development costs are charged against income in the year of expenditure unless a development project meets the criteria under Canadian generally accepted accounting principles for deferral and amortization.

Foreign currency

      The Company’s currency of measurement [functional currency] is the Canadian dollar. Monetary assets and liabilities denominated in foreign currencies are translated at the rates of exchange prevailing at the period-end. Revenues and expenses denominated in foreign currencies are translated at the rates of exchange prevailing on the transaction dates. Realized and unrealized gains and losses on currency transactions are included in income as they arise.

Earnings (loss) per share

      Basic and diluted earnings (loss) per share are calculated using the treasury stock method. Basic earnings (loss) per share is calculated using the weighted average number of Common Shares, Class A Non-Voting Shares, Class B Non-Voting Shares and the total number of initial warrants exercisable for little or no cash consideration outstanding at the end of the period as if the warrants had been converted at the beginning of the period. Diluted

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

earnings (loss) per share are calculated taking into consideration the effect of the exercise of securities which have a dilutive effect. As outlined in note 13, the number of shares used in calculating both basic and diluted earnings (loss) per share was adjusted retroactively as a result of the rights offering completed in 2001.

Recent developments

      The Canadian Institute of Chartered Accountants [“CICA”] recently issued Section 3063, Impairment of Long-Lived Assets. This Section establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets held for use. The new standard replaces requirements on the write-down of assets previously contained in Section 3061, Property, Plant and Equipment and is effective for 2004. The Company is currently assessing the new standards and the impact that adoption will have on its consolidated financial statements. Similar requirements were also issued in the United States under Statement of Financial Accounting Standard No. 144.

      In November 2001, the CICA issued Accounting Guideline 13, Hedging Relationships [“AcG-13”]. AcG-13 establishes new criteria for hedge accounting and will apply to all hedging relationships in effect for the Company’s fiscal year commencing on September 1, 2003 under Canadian GAAP. To qualify for hedge accounting, consistent with U.S. GAAP, the hedging relationship must be appropriately documented at the inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the hedge, that the hedging relationship will be effective. Effectiveness requires a high correlation of changes in fair values or cash flows between the hedged item and the hedge. The Company currently documents all hedging relationships on an ongoing basis.

3.     CHANGE IN CANADIAN ACCOUNTING POLICIES

Revenue recognition

      Effective January 1, 2002, the Company adopted, for both Canadian and U.S. GAAP, on a retroactive basis, the provisions set forth in the Financial Accounting Standards Board’s Emerging Issues Task Force [the “Task Force”] issue 01-9 Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products [EITF 01-9]. The consensus reached by the Task Force indicates that a cash consideration [including a sales incentive] given by a vendor to a customer is presumed to be a reduction of the selling price of the vendor’s products or services and, therefore, should be accounted for as a reduction of revenues. Previously, these considerations were presented as marketing expenses with the corresponding amount as revenues. For the years ended December 31, 2002, 2001 and 2000, the impact of the change was to reduce operating revenues and selling and marketing expenses for the PCS operating segment by $20,941,000, $19,347,000 and $22,827,000 respectively. The adoption of EITF 01-9 did not have an effect on the Company’s net loss, operating measures or cash flows.

Stock-based compensation and other stock-based payments

      Effective January 1, 2002, the Company adopted the standard set forth in Section 3870 of the CICA Handbook entitled Stock-based Compensation and Other Stock-based Payments. As permitted by Section 3870, the Company has applied this change prospectively for new stock options granted on or after January 1, 2002. The Company has chosen to recognize no compensation when stock options are granted to employees and directors under stock option plans with no cash settlement features. Direct awards of stock to employees and stock and stock option awards granted to non-employees are accounted for in accordance with the fair value method of accounting for stock-based compensation. No such awards were granted in 2002. The fair value of direct awards of stock is determined by the quoted market price of the Company’s stock on the grant date, and the fair value of stock options is determined using the Black-Scholes option pricing model. In periods prior to January 1, 2002, the Company recognized no compensation when stock or stock options were issued. Pro forma

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

information regarding net income is required and has been determined as if the Company had accounted for its employee stock options under the fair value method [see note 12].

Goodwill and other intangible assets

      Intangible assets consist of the Company’s PCS and MCS licenses. Effective January 1, 2002, the Company adopted the new standard set forth in Section 3062 of the Canadian Institute of Chartered Accountants’ [CICA] Handbook entitled Goodwill and Other Intangible Assets, to be applied on or after January 1, 2002. Under the new standard, goodwill and other indefinite-life intangible assets are no longer amortized but tested for impairment on an annual basis. The excess of the carrying amount over the fair value is charged to earnings. The Company has determined that the PCS license it has been awarded has an indefinite useful life. Therefore, pursuant to Section 3062 of the CICA Handbook, the Company will not amortize this PCS license until it determines that the PCS license has a finite life. The impact on the consolidated financial statements has been a reduction of the annual amortization of the PCS license in the amount of $140,000. As disclosed in note 7, an impairment charge was recorded for the MCS licenses in 2002. The annual licensing fees are charged to expense as incurred.

Foreign exchange gains and losses

      Effective in 2001, the Company has retroactively adopted the new accounting recommendations with respect to accounting for foreign exchange gains or losses on monetary items and non-monetary items carried at market that have a fixed or ascertainable life extending beyond the end of the following year. Previously, these gains and losses were deferred and amortized on a straight-line basis over the term of the related items. The new recommendations require that these gains and losses be included in the determination of net income as they arise. This change in accounting policy has been applied retroactively and has had the following impact on the financial statements: For 2001, total assets decreased by $16,584,000, deficit increased by $16,584,000, and loss per share increased by $0.01. For 2000, total assets decreased by $15,331,000, deficit increased by $15,331,000, and loss per share increased by $0.19.

4.     SHORT-TERM INVESTMENTS AND MARKETABLE SECURITIES

	2002	2001

	$	$
Short-term investments	83,181	158,443
Marketable securities	164	1,081

	83,345	159,524

      During 2002, the Company reduced the value of its marketable securities to their net estimated realizable value. Accordingly, non-cash charges of $343,000 were recorded in 2002 [$5,066,000 in 2001 and $225,716,000 in 2000].

5.     RECEIVABLES

	2002	2001

	$	$
Trade receivables	83,814	95,587
Allowance for doubtful accounts	(14,885)	(10,717)
Taxes receivable	2,866	211
Interest receivable	18	892

	71,813	85,973

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Bad debt expenses for the twelve months ended December 31, 2002 amounted to $32,306,000 [$16,133,000 for 2001 and $11,297,000 for 2000].

6.     CAPITAL ASSETS

	2002		2001

		Accumulated		Accumulated
	Cost	depreciation	Cost	depreciation

	$	$	$	$

			[Restated — note 3]
PCS network
Switches	533,511	199,433	474,994	124,984
Base stations	608,894	400,190	572,820	302,989
Computer hardware and software	26,426	22,432	26,444	18,609
Application hardware and software	198,215	110,413	171,027	61,522
Office furniture and equipment	32,588	23,196	31,250	18,338
Leasehold improvements	26,912	15,236	24,055	10,100

	1,426,546	770,900	1,300,590	536,542
Accumulated depreciation	(770,900)		(536,542)

Net carrying value	655,646		764,048

      The PCS network includes both PCS network construction in progress, amounting to $1,036,000 in 2002 [$10,867,000 in 2001], and PCS network in service.

      During 2002, the Company wrote down the value of certain of its capital assets to their net recoverable amount. Accordingly, the depreciation and amortization for the year ended December 31, 2002 included write-downs of $31,351,000 related to the network and application software in the PCS segment and $5,940,000 related to the portal in the Wireless Internet segment.

7.     INTANGIBLE ASSETS

	2002	2001

	$	$
PCS Licenses	2,727	2,727
MCS Licenses	—	223,399

	2,727	226,126

      In 2001, the Company acquired for $150,000,000 the 50% share in Inukshuk owned by Look Communications Inc., a company controlled, at that time, by a major shareholder of Microcell. This brought the Company’s total ownership interest in Inukshuk to 100%. The only asset in Inukshuk is a License for spectrum in the 2500 MHz range from Industry Canada [the “MCS Licenses‘] that can be used to build a high-speed Internet protocol-based data network using MCS technology in 12 out of 13 regional service areas across Canada. However, the current challenging capital market conditions, which have made raising financing difficult, Inukshuk has suspended building the MCS network on its own for the time being. The estimated deferred tax liabilities related to the MCS Licenses, in the amount of $72,896,000, resulting from the difference between the carrying value and the tax basis of the asset acquired, was included in the cost of the MCS Licenses.

      In the second quarter of 2002, the Company wrote down the value of the MCS licenses to nil. Accordingly, a non-cash expense affecting the Wireless Internet segment in the amount of $223,399,000 has been recorded in 2002. A related deferred income tax recovery of $72,896,000 was also recorded.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     LONG-TERM INVESTMENTS

	2002	2001

	$	$
Long-term investments, at equity	9,898	24,051
Long-term investments, at cost	773	10,932

	10,671	34,983

      The Company, through Microcell Capital, has long-term investments accounted for at equity and at cost. The Company has committed to invest, in the form of a subscription for units, US$10,000,000 in Argo II: the Wireless Internet Fund Limited Partnership [“Argo II”] and, as of December 31, 2002, US$5,500,000 had been paid [US$4,500,000 as at December 31, 2001]. During 2002, the Company was asked to contribute an additional US$500,000, as part of its original commitment. The Company asked for a grace period to pay its capital contribution and Argo II’s general partner agreed to postpone the payment until the end of the Company’s recapitalization. This investment has been reduced to its estimated fair value of nil as at December 31, 2002.

      In light of management estimates and based on the decline in market conditions for high-technology companies during 2002, the Company reduced the value of certain other investments to their net estimated realizable value. Accordingly, non-cash charges of $11,805,000 were recorded in 2002 [$28,027,000 in 2001 and $22,620,000 in 2000]. In addition, the Company recorded its share of net income (loss) in its equity investments, resulting in net losses of $13,212,000 and $5,282,000 in 2002 and 2001 respectively, and net income of $20,573,000 in 2000.

      During 2000, the Company sold its equity investment in saraide.com inc. [“Saraide”] to InfoSpace and received in exchange 2,281,326 InfoSpace shares [stock-split adjusted] and an interest of 4.3% in the new company created by InfoSpace following this transaction [“Saraide, Inc.”], recorded at-cost by the Company. The resulting gain of $291,942,000, net of income taxes, and the corresponding deferred tax liabilities of $108,653,000, were recorded at the time of the transaction. With respect to benefits from previously unrecognized losses and temporary differences, a corresponding tax asset of $108,653,000 was also recognized. Following this transaction, 961,894 InfoSpace shares were sold in 2000, at an average price of US$61.19, resulting in a loss on disposal of $6,835,000.

9.     DEFERRED CHARGES AND OTHER ASSETS

	2002	2001

	$	$
Deferred financing costs	—	8,300
Derivative instruments	—	25,029
Other	1,664	11,281

	1,664	44,610

      In conjunction with the new Tranche F of the senior secured term loans [see note 11], the Company paid, in 2002, $19,742,000 of financing costs which are being deferred and amortized over the term of the loan.

      On July 15, 2002, the Company decided to unhedge the 2009 Notes and de-designate, for accounting purposes, the cross-currency swap on the principal balance of the 2009 Notes in the amount of US$270,000,000. On that day, the Company terminated US$220,000,000 of the US$270,000,000 hedging agreements, generating net proceeds of $28,914,000 and a deferred gain of $17,778,000. A deferred gain of $3,298,000 was also generated on the remaining cross-currency swap [US$50,000,000]. These deferred gains are being amortized over the remaining life of the 2009 Notes.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In November 2002, the Company terminated US$20,000,000 of the remaining US$50,000,000 cross-currency hedging agreements and its two interest rate swaps on Tranches C and D of the senior secured loans. These terminations generated net proceeds of $1,957,000, a deferred loss on the interest rate swaps of $2,398,000, which is being amortized over the remaining life of the senior secured loans covered by the hedging agreements and a gain on financial instruments of $2,267,000 on the cross-currency swap representing the appreciation in the fair market value of this swap since the date of its de-designation. In December 2002, all the remaining hedging agreements of the Company [US$30,000,000 cross-currency swap and its two interest rate swaps on Tranches A and B of the senior secured loans] were terminated and generated a net payable to the counterparties of $9,370,000, a deferred loss on the interest rate swaps of $15,600,000 which is being amortized over the remaining life of the senior secured loans covered by the hedging agreements and a gain on financial instruments of $3,193,000 on the cross-currency swap representing the appreciation in the fair market value of this swap since the date of its de-designation.

      The net gain on financial instruments of $6,570,000 includes the gains mentioned above as well as the amortization of the deferred gains generated by the appreciation in the fair market value of the cross-currency swap before its de-designation as a hedging instrument [$1,404,000] and to the amortization of the deferred losses generated by the termination of the interest rate swaps [$294,000].

      The Company wrote down $18,915,000 of deferred financing costs, $17,704,000 of deferred loss on financial instruments and $19,672,000 of deferred gain on financial instruments for a net total of $16,947,000 all of which related to the long-term debt in default [see note 1].

      In addition, the Company wrote down $3,938,000 of deferred charges with respect to certain development projects.

10.     ACCOUNTS PAYABLE AND ACCRUED LIABILITIES — OTHER

	2002	2001

	$	$
Accrued interest	64,055	8,283
Accounts payable — trade	33,135	29,993
Accounts payable — capital assets	5,858	11,264
Wages and benefits	11,355	26,919
Provisions and others	17,903	29,875

	132,306	106,334

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     LONG-TERM DEBT

	2002	2001

	$	$
Senior Secured Term Loans	590,048	504,403
Series B Senior Discount Notes due 2006, interest payable semi-annually beginning June 1, 2002	659,394	665,747
Series A and B Senior Discount Notes due 2007, interest payable semi-annually beginning April 15, 2003	429,443	385,383
Series B Senior Discount Notes due 2009, interest payable semi-annually beginning December 1, 2004	357,638	321,364
Other	3,655	26,674

	2,040,178	1,903,571
Less current portion of principal	(7,500)	(16,523)

	2,032,678	1,887,048

      The details on the Company’s long-term debt and contractual repayments as at December 31, 2002 and 2001 are disclosed without taking into consideration the Plan as discussed in note 1, except that the current portion of long-term debt is equivalent to the current portion of the new debt contracted on the implementation date of the plan.

      The minimum contractual payments of long-term debt for the next five years are as follows: $59,882,000 in 2003; $68,575,000 in 2004; $81,325,000 in 2005; $948,396,000 in 2006; and $520,707,000 in 2007.

Senior Secured Loans

      The Senior Secured Loans are divided into Senior Secured Revolving Credit Loans and Senior Secured Term Loans as follows:

Senior Secured Revolving Credit Loans

      In conjunction with the senior secured lenders’ approval of the Plan [see note 1], the senior secured lenders and the Company mutually agreed, in December 2002, to terminate the senior secured revolving credit facility.

Senior Secured Term Loans

Tranche A

      Term Loan of $151,200,000, bearing interest at the prime rate plus 1% [1.5% in 2001] or Bankers’ Acceptance rate plus 2% [2.5% in 2001], payable in quarterly installments starting in June 2002 and maturing in December 2005. The floating interest rate was swapped to a fixed rate of 5.65% on $75,600,000 of the principal outstanding until December 2005. On the remaining balance of $75,600,000, the Company has swapped the floating interest to a fixed range of rates [4.83% to 5.93%]. As at December 31, 2002, these hedging agreements are terminated [see note 9].

Tranche B

      Term Loan of US$50,923,411, bearing interest at the U.S. base rate plus 2% or the U.S. LIBOR rate plus 3%, payable in quarterly installments starting in June 2002 and maturing in March 2006. The floating interest rate was swapped on the full amount to a fixed rate of 5.87% to March 1, 2006. As at December 31, 2002, this hedging agreement is terminated [see note 9].

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Tranche C

      Term Loan of $18,800,000 bearing interest at the prime rate plus 1% [1.5% in 2001] or Eurocanadian plus 2% [2.5% in 2001], payable in quarterly installments starting in June 2002 and maturing in December 2005. The floating interest rate was swapped on the full amount to a fixed rate of 5.6% to December 30, 2005. As at December 31, 2002, this hedging agreement is terminated [see note 9].

Tranche D

      Term Loan of $34,200,000, bearing interest at the prime rate plus 1% [1.5% in 2001] or Eurocanadian plus 2% [2.5% in 2001], payable in quarterly installments starting in September 2002 and maturing in December 2005. The floating interest rate was swapped on the full amount to a fixed rate of 5.63% to December 30, 2005. As at December 31, 2002, this hedging agreement is terminated [see note 9].

Tranche E

      Term Loan of US$137,551,000, bearing interest at the U.S. base rate plus 2.25% or the U.S. LIBOR rate plus 3.25%, payable in quarterly installments starting in June 2002 and maturing in March 2006.

Tranche F

      Term Loan of US$62,920,783, bearing interest at the U.S. base rate plus 2.5% or the U.S. LIBOR rate plus 3.5%, payable in quarterly installments starting in March 2003 and maturing in February 2007.

      As of December 31, 2002 and 2001, the full amounts were drawn on all Tranches of the Senior Secured Term Loans. Contractual repayments of Tranches A, B, C, D, E and F up to 2007 are as follows:

	Tranches

	A	B	C	D	E	F
	% of principal	Equivalent to	% of principal	% of principal	Equivalent to	Equivalent to
	amount	C$	amount	amount	C$	C$

2003	25.0%	750	25.0%	20.0%	2,000	2,000
2004	30.0%	750	30.0%	37.5%	2,000	2,000
2005	37.5%	750	37.5%	37.5%	2,000	2,000
		Balance			Balance
2006	—	outstanding	—	—	outstanding	2,000
						Balance
2007	—	—	—	—	—	outstanding

      The Senior Secured Loans are collateralized by debentures of $1,100,000,000, issued by Microcell Telecommunications Inc., Microcell Solutions Inc., and Microcell Connexions Inc. under trust deeds. The debentures are collateralized by a first ranking security interest in all property and assets of these companies.

      As of December 31, 2002 and 2001, the interest and foreign exchange rates were as follows:

	2002	2001

	%	%
Prime rate	4.50	4.00
Bankers’ Acceptance rate	2.84	2.07
U.S. base rate	4.25	4.75
U.S. LIBOR rate	1.38	1.88
Eurocanadian rate	2.83	2.10
Closing exchange rate in U.S. dollars per C$1.00	0.6339	0.6278

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Discount Notes

Series B Senior Discount Notes due 2006

      The unsecured Senior Discount Notes due 2006 consist of 417,973 Units, each Unit consisting of US$1,000 at maturity, 14% Series B Senior Discount Notes due on June 1, 2006 and four initial warrants each to purchase 2.1899 Class B Non-Voting Shares for gross proceeds of $273,321,000 [US$200,000,081].

Series A and Series B Senior Discount Notes due 2007

      The unsecured Senior Discount Notes due 2007 consist of $429,443,000, 11 1/8% Series A and B Senior Discount Notes due on October 15, 2007, for gross proceeds of $250,000,000.

Series B Senior Discount Notes due 2009

      The unsecured Senior Discount Notes due 2009 consist of US$270,000,000, 12% Series B Senior Discount Notes due on June 1, 2009, for gross proceeds of $221,196,000 [US$150,473,700]. The Company entered into a cross-currency swap agreement to manage its exposure to foreign exchange rate fluctuations on the principal at a rate of 1.47. The duration of the cross-currency swap corresponded to that of the Senior Discount Notes due 2009. The cross-currency swap agreement was secured by the debentures issued to secure the Senior Secured Loans. As at December 31, 2002, this hedging agreement is terminated [see note 9].

Interest and redemption rights

      The Senior Discount Notes were sold at a substantial discount from their principal amount, and cash interest started to accrue on December 1, 2001 for the Senior Discount Notes due in 2006, on October 15, 2002 for the Senior Discount Notes due in 2007 and will begin to accrue on June 1, 2004 for the Senior Discount Notes due in 2009.

      On or after specific dates, the Company may redeem the Senior Discount Notes, in whole or in part, at any time, at the following redemption prices [expressed as percentages of principal amounts at maturity] plus accrued and unpaid cash interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on the redemption starting date of each year set forth in the following table:

Senior Discount Notes Due	2006	2007	2009
Redemption Date	December 1	October 15	June 1

	%	%	%
2003	102.333	102.781	—
2004	100.000	100.000	108.000
2005	100.000	100.000	107.000
2006	100.000	100.000	106.000
2007	—	100.000	105.000
2008 and 2009	—	—	100.000

Covenants

      Under the long-term debt agreements discussed above, the Company is committed to respect certain negative covenants, including restrictions on the ability to incur certain indebtedness, incur additional capital expenditures, pay dividends, make certain other payments, create liens, sell assets and engage in mergers. The Company must also maintain certain financial covenants and ratios, including debt and capital ratios, EBITDA levels, as defined, and subscriber and revenue levels.

      As of December 31, 2002 the Company was not in compliance with certain of these covenants and as such all the long-term debt is in default [see note 1].

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.     SHARE CAPITAL

Authorized

      Unlimited number of Common Shares, each of which may, at any time, at the holder’s option, be converted into one Class B Non-Voting Share or into one Class A Non-Voting Share, if necessary, to comply with the restrictions on non-Canadian ownership and control.

      Unlimited number of participating Class A Non-Voting Shares, each of which may, at any time, at the holder’s option, be converted into one Class B Non-Voting Share or into one Common Share, to the extent that the Company does not cease to comply with the restrictions on non-Canadian ownership and control as a result.

      Unlimited number of participating Class B Non-Voting Shares.

      Unlimited number of Non-Voting First Preferred Shares issuable in one or more series.

Issued and paid

			Class A		Class B
	Common Shares		Non-Voting Shares		Non-Voting Shares		Total

	Number	$	Number	$	Number	$	$

Balance as of December 31, 1999	32,780,071	87,698	—	—	22,141,195	239,901	327,599
Issued	—	—	9,755,001	395,066	242,043	1,837	396,903
Converted	(1,114,796)	(3,023)	(165,001)	(589)	1,279,797	3,612	—
Exercise of warrants	—	—	—	—	497,607	3,548	3,548

Balance as of December 31, 2000	31,665,275	84,675	9,590,000	394,477	24,160,642	248,898	728,050
Issued	—	—	60,496	191	174,696,663	439,130	439,321
Converted	(4,033,738)	(10,787)	(60,496)	(191)	4,094,234	10,978	—
Exercise of warrants	—	—	—	—	—	—	—

Balance as of December 31, 2001	27,631,537	73,888	9,590,000	394,477	202,951,539	699,006	1,167,371
Issued	—	—	—	—	—	—	—
Converted	—	—	—	—	—	—	—
Exercise of warrants	—	—	—	—	43,372	307	307

Balance as of December 31, 2002	27,631,537	73,888	9,590,000	394,477	202,994,911	699,313	1,167,678

      In January 2001, Microcell completed a public offering of 2,032,659 Class B Non-Voting Shares, and its two major shareholders concurrently purchased a further 1,671,045 Class B Non-Voting Shares, at the offering price. This offering generated net proceeds of $97,100,000.

      In November 2001, Microcell issued rights, to all existing Common shareholders, Class A Non Voting shareholders, Class B Non-Voting shareholders and warrants holders, to subscribe for an aggregate of 122,955,459 Class B Non-Voting Shares at the offering price of $2.05 per share. Concurrently with this offering, two major financial institutions acquired, by way of a private placement, 30,000,602 Class B Non-Voting Shares, at the offering price, and Microcell’s major shareholders purchased a further 18,032,012 Class B Non-Voting Shares, also at the offering price. The offering generated net proceeds of approximately $244,000,000. In addition, the options to acquire 30,000,602 and 18,032,012 Class B Non-Voting Shares were exercised, generating additional net proceeds of approximately $98,000,000. These options have a fair value of $33,528,878 and were accounted for at issuance as issue fees and were presented as a reduction of share capital and an increase in paid-in capital. On exercise of the options, the additional paid-in capital was transferred to share capital.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employee stock purchase plan

      The Company has a stock purchase plan for its employees under which participants can contribute up to 10% of their salary. Microcell makes a contribution in shares for the benefit of the participant equal to one-third the number of shares purchased with the participant’s contribution during the year [up to 5% of the participant’s salary]. Microcell’s contribution is executed only if, on the measurement date [which, for each year, is June 30 of the following year], the participant is still an employee of the Company and still holds the shares purchased with their contributions during the year. Microcell may choose to make its contribution in treasury shares [250,000 Class B Non-Voting Shares have been reserved for issuance] or to deposit with the Administrative Agent a sufficient amount of money to enable the Administrative Agent to purchase the appropriate number of shares in the market. As of December 31, 2002, 4,886 of the reserved shares [4,886 in 2001] were issued under this stock purchase plan. Under the Plan described in note 1, this plan will be cancelled.

Stock option plans

      On October 6, 1997, the Board of Directors of Microcell established a stock option plan for employees, officers and directors of the Company, as designated by the Board of Directors. As at December 31, 2002, the stock option plan authorizes the issuance of up to 19,000,000 class B non-voting shares of Microcell pursuant to options granted under the stock option plan [5,900,000 as of December 31, 2001]. The Board may amend, supersede or terminate the stock option plan.

      The stock option plan is administered by the Board, which has sole discretion to designate the recipients of options and to determine the number of class B non-voting shares of Microcell covered by each of such options, the date of grants and the subscription price of each option. Any options granted under stock option plan before July 1, 2001 shall become exercisable in whole or in part as to 25% of the option on each of the second, third, fourth and fifth anniversary of the date of the grant. Any options granted under the stock option plan after July 1, 2001 shall become exercisable in whole or in part as to 25% of the option on each of the first, second, third and fourth anniversary of the date of the grant. An option granted under the stock option plan expires on the seventh anniversary of the date of the grant and is non-transferable. Each participant in the stock option plan may receive no more than one grant of class B non-voting shares of Microcell per year not exceeding a defined number determined by the Board.

      The stock option plan replaces the stock option plan for senior executives and key employees adopted on June 23, 1994 [the “Predecessor Plan”], but does not revoke options to purchase Class A Non-Voting Shares of Microcell granted thereunder. The Predecessor Plan is subject to an undertaking of the recipients not to convert the Class A Non-Voting Shares acquired pursuant thereto into Common Shares until Microcell’s Common Shares are listed on a stock exchange, or until there is an offer to purchase more than 50% of the Common Shares and the holders of the Common Shares have signified their intention to accept such a takeover bid. All options were granted at an exercise price equivalent to the estimated fair value of the underlying shares at the date of the grant. During 2001, certain options were granted with the guarantee that they would reach a certain value. Such options were cancelled in 2002. Consequently, the Company no longer has a contingent liability under such options.

      Pro forma information regarding net income is required and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of granting using a Black-Scholes option pricing model with the following assumptions for 2002: weighted-average risk-free interest rates of 3.0% [3.0% in 2001]; dividend yields of 0% [0% in 2001]; weighted-average volatility factors of the expected market price of the Company’s Class B Non-Voting Shares of 107.9% [89.8% in 2001]; and a weighted-average expected life of the options of 5.5 years [5.5 years in 2001]. For purposes of pro forma disclosures, the estimated fair value of the options at the grant date is amortized to expense over the options’ vesting periods.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Considering all options issued since the beginning of the Company’s stock option plans, the Company’s pro forma net loss would be increased by $2,228,000, $6,155,000 and $2,477,000 for the years ended December 31, 2002, 2001 and 2000 respectively. Basic and diluted loss-per-share figures would be increased by $0.01, $0.06 and $0.03 respectively.

      Under the Plan described in note 1, this plan will be cancelled.

      A summary of the status of the Company’s stock option plans as of December 31, 2002 and 2001, and changes during these years are presented below:

	Options to purchase Class A		Options to purchase Class B
	Non-Voting Shares		Non-Voting Shares

	Number	Weighted-	Number	Weighted
	of	average exercise	of	average exercise
	options	price	options	price

		[in dollars]		[in dollars]
Balance as of December 31, 2000	150,507	7.49	1,844,800	23.01

Granted	—	—	5,872,296	5.93
Exercised	(60,496)	3.19	—	—
Forfeited	(1,029)	10.40	(164,764)	25.34

Balance as of December 31, 2001	88,982	10.40	7,552,332	9.68

Granted	—	—	386,663	0.88
Exercised	—	—	—	—
Cancelled	—	—	(1,024,109)	2.80
Forfeited	(23,281)	10.40	(2,178,233)	11.09

Balance as of December 31, 2002	65,701	10.40	4,736,653	9.80

      The following table summarizes information about stock options outstanding as of December 31, 2002:

	Options Outstanding			Options Exercisable

	Number	Weighted-	Weighted-	Number	Weighted-
	outstanding as of	average	average	exercisable as of	average
	December 31,	remaining	exercise	December 31,	exercise
Range of exercise prices	2002	life	price	2002	price

			[in dollars]		[in dollars]
Class A Non-Voting Shares
$10.00 to 11.00	65,701	0.7 year	10.40	65,701	10.40

Class B Non-Voting
[in dollars]
$0.55 to $1.99	305,685	6.4 years	0.55	—	—
$2.00 to 4.00	2,258,124	6.0 years	3.07	985,696	3.09
$11.00 to 13.00	1,014,546	5.3 years	11.52	300,048	11.49
$13.01 to 16.00	680,164	2.5 years	13.72	531,232	13.72
$28.00 to 39.00	235,744	5.0 years	33.56	44,244	30.84
$40.00 to 49.00	242,390	4.7 years	42.89	67,058	43.08

$0.55 to $49.00	4,736,653	5.3 years	9.80	1,928,278	9.35

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Warrants

	2002	2001

	$	$
115,700 initial warrants [135,700 in 2001]	1,844	2,163
Issue costs	(74)	(86)

	1,770	2,077

      The warrants issued as part of the Units described in note 11 expire in June 2006. The initial warrants are each exercisable for 2.1899 Class B Non-Voting Shares at an exercise price of US$0.01 per share. During the year, 20,000 warrants were exercised and resulted in the net issuance of 43,372 Class B Non-Voting Shares [nil in 2001].

13.     LOSS PER SHARE

      The rights issue completed in 2001 contained a bonus element and was offered to all existing shareholders. As a result, basic and diluted loss per share were adjusted retroactively for all periods presented in order to reflect the bonus element. Consequently, the number of shares used in computing basic and diluted loss per share for all periods presented prior to the rights issue is the weighted-average number of shares outstanding for those periods, multiplied by a factor of 1.5035.

      The reconciliation of the numerator and denominator for the calculation of loss per share is as follows:

	2002	2001	2000

	$	$	$
Net loss	570,501	498,485	268,427

Weighted-average number of shares outstanding	240,204	108,915	63,724
Shares issuable pursuant to exercise of initial warrants	253	297	291

Number of shares for basic loss per share calculation	240,457	109,212	64,015
Adjustment factor	—	—	1.5035

Adjusted number of shares for basic loss per share calculation	240,457	109,212	96,247
Additional shares for diluted loss per share calculation	—	3,312	997

Adjusted number of shares for diluted loss per share calculation	240,457	112,524	97,244

Basic and diluted loss per share [dollars]	2.37	4.56	2.79

      Basic and diluted losses per share are identical, as the effect of the dilutive securities are antidilutive.

14.     RELATED PARTY TRANSACTIONS

      In addition to the related party transactions disclosed elsewhere in these financial statements, the Company has entered into transactions with shareholders, companies under common control, joint ventures and equity-accounted companies. These transactions are undertaken in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. These transactions consist primarily of the purchase or sale by the Company of engineering, telecommunications,

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

development and management services or equipment. The effect on the consolidated financial statements is as follows:

	2002	2001	2000

	$	$	$
Costs capitalized to capital assets and deferred charges	—	5,165	5,122
Cost of products and services	3,007	6,965	4,117
General and administrative services	304	562	507
Selling and marketing	—	225	—
Equipment sales and service revenues	4,698	5,470	1,940
Equipment purchase	224	192	—
Net gain on asset disposal	—	—	860
Interest revenue	—	—	89

15.     RESTRUCTURING CHARGES

      In 2002, the Company laid off approximately 350 employees [approximately 200 in 2001] to adjust its work force to the requirements of its operating plan. The restructuring charges of $7,494,000 recorded in 2002 [$5,226,000 in 2001] relate primarily to severance payments to the employees laid off. These measures were the result of increased productivity from the consolidation of certain administrative and operating support services, and the suspension of certain projects due to difficult financial market conditions.

      As at December 31, 2002, the remaining balance of the restructuring provision was $1,036,000 [$2,314,000 as at December 31, 2001]. This provision is comprised of unpaid severance payments to employees laid off.

16.     INCOME TAXES

      Significant components of the income tax benefit consist of the following:

	2002	2001	2000

	$	$	$
Current income tax expense before the following:	80,484	40,101	6,676
Tax benefit of previously unrecognized losses and temporary differences	(78,860)	(37,857)	(5,223)

Current income tax expense	1,624	2,244	1,453
Deferred income tax recovery related to reversal of temporary differences	(73,519)	(3,966)	—
Deferred income tax recovery of previously unrealized losses and temporary differences	—	—	(116,968)

Income tax benefit	(71,895)	(1,722)	(115,515)

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The reconciliation of income tax computed at the statutory tax rates to the income tax benefit is as follows:

	2002	2001	2000

	$	$	$
Income tax benefit based on the combined statutory income tax rate of 32% [33% in 2001 and 37.5% in 2000]	(205,567)	(165,068)	(143,978)
Tax effect of acquired assets	—	—	(71,384)
Non-taxable portion of capital items	3,665	14,596	(28,926)
Unrecognized tax benefits of losses and temporary differences	210,063	187,376	130,744
Tax benefit of previously unrecognized losses and temporary differences	(78,860)	(37,857)	(5,223)
Large corporations tax	1,624	2,244	1,453
Other	(2,820)	(3,013)	1,799

Income tax benefit	(71,895)	(1,722)	(115,515)

      As of December 31, 2002, the Company had net operating losses carried forward for income tax purposes that expire as follows: 2003, $98,000,000; 2004, $211,500,000; 2005, $217,800,000; 2006, $57,900,000; 2007, $266,000,000; 2008, $288,000,000; 2009, $364,000,000. In addition, the Company had approximately $760,000,000 of deductible temporary differences.

      Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2002 are as follows:

	2002	2001	2000

	$	$	$
Deferred income tax liabilities:
Accounting values of capital assets in excess of tax values	—	84,347	9,530
Accounting values of marketable securities and investments in excess of tax values	—	—	20,599
Deferred charges and other	873	4,646	3,223

Total deferred income tax liabilities	873	88,993	33,352

Deferred income tax assets:
Tax values of marketable securities and investments in excess of accounting values	4,568	952	—
Operating losses carried forward	481,105	416,288	411,300
Tax values of capital assets in excess of accounting values	162,806	147,507	112,711
Provisions and other temporary differences	83,576	71,975	52,443

Total deferred income tax assets	732,055	636,722	576,454
Valuation allowance	(731,182)	(621,248)	(547,691)

Net deferred income tax assets	873	15,474	28,763

Net deferred income tax liabilities	—	73,519	4,589

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.     COMMITMENTS

      In addition to the commitments disclosed elsewhere in these financial statements, the aggregate minimum annual payments under operating leases related to sites, switch rooms, offices and stores are as follows:

$

2003	30,472
2004	28,058
2005	24,313
2006	17,467
2007	14,238
Subsequent to 2007	40,563

155,111

      Rental expenses for the twelve months ended December 31, 2002 amounted to $29,682,000 [$29,540,000 for 2001 and $23,258,000 for 2000]. As of December 31, 2002, the Company had outstanding letters of guarantee for an aggregate amount of $4,337,000 [$1,175,000 as of December 31, 2001].

      By letter dated March 29, 2001, Industry Canada renewed the Company’s PCS License for a term of five years expiring on March 31, 2006. The conditions attached to the renewed term of the PCS License remained unchanged from those of the initial term. However, Industry Canada also indicated as part of the PCS License renewal its intention to initiate a review of the cellular and PCS license terms, fees and conditions. Industry Canada has the power to make amendments to the existing terms and conditions of license and fee structure.

      The existing PCS License conditions require Connexions to: [i] substantially meet the deployment plan contained in its initial license application and offer a reasonable level of service in all regions of Canada; [ii] substantially honor the research and development commitments made in its initial license application, and at a minimum invest an average of two percent of adjusted gross revenue from its PCS activities on PCS-related research and development, as defined by Revenue Canada, averaged over the course of the PCS License term; [iii] substantially honor all other commitments made in its detailed application; [iv] comply with the Canadian Ownership and Control Provisions and notify the Minister of any change that would materially affect its ownership or control in fact, such notice to be given in advance for transactions known to the Company; [v] submit annual reports indicating, among other things, continued compliance with the PCS License conditions; [vi] from the inception of service, provide for and maintain lawful interception capabilities as authorized by law, unless forborne from so doing; [vii] comply with the transition policy and relocation procedure for the relocation of incumbent microwave stations; [viii] offer PCS resale throughout its service area to PCS licensees on a non-discriminatory basis; [ix] comply with the provisions set out in the Interim Sharing Agreement between Industry Canada and the Federal Communications Commission of the United States concerning the use of the 2 GHz frequency range; and [x] obtain site specific authority prior to installing or operating any 2 GHz PCS base station. As at December 31, 2002, the Company is in compliance with the PCS License conditions.

18.     FINANCIAL INSTRUMENTS

Credit risk

      The concentration of credit risk related to cash, cash equivalents, short-term investments and marketable securities is limited because the securities held in the portfolio relate to a large number of issuers. The Company has a limited amount of credit risk due to the composition of its customer base, which includes a large number of individuals and businesses. As disclosed elsewhere in these financial statements, the Company was exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments, but limited the

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

concentration of credit risk by dealing with several highly rated financial institutions. As of December 31, 2002, the Company does not own any derivative financial instruments.

Fair value

      Fair value estimates are made as of a specific point in time, using available information about the financial instruments. These estimates are subjective in nature and often cannot be determined with precision.

      The fair value of cash and cash equivalents, trade receivables, interest receivable, taxes receivable, accounts payable and accrued liabilities approximate their carrying value due to the short-term maturity of these instruments.

      The fair value of the short-term investments and marketable securities is determined based on an amount quoted at the balance sheet date.

      The fair value of the Senior Secured Term Loans differs from their carrying value, but it has been omitted because it is not possible to determine it with sufficient reliability.

      The fair value of the Senior Discount Notes due in 2006, 2007 and 2009 is determined based on an amount quoted on the over-the-counter market as at December 31, 2002 and 2001.

      The fair value of the swaps and the options is determined based on market rates prevailing at the balance sheet date obtained from the Company’s financial institutions for similar derivative instruments.

      Fair values of the Company’s financial instruments, where the fair value differs from the carrying amounts on the financial statements, are as follows:

	2002		2001

	Carrying	Estimated	Carrying	Estimated
	value	fair value	value	fair value

	$	$	$	$
Senior Discount Notes	1,450,130	9,297	1,372,494	1,022,034
Derivative instruments	—	—	26,986	27,792

19.     SEGMENTED INFORMATION

      The Company carries out its operations entirely in Canada through three strategic business segments: PCS, Wireless Internet, and Investments. PCS consists of wireless telecommunications services that use advanced and secure digital technology. The Company provides retail PCS in Canada to end-users and offers access to the Company’s PCS network to third-party telecommunications providers [on a wholesale basis]. The Company also offers PCS data services based on the new General Packet Radio Service [“GPRS”] technology. Through its Wireless Internet business segment, the Company provides mobile Internet services to its PCS subscribers and had planned to build a high-speed Internet Protocol-based data network using MCS technology in the 2500 MHz range. The Company had planned to build the MCS network through Inukshuk. However, the current challenging capital market conditions, which have made raising financing difficult, Inukshuk has suspended building the MCS network on its own for the time being. Through its Investments business segment, the Company invests in various wireless or high technology companies and, as a result, is exposed to normal market risk fluctuation, which may be significant. As the Wireless Internet and Investments operations are not significant starting 2003, the Company has determined that it operates in one segment since January 1, 2003.

      The accounting policies for segment and intersegment transactions are the same as described in the summary of significant accounting policies [see note 2]. Management evaluates performance based on segment operating income (loss). The segment operating income (loss) is defined as operating income (loss) excluding restructuring charges, depreciation and amortization for all segments and including gain (loss) in value of investments and

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

marketable securities, gain (loss) on disposal of investments and share of net loss (net income) in investees for the Investments segment. All intersegment transactions are eliminated upon consolidation.

      The following tables present information about reported segment results and assets:

	Year ended December 31, 2002

		Wireless		Intersegment
	PCS	Internet	Investments	eliminations	Total

	$	$	$	$	$
Revenues	590,959	103	—	—	591,062
Revenues — intersegment	97	1,770	—	(1,867)	—

Revenues — total	591,056	1,873	—	(1,867)	591,062
Operating expenses	(493,271)	(6,823)	44	—	(500,050)
Operating expenses-intersegment	(1,876)	(6,680)	—	8,556	—

Segment operating income (loss) before the following:	95,909	(11,630)	44	6,689	91,012
Impairment of intangible assets	—	(223,399)	—	—	(223,399)
Loss in value of investments, marketable securities and other assets	—	—	(16,086)	—	(16,086)
Share of net loss in investees	—	—	(13,212)	—	(13,212)

Segment operating income (loss)	95,909	(235,029)	(29,254)	6,689	(161,685)

Additions to capital assets	124,738	(64)	1	8	124,683
Additions to intangible assets	—	—	—	—	—
Total assets as at December 31, 2002	902,169	1,424	14,608	(5,347)	912,854

	Year ended December 31, 2001

		Wireless		Intersegment
	PCS	Internet	Investments	eliminations	Total

	$	$	$	$	$

	[Restated note 3]
Revenues	541,416	—	74	—	541,490
Revenues — intersegment	1,094	7,648	158	(8,900)	—

Revenues — total	542,510	7,648	232	(8,900)	541,490
Operating expenses	(533,126)	(16,213)	(1,954)	—	(551,293)
Operating expenses-intersegment	(1,217)	(4,107)	(823)	6,147	—

Segment operating income (loss) before the following:	8,167	(12,672)	(2,545)	(2,753)	(9,803)
Loss in value of investments, marketable securities and other assets	(565)	—	(32,528)	—	(33,093)
Share of net loss in investees	—	—	(5,282)	—	(5,282)

Segment operating income (loss)	7,602	(12,672)	(40,355)	(2,753)	(48,178)

Additions to capital assets	283,610	1,301	(8)	(7,508)	277,395
Additions to intangible assets	—	130,000	—	—	130,000
Total assets as at December 31, 2001	1,099,359	262,636	44,710	(11,446)	1,395,259

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year ended December 31, 2000

		Wireless		Intersegment
	PCS	Internet	Investments	eliminations	Total

	$	$	$	$	$

	[Restated note 3]
Revenues	405,813	—	173	—	405,986
Revenues — intersegment	1,887	9,348	—	(11,235)	—

Revenues — total	407,700	9,348	173	(11,235)	405,986
Operating expenses	(513,435)	(2,991)	(1,892)	—	(518,318)
Operating expenses-intersegment	—	(3,885)	(1,686)	5,571	—

Segment operating income (loss) before the following:	(105,735)	2,472	(3,405)	(5,664)	(112,332)
Net gain on disposal of investments	—	—	285,967	—	285,967
Loss in value of investments, marketable securities and other assets	—	—	(248,336)	—	(248,336)
Share of net income (loss) in investees	—	—	20,573	—	20,573

Segment operating income (loss)	(105,735)	2,472	54,799	(5,664)	(54,128)

Additions to capital assets	243,170	17,847	1,765	(5,591)	257,191
Additions to intangible assets	—	20,000	—	—	20,000

      Reconciliation of the segmented operating income (loss) to the consolidated net loss

	2002	2001	2000

	$	$	$
Segmented operating loss	(161,685)	(48,178)	(54,128)
Depreciation and amortization	(242,416)	(177,990)	(131,304)
Restructuring charges	(7,494)	(5,226)	—
Interest income	5,479	6,553	20,341
Interest expense	(216,256)	(215,888)	(185,471)
Financing charges	(10,573)	(8,349)	(8,742)
Foreign exchange gain (loss)	926	(51,129)	(24,638)
Write down of deferred financing costs and deferred gain and loss on financial instruments	(16,947)	—	—
Gain on financial instruments	6,570	—	—
Income tax benefit	71,895	1,722	115,515

Net loss	(570,501)	(498,485)	(268,427)

20.	ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES [“U.S. GAAP”]

      These financial statements were prepared in accordance with accounting principles generally accepted in Canada [“Canadian GAAP”] which differ in certain material respects from U.S. GAAP. The following summary sets out the material adjustments to the Company’s reported net loss, which would be made in order to conform with U.S. GAAP and the accounting principles and practices required by the SEC.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES [“U.S. GAAP”]

      Reconciliation of consolidated statements of loss and comprehensive loss

	2002	2001	2000

	$	$	$
Net loss under Canadian GAAP	(570,501)	(498,485)	(268,427)
[a] Reversal of amortization of PCS License	—	139	136
[b] Share of net income (net loss) in investees	4,772	(22,079)	21,248
[c] Unrealized net loss in value of investments and marketable securities	—	—	158,497
[c] Recognized loss in value of marketable securities	—	—	(158,964)
[d] Development costs	6,108	(3,502)	(2,606)
[e] Stock compensation	478	(478)	—
[f] Amortization of net deferred gain on financial instruments	(1,110)	—	—
[f] Amortization of other comprehensive income related to financial instruments	1,110	—	—
[f] Changes in fair market value of a fair value hedge	—	1,367	—
[f] Cumulative effect as of January 1, 2001 resulting from the adoption of Statement of Financial Accounting Standards No. 133	—	(900)	—
[h] Effect of legislated tax rate changes on deferred tax liabilities	—	25,771	—
[a] Impairment of intangible assets	(25,771)	—	—

Net loss under U.S. GAAP	(584,914)	(498,167)	(250,116)
[c] Unrealized gain (loss) in value of marketable securities net of income taxes in the amount of $45,000 for 2002 [$74,000 for 2001 and $68,828,000 for 2000]	(177)	322	(159,864)
[f] Changes in fair market value of cash flow hedges net of income taxes in the amount of $31,000 for 2002 [$818,000 for 2001]	367	(1,364)	—
[f] Reversal of cumulative income taxes related to changes in fair market value of cash flow hedges	1,036	—	—
[f] Amortization of other comprehensive income related to financial instruments	(1,110)	—	—
[f] Write off of other comprehensive income related to financial instruments	(1,968)	—	—
[f] Cumulative effect as of January 1, 2001, resulting from the adoption of Statement of Financial Accounting Standards No. 133	—	3,939	—
[c] Reclassification adjustments	—	—	158,964

Comprehensive loss under U.S. GAAP	(586,766)	(495,270)	(251,016)

Basic and diluted loss per share under U.S. GAAP [dollars]	(2.43)	(4.56)	(2.60)

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Differences in reported amounts on consolidated balance sheets

	2002			2001

	Canadian		U.S.	U.S.
	GAAP	Adjustments	GAAP	GAAP

	$	$	$	$
[c] Marketable securities	164	145	309	1,403
[b] Long-term investments	10,671	1,276	11,947	31,487
[d] Deferred charges and other assets	1,664	—	1,664	38,502
[f] Cash flow hedges	—	—	—	1,675
[a] Intangible assets	2,727	(2,727)	—	249,170
[e] Accounts payable and accrued liabilities — other	(132,306)	—	(132,306)	(106,812)
[g] Share capital	(1,167,678)	(60,723)	(1,228,401)	(1,228,094)
Deficit	2,466,674	62,174	2,528,848	1,943,934
Accumulated other comprehensive income	—	(145)	(145)	(1,997)

[a]	Intangible assets

      The PCS License, which includes certain development costs and other costs associated with obtaining the PCS License from the Government of Canada were deferred under Canadian GAAP. Under U.S. GAAP such development costs are expensed as incurred. During 2002, the Company wrote down the value of the MCS Licenses to nil. Prior to this write-down, the carrying values of these licenses were $249,170,000 and $223,399,000 under U.S. GAAP and Canadian GAAP respectively, representing a difference of $25,771,000.

[b]	Investment in entity subject to significant influence

      Under Canadian GAAP, the investor should continue to record its portion of investee losses unless the investor would be unlikely to share in losses of the investee. Under U.S. GAAP, in situations where an investor is not required to advance additional funds to the investee and where previous losses have reduced the common and the preferred stock investment account to zero, the Company should continue to report its share of equity method losses in its statement of operations to the extent of and as an adjustment to the loans to the investee.

      In addition, under Canadian GAAP, the share of net income in an investee that is a private investment company is calculated based on its realized gains or losses. Under U.S. GAAP, the share of net income in such investees is calculated based on both realized and unrealized gains or losses.

[c]	Marketable securities

      Under Canadian GAAP, the marketable securities are recorded as explained in note 2. Under U.S. GAAP, the marketable securities are classified as available for sale, and any changes to the market value are recorded in other comprehensive loss. As of December 31, 2000, a decline in value of marketable securities in the amount of $158,964,000 was considered to be other than temporary and consequently was reclassified from other comprehensive loss to net loss.

[d]	Deferred charges and other assets

      Under Canadian GAAP, certain development costs are deferred and amortized. Under U.S. GAAP, such costs would be expensed as incurred [nil as at December 31, 2002, $6,108,000 as at December 31, 2001 and $2,606,000 at December 31, 2000].

      Under Canadian GAAP, a deferred gain or loss is recorded upon either the de-designation of a derivative financial instrument as a hedge or upon the early termination of a derivative financial instrument qualifying as a

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

hedge. This deferred gain or loss represents the appreciation or depreciation of the fair market value of the derivative financial instrument from its inception until the date of the de-designation or early termination. The deferred gain or loss is then amortized over the remaining life of the originally hedged item. Under US GAAP, the appreciation or depreciation of the fair market value of the derivative financial instrument from its inception until the date of its de-designation or early termination is accumulated in other comprehensive income. The accumulated balance is then amortized to net income (loss) over the remaining life of the originally hedged item.

[e]	Stock compensation

      Under Canadian GAAP, certain costs related to bonuses in connection with stock compensation awards granted at-the-money with a minimum guaranteed performance, are not accounted for until the bonus is likely to be paid out and the amount can be quantified. Under U.S. GAAP, such costs are accounted for on a combined basis with the recognition of compensation cost over the service period equal to the bonus element. As of December 31, 2002, all such stock compensation awards granted in the past have been cancelled.

[f]	Derivative instruments

      The Financial Accounting Standards Board has issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statements 137 and 138. The Company adopted SFAS 133 effective January 1, 2001. The Statements require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

      The adoption of SFAS 133, as amended by Statements 137 and 138, resulted in the cumulative effect as of January 1, 2001, of an accounting change of $900,000 being recognized as an expense in the statement of net loss and as a credit in other comprehensive loss. In addition, a credit of $3,039,000, net of income taxes in the amount of $1,823,000 has been recognized in other comprehensive loss. For 2001, the adoption of SFAS 133 resulted in $1,367,000 being recognized as income in the statement of net loss. As of December 31, 2002, all such derivative instruments have been terminated.

[g]	Option to purchase Class A Non-Voting Shares

      Under U.S. GAAP, certain stock options issued to non-employees are recorded as an expense over the vesting period, when it becomes probable that they will be exercised. In 1996, an amount of $60,723,000 was expensed with a corresponding increase in share capital under U.S. GAAP.

[h] Deferred tax liabilities

      Under Canadian GAAP, the impact of changes in income tax rates on the measurement of deferred tax assets and liabilities are recorded when the changes in tax rates have been substantively enacted. Under U.S. GAAP, changes in income tax rates are recorded when the change in tax rates has been legislated. Under Canadian GAAP, the estimated deferred tax liabilities related to the MCS Licenses acquired during 2001, in the amount of $72,896,000, resulting from the difference between the carrying value and the tax basis of the asset acquired, was capitalized to the MCS Licenses. This amount was determined using substantially enacted tax rates at the date of acquisition. Using legislated tax rates at the date of acquisition, the tax liability and related increase in the carrying value of the asset was $98,667,000 under US GAAP. During 2001, the change in rates was legislated, which resulted in a decrease in the deferred tax liability and a credit to income of $25,771,000 under U.S. GAAP.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

[i] Advertising costs

      Advertising expenses for the twelve months ended December 31, 2002 amounted to $37,341,000 [$33,293,000 and $45,729,000 for the twelve months ended December 31, 2001 and 2000 respectively].

21.     CONTINGENCY

      On April 10, 2002, ASP Wireless Net Inc. [“ASP”], a former service provider of Connexions, filed a notice of arbitration pursuant to an agreement that ASP had with Connexions. ASP claims in the notice of arbitration that Connexions has breached its agreements with ASP and that it therefore suffered damages in the amount of $18,500,000, which ASP is claiming from Microcell. The Company considers ASP’s claim as frivolous and unfounded in fact and in law and intends to vigorously contest it.

22.     COMPARATIVE FIGURES

      Some of the comparative figures have been reclassified to conform to the presentation adopted in the current year.

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

MICROCELL TELECOMMUNICATIONS INC.
September 30, 2003

MICROCELL TELECOMMUNICATIONS INC.

INTERIM CONSOLIDATED BALANCE SHEETS

	As at	As at
	September 30	May 1
	2003	2003

	$	$
		(note
		1)

	(UNAUDITED)

	(In thousands of
	Canadian dollars)
ASSETS
Current assets
Cash and cash equivalents	147,037	111,765
Short-term investments and marketable securities	—	9,912
Receivables	64,155	64,552
Inventories	14,395	21,865
Prepaid license fees, rental sites and other prepaid	30,863	34,043
Other current assets	10,968	9,950

Total current assets	267,418	252,087
Property, plant and equipment (note 3)	296,456	289,692
Intangible assets (notes 1 and 6)	228,529	241,202
Long-term investments	4,289	4,289
Other assets	773	938

	797,465	788,208

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	69,455	65,026
Deferred revenues	38,188	34,207
Derivative instruments (note 4)	1,603	—
Current portion of long-term debt (note 4)	9,537	10,000

Total current liabilities	118,783	109,233
Long-term debt (note 4)	323,500	340,000

	442,283	449,233

Shareholders’ equity
Share capital (note 5)	331,639	321,049
Warrants (note 5)	17,926	17,926
Retained earnings	5,617	—

	355,182	338,975

	797,465	788,208

See accompanying notes.

MICROCELL TELECOMMUNICATIONS INC.

INTERIM CONSOLIDATED STATEMENTS OF

NET INCOME (LOSS) AND RETAINED EARNINGS (DEFICIT)

			Pre-reorganization

	Three months	Five months	Four months	Three months	Nine months
	ended	ended	ended	ended	ended
	September 30	September 30	April 30	September 30	September 30
	2003	2003	2003	2002	2002

	$	$	$	$	$

	(Unaudited)

	(In thousands of Canadian dollars, except for per share data)
Revenues
Services	135,203	222,866	170,196	149,185	425,976
Equipment sales	10,965	18,793	7,498	5,349	14,335

	146,168	241,659	177,694	154,534	440,311

Costs and expenses
Cost of products and services	74,906	119,629	82,812	76,320	214,076
Selling and marketing	25,185	38,951	24,585	24,695	79,966
General and administrative	20,871	34,308	31,741	26,940	80,060
Depreciation and amortization	17,546	28,780	59,388	64,942	169,106

	138,508	221,668	198,526	192,897	543,208

Operating income (loss) before restructuring charges and impairment of intangible assets	7,660	19,991	(20,832)	(38,363)	(102,897)
Restructuring charges	—	—	—	—	(3,761)
Impairment of intangible assets	—	—	—	—	(223,399)

Operating income (loss)	7,660	19,991	(20,832)	(38,363)	(330,057)
Interest income	1,530	2,589	1,888	1,543	3,754
Interest expense (note 4)	(5,258)	(9,702)	(70,608)	(55,559)	(162,546)
Financing charges	—	—	—	(3,720)	(7,950)
Foreign exchange gain (loss) (note 4)	(1,500)	12,196	136,553	(59,342)	(6,549)
Gain on financial instruments	—	—	—	8,816	8,816
Gain (loss) in value of investments, marketable securities and other assets	54	73	312	(2,947)	(11,354)
Share of net loss in investees	—	—	—	(2,276)	(13,014)

Income (loss) before income taxes	2,486	25,147	47,313	(151,848)	(518,900)
Income tax benefit (provision)	(1,236)	(8,940)	(1,796)	(470)	72,061

Net income (loss)	1,250	16,207	45,517	(152,318)	(446,839)
Accretion on redemption price — First and Second Preferred Shares (note 5)	(6,322)	(10,590)	—	—	—

Net income (loss) applicable to Class A and Class B shares	(5,072)	5,617	45,517	(152,318)	(446,839)
Retained earnings (deficit), beginning of period	10,689	—	(2,466,674)	(2,190,694)	(1,896,173)

Retained earnings (deficit), end of period	5,617	5,617	(2,421,157)	(2,343,012)	(2,343,012)

Basic earnings (loss) per share (note 2)	(1.35)	1.51	0.19	(0.63)	(1.86)
Diluted earnings (loss) per share (note 2)	(1.35)	0.71	0.19	(0.63)	(1.86)

See accompanying notes.

MICROCELL TELECOMMUNICATIONS INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

			Pre-reorganization

	Three months	Five months	Four months	Three months	Nine months
	ended	ended	ended	ended	ended
	September 30	September 30	April 30	September 30	September 30
	2003	2003	2003	2002	2002

	$	$	$	$	$

	(Unaudited)

	(In thousands of Canadian dollars)
OPERATING ACTIVITIES
Net income (loss)	1,250	16,207	45,517	(152,318)	(446,839)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities Depreciation and amortization	17,546	28,780	59,388	64,942	169,106
Accreted interest on long-term debt	1,000	1,667	13,425	21,486	60,555
Financing charges		—	—	3,386	6,885
Income tax provision (note 6)	739	8,046	—	—	—
Foreign exchange (gain) loss	858	(12,243)	(130,166)	59,285	8,002
Reversal of provision for sales tax	—	—	—	—	(13,806)
Deferred income taxes	—	—	—	—	(73,492)
Impairment of intangible assets	—	—	—	—	223,399
Gain on financial instruments	—	—	—	(8,816)	(8,816)
Loss in value of investments and marketable securities	—	—	14	2,947	11,396
Gain on disposal of assets	—	—	(326)	—	—
Share of net loss in investees	—	—	—	2,276	13,014

	21,393	42,457	(12,148)	(6,812)	(50,646)
Changes in operating assets and liabilities	30,185	18,337	26,665	(710)	10,196

Cash provided by (used in) operating activities	51,578	60,794	14,517	(7,522)	(40,450)

INVESTING ACTIVITIES
Proceeds from the sale of (additions to) short-term investments and marketable securities	—	9,912	73,680	(38,104)	120,928
Additions to deferred charges and other assets	—	—	—	(459)	(5,232)
Additions to property, plant and equipment	(20,141)	(30,648)	(5,500)	(12,626)	(118,706)
Proceeds from the sale of long-term investments	—	—	2,089	877	1,626
Proceeds from termination of derivative instruments	—	—	—	28,914	28,914
Additions to long-term investments	—	—	—	—	(1,648)

Cash provided by (used in) investing activities	(20,141)	(20,736)	70,269	(21,398)	25,882

FINANCING ACTIVITIES
Increase in long-term debt	—	—	—	—	100,000
Repayment of long-term debt	(2,399)	(4,786)	—	(5,790)	(10,732)
Financing costs	—	—	—	(19)	(6,742)

Cash provided by (used in) financing activities	(2,399)	(4,786)	—	(5,809)	82,526

Increase (decrease) in cash and cash equivalents for the period	29,038	35,272	84,786	(34,729)	67,958
Cash and cash equivalents, beginning of period	117,999	111,765	26,979	121,692	19,005

Cash and cash equivalents, end of period	147,037	147,037	111,765	86,963	86,963

Additional information
Interest paid	4,287	8,035	13	10,644	75,650
Income taxes paid	542	684	639	470	1,822

See accompanying notes.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2003
(All tabular amounts are in thousands of Canadian dollars unless otherwise indicated.)

1.	CAPITAL REORGANIZATION, BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Capital reorganization

      On May 1, 2003, the predecessor company of Microcell Telecommunications Inc. (“Microcell”), which was also named Microcell Telecommunications Inc. and is now named 2861399 Canada Inc. (“Old Microcell”), and certain subsidiaries of Old Microcell, emerged from a restructuring plan initiated on January 3, 2003 under the Companies’ Creditors Arrangement Act (“CCAA”) and Canada Business Corporations Act (“CBCA”). The terms of Old Microcell’s restructuring plan are set out in Old Microcell’s plan of reorganization and of compromise and arrangement (the “Plan”), a copy of which is contained in the Information Circular and Proxy Statement dated February 17, 2003 (the “Circular”) filed on SEDAR (www.sedar.com) on February 19, 2003 and with the U.S. Securities and Exchange Commission (“SEC”) on Form 6-K on February 20, 2003. Pursuant to the Plan, Microcell was incorporated under the CBCA on April 28, 2003. Old Microcell was incorporated under the CBCA on October 16, 1992.

      Before May 1, 2003, Old Microcell carried on its operations through a number of directly and indirectly wholly owned subsidiaries, including: (i) Microcell Connexions Inc. (“Connexions”), which was the holder of the national 30 MHz Personal Communications Services (“PCS”) authorization (the “PCS License”) issued by the Canadian Minister for the Department of Industry (“Industry Canada” or the “Minister”); (ii) Microcell Solutions Inc. (“Solutions”), which operated the Company’s retail PCS business under the Fido® brand name; (iii) Microcell Capital II Inc. (“Microcell Capital”), which invested in GSM Capital Limited Partnership (“GSM Capital”) and Inukshuk Internet Inc. (“Inukshuk”), a company awarded 12 regional Multipoint Communications Systems (“MCS”) licenses by Industry Canada; and (iv) Microcell Labs Inc. (“Microcell Labs”), which operated as a for-profit laboratory.

      On May 1, 2003, pursuant to the Plan: (i) Microcell became a holding company for Old Microcell; (ii) Connexions, Solutions, Microcell Capital, Microcell Labs and other subsidiaries amalgamated to form Solutions, the surviving entity of the amalgamation of the amalgamated companies; and (iii) the board of directors of Old Microcell has been replaced by a new board of directors for Microcell. The Plan reduced the Company’s long-term debt obligations by approximately $1.6 billion.

      Prior to May 1, 2003, Old Microcell’s Class B Non-Voting Shares were registered pursuant to Section 12(g) of the Securities Exchange Act of 1934. Under the terms of the Plan, Microcell issued First Preferred Voting Shares, First Preferred Non-Voting Shares, Second Preferred Voting Shares, Second Preferred Non-Voting Shares, Class A Restricted Voting Shares, new Class B Non-Voting Shares and warrants. Two series of warrants (collectively the “Warrants”) were issued pursuant to the Plan: (i) 2-year warrants entitling the holders thereof to subscribe, until May 1, 2005, for Class A Restricted Voting Shares or Class B Non-Voting Shares of Microcell, as the case may be, at an exercise price of $19.91 per share (the “Warrants 2005”); and (ii) 5-year warrants entitling the holders thereof to subscribe, until May 1, 2008, for Class A Restricted Voting Shares or Class B Non-Voting Shares of Microcell, as the case may be, at an exercise price of $20.69 per share (the “Warrants 2008”).

      For a more detailed description of the transactions related to the Plan, readers are referred to the Plan.

      Unless references herein are made specifically to Old Microcell, the references to “Microcell” or the “Company” refer, depending on the situation or the context to (i) Microcell and all or only part of its subsidiaries collectively, or one or several of its subsidiaries; and (ii) Old Microcell and all or only part of its subsidiaries collectively, or one or several of its subsidiaries.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Basis of presentation

      The accompanying unaudited interim consolidated financial statements of Microcell have been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by Canadian GAAP for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the full year. Specifically, during the fourth quarter, the Company’s operations are subject to certain seasonal factors associated with subscriber acquisition during the holiday period, which historically is the largest acquisition period of the year for the wireless industry. As a result, operating and net income during this period will be affected by the cost of acquiring a proportionately higher number of subscribers compared to each of the other three quarters of the year. These unaudited interim consolidated financial statements should be read in conjunction with Old Microcell’s audited consolidated financial statements and footnotes for the year ended December 31, 2002. The accounting policies and methods followed in the preparation of these unaudited interim consolidated financial statements are the same as those used in the audited financial statements for the year ended December 31, 2002, except that the Company’s assets and liabilities have been comprehensively revalued as noted below.

      Effective May 1, 2003, the Company has accounted for the reorganization by using the principles of fresh start accounting as required under Canadian GAAP. In accordance with fresh start accounting rules, all assets and liabilities were revalued at estimated fair values and Microcell’s deficit was eliminated. Microcell’s financial advisors assisted in the determination of the enterprise value of the Company and a range of value was developed. The final enterprise value was $689 million, based on the April 25, 2003 exchange rate of 1.4532, of which $350 million has been allocated to long-term debt and $339 million to equity. This enterprise value was determined based on several traditional valuation methodologies, utilizing projections developed by management including discounted cash flow analysis and comparable company trading analysis. A comprehensive revaluation of the assets and liabilities of Microcell has been done based on this enterprise value.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      The following table summarizes the adjustments recorded to implement the financial reorganization and to reflect the fresh start basis of accounting:

	Microcell as at			Microcell as at
	April 30, 2003	Reorganization		May 1, 2003
	Prior to	and fresh start		After
	reorganization	adjustments		adjustments

	$	$		$
Current assets	288,849	(36,762)	(i)	252,087
Property, plant and equipment	602,066	(312,374)	(i)	289,692
Intangible assets	2,727	238,475	(i)	241,202
Long-term investments and other assets	8,972	(3,745)	(i)	5,227

	902,614	(114,406)		788,208

Accounts payable and accrued liabilities	196,501	(131,475)	(ii)	65,026
Deferred revenues	34,207	—		34,207
Other current liabilities:
Senior Secured Term Loans	10,000	—		10,000

	240,708	(131,475)		109,233
Senior Secured Term Loans	543,925	(203,925)	(ii)	340,000
Senior Discount Notes	1,369,690	(1,369,690)	(ii)	—

	2,154,323	(1,705,090)		449,233

Share capital	1,167,678	(846,629)	(ii)	321,049
Warrants	1,770	16,156	(ii)	17,926
Deficit	(2,421,157)	2,421,157		—

	(1,251,709)	1,590,684		338,975

	902,614	(114,406)		788,208

Summary of adjustments

      (i) Pursuant to the comprehensive revaluation performed under fresh start accounting, the Company reevaluated its assets and liabilities and adjusted their carrying values to reflect the value of the Company as an entity established by the capital reorganization. This resulted in a reduction of the current assets (mainly consisting of the deferred charges incurred during the recapitalization process), the property, plant and equipment, the long-term investments and the accrued liabilities. The Company also assigned a value, calculated at management’s best estimate, to the Company’s intangible assets, which are the PCS License at $188 million, the customer list at $24.7 million, and the Fido brand name at $28.5 million. The customer list is amortized over 30 months. The PCS License and the Fido brand name were determined to have an indefinite life and are not being amortized but are tested for impairment on an annual basis.

      (ii) Pursuant to the Plan, the senior secured term loans of Old Microcell, and a net payable to Old Microcell’s secured creditors relating to cross currency and interest rate swaps terminated in December 2002, were converted into a term loan of $300 million (the “Tranche B Debt”), a term loan of $50 million (the “Tranche C Debt”), 11,766,667 First Preferred Shares ($176.5 million) and 3,600,186 Second Preferred Shares ($54 million).

      Old Microcell’s senior discount notes (and the unpaid accrued interest thereon) were converted into 3,600,186 Second Preferred Shares ($54 million), 30,000 Class A Restricted Voting Shares ($0.3 million),

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

3,578,676 Class B Non-Voting Shares ($36 million), 1,329,312 Warrants 2005 ($1.5 million) and 2,215,521 Warrants 2008 ($4.4 million).

      The shareholders of Old Microcell received 22,469 Class B Non-Voting Shares ($0.2 million), 2,668,990 Warrants 2005 ($3.1 million) and 4,448,422 Warrants 2008 ($8.9 million).

Comparative figures

      With the exception of the balance sheet, comparative financial statements for periods prior to May 1, 2003 have been presented pursuant to regulatory requirements. In reviewing the comparative financial statements, readers are reminded that they do not reflect the effects of the Plan nor the application of fresh start accounting.

Description of business

      Microcell is a provider of wireless telecommunications services in Canada. The Company offers a wide range of voice and high-speed data communications products and services to approximately 1.1 million customers. Microcell operates a Global System for Mobile Communication (“GSM”) network across Canada and markets PCS and General Packet Radio Service (“GPRS”) under the Fido brand name. PCS consists of wireless telecommunications services that use advanced and secure digital technology. The Company provides retail PCS to end-users under the PCS License awarded in 1995, which was renewed for a five-year term in March 2001. The terms and conditions for the renewal of the PCS License are identical to those established for the first term of the PCS License. In addition to offering access to its PCS network to third-party telecommunications providers on a wholesale basis, the Company provides data and other wireless Internet services to its end-users based on GPRS technology. The Company’s wholly owned subsidiary, Inukshuk, was awarded MCS Licenses to deploy a high-speed Internet Protocol-based data network using MCS technology in the 2500 MHz range. Inukshuk is currently seeking partners to finance the build-out of a MCS network.

      As of September 30, 2003, the Company offered PCS in most Census Metropolitain Areas (“CMA”) in Canada. In addition, the Company has deployed its GSM network in smaller communities and along major highway corridors. The Company estimates that its PCS network reaches some 19 million people or 61% of the Canadian population. Beyond this network footprint, the Company provides analog cellular roaming capabilities on the networks of other carriers, which increases its service area to 94% of the total Canadian population. In addition, the Company has initiated seamless voice and text message roaming services with all the major GSM operators in the United States, covering more than 6,000 cities and towns in 46 states. Also, the Company has agreements with 269 international operators in 144 countries, covering most of Europe as well as a number of countries in the Pacific Rim, the Middle East, Africa and Australia.

      The Company continues to experience growth-related capital requirements arising from the need to fund network capacity improvements, ongoing maintenance and the cost of acquiring new PCS customers. Microcell’s ability to generate positive net income and cash flow in the future is dependent upon various factors, including the level of market acceptance of its services, the degree of competition encountered by the Company, the cost of acquiring new customers, technology risks, general economic conditions and regulatory requirements.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

2.     EARNINGS (LOSS) PER SHARE

      The reconciliation of the numerator and denominator for the calculation of earnings (loss) per share is as follows:

			Pre-reorganization

	Three months	Five months	Four months	Three months	Nine months
	ended	ended	ended	ended	ended
	September 30	September 30	April 30	September 30	September 30
	2003	2003	2003	2002	2002

Numerator:	$	$	$	$	$

Net income (loss) for diluted earnings (loss) per share calculation	1,250	16,207	45,517	(152,318)	(446,839)
Accretion on redemption price of First and Second Preferred Shares	(6,322)	(10,590)	—	—	—

Net income (loss) for basic earnings (loss) per share calculation	(5,072)	5,617	45,517	(152,318)	(446,839)

Denominator: (in thousands)	Number	Number	Number	Number	Number

Weighted-average number of shares outstanding	3,770	3,728	240,217	240,217	240,200
Shares issuable pursuant to the exercise of initial warrants	—	—	253	253	253

Number of shares for basic earnings (loss) per share calculation	3,770	3,728	240,470	240,470	240,453
Shares issuable pursuant to the conversion of First and Second Preferred Shares	18,828	18,828	—	—	—
Shares issuable pursuant to the exercise of stock options	323	332	—	—	—

Number of shares for diluted earnings (loss) per share calculation	22,921	22,888	240,470	240,470	240,453

Basic earnings (loss) per share (in dollars)	(1.35)	1.51	0.19	(0.63)	(1.86)

Diluted earnings (loss) per share (in dollars)	(1.35)	0.71	0.19	(0.63)	(1.86)

      Basic and diluted losses per share are identical, except for the five-month period ended September 30, 2003, as the effect of diluted items are antidilutive.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

3.     PROPERTY, PLANT AND EQUIPMENT

	September 30, 2003		May 1, 2003

		Accumulated		Accumulated
	Cost	depreciation	Cost	depreciation

	$	$	$	$
PCS network Switches	129,328	11,317	119,034	—
Infrastructure and towers	102,052	2,705	96,303	—
Radio equipment	40,151	3,656	33,931	—
Application hardware and software	33,840	4,692	26,991	—
Computer hardware and software	5,687	735	5,277	—
Office furniture and equipment	4,701	383	4,491	—
Leasehold improvements	4,581	396	3,665	—

	320,340	23,884	289,692	—
Accumulated depreciation	23,884		—

Net carrying value	296,456		289,692

      Depreciation is provided on a straight-line basis over the estimated useful life of the property, plant and equipment as follows:

PCS network — Switches	7 years
PCS network — Infrastructure and towers	20 years
PCS network — Radio equipment	8 years
Application hardware and software	5 years
Computer hardware and software	3 years
Office furniture and equipment	5 years
Leasehold improvements	Term of the related leases

      For property, plant and equipment that existed as at May 1, 2003, the above periods of depreciation were reduced in order to reflect a new cost basis as a result of applying fresh start accounting.

4.     LONG-TERM DEBT

	September 30	May 1
	2003	2003

	$	$
Tranche B Debt	281,370	300,000
Tranche C Debt	51,667	50,000

	333,037	350,000
Less current portion of principal	(9,537)	(10,000)

	323,500	340,000

      The minimum contractual payments of long-term debt for the next five years are as follows: $2.4 million in 2003; $9.5 million in 2004; $9.5 million in 2005; $14.3 million in 2006; and $14.3 million in 2007.

Tranche A Facility

      The Company has access to a revolving bank credit facility (the “Tranche A Facility”) of $25 million, which bears interest at the prime rate plus 2.5%, base rate plus 2.5% or bankers’ acceptance rate plus 3.5%. Pursuant to

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

the terms of the credit agreement of Tranche A Facility, the Company is entitled to raise up to an additional $50 million in revolving bank credit facility. The Tranche A Facility is payable in April 2006. A commitment fee computed at the rate of 1.0% per annum on the aggregate undrawn amount of the Tranche A Facility is payable on a quarterly basis. The Tranche A Facility is collateralized by a first lien on all the Company’s assets. As at September 30, 2003 and May 1, 2003, no amounts were drawn on this facility.

Tranche B Debt

      The Tranche B Debt, a term loan in the amount of $300 million, is composed of a Canadian dollar series in the amount of $104.8 million and a U.S. dollar series with a principal amount equivalent to Canadian $195.2 million (US$134.3 million). The Tranche B Debt bears interest at the prime rate plus 3.0%, base rate plus 3.0% or bankers’ acceptance rate plus 4.0%. The Tranche B Debt is payable in quarterly installments, which started June 2003 and will mature in December 2008. The Tranche B Debt is collateralized by a second lien on all the Company’s assets. Reimbursements of Tranche B Debt are as follows: 2.5% of the principal amount in 2003; 3.33% in 2004; 3.33% in 2005; 5% in 2006; 5% in 2007; and 80.84% in 2008.

      The Company entered into swap transactions with a preferred shareholder, who is also a lender, to manage its exposure to foreign exchange rate fluctuations on the U.S. dollar denominated portion of the Tranche B Debt; the Company swapped, in May and June 2003, $50 million (US$35.7 million) of the principal of the Tranche B Debt at a rate of 1.3986 and $50 million (US$36.9 million) of the principal of the Tranche B Debt at a rate of 1.3548. The swap transactions have a duration of six months. These swap transactions are presented at their fair value as derivative instruments on the balance sheet and changes in fair value are recognized in income within foreign exchange gain or loss.

Tranche C Debt

      The Tranche C Debt, a term loan in the amount of $50 million, is payable in April 2013. The Tranche C Debt bears interest at the rate of 8.0% payable semi-annually at the Company’s discretion: (i) in cash; or (ii) accruing and compounding such interest semi-annually until paid. The Tranche C Debt is collateralized by a third lien on all the Company’s assets.

Covenants

      Under the credit agreements of the Tranche A Facility, Tranche B Debt and Tranche C Debt, the Company has committed itself to respect certain covenants, including restrictions on the ability to incur certain indebtedness, pay dividends, make certain other payments, create liens, sell assets and engage in mergers. The Company must also maintain certain financial covenants and ratios under the credit agreements of Tranche A Facility and Tranche B Debt, including minimum EBITDA (operating income (loss) excluding restructuring charges, impairment of intangible assets, depreciation and amortization), number of subscribers, ARPU (average retail revenue per subscriber per month), liquidity and maximum capital expenditures.

Excess cash flow sweep

      The Articles of the Company, and the credit agreements governing the Tranche B Debt and Tranche C Debt, require the Company to make the following payments to the Tranche B Debt and Tranche C Debt lenders and to the holders of Preferred Shares (or units if issued): (i) the net sale proceeds of material asset sales (sale of more than $2 million); (ii) 75% of the amount calculated each fiscal year equal to excess cash flow (as this term is defined in the Articles of the Company and in the credit agreements); and (iii) 75% of the amount of net proceeds from equity offerings (including proceeds from the exercise of Warrants).Each payment on account of material asset sales and net proceeds from equity offerings has to be made within five business days following receipt of the proceeds thereof, and each payment hereunder on account of excess cash flow has to be made on or before

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

March 31 of each fiscal year, commencing on March 31, 2004, with respect to the excess cash flow (if any) for the previous fiscal year.

      Subject to the maintenance of a minimum cash balance of $45 million as at each year-end (prior to the Company’s 25% share of such year’s excess cash flow), such amounts are to be applied in the order of priority set forth below: (i) repayment of the Tranche B Debt, up to 25% of the principal amount thereof; (ii) payment of interest on the Tranche C Debt; (iii) payment of dividends on the First Preferred Shares; (iv) until May 1, 2008, on a pro rata basis, repayment of the principal amount of the Tranche C Debt, up to 25% of the principal amount thereof, and redemption of up to 75% of the number of First Preferred Shares originally issued; (v) payment of dividends on the Second Preferred Shares; (vi) until May 1, 2008, redemption of up to 75% of the number of Second Preferred Shares originally issued; (vii) after May 1, 2008, on a pro rata basis, repayment of remaining principal amount of the Tranche C Debt and redemption of First Preferred Shares originally issued; and (viii) after May 1, 2008, redemption of the remaining Second Preferred Shares.

      In the event that First Units and Second Units are issued, such amounts are to be applied in the orders of priority set forth below: (i) repayment of the Tranche B Debt, up to 25% of the principal amount thereof; (ii) payment of interest on the Tranche C Debt; (iii) until May 1, 2008, on a pro rata basis, repayment of the principal amount of the Tranche C Debt, up to 25% of the principal amount thereof, and repayment of the principal amount of up to 25% of the first notes (in the case of the First Units); (iv) until May 1, 2008, repayment of the principal amount of up to 25% of the second notes (in the case of the Second Units); (v) after May 1, 2008, on a pro rata basis, repayment of the remaining principal amount of the Tranche C Debt and first notes; and (vi) after May 1, 2008, repayment of the remaining principal amount of the second notes.

5.     SHARE CAPITAL

Authorized

      An unlimited number of First Preferred Shares, issuable as First Preferred Voting Shares, First Preferred Non-Voting Shares, First Preferred Voting 2 Shares and First Preferred Non-Voting 2 Shares;

      An unlimited number of Second Preferred Shares issuable as Second Preferred Voting Shares, Second Preferred Non-Voting Shares, Second Preferred Voting 2 Shares and Second Preferred Non-Voting 2 Shares;

      An unlimited number of Class A Restricted Voting Shares; and

      An unlimited number of Class B Non-Voting Shares.

First and Second Preferred Shares, excluding First and Second Preferred 2 Shares (the “Preferred Shares”)

Rights upon liquidation

      Holders of First Preferred Shares are entitled to receive, on the winding-up, liquidation or dissolution of the Company and in priority to any payment or distribution in respect of shares of any other class, an amount per share equal to the PS Redemption Price (as described below) plus any declared but unpaid dividends.

      Holders of Second Preferred Shares are entitled to receive, on the winding-up, liquidation or dissolution of the Company and in priority to any payment or distribution in respect of shares of any other class, other than the First Preferred Shares, an amount per share equal to the Preferred Share Redemption Price (as described below) plus any declared but unpaid dividends.

Non-Cumulative Dividend

      The holders of Preferred Shares (“PS”) are entitled to a fixed, non-cumulative preferential dividend at the rate of 9% per annum, from time to time and payable semi-annually in arrears in cash.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Maturity

      The Preferred Shares shall be mandatorily redeemed on May 1, 2013.

Redemption Price

      The redemption price of each Preferred Share is initially the issue price therefor, increased at the beginning of each semi-annual period commencing on November 1, 2003 by (i) an amount equal to the dividend accrued during such period; less (ii) the amount of any cash dividend that has been declared and paid in respect of such semi-annual period (the “PS Redemption Price”).

      In the event of any redemption or mandatory conversion of Preferred Shares other than as at the end of a semi-annual period, the PS Redemption Price is to be adjusted by adding the accrued dividend on a pro rata basis with reference to the number of days from the beginning of the then current semi-annual period to the date of such redemption or conversion, less the amount of any cash dividend that has been declared and paid in respect of such period.

Redemption

      The Preferred Shares are redeemable as follows: (i) in whole or in part at any time at the option of the Company at the then current PS Redemption Price, payable in cash, provided however that holders of Preferred Shares may exercise any conversion rights prior to any such redemption; (ii) at maturity, (a) mandatorily at a price per share equal to the then current PS Redemption Price payable in cash or (b) at the Company’s option, if the Class A Restricted Voting Shares and the Class B Non-Voting Shares continue to be listed and posted for trading on a recognized exchange, in consideration of the issuance of a number of Class A Restricted Voting Shares or Class B Non-Voting Shares (as the case may be) equal to the PS Redemption Price divided by the average share price of such shares; (iii) mandatorily prior to maturity at the then current PS Redemption Price to the extent that the Company has funds available for such purpose (determined by reference to certain thresholds established in the Articles); and (iv) at any time prior to maturity, in whole or in part, at the option of the Company upon payment of the then current PS Redemption Price by issuing Units composed of a note and a Preferred Voting 2 Share or Preferred Non-Voting 2 Share.

Intra Class Exchange Rights

      The First Preferred Non-Voting Shares are exchangeable, at the option of the holders, into First Preferred Voting Shares on a share-for-share basis, and the Second Preferred Non-Voting Shares are exchangeable, at the option of the holders, into Second Preferred Voting Shares on a share-for-share basis, in the following circumstances: (i) at any time upon provision by a holder of Preferred Non-Voting Shares of a residency declaration to the Company’s transfer agent certifying that the holder is a Canadian; (ii) upon a bid being made for the Preferred Voting Shares where no equivalent bid is made for the Preferred Non-Voting Shares for the purposes of allowing the Preferred Non-Voting Shares to tender to an exclusionary bid; (iii) automatically upon the repeal or relaxation of the Canadian rules restricting the Company’s ownership and control, but only to the extent of such repeal or relaxation and non-Canadian ownership and control of the Company and its subsidiaries not otherwise being restricted by law. The First Preferred Voting Shares are exchangeable, at the option of the holders, into First Preferred Non-Voting Shares on a share-for-share basis. The Second Preferred Voting Shares are exchangeable, at the option of the holders, into Second Preferred Non-Voting Shares on a share-for-share basis.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Microcell Telecommunications Inc.

Conversion Features

      The Preferred Shares have the following conversion features: (i) at any time, the Preferred Voting Shares and the Preferred Non-Voting Shares are convertible, at the option of the holders into Class A Restricted Voting Shares and Class B Non-Voting Shares respectively on a share-for-share basis; (ii) if at any time prior to May 1, 2008, the Company shall complete an offering of Class A Restricted Voting Shares or Class B Non-Voting Shares for gross proceeds of not less than $150 million and at a per share price equal to or greater than 200% of the then current PS Redemption Price and the proceeds thereof are used as provided in the Articles, the Preferred Voting Shares and the Preferred Non-Voting Shares that remain outstanding after the application of such proceeds will be converted, at the option of the Company, into Class A Restricted Voting Shares and Class B Non-Voting Shares respectively on a share-for-share basis; and (iii) if at any time on or after May 1, 2008, on the 25th day (or if such day is not a trading day, then on the next following trading day) following the release by the Company of its quarterly or annual financial statements, as the case may be, the Preferred Voting Shares and the Preferred Non-Voting Shares are in-the-money (namely that the PS Redemption Price is less than the average share price of the Class A Restricted Voting Shares and Class B Non-Voting Shares), they will be converted automatically into Class A Restricted Voting Shares and Class B Non-Voting Shares respectively on a share-for-share basis.

      Upon conversion of any Preferred Voting Shares or Preferred Non-Voting Shares into Class A Restricted Voting Shares or Class B Non-Voting Shares, the holders of such Preferred Voting Shares or Preferred Non-Voting Shares will have no right to receive any payment in cash on account of the PS Redemption Price.

      All conversion rights described above are subject to a registration statement having been filed by the Company and having become effective under the United States Securities Act of 1933 (the “1933 Act”) or to an exemption being available under the 1933 Act in connection with the issuance of shares resulting from the exercise of such conversion right. If such exemption is not available, the Company plans to file, by the end of November 2003, a registration statement with the SEC in respect of shares to be issued upon the exercise of conversion rights and will use reasonable commercial efforts to have such commission declare such registration statement effective.

Anti-layering provisions

      The Articles of the Company provide that, so long as there remain outstanding First Preferred Shares (or First Units, if issued) representing in the aggregate an initial issue price in excess of $75 million, the approval: (i) by written resolution signed by the holders of a majority of the aggregate number (or principal amount, as the case may be) of First Preferred Shares (or First Units, if issued) then outstanding or (ii) by a majority of the holders of First Preferred Shares (or First Units, if issued) then outstanding represented in person or by proxy at a meeting of such holders called for such purpose, will be required before the Company and its subsidiaries either (X) issue any shares ranking prior to or pari passu with the First Preferred Shares (or First Units, if issued) or (Y) incur funded debt (other than permitted debt under the Company’s credit facilities, First Units and Second Units), as a result of which the aggregate consolidated funded debt thereof would be in excess of 4.0 times consolidated annual EBITDA, calculated on a pro forma basis based upon the four consecutive quarters ended as at the fiscal quarter-end immediately prior to the date of the resolution of the Board of the Company approving such issuance or incurrence, as the case may be.

      The Articles of the Company also provide that, so long as there remain outstanding Second Preferred Shares (or Second Units, if issued) representing in the aggregate an initial issue price in excess of $50 million, the approval: (i) by written resolution signed by the holders of a majority of the aggregate number (or principal amount, as the case may be) of Second Preferred Shares (or Second Units, if issued) then outstanding or (ii) by a majority of the holders of Second Preferred Shares (or Second Units, if issued) represented in person or by proxy at a meeting of such holders called for such purposes will be required before the Company and its subsidiaries

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

either (X) issue any shares ranking prior to or pari passu with the Second Preferred Shares (or Second Units, if issued) (other than First Preferred Shares issued on May 1, 2003), or (Y) incur funded debt (other than permitted debt under the Company’s credit facilities, First Units and Second Units), as a result of which the aggregate consolidated funded debt thereof would be in excess of 4.0 times consolidated annual EBITDA, calculated on a pro forma basis based upon the four consecutive quarters ended as at the fiscal quarter-end immediately prior to the date of the resolution of the Board of the Company approving such issuance or incurrence, as the case may be.

Excess cash flow sweep

      The Preferred Shares are subject to the excess cash flow sweep described in note 4 of these financial statements.

First and Second Preferred 2 Shares (the “Preferred 2 Shares”)

Rights upon liquidation

      Holders of First Preferred 2 Shares are entitled to receive, on the winding-up, liquidation or dissolution of the Company and in priority to any payment or distribution in respect of shares of any other class, an amount per share equal to the PS2 Redemption Price (as described below) plus any declared but unpaid dividends.

      Holders of Second Preferred 2 Shares are entitled to receive, on the winding-up, liquidation or dissolution of the Company and in priority to any payment or distribution in respect of shares of any other class, other than the First Preferred 2 Shares, an amount per share equal to the PS2 Redemption Price (as described below) plus any declared but unpaid dividends.

Dividends

      The holders of Preferred 2 Shares are not entitled to receive any dividends in respect thereof.

Redemption

      The Preferred 2 Shares (“PS2”) will be automatically redeemed at the PS2 Redemption Price (as described below) upon the repayment, redemption or conversion of the First and Second Units, as the case may be, of which they form part.

      The PS2 Redemption Price is equal to $0.0001 per Preferred 2 Share.

Class A Restricted Voting Shares

Dividends and Rights upon liquidation

      Holders of Class A Restricted Voting Shares are entitled to receive dividends, and the remaining assets of the Company on the winding up, liquidation or dissolution of the Company, pari passu with the holders of Class B Non-Voting Shares, on a per share basis.

Exchange Rights

      Each Class A Restricted Voting Share may, at the option of the holders, be exchanged at any time into one Class B Non-Voting Share.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Class B Non-Voting Shares

Dividends and Rights upon liquidation

      Holders of Class B Non-Voting Shares are entitled to receive dividends, and the remaining assets of the Company on the winding-up, liquidation or dissolution of the Company, pari passu with the holders of Class A Restricted Voting Shares, on a per share basis.

Exchange Rights

      The Class B Non-Voting Shares are exchangeable, at the option of the holders, into Class A Restricted Voting Shares on a share-for-share basis, in the following circumstances: (i) any time upon provision by a holder of Class B Non-Voting Shares of a residency declaration to the Company’s transfer agent certifying that the holder is a Canadian; (ii) upon a bid being made for the Class A Restricted Voting Shares where no equivalent bid is made for the Class B Non-Voting Shares, for the purposes of allowing the Class B Non-Voting Shares to tender to an exclusionary bid; and (iii) automatically upon the repeal or relaxation of the Canadian rules governing the Company’s ownership and control, but only to the extent of such repeal or relaxation and non-Canadian ownership and control of the Company and its subsidiaries not otherwise being restricted by law.

First and Second Units

      The First Preferred Voting Shares and First Preferred Non-Voting Shares are redeemable at any time prior to maturity at the option of the Company in consideration of the issuance of First Units (Voting and Non-Voting series). The Second Preferred Voting Shares and Second Preferred Non-Voting Shares are redeemable at any time prior to maturity by the Company in consideration of the issuance of Second Units (Voting and Non-Voting series).

      The First Units and Second Units are hybrid instruments designed to duplicate the economic interest and other features (including as to voting entitlements) attaching to the First Preferred Shares and Second Preferred Shares. Each Unit is composed of a note, which provides the holder of the Unit with an economic interest similar to that of a holder of First Preferred Share, together with a First Preferred Voting 2 Share or First Preferred Non-Voting 2 Share (in the case of First Units) or with a Second Preferred Voting 2 Share or Second Preferred Non-Voting 2 Share (in the case of Second Units).

      The First Units are senior in right of payment to the Second Units.

      The Company has entered into two Unit Indentures, respectively in respect of First Units and Second Units, which provide for similar redemption and conversion features attaching to the Units as those attaching to the First Preferred Shares and Second Preferred Shares under the Articles. The indentures relating to the Units also provide for certain adjustment mechanisms in the event of fundamental transactions, as well as provisions customarily found in indentures governing issuances of notes.

      No Units may be converted into Class A Restricted Voting Shares or Class B Non-Voting Shares until the date that a registration statement filed by the Company under the U.S. Securities Act has been declared effective by the SEC.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Number of shares issued

	First	First	Second	Second	Class A
	Preferred	Preferred	Preferred	Preferred	Restricted	Class B
	Voting	Non-Voting	Voting	Non-Voting	Voting	Non-Voting
	Shares	Shares	Shares	Shares	Shares	Shares	Total Shares

Balance as at May 1, 2003	544,828	11,221,839	106,400	7,093,972	30,000	3,601,145	22,598,184
Converted	(136,474)	88,607	(35,218)	(56,044)	5,663	133,466	—

Balance as at September 30, 2003	408,354	11,310,446	71,182	7,037,928	35,663	3,734,611	22,598,184

Carrying value of shares issued

	First	First	Second	Second	Class A
	Preferred	Preferred	Preferred	Preferred	Restricted	Class B	Total
	Voting	Non-Voting	Voting	Non-Voting	Voting	Non-Voting	Value of
	Shares	Shares	Shares	Shares	Shares	Shares	Shares

	$	$	$	$	$	$	$
Value as at May 1, 2003	8,172	168,328	1,596	106,410	302	36,241	321,049
Converted	(2,047)	1,329	(528)	(841)	85	2,002	—
Accretion on redemption price	229	6,362	40	3,959	—	—	10,590

Value as at September 30, 2003	6,354	176,019	1,108	109,528	387	38,243	331,639

Employee Stock Purchase Plan

      The Company has a stock purchase plan for its employees under which participants can contribute up to 10% of their salary. Microcell makes a contribution in shares for the benefit of the participant equal to one-third the number of shares purchased with the participant’s contribution during the year (up to 5% of the participant’s salary). Microcell’s contribution is executed only if, on the calculation date (which, for each year, is June 30 of the following year), the participant is still an employee of the Company and still holds the shares purchased with their contributions during the year. Microcell may choose to make its contribution in treasury shares or to deposit with the administrative agent of the plan a sufficient amount of money to enable the administrative agent of the plan to purchase the appropriate number of shares in the market. The total number of treasury Class A Restricted Voting Shares and Class B Non-Voting Shares that can be issued by the Company in order to make its contribution pursuant to this plan shall not exceed 250,000 shares. As at September 30, 2003, no shares were issued under this stock purchase plan.

     Stock Option Plan

      With the approval of the Plan on May 1, 2003, a new stock option plan was implemented. The new stock option plan authorizes the issuance of up to 187,414 Class A Restricted Voting Shares and 2,231,831 Class B Non-Voting Shares. The Board may amend, supersede or terminate the stock option plan.

      The stock option plan is administered by the Board, which has sole discretion to designate the recipients of options and to determine the number of Class A Restricted Voting Shares or Class B Non-Voting Shares of Microcell covered by each of such options, the date of grants and the subscription price of each option. Options granted under the stock option plan have the terms and conditions, including exercise price, vesting and expiration, as established by the Board, from time to time, provided that the pricing of options is in accordance with the requirements of the Toronto Stock Exchange and is not less than the market prices for the Class A Restricted Voting Shares and Class B Non-Voting Shares at the time of the grant of options.

      During the period, the Company granted 1,696,944 options and 26,100 options were cancelled. As a result, 1,670,844 options were outstanding as of September 30, 2003 with a weighted-average exercise price of $10.51 and a weighted-average remaining life of 4.7 years. 50%, 25% and 25% will vest and become exercisable on the

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

second, third and fourth anniversaries of the grant. Accelerated vesting will be applicable after the first anniversary date of the grant in the event that the market price of the shares reaches a certain level.

      Pro forma information regarding net income is required and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of granting using a Black-Scholes option pricing model with the following assumptions for the five-month period ended September 30, 2003: weighted-average risk-free interest rates of 3.0% (3.0% for the four months ended April 30, 2003 and for 2002); dividend yields of 0% (0% for the four months ended April 30, 2003 and for 2002); weighted-average volatility factors of the expected market price of the Company’s Class A Restricted Voting Shares and Class B Non-Voting Shares of 65.3% (107.9% for the four months ended April 30, 2003 and for 2002 and based on the volatility of the Class B Non-Voting Shares of Old Microcell); and a weighted-average expected life of the options of five years (5.5 years for the four months ended April 30, 2003 and for 2002). For the purposes of pro forma disclosures, the estimated fair value of the options at the grant date is amortized to expense over the options’ vesting periods.

      Considering this, the Company’s pro forma net income for the three-and five-month periods ended September 30, 2003 would be respectively decreased by $0.6 million and $0.7 million, the basic earnings per share figures would be decreased respectively by $0.16 and $0.19 and the diluted earnings per share figures would be decreased by $0.03 for both periods. Under its prior stock option plan, the Company’s pro forma net income for the four-month period ended April 30, 2003 would be decreased by $1.6 million and the basic and diluted earnings per share figures would be decreased by $0.01. The Company’s pro forma net loss for the three- and nine-month periods ended September 30, 2002 would be increased respectively by $0.7 million and $1.9 million. Basic and diluted loss per share figures would not be affected for the three-month period ended September 30, 2002 and would be increased by $0.01 for the nine-month period ended September 30, 2002.

Warrants

	September 30	May 1
	2003	2003

	$	$
3,998,302 Warrants 2005	4,598	4,598
6,663,943 Warrants 2008	13,328	13,328

	17,926	17,926

      The Company issued on May 1, 2003 two series of warrants entitling holders thereof to purchase Class A Restricted Voting Shares or Class B Non-Voting Shares, these being the Warrants 2005, having an exercise price per share of $19.91, and the Warrants 2008, having an exercise price per share of $20.69.

6.     INCOME TAXES

      As at May 1, 2003, the effective date of the fresh start basis of accounting, the Company had available tax losses and net deductible temporary differences of approximately $1.8 billion. These tax losses carried forward and net deductible temporary differences were not included as part of the fresh start adjustments, as a valuation allowance had been provided for the entire amount of the related net tax benefit. Accordingly, if and when it is more likely than not that the tax benefits of these unrecognized tax losses carried forward and net deductible temporary differences will be realized, they will be applied to first reduce the unamortized amount of intangible assets that were recognized as at May 1, 2003. For the five month period ended September 30, 2003, $8.0 million of these benefits were realized and reduced the unamortized amount of intangible assets.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

7.     COMPARATIVE FIGURES

      Some of the comparative figures have been reclassified to conform to the presentation adopted in the current period.

MICROCELL TELECOMMUNICATIONS INC.

UNAUDITED SUPPLEMENTARY INFORMATION

AS AT SEPTEMBER 30, 2003
AND FOR THE THREE- AND NINE-MONTH PERIODS ENDED
SEPTEMBER 30, 2003
TO RECONCILE TO U.S. GAAP

MICROCELL TELECOMMUNICATIONS INC.

UNAUDITED SUPPLEMENTARY INFORMATION

AS AT SEPTEMBER 30, 2003
AND FOR THE THREE- AND NINE-MONTH PERIODS ENDED
SEPTEMBER 30, 2003
TO RECONCILE TO U.S. GAAP
September 30, 2003
[All tabular amounts are in thousands of Canadian dollars unless otherwise indicated.]

      The Company’s unaudited consolidated financial statements as of September 30, 2003 and for the three- and nine-month periods ended September 30, 2003 and 2002 included in this document were prepared in accordance with Canadian GAAP. The following material adjustments to these unaudited consolidated financial statements would be required to conform with U.S. GAAP and to the accounting principles and practices required by the United States Securities and Exchange Commission. Except for the item described in (1) below, information on the nature of these adjustments is described in note 20 of the Consolidated Financial Statements.

Reconciliation of consolidated net income (loss) and comprehensive income (loss)

			Pre-reorganization

	Three months	Five months		Three months	Nine Months
	ended	ended	Four months	ended	ended
			ended
	September 30		April 30	September 30
	2003	2003	2003	2002	2002

	$	$	$	$	$
Net income (loss) under Canadian GAAP	1,250	16,207	45,517	(152,318)	(446,839)
Share of net income (net loss) in investees	—	—	(500)	(273)	6,168
Development costs	—	—	—	—	1,498
Impairment of intangible assets	—	—	—	—	(25,771)
Stock compensation	—	—	—	1,150	(168)
(1)Interest expense	(6,322)	(10,590)	—	—	—
(2)Reorganization Items	—	—	1,251,709	—	—
Amortization of the deferred gain on financial instruments	—	—	—	(639)	(639)
Amortization of other comprehensive income related to financial instruments	—	—	—	639	639

Net income (loss) under U.S. GAAP	(5,072)	5,617	1,296,726	(151,441)	(465,112)

Unrealized loss in value of marketable securities, net of income taxes in the amount of Cdn.$2 and Cdn.$69, respectively, for the three-and nine-month periods in 2002	—	—	—	(10)	(305)
Changes in fair market value of cash flow hedges	—	—	—	(4,564)	490
Reversal of cumulative income taxes related to changes in fair market value of cash flow hedges	—	—	—	7,655	7,655

Comprehensive income (loss) under U.S. GAAP	(5,072)	5,617	1,296,726	(148,999)	(457,911)

(3)Basic earnings (loss) per share, U.S. GAAP (dollars)	(1.34)	1.51	5.39	(0.63)	(1.93)

(3)Diluted earnings (loss) per share, U.S. GAAP (dollars)	(1.34)	0.71	5.39	(0.63)	(1.93)

MICROCELL TELECOMMUNICATIONS INC.

UNAUDITED SUPPLEMENTARY INFORMATION

AS AT SEPTEMBER 30, 2003
AND FOR THE THREE- AND NINE-MONTH PERIODS ENDED
SEPTEMBER 30, 2003
TO RECONCILE TO U.S. GAAP
September 30, 2003
[All tabular amounts are in thousands of Canadian dollars unless otherwise indicated.]

Differences in reported amounts on consolidated balance sheets

	September 30, 2003			May 1, 2003
	Canadian GAAP	Adjustments	U.S. GAAP	U.S. GAAP

	$	$	$	$
(1)Long-term debt (including current portion)	(333,037)	(293,009)	(626,046)	(634,506)
(1)Share capital	(331,639)	293,009	(38,630)	(36,543)

(1)	Under U.S. GAAP, a financial instrument that embodies an unconditional obligation that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability if, at inception, the monetary value of the obligation is based solely or predominantly on a fixed monetary amount known at inception. As a result, the accretion on the redemption price is presented as interest expense. Under Canadian GAAP, such financial instruments are presented as equity and the accretion on the redemption price is charged directly to retained earnings.

(2)	Under U.S. GAAP, the forgiveness of debt and the effects of the adjustments on the reported amounts of individual assets and liabilities resulting from the adoption of fresh start reporting should be reflected in the predecessor entity’s final statement of operations. Under Canadian GAAP, such adjustments should be reflected as capital transactions.

(3)	The reconciliation of the numerator and denominator for the calculation of earnings (loss) per share is as follows:

			Pre-reorganization

	Three months	Five months	Four months	Three months	Nine months
	ended	ended	ended	ended	ended
	September 30	September 30	April 30	September 30	September 30
	2003	2003	2003	2002	2002

Numerator:					$
	$	$	$	$
Net income (loss) for basic earnings (loss) per share calculation	(5,072)	5,617	1,296,726	(151,441)	(465,112)
Interest expense calculated on the First and Second Preferred Shares	6,322	10,590	—	—	—

Net income (loss) for diluted earnings (loss) per share calculation	1,250	16,207	1,296,726	(151,441)	(465,112)

Denominator: (in thousands)	Number	Number	Number	Number	Number

Weighted-average number of shares outstanding	3,770	3,728	240,217	240,217	240,200
Shares issuable pursuant to the exercise of initial warrants	—	—	253	253	253

Number of shares for basic earnings (loss) per share calculation	3,770	3,728	240,470	240,470	240,453
Shares issuable pursuant to the conversion of First and Second Preferred Shares	18,828	18,828	—	—	—
Shares issuable pursuant to the exercise of stock options	323	332	—	—	—

Number of shares for diluted earnings (loss) per share calculation	22,921	22,888	240,470	240,470	240,453

Basic earnings (loss) per share (in dollars)	(1.34)	1.51	5.39	(0.63)	(1.93)

Diluted earnings (loss) per share (in dollars)	(1.34)	0.71	5.39	(0.63)	(1.93)

Basic and diluted losses per share are identical, except for the five-month period ended September 30, 2003, as the effect of diluted items are antidilutive.

MICROCELL TELECOMMUNICATIONS INC.

UNAUDITED SUPPLEMENTARY INFORMATION

AS AT SEPTEMBER 30, 2003
AND FOR THE THREE- AND NINE-MONTH PERIODS ENDED
SEPTEMBER 30, 2003
TO RECONCILE TO U.S. GAAP

Recent developments

      The FASB recently issued FIN 46, Consolidation of variable interest entities. The Interpretation provides clarification on the consolidation of those entities defined as “Variable Interest Entities,” when equity investors are not considered to have a controlling financial interest or they have not invested enough equity to allow the entity to finance its activities without additional subordinated financial support from other parties. Variable interest entities are commonly referred to as special purpose entities. This Interpretation comes into effect on January 1, 2004. We are currently evaluating the impact of this standard on our financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

      Under the Canada Business Corporations Act, except in respect of an action by or on behalf of the registrant to procure a judgment in its favor, the registrant may indemnify a director or officer or former director or officer of the registrant or a person who acts or acted at the registrant’s request as a director or officer of another corporation of which the registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the registrant and provided that the director or officer acted honestly and in good faith with a view to the best interests of the registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. A director or officer is entitled to indemnification from the registrant as a matter of right for his defense costs if he was substantially successful on the merits and fulfilled the conditions set forth above. Indemnification may be made in connection with a derivative action only with court approval.

      Section 9 of the by-laws of the registrant provides in effect for the indemnification by the registrant of each director and officer of the registrant to the fullest extent permitted by applicable law.

      The registrant has purchased insurance for the benefit of all directors and officers of the registrant and its subsidiaries against liability incurred by them in such capacity.

Item 7.	Recent Sales of Unregistered Securities.

      On May 1, 2003, the Registrant’s predecessor company, that was also named Microcell Telecommunications Inc. and is now named 2861399 Canada Inc. (“Old Microcell”), and certain subsidiaries of Old Microcell, emerged from a Canadian court-supervised restructuring plan initiated on January 3, 2003 under the Companies’ Creditors Arrangement Act (“CCAA”) and Canada Business Corporations Act (“CBCA”). The terms of Old Microcell’s restructuring plan are set out in Old Microcell’s plan of reorganization and of compromise and arrangement (the “Plan”), a copy of which is contained in the prospectus forming a part of this Registration Statement.

      Under the terms of the Plan, on May 1, 2003, the Registrant issued First Preferred Voting Shares, First Preferred Non-Voting Shares, Second Preferred Voting Shares, Second Preferred Non-Voting Shares, Class A Restricted Voting Shares, new Class B Non-Voting Shares and warrants. Two series of warrants (collectively the “Warrants”) were issued pursuant to the Plan: (1) 2-year warrants entitling the holders thereof to subscribe, until May 1, 2005, for Class A Restricted Voting Shares or Class B Non-Voting Shares of Microcell, as the case may be, at an exercise price of Cdn.$19.91 per share (the “Warrants 2005”); and (2) 5-year warrants entitling the holders thereof to subscribe, until May 1, 2008, for Class A Restricted Voting Shares or Class B Non-Voting Shares of Microcell, as the case may be, at an exercise price of Cdn.$20.69 per share (the “Warrants 2008”). There were no underwriters involved in these issuances, and the Registrant received no consideration for these issuances.

      The initial issuances of these securities in connection with the Plan were not registered under the Securities Act or (with a few exceptions) the securities laws of any state of the United States and were effected in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act and exemptions provided under the securities laws of each state of the United States. Section 3(a)(10) of the Securities Act exempts from registration a security which is issued in exchange for outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have a right to appear, by a court or by a governmental authority expressly authorized by law to grant such approval. Accordingly, the final order of the court supervising the Plan constituted the basis for the claim of exemption from the registration requirements of the Securities Act with respect to these securities initially issued in connection with the Plan. Microcell may in its discretion alternatively rely upon other available exemptions from registration under the Securities Act.

      The exemption from registration provided by Section 3(a)(10) is not available for the Class A Restricted Voting Shares or Class B Non-Voting Shares issuable upon the conversion of the First Preferred Shares or Second Preferred Shares (or any First Notes or Second Notes) or upon the exercise of the Warrants. No First Preferred Share or Second Preferred Share (or First Note or Second Note) may be converted, and no Warrant may be exercised, unless (i) a registration statement covering the underlying Class A Restricted Voting Shares or Class B Non-Voting Shares is registered via a registration statement filed with the United States Securities and Exchange Commission, or (ii) another exemption under the Securities Act is available in respect of such conversion or exercise. The Registrant believes that an exemption under Section 3(a)(9) of the Securities Act is currently available for the issuance of the Class A Restricted Voting Shares or Class B Non-Voting Shares issuable upon conversion of the First Preferred Shares or Second Preferred Shares (or any First Notes or Second Notes). With respect to the Warrants, the Registrant has filed this registration statement with the Commission in respect of the shares issuable upon exercise of the Warrants and has agreed to use reasonable commercial efforts to have the Commission declare this registration statement effective.

      The total number of securities issued by the Registrant on May 1, 2003 pursuant to exemptions from the Securities Act was as follows:

Class of Security	Total number issued

Class A Restricted Voting Shares	30,000
Class B Non-Voting Shares	3,601,145
First Preferred Voting Shares	544,828
First Preferred Non-Voting Shares	11,221,839
Second Preferred Voting Shares	106,400
Second Preferred Non-Voting Shares	7,093,972
Warrants 2005	3,998,302
Warrants 2008	6,663,943

Item 8.	Exhibits and Financial Statement Schedules.

      (a) Exhibits

Exhibit
Number	Description of Exhibit

2	Plan of Reorganization and of Compromise and Arrangement (Incorporated by reference to Exhibit 2.5 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
3.1	Certificate of Incorporation, Certificate of Arrangement and Certificate of Amendment of Microcell Telecommunications Inc. (Incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
3.2	General By-laws of Microcell Telecommunications Inc. (Incorporated by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
4.1	First Unit Indenture made as of May 30, 2003 among Microcell Telecommunications Inc. and Computershare Trust Company of Canada as trustee (Incorporated by reference to Exhibit 2.1 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
4.2	Second Unit Indenture made as of May 30, 2003 among Microcell Telecommunications Inc. and Computershare Trust Company of Canada as trustee (Incorporated by reference to Exhibit 2.2 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
4.3	Warrant Indenture for the Warrants 2005 dated as of May 1, 2003 among Microcell Telecommunications Inc. and Computershare Trust Company of Canada, as Trustee (Incorporated by reference to Exhibit 2.3 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).

Exhibit
Number	Description of Exhibit

4.4	First Amending Agreement to the Warrant Indenture for the Warrants 2005 dated as of November 20, 2003 among Microcell Telecommunications Inc. and Computershare Trust Company of Canada, as Trustee.
4.5	Warrant Indenture for the Warrants 2008 dated as of May 1, 2003 among Microcell Telecommunications Inc. and Computershare Trust Company of Canada, as Trustee (Incorporated by reference to Exhibit 2.4 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
4.6	First Amending Agreement to the Warrant Indenture for the Warrants 2008 dated as of November 20, 2003 among Microcell Telecommunications Inc. and Computershare Trust Company of Canada, as Trustee.
4.7	Shareholder Rights Plan Agreement dated as of May 1, 2003 between Microcell Telecommunications Inc. and Computershare Trust Company of Canada, as Rights Agent (Incorporated by reference to Exhibit 2.5 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
5	Opinion of Stikeman Elliott LLP re legality.
8.1	Opinion of Stikeman Elliott LLP re tax matters (included in Exhibit 5).
8.2	Opinion of Pillsbury Winthrop LLP re tax matters.
10.1	Tranche A Exit Facility Agreement dated as of May 1, 2003 entered into among Microcell Telecommunications Inc., as parent, Microcell Solutions Inc., as borrower, the financial institutions from time to time parties hereto as lenders, and JP Morgan Chase Bank, Toronto Branch, as administrative agent, Collateral Agent and Issuing Bank (Incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
10.2	Tranche B Credit Agreement dated as of May 1, 2003 entered into among Microcell Telecommunications Inc., as parent, Microcell Solutions Inc., as borrower, the financial institutions from time to time parties hereto, as lenders, and JP Morgan Chase Bank, Toronto Branch, as administrative agent and Collateral Agent (Incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
10.3	Tranche C Credit Agreement dated as of May 1, 2003 entered into among Microcell Telecommunications Inc., as parent, Microcell Solutions Inc., as borrower, the financial institutions from time to time parties hereto as lenders, and JP Morgan Chase Bank, Toronto Branch, as administrative agent and Collateral Agent (Incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
10.4	Intercreditor And Collateral Agency Agreement, dated as of May 1, 2003, made among Microcell Solutions Inc., as borrower, Microcell Telecommunications Inc., as guarantor, each of the persons listed on the execution pages thereto under the “Tranche A Lenders” heading, each of the persons listed on the execution pages thereto under the “Tranche B Lenders” heading, each of the persons listed on the execution pages thereto under the “Tranche C Lenders” heading, JP Morgan Chase Bank, Toronto Branch, as administrative agent under the Tranche A Exit Facility Agreement, the Tranche B Credit Agreement and the Tranche C Credit Agreement, JP Morgan Chase Bank, Toronto Branch, as collateral agent for each of the Tranche A Lenders, the Tranche B Lenders and the Tranche C Lenders and as fondé de pouvoir pursuant to the terms of the Tranche A Exit Facility Agreement, the Tranche B Credit Agreement and the Tranche C Credit Agreement, Computershare Trust Company Of Canada, as Trustee for the holders of the First Units, and Computershare Trust Company Of Canada, as Trustee for the holders of the Second Units (Incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
10.5	Stock Option Plan of Microcell Telecommunications Inc. dated May 1, 2003, as amended November 20, 2003.
10.6	Stock Purchase Plan of Microcell Telecommunications Inc. dated May 1, 2003 (Incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
10.7	PCS License Conditions issued by Industry Canada (Incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).

Exhibit
Number	Description of Exhibit

10.8	Lease dated as of August 1, 1998 between Microcell Telecommunications Inc. and WPBI Property Management Inc., as amended (Incorporated by reference to Exhibit 4.8 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
21	List of Subsidiaries (Incorporated by reference to Exhibit 8.1 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Stikeman Elliott LLP (included in Exhibit 5).
23.3	Consent of Pillsbury Winthrop LLP (included in Exhibit 8.2).
24	Power of Attorney (included on the signature page of this Form F-1).

      (b) Financial Statement Schedules

SCHEDULE I

     Condensed Financial Information of Registrant

      Not applicable

SCHEDULE II

     Valuation and Qualifying Accounts

	Years ended December 31,

	2002	2001	2000

Allowance for doubtful accounts:
Balance, beginning of year	10,717	4,116	3,884
Addition: bad debt expenses provision	34,771	20,637	14,339
Deduction: uncollectible accounts written off	(30,603)	(14,036)	(14,107)

Balance, end of year	14,885	10,717	4,116

Item 9.     Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

      The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Country of Canada, on the 28th day of November 2003.

MICROCELL TELECOMMUNICATIONS INC.

By:	/s/ JACQUES LEDUC

Name: Jacques Leduc
Title: Chief Financial Officer and Treasurer

POWER OF ATTORNEY

      We, the undersigned officers, Directors and authorized representative in the United States of Microcell Telecommunications Inc., hereby severally constitute and appoint André Tremblay, Jacques Leduc and Jocelyn Côté, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form F-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and Directors to enable Microcell Telecommunications Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANDRÉ BUREAU André Bureau	Chairman of the Board and Director	November 20, 2003

/s/ ANDRÉ TREMBLAY André Tremblay	President, Chief Executive Officer and Director (Principal Executive Officer)	November 20, 2003

/s/ JACQUES LEDUC Jacques Leduc	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 20, 2003

/s/ JAMES CONTINENZA James Continenza	Director	November 20, 2003

/s/ CHRISTIAN DUBÉ Christian Dubé	Director	November 20, 2003

/s/ GARY GOERTZ Gary Goertz	Director	November 20, 2003

Signature	Title	Date

/s/ ROBERT LATHAM Robert Latham	Director	November 20, 2003

/s/ PAUL MCFARLANE Paul McFarlane	Director	November 20, 2003

/s/ STEVEN D. SCHEIWE Steven D. Scheiwe	Director	November 20, 2003

/s/ LORIE WAISBERG Lorie Waisberg	Director	November 20, 2003

      Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Microcell Telecommunications Inc., in the City of Encinitas, State of California on the 20th day of November, 2003.

/s/ STEVEN D. SCHEIWE

Authorized Representative in the United States

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

2	Plan of Reorganization and of Compromise and Arrangement (Incorporated by reference to Exhibit 2.5 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
3.1	Certificate of Incorporation, Certificate of Arrangement and Certificate of Amendment of Microcell Telecommunications Inc. (Incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
3.2	General By-laws of Microcell Telecommunications Inc. (Incorporated by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
4.1	First Unit Indenture made as of May 30, 2003 among Microcell Telecommunications Inc. and Computershare Trust Company of Canada as trustee (Incorporated by reference to Exhibit 2.1 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
4.2	Second Unit Indenture made as of May 30, 2003 among Microcell Telecommunications Inc. and Computershare Trust Company of Canada as trustee (Incorporated by reference to Exhibit 2.2 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
4.3	Warrant Indenture for the Warrants 2005 dated as of May 1, 2003 among Microcell Telecommunications Inc. and Computershare Trust Company of Canada, as Trustee (Incorporated by reference to Exhibit 2.3 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
4.4	First Amending Agreement to the Warrant Indenture for the Warrants 2005 dated as of November 20, 2003 among Microcell Telecommunications Inc. and Computershare Trust Company of Canada, as Trustee.
4.5	Warrant Indenture for the Warrants 2008 dated as of May 1, 2003 among Microcell Telecommunications Inc. and Computershare Trust Company of Canada, as Trustee (Incorporated by reference to Exhibit 2.4 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
4.6	First Amending Agreement to the Warrant Indenture for the Warrants 2008 dated as of November 20, 2003 among Microcell Telecommunications Inc. and Computershare Trust Company of Canada, as Trustee.
4.7	Shareholder Rights Plan Agreement dated as of May 1, 2003 between Microcell Telecommunications Inc. and Computershare Trust Company of Canada, as Rights Agent (Incorporated by reference to Exhibit 2.5 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
5	Opinion of Stikeman Elliott LLP re legality.
8.1	Opinion of Stikeman Elliott LLP re tax matters (included in Exhibit 5).
8.2	Opinion of Pillsbury Winthrop LLP re tax matters.
10.1	Tranche A Exit Facility Agreement dated as of May 1, 2003 entered into among Microcell Telecommunications Inc., as parent, Microcell Solutions Inc., as borrower, the financial institutions from time to time parties hereto as lenders, and JP Morgan Chase Bank, Toronto Branch, as administrative agent, Collateral Agent and Issuing Bank (Incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
10.2	Tranche B Credit Agreement dated as of May 1, 2003 entered into among Microcell Telecommunications Inc., as parent, Microcell Solutions Inc., as borrower, the financial institutions from time to time parties hereto, as lenders, and JP Morgan Chase Bank, Toronto Branch, as administrative agent and Collateral Agent (Incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
10.3	Tranche C Credit Agreement dated as of May 1, 2003 entered into among Microcell Telecommunications Inc., as parent, Microcell Solutions Inc., as borrower, the financial institutions from time to time parties hereto as lenders, and JP Morgan Chase Bank, Toronto Branch, as administrative agent and Collateral Agent (Incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).

Exhibit
Number	Description of Exhibit

10.4	Intercreditor And Collateral Agency Agreement, dated as of May 1, 2003, made among Microcell Solutions Inc., as borrower, Microcell Telecommunications Inc., as guarantor, each of the persons listed on the execution pages thereto under the “Tranche A Lenders” heading, each of the persons listed on the execution pages thereto under the “Tranche B Lenders” heading, each of the persons listed on the execution pages thereto under the “Tranche C Lenders” heading, JP Morgan Chase Bank, Toronto Branch, as administrative agent under the Tranche A Exit Facility Agreement, the Tranche B Credit Agreement and the Tranche C Credit Agreement, JP Morgan Chase Bank, Toronto Branch, as collateral agent for each of the Tranche A Lenders, the Tranche B Lenders and the Tranche C Lenders and as fondé de pouvoir pursuant to the terms of the Tranche A Exit Facility Agreement, the Tranche B Credit Agreement and the Tranche C Credit Agreement, Computershare Trust Company Of Canada, as Trustee for the holders of the First Units, and Computershare Trust Company Of Canada, as Trustee for the holders of the Second Units (Incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
10.5	Stock Option Plan of Microcell Telecommunications Inc. dated May 1, 2003, as amended November 20, 2003.
10.6	Stock Purchase Plan of Microcell Telecommunications Inc. dated May 1, 2003 (Incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
10.7	PCS License Conditions issued by Industry Canada (Incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
10.8	Lease dated as of August 1, 1998 between Microcell Telecommunications Inc. and WPBI Property Management Inc., as amended (Incorporated by reference to Exhibit 4.8 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
21	List of Subsidiaries (Incorporated by reference to Exhibit 8.1 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on June 27, 2003).
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Stikeman Elliott LLP (included in Exhibit 5).
23.3	Consent of Pillsbury Winthrop LLP (included in Exhibit 8.2).
24	Power of Attorney (included on the signature page of this Form F-1).